PROSPECTUS	Filed pursuant to Rule 424(b)(3) Registration No. 333-292331

ESTRELLA IMMUNOPHARMA, INC.

Up to 9,236,141 Shares of Common Stock

This prospectus relates to the offer and resale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 9,236,141 shares of our Common Stock. This amount includes (i) 700,000 shares issued to certain Selling Stockholders in private placements pursuant to subscription agreements entered into in September 2025, (ii) up to an aggregate of 735,857 additional shares of Common Stock that may be issuable to certain Selling Stockholders pursuant to contingent “true-up” provisions in the May-June 2025 and September 2025 subscription agreements, in each case subject to the terms and conditions of those agreements, (iii) shares issued to certain Selling Stockholders on December 10, 2025 pursuant to contingent issuance provisions in September 2023 subscription agreements, and (iv) up to 7,594,935 shares of Common Stock issuable upon exercise of warrants issued to a Selling Stockholder in a private placement consummated on January 6, 2026.

The shares being registered for resale by this prospectus represent approximately 22.0% of our total outstanding shares of Common Stock as of January 11, 2026. We provide more information about how the Selling Stockholders may sell the shares of Common Stock in the section titled “Plan of Distribution.”

Estrella’s Common Stock is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ESLA.” On February 12, 2026, the closing price of our Common Stock was $1.23 per share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

We are a “controlled company” within the meaning of the corporate governance rules of the Nasdaq Capital Market. Eureka Therapeutics, Inc., is our controlling shareholder. As of January 11, 2026, Eureka Therapeutics, Inc. holds approximately 60.1% of the outstanding Common Stock and approximately 60.1% of the total voting power of the Company. See the section titled “Management of Estrella — Controlled Company.” Investing in our Common Stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2026

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. The Selling Stockholders may sell up to 9,236,141 shares of Estrella’s Common Stock (the “Resale Shares”) from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale of Resale Shares by the Selling Stockholders.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any of the Resale Shares, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

Neither we, nor the Selling Stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Stockholders will not make an offer to sell Resale Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, is accurate only as of the date on the respective cover. Our business, prospects, financial condition or results of operations may have changed since those dates. This prospectus contains, and any prospectus supplement or post-effective amendment may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable. Accordingly, investors should not place undue reliance on this information.

Frequently used terms

Unless otherwise stated in this prospectus, the terms, the “Company,” “we,” “us,” or “our,” refer to Estrella Immunopharma, Inc., a Delaware corporation. Further, in this document:

•        “Amended Charter” means Estrella’s Second Amended and Restated Certificate of Incorporation.

•        “Board” means the board of directors of Estrella.

•        “Business Combination” means the merger contemplated by the Merger Agreement.

•        “Certificate of Incorporation” means Estrella’s Amended and Restated Certificate of Incorporation, as amended on September 29, 2023.

•        “Code” means the Internal Revenue Code of 1986, as amended.

•        “Common Stock” means the shares of common stock, par value $0.0001 per share of Estrella.

•        “Estrella Operating” means Estrella Biopharma, Inc., a Delaware corporation and wholly-owned subsidiary of Estrella. On September 29, 2023. Effective on June 30, 2024, Estrella Operating merged with and into the Company.

•        “Estrella” means Estrella Immunopharma, Inc., a Delaware corporation.

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•        “GAAP” means accounting principles generally accepted in the United States of America.

•        “IRS” means the United States Internal Revenue Service.

•        “Public Stockholders” means holders of Public Common Stock.

•        “Public Common Stock” means Common Stock sold in the IPO as part of the Units, whether they were purchased in the IPO or thereafter in the open market.

•        “SEC” means the U.S. Securities and Exchange Commission.

•        “Securities Act” means the Securities Act of 1933, as amended.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements about the anticipated benefits of the Business Combination and the financial condition, results of operations, earnings outlook, and prospects of Estrella. Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in Estrella’s public filings made with the SEC and the following:

•        our ability to raise financing in the future;

•        our ability to continue as a going concern;

•        the initiation, cost, timing, progress, and results of our research and development activities and clinical trials;

•        our ability to obtain and maintain regulatory approval of our product candidates;

•        our ability to obtain funding for our operations, including funding necessary to complete further development and commercialization of our product candidates;

•        our and our licensor’s ability to obtain, maintain, and enforce intellectual property protection for our technologies and product candidates;

•        our dependence on our licensor, Eureka Therapeutics, Inc.; and

•        our ability to compete effectively with existing competitors and new market entrants.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Estrella prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, Estrella undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including the information incorporated by reference herein, particularly our Annual Report on Form 10-K/T for the transition period ended December 31, 2024, including the section titled “Risk Factors” and the financial statements and related notes included therein.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Estrella1

We are a clinical-stage biopharmaceutical company developing T-cell therapies to address treatment challenges for patients with cancers and autoimmune diseases. Our strategy is to harness the evolutionary power of the human immune system to transform the lives of patients with safer, more efficacious T-cell therapies compared to traditional CAR-T therapies. Leveraging cutting-edge cellular engineering technologies, we aim to overcome the limitations of current CAR-T therapies, such as high toxicity and prohibitive costs, so that T-cell therapy treatments can be accessible to a larger patient population. Our innovative ARTEMIS® T Cell Receptor Platform uniquely designs T cells that, unlike a traditional CAR-T cell, are activated and regulated upon engagement with cancer targets using cellular mechanisms more resembling those from the endogenous T-cell receptor (TCR). Our lead product candidate, EB103, is a CD19-directed ARTEMIS T-cell therapy designed to address the unmet medical needs of patients with relapsed or refractory B-cell malignancies, especially those who are not eligible for currently approved T-cell therapies. EB103 is currently in a Phase I/II clinical trial (STARLIGHT-1) to assess safety and determine the Recommended Phase II Dose (RP2D) in patients with relapsed/refractory B-cell Non-Hodgkin’s Lymphomas. As of September 2025, nine patients have been treated in the STARLIGHT-1 clinical trial.

We are also developing EB104, which are T-cells that utilize ARTEMIS® technology to target not only CD19, but also CD22. Like CD19, CD22 is expressed on the surface of most B-cell malignancies. EB104’s dual-targeting strategy has the potential to more effectively treat patients with lower surface CD19 density or a greater prevalence of CD22, thus potentially reducing relapse due to CD19 antigen loss.

Solid tumors represent approximately 90% of all cancers. To date, T-cell therapy such as CAR-T has demonstrated limited success in treating solid tumors. One major barrier limiting the potential of T-cell therapy is the lack of tumor-specific targets. We believe that, in collaboration with Imugene and Imugene’s product candidate, CF33-CD19t, an oncolytic virus, EB103 T-cells have the potential to overcome this barrier using a “mark and kill” strategy. This “mark and kill” strategy entails using CF33-CD19t, to induce solid tumor cells into expressing the CD19 protein on the cell surface. Our EB103 T-cells can then pursue and kill the solid tumor cells expressing exogenous CD19, offering a potential treatment to cancers that lack solid tumor-specific targets.

On September 29, 2023, Estrella completed a business combination (the “Business Combination”) with TradeUP Acquisition Corp. (“UPTD”), a blank-check company, under the terms of the Agreement and Plan of Merger dated September 30, 2022. Following the merger, Estrella became a wholly owned subsidiary of UPTD, and UPTD was renamed Estrella Immunopharma, Inc.

On June 26, 2024, Estrella Immunopharma, Inc. merged with its wholly owned subsidiary, Estrella Biopharma, Inc., under Section 253 of the Delaware General Corporation Law. The merger, effective on June 30, 2024, was approved by the Board of Directors and resulted in Estrella Immunopharma, Inc. assuming all assets, liabilities, and obligations of Estrella Biopharma, Inc. On November 27, 2024, the Company established a wholly owned subsidiary in Hong Kong.

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1        Company to review/update

We have a history of operating losses. Since our inception, we have devoted substantially all of our resources to organizing and staffing our company, business planning, raising capital, and conducting discovery, research and development activities for our product candidates. Our consolidated net losses were approximately $4.8 million and $12.5 million for the three and nine months ended September 30, 2025, respectively, and approximately $3.4 million and $7.8 million for the three and nine months ended September 30, 2024, respectively. As of September 30, 2025, we had an accumulated deficit of approximately $36.4 million. The mailing address of our principal executive office is 5858 Horton Street, Suite 370, Emeryville, CA 94608, and our telephone number is (510) 318-9098.

THE REGISTERED SHARES

Issuer	Estrella Immunopharma, Inc., a Delaware corporation
Nasdaq Symbol for our Common Stock	ESLA
Shares of Common Stock that may be offered and sold from time to time by the Selling Stockholders named herein	Up to 9,236,141 shares of Common Stock.
Use of proceeds

All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

Risk Factors

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our common stock.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” incorporated by reference into this prospectus, that you should be aware of before making an investment decision. The principal risks and uncertainties affecting our business include the following:

•        We have a history of significant operating losses, expect to incur significant losses for the foreseeable future, and we may never achieve or maintain profitability.

•        Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations, and we will need to raise substantial additional funding which may not be available on acceptable terms, or at all.

•        We are a clinical-stage company and our product candidates are still in the early stages of development. Clinical development involves a lengthy and expensive process with an uncertain outcome.

•        We are substantially dependent on our license agreement with our parent company, Eureka Therapeutics, Inc., for the intellectual property underlying our product candidates.

•        If we are unable to obtain and maintain intellectual property protection for our technology and products, our ability to successfully commercialize our product candidates may be harmed.

•        We rely on our parent company, Eureka Therapeutics, to conduct our clinical trials and the manufacturing of our product candidates, and such services may not be performed satisfactorily.

•        We may be unable to obtain U.S. or foreign regulatory approval and, as a result, be unable to commercialize our product candidates.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this prospectus, including the unaudited condensed interim consolidated financial statements, audited financial statements, and the accompanying notes and matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” in evaluating an investment in Estrella Common Stock. The following risk factors apply to the business and operations of Estrella. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on the business, cash flows, financial condition and results of operations of Estrella. We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also impair our business, cash flows, financial condition and results of operations.

Risks Related to the Shares Sold by the Selling Stockholders

The sale of a substantial number of our shares of Common Stock in the public market by the Selling Stockholders could cause the price of our Common Stock to fall.

The shares of Common Stock being registered for resale in this offering in respect of the 2025 private placements and the January 2026 private placement represent approximately 22.0% of our total outstanding shares of Common Stock as of January 11, 2026. The sale or availability for sale of a substantial number of shares of our Common Stock in the public market could adversely affect the prevailing market price of our Common Stock and could impair our ability to raise capital through future sales of our securities.

The Selling Stockholders that purchased shares pursuant to the Securities Purchase Agreements entered into in 2025 acquired those shares at a price of $1.50 per share and may also receive additional “true-up” shares pursuant to the price-protection provisions in those agreements for no additional cash consideration. In addition, Plentiful Limited and Lianhe World Limited each purchased 500,000 shares of our Common Stock at a price of $10.00 per share in connection with the closing of the Business Combination in September 2023 and have received additional 24-month reset shares for no additional consideration pursuant to the “24-Month Date” provisions in their Subscription Agreements. These structures lower the effective per-share purchase price for those investors and may give them an economic incentive to sell shares, including at prices below the prices paid by other investors. Furthermore, the Selling Stockholder that acquired warrants in the private placement consummated on January 6, 2026, may exercise those warrants (subject to beneficial ownership limitations) at an exercise price of $1.39 per share and sell the underlying shares, potentially at prices below prevailing market levels but above the exercise price, further contributing to downward pressure on our stock price.

For example, on January 9, 2026, our Common Stock closed at $1.20 per share on the Nasdaq Capital Market. The Selling Stockholders may nevertheless choose to sell some or all of their shares at prevailing market prices in order to realize a return on, or limit the risk of, their investment, rebalance their portfolios or for other reasons. The availability for resale of the shares being registered by this prospectus, including the true-up shares and the 24-month reset shares issued or issuable for no additional cash consideration, could create a market overhang and place significant downward pressure on the market price of our Common Stock.

Risks Related to Estrella’s Operating History and Financial Condition

We are a clinical stage biotechnology company with a history of losses. We expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.

We are a clinical-stage biotechnology company with a history of losses. Since our inception, we have devoted substantially all of our resources to organizing and staffing our company, business planning, raising capital, and conducting discovery, research and development activities for our product candidates, and we have incurred significant operating losses. Our net losses were approximately $4.8 million and $12.5 million for the three and nine months ended September 30, 2025, respectively, and approximately $3.4 million and $7.8 million for the three and nine months ended September 30, 2024, respectively. As of September 30, 2025, we had an accumulated deficit of approximately $36.4 million. Substantially all of our losses have resulted from expenses incurred in connection with regulatory filings, research and development, and from general and administrative costs associated with our operations. To date, we have not generated any revenue from product sales, and we have not sought or obtained regulatory approval for any product candidate. Furthermore, we do not expect to generate any revenue from product sales for the foreseeable future, and we expect to continue to incur significant operating losses for the foreseeable future due to the cost of research and development, preclinical studies, clinical trials, and the regulatory approval process for our current and potential future product candidates.

We expect our net losses to increase substantially as we:

•        continue our ongoing clinical trial of EB103;

•        continue the development of our preclinical programs;

•        acquire and license technologies, if any are discovered, that are aligned with our product candidates;

•        seek regulatory approval of EB103;

•        incur expenses related to the discovery and development of any potential future product candidates;

•        expand our operational, financial, and management systems and increase personnel, including personnel to support our preclinical and clinical development and commercialization efforts;

•        continue to develop, perfect, and defend our intellectual property portfolio; and

•        incur additional legal, accounting, or other expenses in operating our business, including the additional costs associated with operating as a public company.

However, the amount of our future losses is uncertain. Our ability to achieve or sustain profitability, if ever, will depend on, among other things, successfully developing product candidates, obtaining regulatory approvals to market and commercialize product candidates, manufacturing any approved products on commercially reasonable terms, entering into potential future alliances, establishing a sales and marketing organization or suitable third-party alternatives for any approved product, and raising sufficient funds to finance business activities. If we, or our potential future collaborators, are unable to commercialize one or more of our product candidates, or if sales revenue from any product candidate that receives approval is insufficient, we will not achieve or sustain profitability, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We will need substantial additional funds to advance development of product candidates, and we cannot guarantee that we will have sufficient funds available in the future to develop and commercialize our current or potential future product candidates and technologies.

The development of biotechnology product candidates is capital-intensive. If any of our current or potential future product candidates enter and advance through preclinical studies and clinical trials, we will need substantial additional funds to expand our development, regulatory, manufacturing, marketing, and sales capabilities. We will require significant funds to continue to develop our product candidates and conduct further research and development, including preclinical studies and clinical trials. In addition, we expect to incur significant additional costs associated with operating as a public company.

As of September 30, 2025, and December 31, 2024, we had approximately $1.6 million and $0.9 million, respectively, in cash and cash equivalents. Our future capital requirements and the period for which our existing resources will support our operations may vary significantly from what we expect. Because the length of time and activities associated with successful research and development of platform technologies and product candidates is highly uncertain, we are unable to estimate the actual funds we will require for development and any approved marketing and commercialization activities. The timing and amount of our operating expenditures will depend largely on:

•        the timing and progress of preclinical and clinical development of our current and potential future product candidates;

•        the number and scope of preclinical and clinical programs we decide to pursue;

•        the terms of any third-party manufacturing contract or biomanufacturing partnership we may enter into;

•        our ability to maintain our current licenses and collaborations, conduct our research and development programs and establish new strategic partnerships and collaborations;

•        the progress of the development efforts of our existing strategic partners and third parties with whom we may in the future enter into collaboration and research and development agreements;

•        the costs involved in obtaining, maintaining, enforcing, and defending patents and other intellectual property rights;

•        the cost and timing of regulatory approvals; and

•        our efforts to enhance operational systems and hire additional personnel, including personnel to support development of our product candidates and satisfy our obligations as a public company.

To date, we have primarily financed our operations through the sale of equity securities. We may seek to raise any necessary additional capital through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements, grants, and other marketing and distribution arrangements. We cannot assure you that we will be successful in acquiring additional funding at levels sufficient to fund our operations or on terms favorable to us. If we are unable to obtain adequate financing when needed, we may have to delay, reduce the scope of or suspend one or more of our preclinical studies, clinical trials, research and development programs or commercialization efforts. Because of the numerous risks and uncertainties associated with the development and commercialization of our current and potential future product candidates and the extent to which we may enter into collaborations with third parties to participate in their development and commercialization, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated preclinical studies and clinical trials, including related manufacturing costs. To the extent that we raise additional capital through collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish valuable rights to our current and potential future product candidates, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. If we do raise additional capital through public or private equity or convertible debt offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends.

We do not expect to realize revenue from product sales or royalties from licensed products for the foreseeable future, if at all, and unless and until our current and potential future product candidates are clinically tested, approved for commercialization, and successfully marketed.

Members of our management team have limited experience in managing the day-to-day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

Members of our management team have limited experience in managing the day-to-day operations of a public company. As a result, we may need to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also hire additional personnel to comply with additional SEC reporting requirements. These compliance costs will make some activities significantly more time-consuming and costly. If we lack cash resources to cover these costs in the future, our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our potential results of operations, cash flow and financial condition.

Our financial statements expressing substantial doubt about our ability to continue as a going concern due to our history of recurring losses and our expectation that negative cash flows from operations will continue until we can generate sufficient revenue. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.

We have incurred significant operating losses to date, and it is possible we may never generate a profit. Our consolidated financial statements included elsewhere in this Annual Report have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties related to our ability to operate on a going concern basis.

We have concluded that our recurring losses from operations and need for additional financing to fund future operations raise substantial doubt about our ability to continue as a going concern. Similarly, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements expressing substantial doubt about our ability to continue as a going concern. Based upon our current operating plan and assumptions, we believe that our existing cash and cash equivalents will be sufficient to fund our operations for at least the next 12 months. This estimate is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect. Changes may occur beyond our control that would cause us to consume our available capital before that time, including changes in and progress of our development activities and changes in regulation. Our future capital requirements will depend on many factors, including:

•        the scope, rate of progress, results, and costs of preclinical studies, laboratory testing, and clinical trials for our product candidates;

•        the number and development requirements of product candidates that we may pursue, and other indications for our current product candidates that we may pursue;

•        the costs, timing and outcome of regulatory review of our product candidates;

•        the scope and costs of manufacturing arrangements;

•        the cost associated with commercializing any approved product candidates;

•        the cost and timing of developing our ability to establish sales and marketing capabilities, if any;

•        the costs of preparing, filing and prosecuting patent applications, maintaining, enforcing, and protecting our intellectual property rights, defending intellectual property-related claims, and obtaining licenses to third-party intellectual property;

•        the timing and amount of any milestone and royalty payments we are required to make under our present or future license agreements;

•        our ability to establish and maintain strategic partnerships and collaborations, including any biomanufacturing partnerships or collaborations involving the use of our products, on favorable terms, if at all; and

•        the extent to which we acquire or in-license other product candidates and technologies and associated intellectual property.

We will require additional capital to complete our planned clinical development programs for our current product candidates to obtain regulatory approvals. Any additional capital raising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our current and future product candidates, if approved.

In addition, we cannot guarantee that future financing will be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities by us, whether equity or debt, or the market perception that such issuances are likely to occur, could cause the market price of Common Stock to decline. If we are unable to raise sufficient capital when needed, our business, financial condition and results of operations will be harmed, and we will need to significantly modify our operational plans to continue as a going concern. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements.

Risks Related to the Development and Clinical Testing of Our Product Candidates

Our current product candidates are in either preclinical or clinical development. One or all of our current product candidates may fail in clinical development or suffer delays that materially and adversely affect their commercial viability.

Our ability to achieve and sustain profitability depends on obtaining regulatory approvals for and successfully commercializing product candidates, either with Eureka pursuant to the Services Agreement or with other collaborators.

Before obtaining regulatory approval for the commercial distribution of our product candidates, we or a collaborator must conduct extensive preclinical studies and clinical trials to demonstrate the safety, purity, and efficacy of our product candidates in humans. We cannot be certain of the timely completion or outcome of our preclinical studies and cannot predict if the FDA or other regulatory authorities will accept our proposed clinical programs or protocols. As a result, we cannot be sure that we will be able to submit additional investigational new drug applications (“INDs”) or similar applications for our proposed clinical programs on the timelines we expect, if at all, and we cannot be sure that submission of such applications will result in the FDA or other regulatory authorities allowing clinical trials to begin.

Our current product candidates are in either preclinical or clinical development, and we are subject to the risks of failure inherent in the development of product candidates based on novel approaches. We have completed the second dose cohort in the Phase I dose-escalation portion of our STARLIGHT-1 Phase I/II clinical trial of EB103, and an independent Data Safety Monitoring Board (DSMB) has completed its review of safety data from the Phase I dose-escalation phase (n=9) and recommended advancing the trial into the Phase II expansion phase at the recommended Phase II dose. In the Phase I dose-escalation phase, no treatment-related serious adverse events were reported, and the high-dose cohort achieved a 100% complete response rate at Month 1 in all evaluable patients, many of whom were considered high-risk and ineligible for currently available commercial CD19 products. However, these results are based on a small number of patients and limited follow-up and may not be predictive of results in larger populations, additional cohorts, or later-stage trials, and there is no guarantee that we will be able to successfully complete the clinical development of EB103 or any of our other product candidates or that any product candidate will ultimately demonstrate a clinical benefit. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays, and difficulties frequently encountered by clinical-stage biotechnology companies such as ours.

We may not be able to access the financial resources to continue the development of our current or potential future product candidates. This may be exacerbated if we experience any issues that delay or prevent regulatory approval or commercialization, such as:

•        negative or inconclusive results from our preclinical studies or clinical trials, leading to a decision or requirement to conduct additional studies or abandon programs;

•        product-related side effects experienced by participants in our clinical trials;

•        delays in submitting INDs for future candidates, or a suspension or termination of a clinical trial once commenced;

•        conditions imposed by the FDA or other regulatory authorities regarding the scope or design of our clinical trials;

•        delays in enrolling research subjects in clinical trials;

•        high drop-out rates of research subjects;

•        inadequate supply or quality of product candidate materials for our clinical trials;

•        chemistry, manufacturing, and control (“CMC”) challenges associated with scaling up manufacturing;

•        greater-than-anticipated clinical trial costs;

•        poor effectiveness of our product candidates during clinical trials;

•        unfavorable FDA or other regulatory authority inspection of a clinical trial or manufacturing site;

•        failure of Eureka or our third-party contractors to comply with regulatory requirements or meet their contractual obligations;

•        delays and changes in regulatory requirements, policies, and guidelines; or

•        the FDA or other regulatory authorities interpreting our data differently than we do.

Further, we, Eureka, and any existing or potential future collaborator may never receive approval to market and commercialize any product candidate. Even if regulatory approval is obtained, it may be for indications or patient populations that are not as broad as we intended or may require labeling that includes significant use restrictions or safety warnings.

We may not be successful in our efforts to use and expand our use of the ARTEMIS® platform to expand our pipeline of product candidates.

A key element of our strategy is to use and advance our use of the ARTEMIS® platform to design, test, and build our portfolio of product candidates focused on the treatment of cancer. Our and Eureka’s research and development efforts to date have resulted in our discovery and preclinical development of EB103 and other potential product candidates. We received IND clearance from the FDA for EB103 on March 2, 2023, and have activated multiple clinical sites, including UC Davis Comprehensive Cancer Center and Baylor Scott & White Research Institute, for the ongoing STARLIGHT-1 clinical trial (NCT06343311). An independent Data Safety Monitoring Board has completed its review of safety data from the Phase I dose escalation portion of STARLIGHT-1 (n=9) and, based on the favorable safety profile observed, including the absence of treatment-related serious adverse events and a 100% complete response rate at Month 1 in the high-dose cohort, has recommended advancing the trial to the Phase II expansion phase at the recommended Phase II dose. The expansion phase is a multi-center, open-label study designed to further evaluate the safety and preliminary efficacy of EB103 in patients with relapsed or refractory B-cell non-Hodgkin’s lymphoma, and data from this expansion phase are expected to inform our pivotal trial strategy for EB103. However, we cannot assure you that EB103 or any of our other existing or future product candidates will successfully complete clinical trials or demonstrate these product candidates to be safe or effective therapeutics, and we may not be able to successfully develop any product candidates. Even if we are successful in expanding our pipeline of product candidates, any additional product candidates that we identify may not be suitable for clinical development or generate acceptable clinical data, including as a result of being shown to have unacceptable effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval from the FDA or other regulatory authorities or achieve market acceptance. If we do not successfully develop and commercialize product candidates, we will not be able to generate product revenue in the future. Moreover, our ability to complete the clinical trial for EB103 or commence and complete a clinical trial for any other product candidate may depend on our ability to obtain sufficient funding from various sources. If we fail to obtain adequate funding we may have to delay, reduce, or terminate our clinical development programs.

Although we intend to explore other therapeutic opportunities in addition to the product candidates that we are currently developing, we may fail to identify viable new product candidates for clinical development for a number of reasons. If we fail to identify additional potential product candidates, our business could be materially harmed.

Although a substantial amount of our efforts will focus on the planned clinical trials and potential approval of the current and potential future product candidates we are evaluating, we also intend to discover, develop, and globally commercialize additional targeted therapies beyond our current product candidates to treat various forms of cancer and in a variety of therapeutic areas. Even if we identify investigational therapies that initially show promise, we may fail to successfully develop and commercialize such products for many reasons, including the following:

•        the research methodology used may not be successful in identifying potential investigational therapies;

•        competitors may develop alternatives that render our investigational therapies obsolete;

•        investigational therapies we develop may nevertheless be covered by third parties’ patents or other exclusive rights;

•        an investigational therapy may, on further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•        it may take greater human and financial resources than we will possess to identify additional therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, thereby limiting our ability to develop, diversify and expand our product portfolio;

•        an investigational therapy may not be capable of being produced in clinical or commercial quantities at an acceptable cost, or at all; and

•        an approved product may not be accepted as safe and effective by trial participants, the medical community or third-party payors.

Identifying new investigational therapies requires substantial technical, financial, and human resources, whether or not any investigational therapies are ultimately identified. Because we have limited financial and human resources, we may initially focus on research programs and product candidates for a limited set of indications. As a result, we may forgo or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. For example, if we do not accurately evaluate the commercial potential or target market for a particular product candidate or technology, we may relinquish valuable rights to that product candidate or technology through collaborations, licensing, or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate or technology.

Accordingly, there can be no assurance that we will ever be able to identify additional therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, which could materially adversely affect our future growth and prospects. We may focus our efforts and resources on potential product candidates or other potential programs that ultimately prove to be unsuccessful.

The occurrence of serious complications or side effects in connection with use of our product candidates, either in clinical trials or post-approval, could lead to discontinuation of our clinical development programs, refusal of regulatory authorities to approve our product candidates or, post-approval, revocation of marketing authorizations or refusal to approve applications for new indications, which could severely harm our business, prospects, operating results and financial condition.

Undesirable side effects caused by any of our current or potential future product candidates could cause regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. It is likely that there will be side effects associated with their use. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of these side effects. It is possible that safety events or concerns such as these or others could negatively affect the development of our product candidates, including adversely affecting patient enrollment among the patient populations that we intend to treat. In such an event, our trials could be suspended or terminated, and the FDA or other regulatory authorities could order us to cease further development of or deny approval of a product candidate for any or all targeted indications. Such side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. There can be no guarantee that our current or future product candidates will not cause such effects in clinical trials. Any of these occurrences may materially and adversely affect our business and financial condition and impair our ability to generate revenues.

Further, clinical trials by their nature utilize a sample of the potential patient population. With a limited number of patients and limited duration of exposure, rare and severe side effects of a product candidate may only be uncovered when a significantly larger number of patients are exposed to the product candidate or when patients are exposed for a longer period of time.

In the event that any of our current or potential future product candidates receives regulatory approval and we or others identify undesirable side effects caused by one of these products, any of the following events could occur, which could result in the loss of significant revenue to us and materially and adversely affect our results of operations and business:

•        regulatory authorities may withdraw their approval of the product or seize the product;

•        we may be required to recall the product or change the way the product is administered to patients;

•        additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component thereof;

•        we may be subject to fines, injunctions, or the imposition of civil or criminal penalties;

•        regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication;

•        we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

•        we could be sued and held liable for harm caused to patients;

•        the product may become less competitive; and

•        our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

While our IND for EB103 was cleared by the FDA on March 2, 2023 and we believe our pipeline will yield additional INDs, we may not be able to file additional INDs to commence clinical trials on the timelines we expect, and even if we are able to, the FDA may not permit us to proceed.

While we expect our pipeline to yield multiple INDs in addition to the IND for EB103, which was cleared by the FDA on March 2, 2023, we cannot be sure that submission of future INDs will result in the FDA allowing testing and clinical trials to begin, or that, once clinical trials for our product candidates begin, issues will not arise that suspend or terminate such clinical trials. For our ongoing STARLIGHT-1 trial of EB103, we have completed the second dose cohort in the Phase I dose-escalation portion of the study, and an independent Data Safety Monitoring Board (DSMB) has completed its review of safety data from the Phase I dose-escalation phase (n=9) and recommended advancing the trial into the Phase II expansion phase at the recommended Phase II dose. In the Phase I portion of STARLIGHT-1, no treatment-related serious adverse events were reported, and the high-dose cohort achieved a 100% complete response rate at Month 1 in all evaluable patients, including high-risk patients who were not eligible for currently available commercial CD19 products, such as a patient with CNS lymphoma. However, these data are based on a small number of patients and early-stage observations, and they may not be predictive of results in larger patient populations or later-stage trials. In addition, the manufacturing of our additional product candidates remains an emerging and evolving field. Accordingly, we expect chemistry, manufacturing and controls (CMC) topics, including product specifications, release criteria and comparability, to be a focus of IND reviews and ongoing regulatory interactions, which may delay the clearance of future INDs or restrict or delay the conduct of our clinical trials.

Additionally, even if regulatory authorities initially agree with the design and implementation of clinical trials described in an IND or clinical trial application, we cannot guarantee that such regulatory authorities will not change their requirements in the future, require us to modify trial design, add new endpoints or safety monitoring, or impose additional pauses or holds.

Additionally, even if such regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND or clinical trial application, we cannot guarantee that such regulatory authorities will not change their requirements in the future.

In addition to the submission of an IND to the FDA before initiation of a clinical trial in the United States, certain human clinical trials involving recombinant or synthetic nucleic acid molecules are subject to oversight by institutional biosafety committees (“IBCs”) under the National Institutes of Health (“NIH”) Guidelines for Research Involving Recombinant or Synthetic Nucleic Acid Molecules (the “NIH Guidelines”). Under the NIH Guidelines, research involving the deliberate transfer of recombinant or synthetic nucleic acid molecules, or DNA or RNA derived from such molecules, into human subjects (human gene transfer) requires IBC approval and other applicable regulatory authorizations before initiation. Our EB103 and other ARTEMIS® T-cell product candidates are generated using lentiviral vectors and therefore involve the introduction of recombinant or synthetic nucleic acid molecules into human subjects, which is considered human gene transfer under these guidelines. As a result, our clinical trials may be subject to IBC review and approval at each participating institution, in addition to institutional review board (IRB) and FDA requirements. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment, and its review and any associated biosafety requirements may result in additional time, cost and complexity before sites can be activated or patients can be enrolled, and may delay the initiation or conduct of our clinical trials. While the NIH Guidelines are only mandatory for institutions that receive certain types of NIH funding, many institutions, sponsors and CROs voluntarily follow them, and we expect that our gene-transfer studies will generally be required to comply with IBC oversight.

Interim, topline and preliminary data that we announce or publish from time to time for any clinical trials that we initiate may change as more patient data become available or as additional analyses are conducted, and as the data are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose interim, preliminary, or topline data from our preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular trial. We also make assumptions, estimations, calculations, and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, preliminary, or topline results that we report may differ from future results of the same trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available. From time to time, we may also disclose interim, preliminary, or topline data from our clinical studies. Interim, topline, or preliminary data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary, topline, or interim data and final data could significantly harm our business prospects.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions, or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and the value of our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or our business. If the topline data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects, or financial condition.

We and our collaborators may not achieve projected discovery and development milestones and other anticipated key events in the time frames that we or they announce, which could have an adverse impact on our business and could cause our stock price to decline.

From time to time, we expect that we will make public statements regarding the expected timing of certain milestones and key events, such as the commencement and completion of preclinical and IND-enabling studies in our product candidate discovery programs with collaborators as well as the commencement and completion of planned clinical trials in those programs. The actual timing of these events can vary dramatically due to a number of factors such as delays or failures in our or any current or future collaborators’ product candidate discovery and development programs, the amount of time, effort and resources committed by us and any current or future collaborators, and the numerous uncertainties inherent in the development of therapies. As a result, there can be no assurance that our or any current or future collaborators’ programs will advance or be completed in the time frames we or they announce or expect. If we or any collaborators fail to achieve one or more of these milestones or other key events as planned, our business could be materially adversely affected, and the price of our Common Stock could decline.

Clinical trials are expensive, time-consuming, and difficult to design and implement.

Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Because our current and potential future product candidates are based on new technologies and discovery approaches, we expect that they will require extensive research and development and have substantial manufacturing and processing costs. In addition, the FDA or other regulatory authorities may require us to perform additional testing before commencing clinical trials and be hesitant to allow us to enroll patients impacted with our targeted disease indications in our future clinical trials. If we are unable to enroll patients impacted by our targeted disease indications in our future clinical trials, we would be delayed in obtaining potential proof-of-concept data in humans, which could extend our development timelines. In addition, costs to treat patients and to treat potential side effects that may result from our product candidates may be significant. Accordingly, our clinical trial costs are likely to be high and could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

We may not be able to initiate or continue any clinical trials for our current or potential future product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or other regulatory authorities. We cannot predict how difficult it will be to enroll patients for trials in the indications we are studying. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The enrollment of patients depends on many factors, including:

•        the severity of the disease under investigation;

•        patient eligibility criteria defined in the clinical trial protocol;

•        the size of the patient population required for analysis of the trial’s primary endpoints;

•        the proximity and availability of clinical trial sites for prospective patients;

•        willingness of physicians to refer their patients to our clinical trials;

•        our ability to recruit clinical trial investigators with the appropriate competencies and experience;

•        clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;

•        our ability to obtain and maintain patient consents;

•        the risk that patients enrolled in clinical trials will drop out of the trials before completion; and

•        factors we may not be able to control, such as current or potential pandemics, that may limit the availability of patients, principal investigators or staff or clinical sites to participate in our clinical trials.

In addition, our future clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial sites. Additionally, because some of our clinical trials will be in patients with advanced disease who may experience disease progression or adverse events independent from our product candidates, such patients may be unevaluable for purposes of the trial and, as a result, we may require additional enrollment. Delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our product candidates.

If clinical trials for our product candidates are prolonged, delayed, or stopped, we may be unable to seek or obtain regulatory approval and commercialize our product candidates on a timely basis, or at all, which would require us to incur additional costs and delay our receipt of any product revenue.

We may experience delays in our ongoing or future preclinical studies or clinical trials, and we do not know whether future preclinical studies or clinical trials will begin on time, need to be redesigned, enroll an adequate number of patients on time, or be completed on schedule, if at all. The commencement or completion of these clinical trials could be substantially delayed or prevented by many factors, including:

•        further discussions with the FDA or comparable foreign regulatory authorities regarding the scope or design of our clinical trials, including the endpoint measures required for regulatory approval and our statistical plan;

•        the limited number of, and competition for, suitable study sites and investigators to conduct our clinical trials, many of which may already be engaged in other clinical trial programs with similar patients, including some that may be for the same indications as our product candidates;

•        any delay or failure to obtain timely approval or agreement to commence a clinical trial in any of the countries where enrollment is planned;

•        inability to obtain sufficient funds required for a clinical trial;

•        clinical holds on, or other regulatory objections to, a new or ongoing clinical trial;

•        delay or failure to manufacture sufficient quantities or inability to produce quantities of consistent quality, purity and potency of the product candidate for our clinical trials;

•        delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different sites or CROs;

•        delay or failure to obtain institutional review board (“IRB”) or ethics committee approval to conduct a clinical trial at a prospective site;

•        the FDA or other comparable foreign regulatory authorities may require us to submit additional data or impose other requirements before permitting us to initiate a clinical trial;

•        slower than expected rates of patient recruitment and enrollment;

•        failure of patients to complete the clinical trial;

•        the inability to enroll a sufficient number of patients in studies to ensure adequate statistical power to detect statistically significant treatment effects;

•        unforeseen safety issues, including severe or unexpected drug-related adverse effects experienced by patients, including possible deaths;

•        lack of efficacy or failure to measure a statistically significant clinical benefit within the dose range with an acceptable safety margin during clinical trials;

•        termination of our clinical trials by one or more clinical trial sites;

•        inability or unwillingness of patients or clinical investigators to follow our clinical trial protocols;

•        inability to monitor patients adequately during or after treatment by us or our CROs;

•        our CROs or clinical study sites failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, deviating from the protocol or dropping out of a study;

•        inability to address any noncompliance with regulatory requirements or safety concerns that arise during the course of a clinical trial;

•        the need to suspend, repeat or terminate clinical trials as a result of non-compliance with regulatory requirements, inconclusive or negative results or unforeseen complications in testing; and

•        the suspension or termination of our clinical trials upon a breach or pursuant to the terms of any agreement with, or for any other reason by, any future strategic collaborator that has responsibility for the clinical development of any of our product candidates.

Changes in regulatory requirements, policies, and guidelines may also occur and we may need to significantly modify our clinical development plans to reflect these changes with appropriate regulatory authorities. These changes may require us to renegotiate terms with CROs or resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing, or successful completion of a clinical trial. Our clinical trials may be suspended or terminated at any time by us, the FDA, other regulatory authorities, the IRB overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or us.

Any failure or significant delay in commencing or completing clinical trials for our product candidates, any failure to obtain positive results from clinical trials, any safety concerns related to our product candidates, or any requirement to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate would adversely affect our ability to obtain regulatory approval and our commercial prospects and ability to generate product revenue will be diminished.

If we decide to seek orphan drug designation for one or more of our product candidates, we may be unsuccessful or may be unable to maintain the benefits associated with orphan drug designation for our current or future product candidates that we may develop.

Under the Orphan Drug Act, the FDA may designate a product candidate as an orphan drug if it is a drug or biologic product intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States, or where there is no reasonable expectation that the cost of developing the product will be recovered from sales in the United States. We may seek orphan drug designation for certain indications for our product candidates in the future. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process. Orphan drug designation can entitle a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers.

In addition, if a product candidate with an orphan drug designation receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA from approving another marketing application for the same drug for the same indication for seven years. The FDA may reduce the seven-year exclusivity if the same drug from a competitor demonstrates clinical superiority to the product with orphan exclusivity or if the FDA finds that the holder of the orphan exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan product to meet the needs of patients with the disease or condition for which the drug was designated. Even if one of our product candidates receives orphan exclusivity, the FDA can still approve other drugs that have a different active ingredient for use in treating the same indication or disease.

In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties can be approved for the same condition, and while we may seek orphan drug designation for our product candidates, we may never receive such designations. In addition, the FDA may reevaluate the Orphan Drug Act and its regulations and policies. We do not know if, when, or how the FDA may change the orphan drug regulations and policies in the future, and it is uncertain how any changes might affect our business. Depending on what changes the FDA may make to its orphan drug regulations and policies, our business could be adversely impacted.

We may not be able to conduct, or contract with others to conduct, animal testing in the future, which could harm our research and development activities.

Certain laws and regulations relating to drug development require us to test our product candidates on animals before initiating clinical trials involving humans. Animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, our research and development activities may be interrupted or delayed.

Risks Related to Third Parties

We rely on third parties to conduct our preclinical studies and our clinical trial for EB103, and plan to rely on third parties to conduct any clinical trials for our other product candidates, and those third parties may not perform satisfactorily.

We expect to rely on third-party clinical investigators, CROs, clinical data management organizations, and consultants to design, conduct, supervise, and monitor certain preclinical studies and any clinical trials. Because we intend to rely on these third parties and will not have the ability to conduct certain preclinical studies or clinical trials independently, we will have less control over the timing, quality, and other aspects of such preclinical studies and clinical trials than we would have had we conducted them on our own. These investigators, CROs, clinical data management organizations, and consultants will not be our employees and we will have limited control over the amount of time and resources that they dedicate to our programs. Some of these third parties may terminate their engagements with us at any time. We also expect to have to negotiate budgets and contracts with CROs, clinical trial sites and contract manufacturing organizations and we may not be able to do so on favorable terms, which may result in delays to our development timelines and increased costs. If we need to enter into alternative arrangements with, or replace or add any third parties, it would involve substantial cost and require extensive management time and focus, or involve a transition period, and may delay our drug development activities, as well as materially impact our ability to meet our desired clinical development timelines. These third parties may have contractual relationships with other entities, some of which may be our competitors, which may draw time and resources from our programs. The third parties with which we may contract might not be diligent, careful, or timely in conducting our preclinical studies or clinical trials, resulting in the preclinical studies or clinical trials being delayed or unsuccessful.

Our reliance on these third parties for such drug development activities will reduce our control over these activities. As a result, we will have less direct control over the conduct, timing, and completion of preclinical studies and clinical trials and the management of data developed through preclinical studies and clinical trials than would be the case if we were relying entirely upon our own staff. Nevertheless, we will be responsible for ensuring that each of our studies and trials is conducted in accordance with applicable protocol, legal, and regulatory requirements and scientific standards, including good laboratory practice (“GLP”), good clinical practice (“GCP”), Current Good Manufacturing Practice (“cGMP”), and Current Good Tissue Practice (“cGTP”), and our reliance on third parties does not relieve us of our regulatory responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA and other regulatory authorities require us to comply with GCP standards, regulations for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are reliable and accurate and that the rights, integrity, and confidentiality of trial participants are protected. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators, and trial sites. If we or any of our CROs, clinical sites and investigators fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, European Medicines Agency (“EMA”), or other regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. There can be no assurance that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials substantially comply with GCP regulations. In addition, our clinical trials must be conducted with product candidates produced under cGMP regulations and will require a large number of test patients. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients, may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates FDA regulatory requirements as well as federal or state healthcare laws and regulations or healthcare privacy and security laws.

If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, or if these third parties need to be replaced, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

We depend on strategic partnerships and collaboration arrangements, such as the Collaboration Agreement with Imugene and the Licensing Agreement with Eureka, for the development and commercialization of EB103, EB104, and future product candidates in certain indications, and if these arrangements are unsuccessful, this could impair our ability to generate revenues and materially harm our results of operations.

Our business strategy for the research of EB103’s use in conjunction with CF33-CD19t is dependent upon maintaining our current arrangements and potentially establishing new arrangements with strategic partners, research collaborators, and other third parties. The Collaboration Agreement with Imugene allows us to investigate the use of EB103 in conjunction with CF33-CD19t in the treatment of solid tumors and to discuss the development and commercialization of collaboration results. The Licensing Agreement with Eureka grants us an exclusive license to use ARTEMIS® technology in connection with CD19 and CD22 in the Licensed Territory. These agreements provide for, among other things, intellectual property rights and significant future payments should certain development, regulatory, and commercial milestones be achieved.

As a result, we may not be able to conduct these collaborations in the manner or on the time schedule we currently contemplate, which may negatively impact our business operations.

Additionally, the development and commercialization of potential product candidates under our collaboration agreements could be substantially delayed, and our ability to receive future funding could be substantially impaired if one or more of our collaborators:

•        shifts its priorities and resources away from our collaborations due to a change in business strategies, or a merger, acquisition, sale, or downsizing of its company or business unit;

•        ceases development in therapeutic areas which are the subject of our collaboration;

•        fails to select a product candidate for advancement into preclinical development, clinical development, or subsequent clinical development into a marketed product;

•        changes the success criteria for a particular product candidate, thereby delaying or ceasing development of such product candidate;

•        significantly delays the initiation or conduct of certain activities which could delay our receipt of milestone payments tied to such activities, thereby impacting our ability to fund our own activities;

•        develops a product candidate that competes, either directly or indirectly, with our product candidates;

•        does not obtain the requisite regulatory approval of a product candidate;

•        does not successfully commercialize a product candidate;

•        encounters regulatory, resource or quality issues and is unable to meet demand requirements;

•        exercises its rights under the agreement to terminate the collaboration, or otherwise withdraws support for, or otherwise impairs development under the collaboration;

•        disagrees on the research, development or commercialization of a product candidate resulting in a delay in milestones, royalty payments, or termination of research and development activities for such product candidate; and

•        uses our proprietary information or intellectual property in such a way as to jeopardize our rights in such property.

In addition, the termination of our existing collaborations or any future strategic partnership or collaboration arrangement that we enter into may prevent us from receiving any milestone, royalty payment, sharing of profits, and other benefits under such agreement. Furthermore, disagreements with these parties could require or result in litigation or arbitration, which would be time-consuming and expensive. Any of these events could have a material adverse effect on our ability to develop and commercialize any of our product candidates and may adversely impact our business, prospects, financial condition, and results of operations.

We may not realize the anticipated benefits of our collaboration agreement with Imugene.

Our collaboration with Imugene will explore therapeutic potential of a combination of Imugene’s CF33-CD19t in conjunction with EB103 for the treatment of solid tumors. However, Imugene could develop therapies outside of our collaboration that do not utilize EB103. For example, Imugene could develop an oncolytic virus that forces tumors to express a protein other than CD19 for a “mark and kill” approach to treating solid tumors, which would require a combination with a T-cell therapy other than EB103.

We may not be able to enter into additional strategic transactions on acceptable terms, if at all, which could adversely affect our ability to develop and commercialize current and potential future product candidates and technologies, impact our cash position, increase our expenses and present significant distractions to our management.

From time to time, we consider strategic transactions, such as collaborations, geographic partnerships for the co-development and/or co-commercialization of our product candidates in selected territories, acquisitions of companies, asset purchases, joint ventures, out-or in-licensing of product candidates or technologies and biomanufacturing partnerships. For example, we will evaluate and, if strategically attractive, seek to enter into collaborations, including with biotechnology or biopharmaceutical companies, contract development manufacturing organizations, or hospitals. The competition for collaborators is intense, and the negotiation process is time-consuming and complex. If we are not able to enter into strategic transactions, we may not have access to required liquidity or expertise to further develop our current or potential future product candidates. Any such collaboration, or other strategic transaction, may require us to incur non-recurring or other charges, increase our near-and long-term expenditures and pose significant integration or implementation challenges or disrupt our management or business.

We also may acquire additional technologies and assets, form strategic alliances, or create joint ventures with third parties that we believe will complement or augment our existing business, but we may not be able to realize the benefit of acquiring such assets. Conversely, any new collaboration that we do enter into may be on terms that are not optimal for us, our product candidates, or our technologies. These transactions would entail numerous operational and financial risks, including:

•        exposure to unknown liabilities;

•        disruption of our business and diversion of our management’s time and attention in order to negotiate and manage a collaboration or develop acquired products, product candidates, or technologies;

•        incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs;

•        higher-than-expected collaboration, acquisition or integration costs, write-downs of assets or goodwill or impairment charges, or increased amortization expenses;

•        difficulty and cost in facilitating the collaboration or combining the operations and personnel of any acquired business;

•        impairment of relationships with key suppliers, manufacturers, or customers of any acquired business due to changes in management and ownership; and

•        the inability to retain key employees of any acquired business.

Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete may be subject to the foregoing or other risks and our business could be materially harmed by such transactions. Conversely, any failure to enter any collaboration or other strategic transaction that would be beneficial to us could delay the development and potential commercialization of our product candidates and technologies and have a negative impact on the competitiveness of any product candidate or technology that reaches market.

In addition, to the extent that any future collaborators terminate a collaboration agreement, we may be forced to independently develop our current and future product candidates and technologies, including funding preclinical studies or clinical trials, assuming marketing and distribution costs and maintaining, enforcing and defending intellectual property rights, or, in certain instances, abandon product candidates and technologies altogether, any of which could result in a change to our business plan and have a material adverse effect on our business, financial condition, results of operations and prospects.

The manufacturing of our product candidates is complex. We may encounter difficulties in production, and because we currently rely on Eureka as our sole supplier of clinical drug product, any such difficulties or any disruption in our relationship with Eureka could delay or halt our clinical programs and, if approved, commercial supply.

The manufacture of biopharmaceutical products is complex and requires significant expertise, including the development of advanced manufacturing techniques and process controls. The process of manufacturing our product candidates is also extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, operator error, inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in our product candidates or the manufacturing facilities in which they are made, the facilities may need to be closed for an extended period of time to investigate and remedy the contamination. As a result of these complexities, the cost to manufacture biologics in general, and our cell-based product candidates in particular, is generally higher than traditional small molecule chemical compounds, and the manufacturing process is less reliable and is more difficult to reproduce.

We currently do not own or operate any manufacturing facilities and have limited personnel with manufacturing experience. We rely entirely on Eureka Therapeutics, Inc., our parent and controlling stockholder, to manufacture EB103 and our other ARTEMIS® T-cell product candidates for our preclinical studies and clinical trials under our license and services arrangements, and Eureka is currently our sole supplier of clinical drug product. Eureka manufactures our product candidates at a limited number of facilities. If Eureka experiences any manufacturing, quality, safety, regulatory or other operational problems, if it fails to perform its obligations in accordance with applicable specifications, cGMP requirements or other regulatory requirements, if it is unable or unwilling to supply us with sufficient quantities of our product candidates on a timely basis and at acceptable costs, or if our arrangements with Eureka are terminated or materially disrupted, we would not have an immediately available alternative source of supply. Identifying, qualifying and transferring our manufacturing processes to one or more replacement manufacturers would be time-consuming and costly, would require additional regulatory filings and approvals, and could involve unforeseen technical challenges. Any such transition could result in substantial delays in our ongoing or planned clinical trials, increased development and manufacturing costs, and, if our product candidates are approved, interruptions or delays in commercial supply.

Any adverse developments affecting manufacturing operations for our product candidates, whether at Eureka or any future third-party manufacturer, may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of our products. We may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts, or seek more costly manufacturing alternatives. Furthermore, it is too early to estimate our cost of goods sold. The actual cost to manufacture our product candidates could be greater than we expect because we are early in our development efforts.

Changes in methods of product candidate manufacturing or formulation may result in the need to perform new clinical trials, which would require additional costs and cause delay.

As product candidates are developed through preclinical to late-stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield and manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of ongoing, planned, or future clinical trials conducted with the altered materials. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates and jeopardize our ability to commence product sales and generate revenue.

Risks Related to Our Business and Operations

If the market opportunities for our current and potential future product candidates, are smaller than we believe they are, our future product revenues may be adversely affected, and our business may suffer.

Our understanding of the number of people who suffer from diseases that our current product candidates may be able to treat are based on estimates. These estimates may prove to be incorrect, and new studies may reduce the estimated incidence or prevalence of these diseases. The number of patients in the United States or elsewhere may turn out to be lower than expected, may not be otherwise amenable to treatment with our current or potential future product candidates or patients may become increasingly difficult to identify and access, all of which would adversely affect our business prospects and financial condition. In particular, the treatable population for our candidates may further be reduced if our estimates of addressable populations are erroneous or sub-populations of patients do not derive benefit from our product candidates.

Further, there are several factors that could contribute to making the actual number of patients who receive our current or potential future product candidates less than the potentially addressable market. These include the lack of widespread availability of, and limited reimbursement for, new therapies in many underdeveloped markets.

Our management has a limited understanding of artificial intelligence (“AI”), and may not be able to fully assess potential risks posed to our business by AI or to capture any potential benefits to our business AI could provide. In the event AI is used to better effect by our competitors it could lead to countervailing discoveries that may undermine our current pipeline. Our limited understanding of AI could also lead to potential security risks and breaches.

The potential adoption and integration of Artificial Intelligence (AI) in our operations present a range of risks that could adversely affect our business. AI technologies are evolving rapidly, and our management has limited ability to fully assess or predict the potential long-term risks and disruptions they may bring. As AI technologies continue to develop, we may face significant challenges in adapting to new market conditions or operational realities, as competitors may leverage AI to gain competitive advantages or disrupt established business models.

Moreover, AI systems have the potential to make unforeseen or unintended discoveries that may disrupt existing products, services, or business strategies. These countervailing discoveries could render our current operations or offerings obsolete, or cause unforeseen consequences that are difficult to mitigate. As AI-driven developments evolve, the risk of encountering these unintended outcomes increases, and our ability to anticipate or control them may be limited.

Additionally, the rapid deployment of AI by competitors could create significant competitive risks. Competitors may be able to develop or adopt AI technologies faster than we can, potentially outpacing our innovation or efficiency improvements. This could result in a loss of market share, reduced profitability, and increased difficulty in maintaining a competitive position within our industry.

AI systems, if not adequately secured, could expose our company to cybersecurity threats, including data breaches, intellectual property theft, and system compromises. The exploitation of such vulnerabilities could lead to reputational damage, legal liabilities, and regulatory penalties.

Given these risks, our management may not be able to fully identify, assess, or address all the potential negative consequences associated with AI. As such, AI-related risks, including those from competitors’ advancements, security breaches, and unforeseen discoveries, could materially disrupt our operations and adversely affect our financial performance.

We face competition from companies that have developed or may develop product candidates for the treatment of the diseases that we may target, including companies developing novel therapies and platform technologies. If these companies develop therapies or platform technologies more rapidly than we do, or if their therapies or platform technologies are more effective or have fewer side effects, our ability to develop and successfully commercialize therapies may be adversely affected.

The development and commercialization of T-cell therapies is highly competitive. We compete with a variety of large pharmaceutical companies, multinational biopharmaceutical companies, other biopharmaceutical companies, and specialized biotechnology companies, as well as technology and therapeutics being developed at universities and other research institutions. Our competitors are often larger and better funded than we are. Our competitors have developed, are developing, or will develop product candidates and processes competitive with ours. Competitive therapeutic treatments include those that have already been approved and accepted by the medical community and any new treatments that are currently in development or that enter the market. We believe that a significant number of product candidates are currently under development, and may become commercially available in the future, for the treatment of conditions for which we may try to develop product candidates. There is intense and rapidly evolving competition in the biotechnology and biopharmaceutical fields. We believe that while EB103, EB104, EB201 and research relating to the use of EB103 in conjunction with CF33-CD19t, their associated intellectual property, the characteristics of our current and potential future product candidates, and our scientific and technical know-how together give us a competitive advantage in this space, competition from many sources remains.

Many of our competitors have significantly greater financial, technical, manufacturing, marketing, sales, and supply resources or experience than we do. If we successfully obtain approval for any product candidate, we will face competition based on many different factors, including the safety and effectiveness of our product candidates, the ease with which our product candidates can be administered, the timing and scope of regulatory approvals for these product candidates, the availability and cost of manufacturing, marketing and sales capabilities, price, reimbursement coverage, and patent position. Competing products and product candidates could present superior treatment alternatives, including by being more effective, safer, less expensive, or marketed and sold more effectively than any products we may develop. Competitive products and product candidates may make any product we develop obsolete or noncompetitive before we recover the expense of developing and commercializing such product. Such competitors could also recruit our employees, which could negatively impact our level of expertise and our ability to execute our business plan.

Any inability to attract and retain qualified key management, technical personnel and employees would impair our ability to implement our business plan.

Our success largely depends on the continued service of our and Eureka’s key executive management, advisors, and other specialized personnel. Our and Eureka’s senior management may terminate their employment with us and Eureka, as applicable, at any time. We do not maintain “key person” insurance for any of our employees. The loss of one or more members of our or Eureka’s executive team, management team, or other key employees or advisors could delay our research and development programs and have a material adverse effect on our business, financial condition, results of operations, and prospects.

Recruiting and retaining qualified scientific and clinical personnel and, if we progress the development of any of our product candidates, commercialization, manufacturing, and sales and marketing personnel, will be critical to our success. The loss of the services of members of our or Eureka’s senior management or other key employees could impede the achievement of our research, development, and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing members of our or Eureka’s senior management and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of, and commercialize our product candidates. Our success also depends on our and Eureka’s ability to continue to attract, retain, and motivate highly skilled junior, mid-level, and senior managers, as well as and Eureka’s junior, mid-level, and senior scientific and medical personnel. Competition to hire from this limited candidate pool is intense, and we and Eureka may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We and Eureka also experience competition for the hiring of scientific and clinical personnel from universities and research institutions.

In addition, through the Services Agreement with Eureka, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Such consultants and advisors are also consultants and advisors to Eureka, and may have additional commitments under consulting or advisory contracts with other entities, that may limit their availability to us and adversely impact the benefits we realize from the Services Agreement and our research and development and commercialization strategy.

We may experience difficulties in managing our growth and expanding our operations.

As our current and potential future product candidates enter and advance through preclinical studies and any clinical trials, we will need to expand our development, regulatory, and manufacturing capabilities or contract with other organizations to provide these capabilities for us.

To manage our anticipated future growth, we will continue to implement and improve our managerial, operational, and financial systems and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the complexity in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

In addition, future growth imposes significant added responsibilities on members of management, including: identifying, recruiting, integrating, maintaining, and motivating additional employees; managing our internal development efforts effectively, including the clinical and FDA review process for our product candidates, while complying with our contractual obligations to contractors and other third parties; and improving our operational, financial and management controls, reporting systems and procedures.

We may also experience difficulties in the discovery and development of potential future product candidates if we are unable to meet demand as we grow our operations. In the future, we also expect to have to manage additional relationships with collaborators, suppliers, and other organizations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial, and management controls, reporting systems, and procedures, and to secure adequate facilities for our operational needs. We may not be able to implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.

If any of our product candidates is approved for marketing and commercialization in the future and we are unable to develop sales, marketing, and distribution capabilities on our own or enter into agreements with third parties to perform these functions on acceptable terms, we will be unable to successfully commercialize any such future products.

We will need to develop internal sales, marketing, and distribution capabilities to commercialize each current and potential future product candidate that gains, if ever, FDA or other regulatory authority approval, which would be expensive and time-consuming, or enter into collaborations with third parties to perform these services. If we decide to market any approved products directly, we will need to commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and supporting distribution, administration, and compliance capabilities. If we rely on third parties with such capabilities to market any approved products or decide to co-promote products with third parties, we will need to establish and maintain marketing and distribution arrangements with third parties, and there can be no assurance that we will be able to enter into such arrangements on acceptable terms or at all. In entering into third-party marketing or distribution arrangements, any revenue we receive will depend upon the efforts of the third parties and we cannot assure you that such third parties will establish adequate sales and distribution capabilities or be successful in gaining market acceptance for any approved product. If we are not successful in commercializing any product approved in the future, either on our own or through third parties, our business and results of operations could be materially and adversely affected.

Public opinion and scrutiny of immunotherapy approaches may impact public perception of Estrella and product candidates, or may adversely affect our ability to conduct our business and our business plans.

Public perception may be influenced by claims, such as claims that immunotherapies are unsafe, unethical, or immoral and, consequently, our approach may not gain the acceptance of the public or the medical community. Negative public reaction to immunotherapy in general could result in greater government regulation and stricter labeling requirements of immunotherapy products, including any of our product candidates, and could cause a decrease in the demand for any products we may develop. Adverse public attitudes may adversely impact our ability to enroll clinical trials. Moreover, our success will depend upon physicians specializing in the treatment of those diseases that our product candidates target prescribing, and their patients being willing to receive, treatments that involve the use of our product candidates in lieu of, or in addition to, existing treatments they are already familiar with and for which greater clinical data may be available. More restrictive government regulations or negative public opinion could have an adverse effect on our business or financial condition and may delay or impair the development and commercialization of our product candidates or demand for any products we may develop. Adverse events in our clinical trials, even if not ultimately attributable to our product candidates, and the resulting publicity could result in increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of our potential product candidates, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any such product candidates.

Our potential future international operations may expose us to business, political, operational, and financial risks associated with doing business outside of the United States.

Our business is subject to risks associated with conducting business internationally. Some of our future clinical trials may be conducted outside of the United States and we may enter into key supply arrangements or do other business with persons outside of the United States. Furthermore, if we or any future collaborator succeeds in developing any products, we anticipate marketing them in the European Union and other jurisdictions in addition to the United States. If approved, we or any future collaborator may hire sales representatives and conduct physician and patient association outreach activities outside of the United States. Doing business internationally involves a number of risks, including but not limited to:

•        multiple, conflicting, and changing laws and regulations such as those relating to privacy, data protection and cybersecurity, tax laws, export and import restrictions, employment laws, regulatory requirements, and other governmental approvals, permits and licenses;

•        failure by us to obtain and maintain regulatory approvals for the commercialization of our product candidates in various countries;

•        rejection or qualification of foreign clinical trial data by the competent authorities of other countries;

•        additional potentially relevant third-party patent rights;

•        complexities and difficulties in obtaining, maintaining, protecting and enforcing our intellectual property rights;

•        difficulties in staffing and managing foreign operations;

•        complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

•        limits in our ability to penetrate international markets;

•        financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand, and payment for our products and exposure to foreign currency exchange rate fluctuations;

•        natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade, and other business restrictions;

•        certain expenses including, among others, expenses for travel, translation, and insurance; and

•        regulatory and compliance risks that relate to anti-corruption compliance and record-keeping that may fall within the purview of the U.S. Foreign Corrupt Practices Act, its accounting provisions or its anti-bribery provisions or provisions of anti-corruption or anti-bribery laws in other countries.

Any of these factors could harm our ongoing international operations and supply chain, as well as any future international expansion and operations and, consequently, our business, financial condition, prospects and results of operations.

Our business entails a significant risk of product liability, and our inability to obtain sufficient insurance coverage could have a material adverse effect on our business, financial condition, results of operations and prospects.

As we conduct preclinical studies and future clinical trials of our current and potential future product candidates, we will be exposed to significant product liability risks inherent in the development, testing, manufacturing, and marketing of these product candidates. Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, such claims could result in an FDA investigation of the safety and effectiveness of our products, our manufacturing processes and facilities or our marketing programs and potentially a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources, substantial monetary awards to trial participants or patients and a decline in our stock price. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we or any future collaborators may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our employees, principal investigators, consultants, and commercial collaborators may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of fraud or other misconduct by our employees, principal investigators, consultants, and commercial collaborators. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we may establish, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing, and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a material adverse effect on our business and financial condition, including the imposition of significant criminal, civil and administrative fines or other sanctions, such as monetary penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government-funded healthcare programs, such as Medicare and Medicaid, integrity obligations, reputational harm and the curtailment or restructuring of our operations.

We depend on sophisticated information technology systems and data processing to operate our business. If we experience security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal data, we may face costs, significant liabilities, harm to our brand, and business disruption.

We rely on information technology systems and data processing that we or our service providers, collaborators, consultants, contractors, or partners operate to collect, process, transmit and store electronic information in our day-to-day operations, including a variety of personal data, such as name, mailing address, email addresses, phone number and potentially clinical trial information. Additionally, we, and our service providers, collaborators, consultants, contractors or partners, do or will collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, and share personal information, health information, and other information to host or otherwise process some of our anticipated future clinical data and that of users, to develop our products, to operate our business, for clinical trial purposes, for legal and marketing purposes, and for other business-related purposes. Our internal computer systems and data processing and those of our third-party vendors, consultants, collaborators, contractors, or partners, including future CROs may be vulnerable to a cyber-attack (including supply chain cyber-attacks), malicious intrusion, breakdown, destruction, loss of data privacy, actions or inactions by our employees or contractors that expose security vulnerabilities, theft, or destruction of intellectual property or other confidential or proprietary information, business interruption or other significant security incidents. As the cyber-threat landscape evolves, these attacks are growing in frequency, level of persistence, sophistication, and intensity, and are becoming increasingly difficult to detect. In addition to traditional computer “hackers,” threat actors, software bugs, malicious code (such as viruses and worms), employee theft or misuse, denial-of-service attacks (such as credential stuffing), phishing and ransomware attacks, sophisticated nation-state and nation-state supported actors now engage in attacks (including advanced persistent threat intrusions). Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period.

Our IT infrastructure is limited given the size and scope of our operations, and we have not conducted a formal standalone IT or cybersecurity risk assessment, nor do we have a dedicated cybersecurity officer. Our process for assessing, identifying and managing cybersecurity risks is not fully integrated into an enterprise-wide risk management program, and we do not have a formal internal process to oversee and identify cybersecurity threats and risks associated with our reliance on Eureka’s third-party IT support provider. Instead, we have adopted cybersecurity principles modeled on those used by Eureka, and our IT support is outsourced to Eureka’s third-party provider. While we have implemented certain technical and organizational measures — including reliance on cloud-based storage (rather than on-premises servers) with daily backups and periodic restore testing, multi-factor authentication for access to our Office 365 environment, role-based access controls for financial data stored on SharePoint, and email protections such as spam/malware filtering, data loss prevention and basic encryption — these measures are limited and evolving and may prove inadequate to prevent or detect all cybersecurity threats. Cybersecurity oversight for Estrella is integrated into Eureka’s IT governance framework and the third-party IT provider, and although our CEO and board receive updates and are responsible for ensuring that cybersecurity measures relevant to Estrella are in place, our dependence on Eureka’s IT Governance Committee and its external IT provider may reduce our direct visibility into, and control over, certain cybersecurity risks.

There can be no assurance that we, our service providers, collaborators, consultants, contractors, or partners will be successful in efforts to detect, prevent or fully recover systems or data from all breakdowns, service interruptions, attacks or breaches of systems that could adversely affect our business and operations and/or result in the loss of critical or sensitive data. Any failure by us or our service providers, collaborators, consultants, contractors or partners to detect, prevent, respond to or mitigate security breaches or improper access to, use of, or inappropriate disclosure of any of this information or other confidential or sensitive information, including patients’ personal data, or the perception that any such failure has occurred, could result in claims, litigation, regulatory investigations and other proceedings, significant liability under state, federal and international law, and other financial, legal or reputational harm to us. Further, such failures or perceived failures could result in liability and a material disruption of our development programs and our business operations, which could lead to significant delays or setbacks in our research, delays to commercialization of our product candidates, lost revenues, or other adverse consequences, any of which could have a material adverse effect on our business, results of operations, financial condition, prospects and cashflow. For example, the loss or alteration of clinical trial data from future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data.

Additionally, applicable laws and regulations relating to privacy, data protection or cybersecurity, external contractual commitments, and internal privacy and security policies may require us to notify relevant stakeholders if there has been a security breach, including affected individuals, business partners and regulators. Such disclosures are costly, and the disclosures or any actual or alleged failure to comply with such requirements could lead to a materially adverse impact on the business, including negative publicity, a loss of confidence in our services or security measures by our business partners or breach of contract claims. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages if we fail to comply with applicable data protection laws, privacy policies or other data protection obligations related to information security or security breaches.

If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

We are subject to numerous environmental, health, and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

Although we maintain insurance to cover us for costs and expenses, we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological or hazardous materials. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development, or production efforts. Our failure to comply with these laws and regulations also may result in substantial fines, penalties, or other sanctions.

Our business, operations, financial position and clinical development plans and timelines, could be materially adversely affected by the continuing military action in Ukraine and the war between Israel and Hamas.

As a result of the military action commenced in February 2022 by the Russian Federation and Belarus in Ukraine and the war between Israel and Hamas commenced in October 2023, and related economic sanctions imposed or that may in the future be imposed by certain governments, our financial position and operations may be materially and adversely affected. As our ability to continue to operate will be dependent on raising debt and equity finance, any adverse impact to those markets as a result of these conflicts, including due to increased market volatility, decreased availability in third-party financing and/or a deterioration in the terms on which it is available (if at all), could negatively impact our business, results of operations, cash flows, financial condition, and/or prospects. The extent of any potential impact is not yet determinable, however.

Recent volatility in capital markets and lower market prices for our securities may affect our ability to access new capital through sales of shares of our Common Stock or issuance of indebtedness, which may harm our liquidity, limit our ability to grow our business, pursue acquisitions or improve our operating infrastructure and restrict our ability to compete in our markets.

Our operations consume substantial amounts of cash, and we intend to continue to make significant investments to support our business growth, respond to business challenges or opportunities, develop new solutions, retain or expand our current levels of personnel, improve our existing solutions, enhance our operating infrastructure, and potentially acquire complementary businesses and technologies. Our future capital requirements may be significantly different from our current estimates and will depend on many factors, including the need to:

•        finance unanticipated working capital requirements;

•        develop or enhance our technological infrastructure and our existing solutions;

•        pursue acquisitions or other strategic relationships; and

•        respond to competitive pressures.

Accordingly, we may need to pursue equity or debt financings to meet our capital needs. With uncertainty in the capital markets and other factors, such financing may not be available on terms favorable to us or at all. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of Estrella common stock. Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, we could face significant limitations on our ability to invest in our operations and otherwise suffer harm to our business.

Inflation and higher interest rates could increase our operating costs and adversely affect our liquidity and ability to raise capital.

While inflation in the United States has moderated since its recent peak in June 2022, it remains above the Federal Reserve’s long-term 2.0% target, and interest rates remain elevated compared to the decade prior to the COVID-19 pandemic. Higher inflation and a sustained higher-rate environment may result in increased operating costs, reduced liquidity, lower valuations, and limitations on our ability to access credit or otherwise raise debt and equity capital on acceptable terms. In addition, continued volatility in financial markets, uncertainty around future monetary policy, and any renewed increase in inflationary pressures may further heighten these risks.

Risks Related to the Separation and Our Relationship with Eureka

We will incur incremental costs as a standalone public company.

For operational matters outside of the scope of the Services Agreement we entered with Eureka, we may hire additional employees, or out-source certain functions, systems, and infrastructure through contracts with third parties. These initiatives may be costly to implement. To the extent we implement any of these initiatives, we may incur additional operating costs, and the amount and timing of such costs is uncertain.

Eureka currently performs or supports many important corporate functions for us pursuant to the Services Agreement. The Services Agreement may be terminated by mutual agreement at any time. Following the termination of, or the expiration of the term of, the Services Agreement, we may not be able to replace the services or enter into appropriate third-party arrangements on terms and conditions, including cost, comparable to those that we will receive from Eureka under our Services Agreement. Additionally, after the Services Agreement terminates, we may be unable to sustain the services at the same levels or obtain the same benefits as when we were receiving such services and benefits from Eureka. If we are required to operate these functions separately in the future, and we do not have our own adequate systems and business functions in place at that time, or are unable to obtain them from other providers, we may not be able to operate our business effectively or at comparable costs, and our profitability may decline.

We also share office space with Eureka pursuant to an office sharing agreement that commenced in August 2022. If Eureka were to leave or lose its office space, we may not have adequate facilities to operate our business effectively and as required by the Collaboration Agreement or the costs of our office space could increase.

Certain of our officers or directors may have actual or potential conflicts of interest because of their equity interests in or positions with Eureka.

Our CEO, President, and director, Dr. Liu, currently serves as the CEO and President of Eureka. As a result, Dr. Liu devotes less than full time to the operation of our business. Pursuant to his employment agreement, Dr. Liu is expected to fulfill his duties as our CEO, but is not required to provide a specific number of hours to our business per week or per month.

Dr. Liu’s position at Eureka and the ownership by our officers and directors of any Eureka equity or equity awards, or Estrella equity awards the vesting for which is based in part on the total stockholder return of Eureka, creates, or may create the appearance of, conflicts of interest when these officers or directors are faced with decisions that could have different implications for Eureka than for us. These potential conflicts could arise, for example, over matters such as the desirability of changes in our business and operations, funding and capital matters, regulatory matters, intellectual property-related conflicts, including those relating to potential improvements to the ARTEMIS® platform, possible acquisitions or other corporate opportunities, and agreements with Eureka relating to the Separation or otherwise, allocation of resources and personnel pursuant to the Services Agreement, employee retention or recruiting, or our dividend policy.

In addition, our officers or directors may own Eureka common stock or equity awards. Certain of our officers, including Dr. Liu, and our director nominees have holdings of Eureka common stock or equity awards that have a material monetary value.

We rely on Eureka for our research and development efforts.

Pursuant to the Services Agreement, Eureka currently performs or supports our important research and development activities. The Services Agreement may be terminated by mutual agreement at any time. Following the termination of, or the expiration of the term of, the Services Agreement, we may not be able to replace the research and development-related services that Eureka provides or enter into appropriate third-party arrangements on terms and conditions, including cost, comparable to those that we will receive from Eureka. Additionally, after the Services Agreement terminates, we may be unable to sustain the research and development-related services at the same levels or obtain the same benefits as when we were receiving such services and benefits from Eureka. If we are required to operate these research and development functions separately in the future, and we do not have our own adequate systems and business functions in place at that time, or are unable to obtain them from other providers, we may not be able to operate our business effectively.

Additionally, our CEO and President, Dr. Liu, currently serves as the CEO and President of Eureka. Dr. Liu may have a conflict of interest in allocating resources and personnel between Estrella and Eureka, including pursuant to the Services Agreement, which may adversely impact the benefits we realize from the Services Agreement and our research and development and commercialization strategy.

Risks Related to Our Intellectual Property

If we are unable to obtain or protect intellectual property rights related to our in-licensed technology, future technologies and current or future product candidates, or if our intellectual property rights are inadequate, our competitors could develop and commercialize products and technology similar or identical to ours, and we may not be able to compete effectively in our market or successfully commercialize any product candidates we may develop.

Our success depends in part on our ability to obtain and maintain protection for our in-licensed intellectual property rights and proprietary technology. We rely on a combination of patents, trademarks, trade secret protection and confidentiality agreements, including in-licenses of intellectual property rights and biologic materials of others, to protect our current or future product candidates, methods used to manufacture our current or future product candidates and methods for treating patients using our current or future product candidates.

We in-license patents and patent applications relating to our product candidates. There is no guarantee that any patents covering our product candidates will issue from the patent applications we in-license, or from any patent applications that we may file in the future, or, if they do, that the issued claims will provide adequate protection for our product candidates, or any meaningful competitive advantage. Further, there is no assurance that any such patents issued will not be infringed, designed around, invalidated by third parties or effectively prevent others from commercializing competitive technologies, products or product candidates.

The patent prosecution process is expensive, complex and time-consuming. Patent license negotiations also can be complex and protracted, with uncertain results. We may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patents and patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. The patent applications that we in-license may fail to result in issued patents, and, even if they do issue as patents, such patents may not cover our current or future technologies or product candidates in the United States or in other countries or provide sufficient protection from competitors. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. We do not have exclusive control over the preparation, filing and prosecution of patent applications under certain of our in-license agreements, and we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents, that we may file and then out-license to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. Even if our in-licensed patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our in-licensed patents by developing similar or alternative product candidates in a non-infringing manner.

Further, although we make reasonable efforts to ensure patentability of our in-licensed inventions and our future inventions, we cannot guarantee that all of the potentially relevant prior art relating to our in-licensed patents and any patent applications that we may file in the future has been or will be found. For example, publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, and in some cases not at all. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our licensed platform technologies, our product candidates, or the use of our technologies. We thus cannot know with certainty whether our licensors were the first to file for patent protection of our licensors’ inventions. In addition, the United States Patent and Trademark Office (“USPTO”) might require that the term of a patent issuing from a pending patent application be disclaimed and limited to the term of another patent that is commonly owned or that names a common inventor. There is no assurance that all potentially relevant prior art relating to our in-licensed patents has been found. For this reason, and because there is no guarantee that any prior art search is absolutely correct and comprehensive, we may be unaware of prior art that could be used to invalidate an issued patent that we license or to prevent any patent applications that we may file in the future from issuing as patents. Invalidation of any patent rights with respect to our in-licensed patents could materially harm our business.

Moreover, the patent positions of biotechnology companies like ours are generally uncertain because they may involve complex legal and factual considerations that have, in recent years, been the subject of legal development and change. The relevant patent laws and their interpretation, both inside and outside of the United States, is also uncertain. Changes in either the patent laws or their interpretation in the United States and other jurisdictions may diminish our ability to protect our platform technology or product candidates and could affect the value of such intellectual property. In particular, our ability to stop third parties from making, using, selling, offering to sell or importing products that infringe, misappropriate or otherwise violate our intellectual property will depend in part on our success in obtaining and enforcing patent claims that cover our in-licensed platform technology and inventions, our product candidates, future inventions and improvements. We cannot guarantee that patents will be granted with respect to any patent applications we may file or in license in the future, nor can we be sure that any patents that may be granted to us or our licensors in the future will be commercially useful in protecting our products, or the methods of use or manufacture of those products. Additionally, third parties, including our former employees and collaborators, may challenge the ownership or inventorship of our licensed or future patent rights to claim that they are entitled to ownership and inventorship interest, and we may not be successful in defending against such claims. However, we are not currently facing any such challenges. Moreover, issued patents do not guarantee the right to practice our in-licensed or owned technology or inventions in relation to the commercialization of our products. Issued patents only allow us to block — in some cases — potential competitors from practicing the claimed inventions of the issued patents.

The standards applied by the USPTO and foreign patent offices in granting patents are not always certain and moreover, are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in patents. The in-licensed patents and patent applications, and our potential future patent applications, if any, may not result in patents being issued in the United States or in other jurisdictions which protect our technology or products or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of any patent applications we may file in the future or narrow the scope of any patent protection we may obtain from any such patent applications. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States.

Further, patents and other intellectual property rights in the pharmaceutical and biotechnology space are evolving and involve many risks and uncertainties. For example, third parties may have blocking patents that could be used to prevent us from commercializing our product candidates and any future product candidates and practicing the in-licensed proprietary technology, and any issued patents may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products or could limit the term of patent protection that otherwise may exist for our product candidate and any future product candidates. In addition, the scope of the rights granted under any issued patents may not provide us with protection or competitive advantages against competitors or other parties with similar technology. Additionally, our competitors may initiate legal proceedings, such as declaratory judgment actions in federal court or reexaminations or an inter partes review at the USPTO in an attempt to invalidate or narrow the scope of our in-licensed patents. However, neither we nor our licensors are currently facing any such proceedings. Furthermore, our competitors or other parties may independently develop similar technologies that are outside the scope of the rights granted under any issued patents. For these reasons, we may face competition with respect to our product candidates and any future product candidates. Moreover, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any particular product candidate can be commercialized, any patent protection for such product candidate may expire or remain in force for only a short period following commercialization, thereby reducing the commercial advantage the patent provides.

Even if patents do successfully issue from any patent applications we may file in the future, and even if such patents cover our in-licensed current technologies or any future technologies or product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated, or held unenforceable. Any successful challenge to these patents or to any other patents licensed to us could deprive us of rights necessary for the successful commercialization of any current or future technologies or product candidates that we may develop. Likewise, if such patent applications with respect to our development programs and current or future technologies or product candidates fail to issue, if their breadth or strength is threatened, or if they fail to provide meaningful exclusivity, other companies could be dissuaded from collaborating with us to develop current or future technologies or product candidates. Lack of valid and enforceable patent protection could threaten our ability to commercialize current or future products and could prevent us from maintaining exclusivity with respect to the invention or feature claimed in the patent applications. Any failure to obtain or any loss of patent protection could have a material adverse impact on our business and ability to achieve profitability. We may be unable to prevent competitors from entering the market with a product that is similar or identical to any of our current or potential future product candidates or from utilizing technologies similar to those in our in-licensed T-cell immunotherapy technologies.

The filing of a patent application or the issuance of a patent is not conclusive as to its ownership, inventorship, scope, patentability, validity or enforceability. Issued patents and patent applications may be challenged in the courts and in the patent office in the United States and abroad. For example, any potential future patent applications filed by us or our licensors, or any patents that issue therefrom, may be challenged through third-party submissions, opposition or derivation proceedings. By further example, any such issued patents may be challenged through reexamination, inter partes review or post-grant review proceedings before the USPTO, or in declaratory judgment actions or counterclaims. An adverse determination in any such submission, proceeding or litigation could prevent the issuance of, reduce the scope of, invalidate or render unenforceable our in-licensed patent rights or any patent rights arising from issuance of a patent based on an application that we may file in the future, result in the loss of exclusivity, limit our ability to stop others from using or commercializing similar or identical platforms and product candidates, or allow third parties to compete directly with us without payment to us. In addition, if the breadth or strength of protection provided by any patents that might result from our in-licensed patent applications or any patent applications that we may file in the future is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future platforms or product candidates. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Moreover, the Collaboration Agreement allows us to co-own with Imugene patent applications relating to inventions jointly developed under the Collaboration Agreement, and we may in the future co-own additional patents and patent applications with third parties pursuant to agreements that we may enter into. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent application, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. We may need the cooperation of any such co-owners to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business prospects and financial conditions.

Our in-licensed patent rights may be subject to a reservation of rights by one or more third parties, such as the U.S. government. In addition, our rights in such inventions may be subject to certain requirements to manufacture product candidates embodying such inventions in the United States. Any exercise by the U.S. government of such rights could harm our competitive position, business, financial condition, results of operations and prospects.

Our in-licensed patent rights may not cover our products or processes, including ARTEMIS®, or any otherwise viable commercial products or processes and/or may be invalid or unenforceable

We have not specifically evaluated the scope of coverage, validity, or enforceability of our in-licensed patent rights. These patents may not cover any of our current or future products or processes, including ARTEMIS® platform technology, or any otherwise viable commercial products or processes. Even if the patents do cover any of our current or future products, we have not evaluated whether and how easily a competitor may be able to design and market a competing product that does not infringe on any of our in-licensed patent rights. The in-licensed patent rights may have no commercial value. The in-licensed patent rights may be invalid or unenforceable for a variety of reasons including, non-patentable subject matter, anticipation, on-sale bar, public use bar, public disclosure, obviousness, inadequate written description, inadequate disclosure, lack of enablement, estoppel, laches, implied license, failure to mark, misuse, and/or inequitable conduct.

Our licenses and other material contracts may be invalid, unenforceable, or limited as to intellectual property and/or may impede, limit, or eliminate our ability to secure or protect our intellectual property, including in-licensed patent rights and any future developments.

We have not specifically evaluated the scope, validity, or enforceability of Eureka’s license of patent rights to Estrella. The license may not be valid, may be unenforceable, may have a limited scope, and may not confer adequate rights or standing. These risks may undermine our ability to enforce, control, and protect our in-licensed patent rights. We have not specifically evaluated the scope, validity, enforceability, or commercial usefulness of materials contracts as they relate to intellectual property. These contracts may not enable development of commercially valuable intellectual property and may materially limit or eliminate our ability to secure or protect our intellectual property, including in-licensed patent rights.

The patent protection and patent prosecution for some of our product candidates and technologies may be dependent on third parties.

While we normally seek to obtain the right to control prosecution, maintenance and enforcement of the patents relating to our product candidates and technologies, there may be times when the filing and prosecution activities for patents and patent applications relating to our product candidates and technologies are controlled by our licensors or collaborators. Our licensors may not successfully prosecute the patent applications to which we are licensed. Even if patents are issued in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would.

If any of our licensors or collaborators fail to prosecute, maintain and enforce such patents and patent applications in a manner consistent with the best interests of our business, including by payment of all applicable fees for patents covering our product candidates and technologies, we could lose our rights to the intellectual property or our exclusivity with respect to those rights, our ability to develop and commercialize those product candidates and technologies may be adversely affected and we may not be able to prevent competitors from making, using and selling competing product candidates. In addition, even where we have the right to control the prosecution of patents and patent applications we have licensed from third parties, we may still be adversely affected or prejudiced by actions or inactions of our licensees, our current and future licensors and their counsel that took place prior to the date upon which we assumed control over patent prosecution.

Further, we may have limited control over the manner in which our licensors initiate an infringement proceeding against a third-party infringer of the intellectual property rights, or defend certain of the intellectual property that is licensed to us. It is possible that the licensors’ infringement proceeding(s) or defense activities may be less vigorous than had we conducted them ourselves.

We may be unable to acquire or in-license any relevant third-party intellectual property rights that we identify as necessary or important to our business operations.

Because our development programs may in the future require the use of proprietary rights held by third parties, the growth of our business may depend in part on our ability to acquire, in-license or use these third-party proprietary rights. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary for our product candidates. The licensing of third-party intellectual property rights is a competitive area, and more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. More established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to

us. If we are unable to license such technology, or if we are forced to license such technology on unfavorable terms, our business could be materially harmed. If we are unable to obtain a necessary license, we may be unable to develop or commercialize the affected current or future product candidates, which could materially harm our business, and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties or other forms of compensation. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.

Further, our licensors may retain certain rights under their agreements with us, including the right to use the underlying technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

Additionally, some intellectual property that we have in-licensed may have been discovered through government funded programs and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit our exclusive rights, and limit our ability to contract with non-U.S. manufacturers. As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future product candidates pursuant to the Bayh-Dole Act of 1980 (“Bayh-Dole Act”) and implementing regulations. These U.S. government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government may have the right to require us or our licensors to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The U.S. government also has the right to take title to these inventions made through government funded programs if we, or the applicable licensor, fail to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. These time limits have recently been changed by regulation, and may change in the future. Intellectual property generated under a government-funded program is also subject to certain reporting requirements, compliance with which may require us or the applicable licensor to expend substantial resources. In addition, the U.S. government requires that any products embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. manufacturers may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property. To the extent any of our current or future intellectual property is generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.

We currently, and in the future may continue to, enter into agreements involving licenses or collaborations that provide for access or sharing of intellectual property. These intellectual property-related agreements may impose certain obligations and restrictions on our ability to develop and commercialize our product candidates and technologies that are the subject of such licenses.

We license rights from third parties to use certain intellectual property relevant to one or more of our current and future product candidates. In the future, we may need to obtain additional licenses from others to advance our research and development activities or allow the commercialization of our current and future product candidates we may identify and pursue. These existing license agreements impose, and any future license agreements we enter into are likely to impose, various development, commercialization, funding, milestone, royalty, diligence, sublicensing, insurance, patent prosecution and enforcement or other obligations on us. For example, we are a party to the License Agreement with Eureka and Eureka Therapeutics (Cayman), Inc.

In addition, certain of our future agreements with third parties may limit or delay our ability to consummate certain transactions, may impact the value of those transactions, or may limit our ability to pursue certain activities. For example, we may in the future enter into license agreements that are not assignable or transferable, or that require the licensor’s express consent in order for an assignment or transfer to take place.

Further, we or our licensors, if any, may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to strengthen our patent position. It is possible that defects of form in the preparation or filing of our in-licensed patents may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If we or our licensors fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our licensors are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution, or enforcement of our in-licensed patents, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business, financial conditions, results of operations and prospects.

Furthermore, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement and defense of patents and patent applications that we license from third parties. In certain circumstances, our licensed patent rights are subject to our reimbursing our licensors for their patent prosecution and maintenance costs. If our licensors and future licensors fail to prosecute, maintain, enforce and defend patents we may license, or lose rights to licensed patents or patent applications, our licensed rights may be reduced or eliminated. In such circumstances, our right to develop and commercialize any of our products or product candidates that is the subject of such licensed rights could be materially adversely affected. Even where we have the right to control prosecution of patents and patent applications under license from third parties, we may still be adversely affected or prejudiced by actions or inactions of our predecessors or licensors and their counsel that took place prior to us assuming control over patent prosecution.

Our technology acquired or licensed currently or in the future from various third parties is or may be subject to retained rights. Our predecessors or licensors do and may retain certain rights under their agreements with us, including the right to use the underlying technology for non-commercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our predecessors or licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

If we are limited in our ability to utilize acquired or licensed technologies, or if we lose our rights to critical in-licensed technology, we may be unable to successfully develop, out-license, market and sell our product candidates, which could prevent or delay new product introductions. Our business strategy depends on the successful development of acquired technologies and licensed technology into commercial product candidates. Therefore, any limitations on our ability to utilize these technologies may impair our ability to develop, out-license or market and sell our product candidates.

If we fail to comply with our obligations under any existing or future license, collaboration or other intellectual property-related agreements, we may be required to pay damages and could lose intellectual property rights that may be necessary for developing, commercializing and protecting our current or future technologies or product candidates or we could lose certain rights to grant sublicenses.

We have certain obligations to third-party licensors from whom we license certain patent rights that are relevant to one or more current and future product candidates. In the future, we may need to obtain additional licenses from other third parties to advance our research and development activities or allow the commercialization of our current and future product candidates. Our existing license agreements impose, and any future license agreements we enter into are likely to impose, various development, commercialization, funding, milestone, royalty, diligence, sublicensing, insurance, patent prosecution and enforcement or other obligations on us. If we breach any of these obligations, including diligence obligations with respect to development and commercialization of product candidates covered by the intellectual property licensed to us, or use the intellectual property licensed to us in an unauthorized manner or we are subject to bankruptcy-related proceedings, we may be required to pay damages and the licensor may have the right to terminate the respective agreement or materially modify the terms of the license, such as by rendering currently exclusive licenses non-exclusive. License termination or modification could result in our inability to develop, manufacture and sell products that are covered by the licensed intellectual property or could enable a competitor to gain access to the licensed intellectual property.

In certain circumstances, our licensed patent rights are subject to our reimbursing our licensors for their patent prosecution and maintenance costs. If our licensors and future licensors fail to prosecute, maintain, enforce and defend patents we may license, or lose rights to licensed patents or patent applications, our licensed rights may be reduced or eliminated. In such circumstances, our right to develop and commercialize any of our products or product candidates that are the subject of such licensed rights could be materially adversely affected.

Our current or future licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing, misappropriating or otherwise violating the licensor’s intellectual property rights. In addition, while we cannot currently determine the amount of the royalty obligations we would be required to pay on sales of future products if infringement or misappropriation were found, those amounts could be significant. The amount of our future royalty obligations will depend on the technology and intellectual property we use in products that we successfully develop and commercialize, if any. Therefore, even if we successfully develop and commercialize products, we may be unable to achieve or maintain profitability.

Disputes may arise between us and our present and future licensors regarding intellectual property subject to a licensing agreement, including:

•        the scope of rights granted under the license agreement and other interpretation-related issues, including but not limited to our right to transfer or assign the license;

•        whether and the extent to which our product candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•        our right to sublicense patents and other rights to third parties, including the terms and conditions thereof;

•        our diligence obligations with respect to the development and commercialization of our product candidates that are covered by the license agreement, and what activities satisfy those diligence obligations;

•        our right to transfer or assign the license;

•        the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our collaborators; and

•        the priority of invention of patented technology.

If disputes over intellectual property that we license in the future prevent or impair our ability to maintain our licensing arrangements on acceptable terms, we may not be able to successfully develop and commercialize the affected product candidates, which would have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, while we currently do not have any liens, security interests, or other encumbrances on the intellectual property that we own, we may, in the future, need to obtain a loan or a line of credit that will require that we put up our intellectual property as collateral to our lenders or creditors. If we do so, and we violate the terms of any such loan or credit agreement, our lenders or creditors may take possession of such intellectual property, including the rights to receive proceeds derived from such intellectual property.

Patent terms may not be able to protect our competitive position for an adequate period of time with respect to our current or future technologies or product candidates.

Patents have a limited lifespan. The term of individual patents and applications in-licensed to us and in our portfolio in the future depends upon the legal term of patents in the countries in which they are obtained. In most countries in which we would file, including the United States, the patent term is 20 years from the earliest date of filing a non-provisional patent application. Extensions of a patent term may be available, but there is no guarantee that such patents may be eligible for extension, or that we would succeed in obtaining any particular extension, and no guarantee any such extension would confer a patent term for a sufficient period of time to exclude others from commercializing product candidates similar or identical to ours. In the United States, the term of a patent may be eligible for patent term adjustment, which permits patent term restoration as compensation for delays incurred at the USPTO during the patent prosecution process. In addition, for patents that cover an FDA-approved drug, the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”) permits a patent term extension of up to five years beyond the expiration of the patent. While the length of the patent term extension is related to the length of time the drug is under regulatory review, patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, and only one patent per approved drug — and only those claims covering the approved drug, a method for using it or a method for manufacturing it — may be extended under the Hatch-Waxman Act. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when our products receive FDA approval or applicable approval in other jurisdictions, we expect to apply for patent term extensions on any issued patents covering those products in the United States and other jurisdictions where such extensions are available; however, there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and if granted, the length of such extensions. An extension may not be granted because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. If a patent term extension is not granted or the term of any such extension is less than requested, the period during which we can enforce such patent rights for the applicable product candidate will be shortened and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced. Further, if this occurs, our competitors may be able to launch their products earlier by taking advantage of our investment in development and clinical trials along with our clinical and preclinical data. This could have a material adverse effect on our business and ability to achieve profitability.

The life of a patent and the protection it affords are limited. As a result, our in-licensed patent portfolio provides us with limited rights that may not last for a sufficient period of time to exclude others from commercializing product candidates similar or identical to ours. Even if patents covering our product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products, including generics or biosimilars. For example, given the large amount of time required for the research, development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our in-licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Changes in U.S. patent law or the patent law of other countries or jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our current or any future technologies or product candidates.

Changes in either the patent laws or interpretation of the patent laws in the United States or elsewhere could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. The United States has enacted and implemented wide-ranging patent reform legislation. On September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”) was signed into law, which could increase the uncertainties and costs surrounding the prosecution of any potential future owned patents and our in-licensed patents and the enforcement or defense of any potential future owned patents or our in-licensed patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, may affect patent litigation and switch the U.S. patent system from a “first-to-invent” system to a “first-to-file” system. Under a first-to-file system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. A third party that files a patent application in the USPTO after March 16, 2013, but before us, could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either (i) file any patent application related to our product candidates or (ii) invent any of the inventions claimed in our or our licensor’s patents or patent applications. The Leahy-Smith Act also allows third-party submission of prior art to the USPTO during patent prosecution and sets forth additional procedures to challenge the validity of a patent by USPTO-administered post-grant proceedings, including derivation, reexamination, inter partes review, post-grant review and interference proceedings. The USPTO developed additional regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and, in particular, the first-to-file provisions, became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our in-licensed patents and any patent applications we may file in the future and the enforcement or defense of our in-licensed patents and any patents we may own in the future, all of which could have a material adverse impact on our business prospects and financial condition.

As referenced above, for example, courts in the U.S. continue to refine the heavily fact-and-circumstance-dependent jurisprudence defining the scope of patent protection available for therapeutics, narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. This creates uncertainty about our ability to obtain patents in the future and the value of such patents. In addition, the patent positions of companies in the development and commercialization of pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future. We cannot provide assurance that future developments in U.S. Congress, the federal courts and the USPTO will not adversely impact any patents we may own in the future or our in-licensed patents or any patent applications we may file in the future. The laws and regulations governing patents could change in unpredictable ways that could weaken our and our licensors’ ability to obtain new patents or to enforce our existing in-licensed patents and patents that we might obtain or in-license in the future. Similarly, changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may have a material adverse effect on our and our licensors’ ability to obtain new patents or to protect and enforce our in-licensed patents or patents that we may obtain or in-license in the future.

We or our licensors may be subject to lawsuits or litigation to protect or enforce our in-licensed patents or other intellectual property, which could result in substantial costs and liability and prevent us from commercializing our potential products.

Third parties may attempt to invalidate our or our licensors’ intellectual property rights via procedures including but not limited to patent infringement lawsuits, declaratory judgment actions, interferences, oppositions and inter partes reexamination proceedings before the USPTO, U.S. courts and foreign patent offices or foreign courts. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, our licensor’s patent rights, which could adversely affect our competitive position. Because of a lower evidentiary standard necessary to invalidate a patent claim in USPTO proceedings compared to the evidentiary standard in United States federal courts, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our licensors’ patent claims that would not have been invalidated if first challenged by the third party in a district court action. Even if such rights are not directly challenged, disputes could lead to the weakening of our or our licensors’ intellectual property rights. Our defense against any attempt by third parties to circumvent or invalidate our intellectual property rights could be costly to us, could require significant time and attention of our management, and could have a material and adverse impact on our profitability, financial condition and prospects or ability to successfully compete.

We or our licensors may find it necessary to pursue claims or to initiate lawsuits to protect or enforce our in-licensed patent or other intellectual property rights. The cost to us in defending or initiating any litigation or other proceedings relating to our in-licensed patent or other intellectual property rights, even if resolved in our favor, could be substantial, particularly in a foreign jurisdiction, and any litigation or other proceeding would divert our management’s attention. Such litigation or proceedings could materially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Some of our competitors may be able to more effectively sustain the costs of complex patent litigation because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could delay our research and development efforts and materially limit our ability to continue our operations.

If we or our licensors were to initiate legal proceedings against a third party to enforce a patent covering one of our product candidates or our technology, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability of the asserted patent are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, claiming patent-ineligible subject matter, lack of novelty, indefiniteness, lack of written description, non-enablement, anticipation or obviousness. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. The outcome of such invalidity and unenforceability claims is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we or our licensors and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we could lose at least part, and perhaps all, of the patent protection for one or more of our product candidates or certain aspects of our platform technologies. Such a loss of patent protection could have a material adverse effect on our business, financial condition, results of operations and prospects. Patents and other intellectual property rights also will not protect our product candidates and technologies if competitors or third parties design around such product candidates and technologies without legally infringing, misappropriating or violating our in-licensed patents or other intellectual property rights.

We may not be able to protect our intellectual property rights throughout the world, which could negatively impact our business.

Filing, prosecuting and defending patents on current or future technologies or product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some countries do not protect intellectual property rights to the same extent as laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other countries. Competitors or other third parties may use our licensed technologies to develop their own products in jurisdictions where our licensors or we have not obtained patent protection and, further, may export infringing product candidates to territories where our licensors or we may in the future have patent protections, but enforcement is not as strong as that in the United States. These product candidates may compete with our products, and our in-licensed patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. The legal systems of certain countries, including certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us to stop the infringement of any in-licensed patents or patents that we may obtain in the future in other countries, or the marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our in-licensed intellectual property and other proprietary rights in foreign jurisdictions could result in substantial costs and could divert our efforts and attention from other aspects of our business. Such proceedings could also put any in-licensed patents or patents that we may hold in the future at risk of being invalidated or interpreted narrowly, could put our in-licensed patent applications or patent applications that we may file in the future at risk of not issuing, and could provoke third parties to assert claims against us or our licensors. We or our licensors may not prevail in any lawsuits or other adversarial proceedings that we or our licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our and our licensors’ efforts to enforce such intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or in-license.

Further, many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of its patents. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position in the relevant jurisdiction may be impaired and our business prospects may be materially adversely affected.

Third parties may initiate legal proceedings alleging that we are infringing, misappropriating or violating their intellectual property rights, or seeking to invalidate or avoid our in-licensed patent rights, the outcome of which would be uncertain and could have a material adverse impact on the success of our business.

Our commercial success depends, in part, upon our ability or the ability of our potential future collaborators to develop, manufacture, market and sell our current or any future product candidates and to use our proprietary technologies without infringing, misappropriating or violating the proprietary and intellectual property rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes review proceedings before the USPTO, U.S. courts, foreign patent offices or foreign courts. As the field of cell therapies advances, patent applications are being processed by national patent offices around the world. There is uncertainty about which patents will issue, and, if they do, there is uncertainty as to when, to whom, and with what claims. Any claims of patent infringement, or claims asserting invalidity, unenforceability, or invalidity of our in-licensed patent rights, asserted by third parties would be time consuming and could:

•        result in invalidation, unenforceability, scope limitation, or other adverse judgments against our in-licensed patents;

•        result in costly litigation that may cause negative publicity;

•        divert the time and attention of our technical personnel and management;

•        cause development delays;

•        prevent us from commercializing any of our product candidates until the asserted patent expires or is held finally invalid or not infringed in a court of law;

•        require us to develop non-infringing technology, which may not be possible on a cost-effective basis;

•        subject us to substantial damages for infringement, which we may have to pay if a court decides that the product candidate or technology at issue infringes on or violates the third party’s rights, and, if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees; or

•        require us to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all, or which might be non-exclusive, which could result in our competitors gaining access to the same technology.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations or could otherwise have a material adverse effect on our business, results of operations, financial condition and prospects.

Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that we may be subject to claims of infringement of the patent rights of third parties. Because patent applications can take many years to issue, there may also be currently pending patent applications that may later result in issued patents that our technology or product candidates may infringe. Further, we cannot guarantee that we are aware of all patents and patent applications potentially relevant to our technology or products. We may not be aware of potentially relevant third-party patents or applications for several reasons. For example, U.S. applications filed before November 29, 2000, and certain U.S. applications filed after that date that will not be filed outside the U.S. remain confidential until a patent issues. Patent applications filed in the United States (after November 29, 2000) and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our product candidates or platform technologies could have been filed by others without our knowledge. Any such patent application may have priority over our in-licensed patent applications or patents or any patent applications that we may file in the future and any patents issued therefrom, which could require us to obtain rights to issued patents covering such technologies. Additionally, claims pending in patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our platform, our product candidates or the use of our technologies.

Although no third party has asserted a claim of patent infringement against us as of the date of this Annual Report, others may hold proprietary rights that could prevent our product candidates from being marketed. We or our licensors, or any future strategic collaborator, may be party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our current or any potential future product candidates and technologies, including derivation, reexamination, inter partes review or post-grant review before the USPTO and similar proceedings in jurisdictions outside of the United States such as opposition proceedings. In some instances, we may be required to indemnify our licensors for the costs associated with any such adversarial proceedings or litigation. Third parties may assert infringement claims against us, our licensors or our strategic collaborators based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third parties may choose to engage in litigation or other adversarial proceedings with us, our licensors or our strategic collaborators to enforce or otherwise assert their patent rights. Even if we believe such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are not invalid, and that they are enforceable and have been infringed, which could have a material adverse impact on our ability to utilize our platform technologies or to commercialize our current or any future product candidates. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity by presenting clear and convincing evidence of invalidity. There is no assurance that a court of competent jurisdiction, even if presented with evidence we believe to be clear and convincing, would invalidate the claims of any such U.S. patent.

Further, we cannot guarantee that we will be able to successfully settle or otherwise resolve such adversarial proceedings or litigation. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or to continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in marketing our product candidates. If we, or our licensors, or any future strategic collaborators are found to infringe, misappropriate or violate a third-party patent or other intellectual property rights, we could be required to pay damages, including treble damages and attorney’s fees, if we are found to have willfully infringed. In addition, we, or our licensors, or any future strategic collaborators may choose to seek, or be required to seek, a license from a third party, which may not be available on commercially reasonable terms, if at all. Even if a license can be obtained on commercially reasonable terms, the rights may be non-exclusive, which could give our competitors access to the same technology or intellectual property rights licensed to us, and we could be required to make substantial licensing and royalty payments. Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our current or future product candidates. We could be forced, including by court order, to cease utilizing, developing, manufacturing and commercializing our platform technologies or product candidates deemed to be infringing. We may be forced to redesign current or future technologies or products. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. Any of the foregoing could have a material adverse effect on our ability to generate revenue or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations.

Thus, it is possible that one or more third parties will hold patent rights to which we will need a license, which may not be available on reasonable terms or at all. If such third parties refuse to grant us a license to such patent rights on reasonable terms or at all, we may be required to expend significant time and resources to redesign our technology, product candidates or the methods for manufacturing our product candidates, or to develop or license replacement technology, all of which may not be commercially or technically feasible. In such case, we may not be able to market such technology or product candidates and may not be able to perform research and development or other activities covered by these patents. This could have a material adverse effect on our ability to commercialize our product candidates and our business and financial condition.

Lastly, if our in-licensed technology or products are found to infringe the intellectual property rights of third parties, these third parties may assert infringement claims against our licensees and other parties with whom we have business relationships, and we may be required to indemnify those parties for any damages they suffer as a result of these claims. The claims may require us to initiate or defend protracted and costly litigation on behalf of licensees and other parties regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of those parties or may be required to obtain licenses for the products they use.

Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our Common Stock to decline.

During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions and other interim proceedings or developments in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing product candidates, approved products, programs, or intellectual property could be diminished. Accordingly, the market price of shares of our Common Stock may decline. Such announcements could also harm our reputation or the market for our future products, which could have a material adverse effect on our business.

Intellectual property rights of third parties could adversely affect our ability to commercialize our current in-licensed technologies or future technologies or product candidates, and we might be required to litigate or obtain licenses from third parties to develop or market our current in-licensed technologies or future technologies or product candidates, which may not be available on commercially reasonable terms or at all.

Because the immunotherapy landscape is still evolving, it is difficult to conclusively assess our freedom to operate without infringing, misappropriating, or violating third-party rights. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect. For example, we may incorrectly determine that our products are not covered by a third-party patent or may incorrectly predict whether a third-party’s pending application will issue with claims of relevant scope. Also, our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect.

There are numerous companies that have pending patent applications and issued patents broadly covering cell therapy generally or covering related inventions that may be relevant for product candidates that we wish to develop. There may be third-party patents and patent applications that claim aspects of our current or potential future product candidates and modifications that we may need to apply to our current or potential future product candidates. There are also many issued patents that claim inventions that may be relevant to products we wish to develop. The holders of such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all, or it may be non-exclusive, which could result in our competitors gaining access to the same intellectual property.

Our competitive position may materially suffer if patents issued to third parties or other third-party intellectual property rights cover our current in-licensed technologies or future technologies, product candidates or elements thereof or our manufacture or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize current in-licensed technologies or future technologies or product candidates unless we successfully pursue litigation to narrow or invalidate the third-party intellectual property right concerned, or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may be issued patents of which we are not aware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current in-licensed technologies or future technologies or product candidates. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current in-licensed technologies or future technologies or product candidates. If such an infringement claim should successfully be brought, we may be required to pay substantial damages or be forced to abandon our current in-licensed technologies or future technologies or product candidates or to seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.

Third-party intellectual property right holders may also actively bring infringement, misappropriation, or other claims alleging violations of intellectual property rights against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or to continue costly, unpredictable, and time-consuming litigation and may be prevented from or experience substantial delays in marketing our product candidates. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing any of our current in-licensed technologies or future technologies or product candidates that are held to be infringing, misappropriating, or otherwise violating third-party intellectual property rights. We might, if possible, also be forced to redesign current or future technologies or product candidates so that we no longer infringe, misappropriate, or violate the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business, which could have a material adverse effect on our financial condition and results of operations.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patent protection for certain aspects of our current in-licensed technologies or future technologies and product candidates, we rely on trade secrets, including confidential and unpatented know-how, technology and other proprietary information, to maintain our competitive position and to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. Elements of our product candidates, including processes for their preparation and manufacture, may involve proprietary know-how, information, or technology that is not covered by patents, and thus for these aspects we may consider trade secrets and know-how to be our primary intellectual property.

Trade secrets and know-how can be difficult to protect. We seek to protect trade secrets and confidential and unpatented know-how, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to such knowledge, such as our employees, corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants under which they are obligated to maintain confidentiality and to assign their inventions to us. However, we cannot be certain that such agreements have been entered into with all relevant parties, and we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access (such as through a cybersecurity breach) to our trade secrets or independently develop substantially equivalent information and techniques. Moreover, individuals with whom we have such agreements may not comply with their terms. Any of these parties may breach such agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for any such breaches. In addition, we take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary technology by third parties.

We may also become involved in inventorship disputes relating to inventions and patents developed by our employees or consultants under such agreements. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret, or securing title to an employee-or consultant-developed invention if a dispute arises, is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts in the United States and certain foreign jurisdictions disfavor or are unwilling to protect trade secrets. We may need to share our proprietary information, including trade secrets, with future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors. Further, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent that competitor from using the technology or information to compete with us. If, in the future, any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be materially and adversely harmed.

We may be subject to claims that we or our employees or consultants have wrongfully used or disclosed alleged trade secrets or other proprietary information of third parties, including our employees’ or consultants’ former employers or their clients.

We are party to various contracts under which we are obligated to maintain the confidentiality of trade secrets or other confidential and proprietary information of third parties, including our licensors and strategic partners. In addition, many of our employees or consultants and our licensors’ employees or consultants were previously employed at universities or biotechnology or biopharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that one or more of these employees or consultants or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of third parties, including former employers of our employees and consultants. Litigation or arbitration may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or may be enjoined from using such intellectual property. Any such proceedings and possible aftermath would likely divert significant resources from our core business, including distracting our technical and management personnel from their normal responsibilities. A loss of key research personnel or their work product could limit our ability to commercialize, or prevent us from commercializing, our current in-licensed technologies or future technologies or product candidates, which could materially harm our business. Even if we are successful in defending against any such claims, litigation or arbitration could result in substantial costs and could be a distraction to management.

Our licensors or we may be subject to claims challenging the inventorship of our in-licensed patents and other intellectual property.

We or our licensors may be subject to claims that former employees, collaborators or other third parties have an interest in our in-licensed patents as an inventor or co-inventor, or in our trade secrets or other intellectual property as a contributor to its development. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our product candidates or as a result of questions regarding co-ownership of potential joint inventions. For example, we or our licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or our licensors’ ownership of our in-licensed patents, our trade secrets or other intellectual property. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our product candidates. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Also, our licensors may have relied on third-party consultants or collaborators or on funds from third parties, such as the U.S. government, such that our licensors are not the sole and exclusive owners of the patents we in-licensed. If other third parties have ownership rights or other rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

Further, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in obtaining such executed agreements with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations and prospects.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our licensors’ patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents or patent applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our in-licensed patents and any patent rights we may own or in-license in the future. The USPTO and various non-U.S. patent offices require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply with these requirements, and we are also dependent on our licensors to take the necessary action to comply with these requirements with respect to our in-licensed intellectual property. In many cases, an inadvertent lapse, of our patent counsel or other applicable patent maintenance vendors, can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, potential competitors might be able to enter the market with similar or identical product candidates or platforms, which could have a material adverse effect on our business prospects and financial condition.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

We use and will continue to use registered and/or unregistered trademarks or trade names to brand and market ourselves and our products. Our trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we use for name recognition by potential collaborators or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, and our business may be materially adversely affected.

We may also license our trademarks and trade names to third parties, such as distributors. Though these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and trade names by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names.

Intellectual property rights do not necessarily address all potential threats to our business.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business. The following examples are illustrative:

•        others may be able to create T-cell therapies that are similar to our product candidates, but that are not covered by the claims of any patents that we own, license or control;

•        we, our licensors, or any strategic collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own, license or control or may own, license or control in the future;

•        we or our licensors might not have been the first to file patent applications covering certain of our in-licensed inventions;

•        others may independently develop the same, similar, or alternative technologies without infringing, misappropriating, or violating our in-licensed intellectual property rights;

•        it is possible that any patent applications we may file in the future will not lead to issued patents;

•        issued patents that we in-license, control or may own in the future may not provide us with any competitive advantages, or may be narrowed or held invalid or unenforceable, including as a result of legal challenges;

•        our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and may then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•        we may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent application covering such trade secrets or know-how; and

•        the patents of others may have an adverse effect on our business.

Should any of these events occur, they could have a material adverse impact on our business, financial condition, results of operations and prospects.

If any negative data were to arise with respect to the use of our licensed technology in territories where such technology is licensed to a third party, it could negatively affect our ability to develop our product candidates in territories where we license such technology.

Pursuant to the Syracuse License Agreement, Eureka licensed to JW Therapeutics (Cayman) Co. Ltd (“JW”) the rights to use ARTEMIS® technology in connection with CD19 and CD22 in Greater China and the ASEAN countries (the “JW Territory”). The JW License allows JW to conduct research and development (but not commercialize) in the U.S., and for Eureka and Estrella to conduct research and development (but not commercialize) in the JW Territory. Accordingly, we may experience conflicts or have potential intellectual property-related disputes with JW in connection with the development of our product candidates. Additionally, if any negative data were to arise from the JW Territory with respect to the use of ARTEMIS® technology in the JW Territory, it could negatively affect our ability to develop our product candidates and adversely impact our success in the Licensed Territory.

Risks Related to Government Regulation

Clinical development includes a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

All of our current product candidates are in preclinical or clinical development and their risk of failure is high. It is impossible to predict when or if our candidates or any potential future product candidates will prove effective in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete preclinical studies for our current product candidates and then conduct extensive clinical trials to demonstrate the safety, purity and potency, or efficacy of that product candidate in humans. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the development process. The results of preclinical studies and clinical trials of any of our current or potential future product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or safety profiles, notwithstanding promising results in earlier trials.

We may experience delays in completing our preclinical studies and initiating or completing our clinical studies. We do not know whether planned preclinical studies and clinical trials will be completed on schedule or at all, or whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Our development programs may be delayed for a variety of reasons, including delays related to:

•        the FDA or other regulatory authorities requiring us to submit additional data or imposing other requirements before permitting us to initiate a clinical trial;

•        obtaining regulatory approval to commence a clinical trial;

•        reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•        obtaining IRB or ethics committee approval at each clinical trial site;

•        recruiting suitable patients to participate in a clinical trial;

•        having patients complete a clinical trial or return for post-treatment follow-up;

•        clinical trial sites deviating from trial protocol or dropping out of a trial;

•        the FDA placing the clinical trial on hold;

•        subjects failing to enroll or remain in our trial at the rate we expect;

•        subjects choosing an alternative treatment for the indication for which we are developing or other product candidates, or participating in competing clinical trials;

•        lack of adequate funding to continue the clinical trial;

•        subjects experiencing severe or unexpected drug-related adverse events;

•        any changes to our manufacturing process that may be necessary or desired;

•        adding new clinical trial sites; and

•        manufacturing sufficient quantities of our product candidates for use in clinical trials.

Furthermore, we expect to rely on our CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and, while we expect to enter into agreements governing their committed activities, we have limited influence over their actual performance.

We could encounter delays if prescribing physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our current or potential future product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by us, our collaborators, the IRBs of the institutions in which such trials are being conducted, the Data Safety Monitoring Board for such trial or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug or therapeutic biologic, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, or a regulatory authority concludes that the financial relationship may have affected the interpretation of the trial, the integrity of the data generated at the applicable clinical trial site may be questioned and the utility of the clinical trial itself may be jeopardized, which could result in the delay or rejection of the marketing application we submit. Any such delay or rejection could prevent or delay us from commercializing our current or future product candidates.

If we experience delays in the completion of, or termination of, any clinical trial of any of our current or potential future product candidates, the commercial prospects of such product candidate will be harmed, and our ability to generate product revenue from such product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow our product development and approval process and jeopardize our ability to commence product sales and generate revenue. Any of these occurrences may have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our current or potential future product candidates.

We may be unable to obtain U.S. or foreign regulatory approval and, as a result, be unable to commercialize our current or potential future product candidates.

Our current and any potential future product candidates are subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, efficacy, approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing, and distribution of therapeutic biologics. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process are required to be successfully completed in the U.S. and in many foreign jurisdictions before a new drug or therapeutic biologic can be marketed in the U.S. or foreign jurisdictions. Satisfaction of these and other regulatory requirements is costly, time-consuming, uncertain and subject to unanticipated delays. It is possible that none of the product candidates we may develop will obtain the regulatory approvals necessary for us or our potential future collaborators to begin selling them.

The time required to obtain FDA and other approvals is unpredictable but typically takes many years following the commencement of clinical trials, depending upon the type, complexity, and novelty of the product candidate. The standards that the FDA and its foreign counterparts use when regulating us require judgment and can change, which makes it difficult to predict with certainty how they will be applied. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to new government regulations, for example, from future legislation or administrative action, or from changes in regulatory policy during the period of product development, clinical trials and regulatory review in the United States and other jurisdictions. It is impossible to predict whether legislative changes will be enacted, or whether FDA or foreign regulations, guidance or interpretations will be changed, or what the impact of such changes, if any, may be.

Any delay or failure in obtaining required approvals could have a material adverse effect on our ability to generate revenue from the particular product candidate for which we are seeking approval. Further, we and our potential future collaborators may never receive approval to market and commercialize any product candidate. Even if we or a potential future collaborator obtains regulatory approval, the approval may be for targets, disease indications or patient populations that are not as broad as we intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings.

Once a product obtains regulatory approval, numerous post approval requirements apply, including periodic monitoring and reporting obligations, review of promotional material, reports on ongoing clinical trials and adverse events and inspections of manufacturing facilities. In addition, material changes to approved products, including any changes to the manufacturing process or labeling, require further review by the appropriate authorities before marketing. Approvals may also be withdrawn or revoked due to safety, effectiveness, or potency concerns, including as a result of adverse events reported in patients or ongoing clinical trials, or failure to comply with cGMP. In addition to revocation or withdrawal of approvals, we and our partners may be subject to warnings, fines, recalls, criminal prosecution or other sanctions if we fail to comply with regulatory requirements. If we or our partners are unable to obtain or maintain regulatory approvals for our products and product candidates, our business, financial position, results of operations and future growth prospects will be negatively impacted and we or our partners may be subject to sanctions. If any of our product candidates prove to be ineffective, unsafe, or commercially unviable, we may have to re-engineer our current or potential future product candidates, and our entire pipeline could have little, if any, value, which could require us to change our focus and approach to product candidate discovery and therapeutic development, which would have a material adverse effect on our business, financial condition, results of operations and prospects.

We will also be subject to numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing, and third-party reimbursement. The foreign regulatory approval process varies among countries and may include all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval in a foreign jurisdiction may differ from that required to obtain FDA approval.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

If we succeed in developing any products, we intend to market them in the United States, as well as the European Union and other foreign jurisdictions. In order to market and sell our products in other jurisdictions, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we or any partner we work with fails to comply with the regulatory requirements in international markets or fails to receive applicable marketing approvals, our target market will be reduced, and our ability to realize the full market potential of our product candidates will be harmed.

In the past, Eureka has conducted proof-of-concept studies outside of the United States and collaborated with third parties on investigator-initiated studies (“IIS”). We may in the future conduct certain of our clinical trials for our product candidates outside of the United States or use data from proof of concept or IIS studies from outside the United States to support our IND applications and design clinical development programs. However, the FDA and other foreign equivalents may not accept data from such trials, in which case our development plans will be delayed, which could materially harm our business.

In the past, Eureka has conducted proof-of-concept studies outside of the United States and collaborated with third parties on investigator-initiated studies (“IIS”). We may in the future conduct certain of our clinical trials for our product candidates outside of the United States or use data from proof of concept or IIS studies from outside the United States to support our IND applications and design clinical development programs. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will not approve the application on the basis of foreign data alone unless (i) those data are applicable to the U.S. population and U.S. medical practice; (ii) the studies were performed by clinical investigators of recognized competence; and (iii) the data are considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. For studies that are conducted only at sites outside of the United States and not subject to an IND, the FDA requires the clinical trial to have been conducted in accordance with GCPs, and the FDA must be able to validate the data from the clinical trial through an on-site inspection if it deems such inspection necessary. For such studies not subject to an IND, the FDA generally does not provide advance comment on the clinical protocols for the studies, and therefore there is an additional potential risk that the FDA could determine that the study design or protocol for a non-U.S. clinical trial was inadequate, which could require us to conduct additional clinical trials. There can be no assurance the FDA will accept data from clinical trials conducted outside of the United States. If the FDA does not accept data from our clinical trials of our product candidates, it would likely result in the need for additional clinical trials, which would be costly and time consuming and delay or permanently halt our development of our product candidates.

Many foreign regulatory bodies have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any similar foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any similar foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in our product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.

Conducting clinical trials outside of the United States also exposes us to additional risks, including risks associated with:

•        additional foreign regulatory requirements;

•        foreign exchange fluctuations;

•        compliance with foreign manufacturing, customs, shipment and storage requirements;

•        cultural differences in medical practice and clinical research; and

•        diminished protection of intellectual property in some countries.

Even if we receive regulatory approval for any of our current or potential future product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our current or potential future product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.

Any regulatory approvals that we or potential future collaborators obtain for any of our current or potential future product candidates will be subject to limitations on the approved indicated uses for which a product may be marketed or may be subject to the conditions of approval, or contain requirements for potentially costly post-marketing testing, and surveillance to monitor the safety and efficacy of such product candidate. In addition, if the FDA or any other regulatory authority approves any of our current or potential future product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, import, export, advertising, promotion and recordkeeping for such product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP and good clinical practices for any clinical trials that we conduct post-approval. In addition, manufacturers and manufacturers’ facilities are required to comply with extensive FDA and comparable foreign regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to cGMP and cGTP regulations and applicable product tracking and tracing requirements.

Later discovery of previously unknown problems with a product candidate, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•        restrictions on the marketing or manufacturing of the product candidate, withdrawal of the product candidate from the market or voluntary or mandatory product recalls;

•        fines, warning letters, untitled letters or holds on clinical trials;

•        refusal by the FDA to approve pending applications or supplements to approved applications filed by us or our strategic collaborators;

•        suspension or revocation of product approvals;

•        suspension of any ongoing clinical trials;

•        product seizure or detention or refusal to permit the import or export of products; and

•        injunctions or the imposition of civil or criminal penalties or monetary fines.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue.

The FDA has the authority to require a risk evaluation and mitigation strategy (“REMS”) as part of a biologics license application (“BLA”) or after approval, which may impose further requirements or restrictions on the distribution or use of an approved product, such as limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria and requiring treated patients to enroll in a registry.

Furthermore, the FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Products may be promoted only for the approved indications and in accordance with the provisions of the approved label. While physicians may prescribe, in their independent professional medical judgment, products for off-label uses as the FDA does not regulate the behavior of physicians in their choice of drug treatments, the FDA does restrict a manufacturer’s communications on the subject of off-label use of their products. Companies may only share truthful and not misleading information that is otherwise consistent with a product’s FDA approved labeling. The FDA and other authorities actively enforce the laws and regulations prohibiting the promotion of off-label uses and a company that is found to have improperly promoted off-label uses may be subject to significant liability including, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory authorities have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.

Occurrence of any of the foregoing could have a material adverse effect on our business and results of operations. The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would adversely affect our business.

Any product candidates for which we intend to seek approval as biologic products may face competition sooner than anticipated.

The Affordable Care Act includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”) which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until twelve years from the date on which the reference product was first licensed. During this twelve-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The law is complex. The BPCIA could have a material adverse effect on the future commercial prospects for our biological products.

We believe that any of our future product candidates approved as a biological product under a BLA should qualify for the twelve-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to Congressional action or otherwise, or that the FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once approved, could be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products will depend on a number of marketplace and regulatory factors that are still developing.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect our ability to profitably sell any product candidates for which we obtain marketing approval.

Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA,”) was passed, which substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry.

Since its enactment, there have been judicial, congressional and executive branch challenges and amendments to certain aspects of the ACA. For example, on August 16, 2022, the Inflation Reduction Act of 2022 (“IRA”) was signed into law, which among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-ofpocket cost and through a newly established manufacturer discount program. It is possible the ACA will be subject to judicial or congressional challenges and amendments in the future.

On July 4, 2025, the annual reconciliation bill, the OBBBA was signed into law which is expected to reduce Medicaid spending and enrollment by implementing work requirements for some beneficiaries, capping state-directed payments, reducing federal funding, and limiting provider taxes used to fund the program. OBBBA also narrows access to ACA marketplace exchange enrollment and declines to extend the ACA enhanced advanced premium tax credits, set to expire in 2025, which, among other provisions in the law, are anticipated to reduce the number of Americans with health insurance.

Also, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which have resulted in several congressional inquiries, presidential executive orders, and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, the IRA, among other things, (1) directs the U.S. Department of Health and Human Services (“HHS”) to negotiate the price of certain high-expenditure, single-source drugs covered under Medicare that have been on the market for at least 7 years (the “Medicare Drug Price Negotiation Program”) and (2) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. These provisions began to effect progressively in fiscal year 2023. On August 15, 2024, HHS announced the agreed-upon reimbursement prices of the first ten drugs that were subject to price negotiations, although the Medicare Drug Price Negotiation Program is currently subject to legal challenges. On January 17, 2025, HHS elected up to fifteen additional products covered under Part D for price negotiation in 2025. Each year thereafter more Part B and Part D products will become subject to the Medicare Drug Price Negotiation Program. On December 8, 2023, the National Institute of Standards and Technology published for comment a Draft Interagency Guidance Framework for Considering the Exercise of March-In Rights which for the first time includes the price of a product as one factor an agency can use when deciding to exercise march-in rights. While march-in rights have not previously been exercised, it is uncertain if that will continue under the new framework.

Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. For example, on January 5, 2024, the FDA approved Florida’s Section 804 Importation Program (“SIP”) proposal to import certain drugs from Canada for specific state healthcare programs. It is unclear how this program will be implemented, including which drugs will be chosen, and whether it will be subject to legal challenges in the United States or Canada. Other states have also submitted SIP proposals that are pending review by the FDA. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. We expect that additional state and federal healthcare reform measures will be adopted in the future.

The current Trump administration is pursuing policies to reduce regulations and expenditures across government including at HHS, the FDA, CMS and related agencies. These actions, presently directed by executive orders or memoranda from the Office of Management and Budget, may propose policy changes that create additional uncertainty for our business. These actions and proposals include, for example, (1) directives to reduce agency workforce and cut programs; (2) rescinding a Biden administration executive order tasking the Center for Medicare and Medicaid Innovation to consider new payment and healthcare models to limit drug spending; (3) eliminating the Biden administration’s executive order that directed HHS to establish an AI task force and develop a strategic plan; (4) directing HHS and other agencies to lower prescription drug costs through a variety of initiatives, including by improving upon the Medicare Drug Price Negotiation Program and establishing Most-Favored-Nation pricing for pharmaceutical products; (5) imposing tariffs of imported pharmaceutical products; and (6) directing certain federal agencies to enforce existing law regarding hospital and price plan transparency and by standardizing prices across hospitals and health plans. Additionally, Congress may introduce and ultimately pass health care related legislation that could impact the drug approval process and make changes to the Medicare Drug Price Negotiation Program created under the IRA. We expect additional health reform measures may be implemented in the future, particularly given the recent change in administration.

We cannot predict what healthcare reform initiatives may be adopted in the future, particularly in light of the recent U.S. presidential and congressional elections. We expect that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and additional downward pressure on the price that we receive for any approved drug. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our drugs.

Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect our operating results and business.

We may collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect and share personal information, health information and other sensitive information to develop our products, to operate our business, for clinical trial purposes, for legal and marketing purposes, and for other business-related purposes.

To date, we have only implemented limited privacy, data protection, or cybersecurity policies, have not implemented any commercially reasonable physical, technical, organizational, and administrative security measures and policies, and have not been, to the Estrella’s knowledge, in compliance in all material respects with all Privacy and Security Requirements relating to data loss, theft, and breach of security notification obligations.

We and any potential future collaborators, partners, or service providers may be subject to federal, state, and foreign data protection laws, regulations, and regulatory guidance, the number and scope of which is changing, subject to differing applications and interpretations, and which may be inconsistent among jurisdictions, or in conflict with other rules, laws, or contractual obligations. In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, such as the Health Insurance Portability and Accountability Act (“HIPAA”), state data breach notification laws, state health information privacy laws and federal and state consumer protection laws, that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of any future potential collaborators or service providers. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA, or other privacy and data security laws. Depending on the facts and circumstances, we could be subject to civil or criminal penalties if we obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA, or if we otherwise violate applicable privacy and data security laws.

International data protection laws, including the EU’s General Data Protection Regulation (“GDPR”), may also apply to health-related and other personal information obtained outside of the United States. The GDPR went into effect on May 25, 2018, and imposes stringent data protection requirements for processing of personal data of individuals within the European Economic Area (“EEA”) as well as potential fines for noncompliant companies of up to the greater of €20 million or 4% of annual global revenue. The GDPR imposes numerous requirements for the collection, use and disclosure of personal data, including stringent requirements relating to consent and the information that must be shared with data subjects about how their personal information is used, the obligation to notify regulators and affected individuals of personal data breaches, extensive internal privacy governance obligations and obligations to honor expanded rights of individuals in relation to their personal information.

In addition, the GDPR places restrictions on cross-border data transfers. A decision by the Court of Justice of the European Union (“CJEU”) in 2020 invalidated the EU-U.S. Privacy Shield Framework, which was one of the primary mechanisms used by U.S. companies to import personal information from Europe in compliance with the GDPR’s cross-border data transfer restrictions, and raised questions about whether the European Commission’s Standard Contractual Clauses, one of the primary alternatives to the Privacy Shield, can lawfully be used for personal information transfers from Europe to the United States or most other countries. Similarly, the Swiss Federal Data Protection and Information Commissioner has opined that the Swiss-U.S. Privacy Shield is inadequate for transfers of data from Switzerland to the U.S. Furthermore, on June 4, 2021, the European Commission issued new forms of standard contractual clauses for data transfers from controllers or processors in the EEA (or otherwise subject to the GDPR) to controllers or processors established outside the EEA (and not subject to the GDPR). The new forms of standard contractual clauses have replaced the standard contractual clauses that were adopted previously under the Data Protection Directive. We will be required to transition to the new forms of standard contractual clauses and doing so will require significant effort and cost. The new standard contractual clauses may also impact our business as companies based in Europe may be reluctant to utilize the new clauses to legitimize transfers of personal information to third countries given the burdensome requirements of transfer impact assessments and the substantial obligations that the new standard contractual clauses impose upon exporters. If we are investigated by a European data protection authority, we may face fines and other penalties. Any such investigation or charges by European data protection authorities could have a negative effect on our existing business and on our ability to attract and retain new clients or pharmaceutical partners. We may also experience hesitancy, reluctance, or refusal by European or multi-national clients or pharmaceutical partners to continue to use our products due to the potential risk exposure as a result of the current (and, in particular, future) data protection obligations imposed on them by certain data protection authorities in interpretation of current law, including the GDPR. Such clients or pharmaceutical partners may also view any alternative approaches to compliance as being too costly, too burdensome, too legally uncertain, or otherwise objectionable and therefore decide not to do business with us. Any of the foregoing could materially harm our business, prospects, financial condition, and results of operations.

The GDPR has increased our responsibilities and potential liability in relation to personal data processed subject to the GDPR, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. Companies now have to comply with the GDPR and also the United Kingdom GDPR (“UK GDPR”), which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, i.e., fines up to the greater of £17.5 million or 4% of global turnover. In addition, on June 28, 2021, the European Commission adopted an adequacy decision in respect of transfers of personal data to the UK for a four-year period (until June 27, 2025). Similarly, the UK has determined that it considers all of the EEA to be adequate for the purposes of data protection. This ensures that data flows between the UK and the EEA remain unaffected. Compliance with the GDPR and applicable laws and regulations relating to privacy and data protection of EEA Member States and the UK is a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation and reputational harm in connection with our European activities. In addition, any failure by us (or our business partners who handle personal data) to comply with GDPR and applicable laws and regulations relating to privacy and data protection of EEA member states and the UK may result in regulators prohibiting our processing of the personal data of EEA data subjects, which could impact our operations and ability to develop our products and provide our services, including interrupting or ending EEA clinical trials.

In addition, states are constantly adopting new laws or amending existing laws, requiring attention to frequently changing regulatory requirements. For example, California enacted the California Consumer Privacy Act (the “CCPA”) on June 28, 2018, which took effect on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined and can include any of our current or future employees who may be California residents) and provide such residents new ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches and statutory damages, which is expected to increase data breach class action litigation and result in significant exposure to costly legal judgments and settlements. Although the law includes limited exceptions for health-related information, including clinical trial data, such exceptions may not apply to all of our operations and processing activities. As we expand our operations and trials (both preclinical and clinical), the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend towards more stringent privacy legislation in the United States. In November 2020, California passed the California Privacy Rights Act (the “CPRA”) which amends and expands the CCPA. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. The CPRA has created additional uncertainty and may increase our cost of compliance. Other states are beginning to pass similar laws. In the event that we are subject to or affected by HIPAA, the GDPR, the CCPA, the CPRA or other domestic privacy and data protection laws, any liability from failure to comply with the requirements of these laws could adversely affect our financial condition.

Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Laws and regulations worldwide relating to privacy, data protection and cybersecurity are, and are likely to remain, uncertain for the foreseeable future. While we strive to comply with applicable laws and regulations relating to privacy, data protection and cybersecurity, external and internal privacy and security policies and contractual obligations relating to privacy, data protection and cybersecurity to the extent possible, we may at times fail to do so, or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our personnel, collaborators, partners or vendors do not comply with applicable laws and regulations relating to privacy, data protection and cybersecurity, external and internal privacy and security policies and contractual obligations relating to privacy, data protection and cybersecurity. Actual or perceived failure to comply with any laws and regulations relating to privacy, data protection or cybersecurity in the U.S. or foreign jurisdictions could result in government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators or service providers obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with applicable laws or regulations, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend, result in regulatory actions and proceedings, in addition to private claims and litigation, and could result in adverse publicity that could harm our business.

We also are, or may be asserted to be, subject to the terms of our external and internal privacy and security policies, representations, certifications, publications, and frameworks and contractual obligations to third parties related to privacy, data protection, information security, and processing. Failure to comply or the perceived failure to comply with any of these, or if any of these policies or any of our representations, certifications, publications, or frameworks are, in whole or part, found or perceived to be inaccurate, incomplete, deceptive, unfair, or misrepresentative of our actual practices, could result in reputational harm, result in litigation, cause a material adverse impact to business operations or financial results, and otherwise result in other material harm to our business.

If we or our existing or potential future collaborators, manufacturers or service providers fail to comply with healthcare laws and regulations, we or they could be subject to enforcement actions, which could affect our ability to develop, market and sell our product candidates and may harm our reputation.

Healthcare providers, physicians, and third-party payors, among others, will play a primary role in the prescription and recommendation of any product candidates for which we obtain marketing approval. Our current and future arrangements with third-party payors, providers, and customers, among others, may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell, and distribute our product candidates for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations in the United States and other countries, include the following:

•        the federal Anti-Kickback Statute, which prohibits, among other things, a person or entity from knowingly and willfully soliciting, offering, paying, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease order, arranging for or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, by a federal healthcare program, such as Medicare or Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•        federal civil and criminal false claims laws, including the federal False Claims Act, which provides for civil whistleblower or qui tam actions, and civil monetary penalties laws, that impose penalties against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a referral made in violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

•        HIPAA, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items, or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•        HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and its implementing regulations, including the Final Omnibus Rule published in January 2013, which impose obligations on certain covered entity healthcare providers, health plans and healthcare clearinghouses as well as their business associates and their subcontractors that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information, and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, there may be additional federal, state, and non-U.S. laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;

•        the federal false statements statute, which prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items, or services;

•        the federal physician payment transparency requirements, sometimes referred to as the “Sunshine Act” under the Affordable Care Act, require certain manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report to the CMS information related to transfers of value made to physicians (currently defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests of such physicians and their immediate family members. Effective January 1, 2022, these reporting obligations extend to include payments and transfers of value, made during the previous year to certain non-physician providers, including physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists, anesthesiologist assistants and certified nurse midwives; and

•        analogous local, state and foreign laws and regulations, such as state anti-kickback and false claims laws that may apply to healthcare items or services reimbursed by third party payors, including private insurers, local, state and foreign transparency laws that require manufacturers to report information related to payments and transfers of value to other healthcare providers and healthcare entities, marketing expenditures, or drug pricing, state laws that require pharmaceutical companies to register certain employees engaged in marketing activities in the location and comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Ensuring that our future business arrangements with third parties comply with applicable healthcare laws and regulations could involve substantial costs. It is possible that governmental authorities will conclude that our business practices, including our relationships with physicians and other healthcare providers, some of whom are compensated in the form of stock options for consulting services provided, may not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any such requirements, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, imprisonment, disgorgement, contractual damages, reputational harm, exclusion from participation in government healthcare programs, integrity obligations, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, private qui tam actions brought by individual whistleblowers in the name of the government, refusal to allow us to enter into supply contracts, including government contracts, additional reporting requirements and oversight if subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation could cause us to incur significant legal expenses and could divert our management’s attention from the operation of our business, even if our defense is successful. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. If any of the above occur, our ability to operate our business and our results of operations could be adversely affected. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to us in terms of money, time, and resources.

If we fail to comply with U.S. and foreign regulatory requirements, regulatory authorities could limit or withdraw any marketing or commercialization approvals we may receive and subject us to other penalties that could materially harm our business.

Even if we receive marketing and commercialization approval of a product candidate, we will be subject to continuing regulatory requirements, including in relation to adverse patient experiences with the product and clinical results that are reported after a product is made commercially available, both in the United States and any foreign jurisdiction in which we seek regulatory approval. The FDA and other regulatory authorities have significant post-market authority, including the authority to require labeling changes based on new safety information and to require post-market studies or clinical trials to evaluate safety risks related to the use of a product or to require withdrawal of the product candidate from the market. The FDA and other regulatory authorities also have the authority to require a REMS after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug or therapeutic biologic. The manufacturer and manufacturing facilities we use to make a future product, if any, will also be subject to periodic review and inspection by the FDA and other regulatory authorities, including for continued compliance with cGMP and cGTP requirements. The discovery of any new or previously unknown problems with our third-party manufacturers, manufacturing processes or facilities may result in restrictions on the product candidate, manufacturer, or facility, including withdrawal of the product candidate from the market. We intend to rely on third-party manufacturers and we will not have control over compliance with applicable rules and regulations by such manufacturers. Any product promotion and advertising will also be subject to regulatory requirements and continuing regulatory review. If we or our existing or future collaborators, manufacturers or service providers fail to comply with applicable continuing regulatory requirements in the U.S. or foreign jurisdictions in which we seek to market our products, we or they may be subject to, among other things, fines, warning letters, holds on clinical trials, delay of approval or refusal by the FDA, or other regulatory authorities to approve pending applications or supplements to approved applications, suspension or withdrawal of regulatory approval, product recalls and seizures, administrative detention of products, refusal to permit the import or export of products, operating restrictions, injunction, civil penalties, and criminal prosecution.

Even if we are able to commercialize any product candidate, such product candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business.

In the United States and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and private health insurers is critical to new product acceptance.

There is also significant uncertainty related to the insurance coverage and reimbursement of newly approved products and coverage may be more limited than the purposes for which the medicine is approved by the FDA or comparable foreign regulatory authorities. In the United States, the principal decisions about reimbursement for new medicines are typically made by the CMS, an agency within the U.S. Department of Health and Human Services. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree.

Our ability to commercialize any products successfully will depend, in part, on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, such as government authorities, private health insurers and health maintenance organizations. Patients who are prescribed medications for the treatment of their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Coverage and adequate reimbursement from government healthcare programs, such as Medicare and Medicaid, and private health insurers are critical to new product acceptance. Patients are unlikely to use our future products, if any, unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost. Obtaining coverage and adequate reimbursement for our product candidates may be particularly difficult because of the higher prices often associated with drugs administered under the supervision of a physician. Similarly, because our product candidates are physician-administered, separate reimbursement for the product itself may or may not be available. Instead, the administering physician may or may not be reimbursed for providing the treatment or procedure in which our product is used.

Cost-containment is a priority in the U.S. healthcare industry and elsewhere. As a result, government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Third-party payors also may request additional clinical evidence beyond the data required to obtain marketing approval, requiring a company to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of its product. Commercial third-party payors often rely upon Medicare coverage policy and payment limitations in setting their reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. Therefore, coverage and reimbursement for pharmaceutical products in the U.S. can differ significantly from payor to payor. We cannot be sure that coverage and adequate reimbursement will be available for any product that we commercialize and, if reimbursement is available, that the level of reimbursement will be adequate. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or are available only at limited levels, we may not be able to successfully commercialize any product candidate for which we obtain marketing approval.

Additionally, the regulations that govern regulatory approvals, pricing and reimbursement for new drugs and therapeutic biologics vary widely from country to country. Some countries require approval of the sale price of a drug or therapeutic biologic before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain regulatory approval.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws with respect to our operations and non-compliance with such laws can subject us to criminal or civil liability and harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and possibly other state and national anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, third-party intermediaries, joint venture partners and collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. We interact with officials and employees of government agencies and government-affiliated hospitals, universities, and other organizations. In addition, we may engage third-party intermediaries to promote our clinical research activities abroad or to obtain necessary permits, licenses and other regulatory approvals. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, collaborators, and agents, even if we do not explicitly authorize or have actual knowledge of such activities.

In connection with the Business Combination, Estrella adopted a Code of Business Conduct and Ethics and we expect to prepare and implement policies and procedures to ensure compliance with such code. The Code of Business Conduct and Ethics mandates compliance with the FCPA and other anti-corruption laws applicable to our business throughout the world. However, we cannot assure you that our employees and third-party intermediaries will comply with the Code of Business Conduct and Ethics or such anti-corruption laws. Noncompliance with anti-corruption and anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension, or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas, investigations, or other enforcement actions are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In certain cases, enforcement authorities may even cause us to appoint an independent compliance monitor which can result in added costs and administrative burdens.

General Risk Factors

Disruptions at the FDA and other government agencies caused by reductions in staffing, funding shortages or government shutdowns could hinder their ability to review our submissions or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, which could negatively impact our business.

The ability of the FDA, the European Medicines Agency (“EMA”) and other comparable foreign regulatory authorities to review and approve new products can be affected by a variety of factors, including government budget and funding levels, agency efforts to reduce or restructure the federal workforce, and broader statutory, regulatory and policy changes. In March 2025, the U.S. Department of Health and Human Services (“HHS”) announced a major restructuring that is expected to reduce HHS staffing by approximately 10,000 positions, including about 3,500 positions at the FDA. Current and former FDA employees and industry observers have expressed concern that such cuts could further erode morale and disrupt the agency’s regulatory work, even though HHS has stated that core drug, device and food reviewers are intended to be protected.

In October 2025, the U.S. federal government experienced a partial shutdown following a lapse in appropriations, during which many federal employees were furloughed and agencies, including the FDA and the Securities and Exchange Commission (“SEC”), operated under contingency plans with reduced staffing. During shutdown periods, the FDA typically limits activities to those deemed “essential,” which can include certain safety-related functions but may delay or suspend review of some regulatory submissions, inspections and policy work. Although funding was subsequently restored and furloughed employees were authorized to return to work, similar shutdowns or lapses in appropriations could recur in the future.

Disruptions and personnel turnover at the FDA and other agencies — whether as a result of leadership changes, workforce reductions, hiring freezes, difficulty retaining key personnel, or government shutdowns — may slow the time necessary for new drugs and biologics to be reviewed and/or approved. Cuts in FDA staffing or sustained uncertainty around agency resources could result in longer response times, delays in the review of our INDs or other applications, slower issuance of regulations or guidance, or diminished ability to implement or enforce regulatory requirements in a timely fashion. If a prolonged government shutdown occurs, or if staffing changes prevent the FDA, the USPTO, the SEC or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, including formal and informal interactions with product developers, it could significantly impact the timing of review and processing of our regulatory submissions and intellectual property filings, which could have a material adverse effect on our business, financial condition and results of operations.

We or the third parties upon whom we depend may be adversely affected by natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

We share our facilities with Eureka (“Facilities”) located in Emeryville, California, near major earthquake faults, fire zones and the shore of San Francisco Bay. Any unplanned event, such as earthquake, flood, fire, explosion, extreme weather condition, medical epidemics, power shortage, telecommunication failure, or other natural or man-made accidents or incidents that result in us being unable to fully utilize the Facilities may have a material adverse effect on our ability to operate our business, particularly on a daily basis and have significant negative consequences on our financial and operating conditions. Loss of access to the Facilities may result in increased costs, delays in the development of our product candidates, or interruption of our business operations. Natural disasters or pandemics such as the COVID-19 outbreak could further disrupt our operations and have a material adverse effect on our business, financial condition, results of operations, and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of the Facilities, that damaged critical infrastructure, such as research facilities or the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business. In the event of an accident or incident at the Facilities, we cannot assure our investors that the amounts of insurance payable, if any, will be sufficient to satisfy any damages and losses. If the Facilities or the manufacturing facilities of our third-party contract manufacturers are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our research and development programs may be harmed. Any business interruption may have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

•        variations in the level of expense related to the ongoing development of our product candidates or future development programs;

•        results of preclinical studies and clinical trials, or the addition or termination of preclinical studies and clinical trials or funding support by us or potential future collaborators;

•        our execution of any collaboration, licensing, or similar arrangements, and the timing of payments we may make or receive under potential future arrangements or the termination or modification of any of our existing or potential future collaboration, licensing, or similar arrangements;

•        any intellectual property infringement, misappropriation or violation lawsuit or opposition, interference or cancellation proceeding in which we may become involved;

•        additions and departures of key personnel;

•        strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments, or changes in business strategy;

•        if any of our product candidates receives regulatory approval, the terms of such approval and market acceptance and demand for such product candidates;

•        regulatory developments affecting our product candidates or those of our competitors; and

•        changes in general market and economic conditions.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our Common Stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

We may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties.

We have received confidential and proprietary information from third parties. In addition, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants, or independent contractors have inadvertently or otherwise used or disclosed confidential information of these third parties or our employees’ former employers, or that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees. If our defences to these claims fail, in addition to requiring us to pay monetary damages, a court could prohibit us from using technologies or features that are essential to our product candidates, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. Moreover, any such litigation or the threat thereof may adversely affect our reputation, our ability to form strategic alliances or sublicense our rights to collaborators, engage with scientific advisors or hire employees or consultants, each of which would have an adverse effect on our business, results of operations, financial condition, and prospects. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

Our management team is not subject to non-competition restrictions if they terminate their employment with us.

The employment agreements with Dr. Liu and Mr. Xu do not contain non-competition covenants limiting their ability to compete with us if they terminate their employment. Although the employment agreements contain customary confidentiality and non-solicitation covenants, the departure of one or more of the members of our management team, followed by such departing member competing with us could diminish our strategic advantages and could have an adverse effect on our business, results of operations, financial condition, and prospects. In addition, Dr. Liu’s employment agreement does not contain invention assignment provisions. As a result, any invention by Dr. Liu would remain his intellectual property and we would have no right to ownership of such invention.

Risks Related to our Securities

Our Common Stock price may be volatile.

Our Common Stock price is likely to be volatile. The market price for our Common Stock may be influenced by many factors, including the other risks described in this section of the prospectus entitled “Risk Factors” and the following:

•        Estrella’s ability to advance its current or potential future product candidates into the clinic;

•        results of preclinical studies and clinical trials for Estrella’s current or potential future product candidates, or those of its competitors or potential future collaborators;

•        regulatory or legal developments in the United States and other countries, especially changes in laws or regulations applicable to Estrella’s future products;

•        the success of competitive products or technologies;

•        introductions and announcements of new products by Estrella, its future commercialization collaborators, or its competitors, and the timing of these introductions or announcements;

•        actions taken by regulatory authorities with respect to Estrella future products, clinical trials, manufacturing process or sales and marketing terms;

•        actual or anticipated variations in Estrella’s financial results or those of companies that are perceived to be similar to Estrella;

•        the success of Estrella’s efforts to acquire or in-license additional technologies, products, or product candidates;

•        developments concerning any future collaborations, including, but not limited to, those with any sources of manufacturing supply and future commercialization collaborators;

•        market conditions in the pharmaceutical and biotechnology sectors;

•        announcements by Estrella or its competitors of significant acquisitions, strategic alliances, joint ventures or capital commitments;

•        developments or disputes concerning patents or other proprietary rights, including patents, litigation matters and Estrella’s ability to obtain patent protection for its products;

•        Estrella’s ability or inability to raise additional capital and the terms on which it is raised;

•        the recruitment or departure of key personnel;

•        changes in the structure of healthcare payment systems;

•        actual or anticipated changes in earnings estimates or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or the industry generally;

•        Estrella’s failure or the failure of its competitors to meet analysts’ projections or guidance that Estrella or its competitors may give to the market;

•        fluctuations in the valuation of companies perceived by investors to be comparable to Estrella;

•        announcement and expectation of additional financing efforts;

•        speculation in the press or investment community;

•        trading volume of our Common Stock;

•        sales of our Common Stock by us or our stockholders, including sales of shares registered for resale under this or other registration statements, which could create or increase an overhang in the market.

•        the concentrated ownership of our Common Stock;

•        changes in accounting principles;

•        terrorist acts, acts of war or periods of widespread civil unrest;

•        natural disasters, public health crises and other calamities; and

•        general economic, industry and market conditions.

In addition, stock markets in general, and the markets for pharmaceutical, biopharmaceutical and biotechnology companies in particular, have experienced significant volatility in recent years, often unrelated to the operating performance of the underlying businesses. This type of broad market and industry volatility may adversely affect the trading price of our Common Stock, regardless of our operating performance.

If we fail to maintain compliance with Nasdaq listing standards, our Common Stock could be delisted, which could adversely affect the trading price and liquidity of our Common Stock and subject us to additional trading restrictions, including the “penny stock” rules.

Our Common Stock is currently listed on the Nasdaq Capital Market. To maintain this listing, we must satisfy ongoing requirements, including, among others, the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2), which requires a minimum bid price of $1.00 per share, and the minimum market value of listed securities requirement under Nasdaq Listing Rule 5550(b)(2). In November 2024 and again in April 2025, we received notices from Nasdaq that we were not in compliance with the minimum bid price requirement, and in August 2025 we received a notice that we were not in compliance with the minimum market value of listed securities requirement. In September 2025, Nasdaq notified us that we had regained compliance with both of these listing standards and that these matters were closed. Additionally, on January 7, 2026, we received a notice from Nasdaq that we are not in compliance with Nasdaq Listing Rule 5620(a) because we have not yet held an annual meeting of shareholders within twelve months of the end of the transition period ended December 31, 2024. Under Nasdaq rules, we have 45 calendar days from the date of the notice (until February 23, 2026) to submit a plan to regain compliance. If Nasdaq accepts our plan, we may be granted an exception of up to 180 calendar days from our fiscal year end (until June 29, 2026) to hold the annual meeting and regain compliance. We intend to submit a compliance plan within the required timeframe, but there can be no assurance that Nasdaq will accept our plan or that we will be able to regain compliance within any extension period granted.

In addition, there can be no assurance that we will continue to satisfy Nasdaq’s other listing requirements related to minimum bid price or market value of listed securities in the future. Our stock price may again fall below the $1.00 minimum bid price requirement, or our market value of listed securities or other metrics may fall below applicable thresholds. Nasdaq has recently adopted changes that may shorten the time available to regain compliance with the minimum bid price requirement and restrict the use of reverse stock splits to cure bid-price deficiencies. If we are unable to regain or maintain compliance with Nasdaq’s listing standards within the applicable cure periods, our Common Stock could be subject to delisting.

If our Common Stock is delisted from Nasdaq and is not listed on another national securities exchange, our Common Stock may be quoted on an over-the-counter market. In that event, we could become subject to the Securities and Exchange Commission’s “penny stock” rules, which generally apply to securities trading below $5.00 per share that are not listed on a national securities exchange. These rules impose additional disclosure and suitability obligations on broker-dealers that effect transactions in penny stocks, including obtaining a customer’s written consent before a transaction in a penny stock, which could reduce the number of broker-dealers willing to make a market in our Common Stock and may further limit the liquidity and trading volume of our shares. As a result, delisting from Nasdaq could adversely affect the trading price of our Common Stock, make it more difficult for stockholders to sell their shares, impair our ability to raise additional capital on acceptable terms or at all, and could have a material adverse effect on our business, financial condition and results of operations.

Estrella may incur significant costs from class action litigation due to the expected stock volatility.

The trading price of our Common Stock may fluctuate for many reasons, including as a result of public announcements regarding the progress of development efforts for our platform and product candidates, the development efforts of collaborators or competitors, the addition or departure of key personnel, variations in our quarterly operating results, changes in market valuations of biopharmaceutical and biotechnology companies, changes in overall market conditions, or other factors discussed in this “Risk Factors” section. This risk is especially relevant to us because biopharmaceutical and biotechnology companies have experienced significant stock price volatility in recent years and continue to be among the industries most frequently targeted in securities class action lawsuits. In the past, securities class action litigation has often been brought against public companies following periods of volatility in the market price of their securities, including life sciences companies whose stock prices declined after clinical, regulatory or financing developments. If any of our stockholders were to bring a securities class action lawsuit against us, even if the claims are without merit, we could incur substantial costs defending the action, and such litigation could divert the time and attention of our management and other personnel from operating our business, which could harm our business, operating results, financial condition and cash flows.

We are a “controlled company” within the meaning of Nasdaq listing rules and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

As a result of Eureka Therapeutics, Inc. holding more than 50% of the voting power of our board of directors, we will be a “controlled company” within the meaning of Nasdaq’s listing rules. Therefore, we are not required to comply with certain corporate governance rules that would otherwise apply to us as a listed company on Nasdaq including the requirement that compensation committee and nominating and corporate governance committee be composed entirely of “independent” directors (as defined by Nasdaq’s listing rules). As a “controlled company” the Estella Board is not required to include a majority of “independent” directors. We do not intend to rely on those exemptions. However, we cannot guarantee that this may not change going forward.

Should the interests of Eureka Therapeutics, Inc. differ from those of other stockholders, it is possible that the other shareholders might not be afforded such protections as might exist if the board of directors of us, or such committees, were required to have a majority, or be composed exclusively, of directors who were independent of Eureka Therapeutics, Inc. or our management.

Estrella is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors and may make it more difficult to compare performance with other public companies.

Estrella is an emerging growth company as defined in the JOBS Act, and it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find our Common Stock less attractive because Estrella will continue to rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock, and the stock price may be more volatile.

An emerging growth company may elect to delay the adoption of new or revised accounting standards. Section 102(b)(2) of the JOBS Act allows Estrella to delay adoption of new or revised accounting standards until those standards apply to non-public business entities. As a result, the financial statements contained in this Annual Report and those that Estrella will file in the future may not be comparable to companies that comply with the effective dates of revised accounting standards for public entities.

Future sales and issuances of Common Stock or rights to purchase Common Stock could result in additional dilution of the percentage ownership of Estrella stockholders and could cause the price of our Common Stock to fall.

Significant additional capital will be needed in the future to continue our planned operations, including further development of our product candidates, payments under the Services Agreement in connection with preparing regulatory filings, conducting preclinical studies and clinical trials, commercialization efforts, expanded research and development activities and costs associated with operating as a public company. To raise capital, we may sell Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner as determined from time to time. If we sell Common Stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of our Common Stock.

Pursuant to our 2023 Omnibus Incentive Plan (the “2023 Plan”), our board of directors or a committee appointed by the board to administer the 2023 Plan (the “Incentive Plan Administrator”) is authorized to grant stock options and other equity awards to our employees, directors and consultants. Initially, 3,520,123 shares of Common Stock were authorized for issuance under the 2023 Plan. On January 1, 2024, under the plan’s evergreen provision, the share reserve automatically increased by 1,941,293 shares, and on January 1, 2025, it increased by an additional 1,920,444 shares. In addition, on the first trading day of each subsequent calendar year, beginning with calendar year 2026, the share reserve will automatically increase by up to 5% of the total number of shares of Common Stock outstanding as of the last day of the immediately preceding calendar year, unless the Incentive Plan Administrator acts prior to January 1 of such year to provide that there will be no increase or a lesser increase in the share reserve for that year. Unless the Incentive Plan Administrator acts not to increase, or to reduce the increase in, the number of shares available for issuance under the 2023 Plan, our stockholders may experience additional dilution, which could cause the price of our Common Stock to fall. In 2024, options to purchase 3,600,000 shares of our Common Stock were granted to our employees, members of our board of directors and other consultants under the 2023 Plan.

Estrella’s issuance of additional shares of common stock or other equity securities of equal or senior rank would, all else being equal, have the following effects:

•        existing stockholders’ proportionate ownership interest in Estrella would decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding share of common stock would be diminished; and

•        the market price of shares of Common Stock may decline.

Estrella’s internal control over financial reporting may not prevent or detect all errors or acts of fraud.

Estrella must design its internal control over financial reporting to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make a required related party transaction disclosure. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Estrella has identified material weaknesses in its internal control over financial reporting which, if not corrected, could affect the reliability of Estrella’s consolidated financial statements, and have other adverse consequences.

In connection with the audits of Estrella’s financial statements for the fiscal year ended June 30, 2024, and the six-month transition period ended December 31, 2024, material weaknesses in Estrella’s internal control over financial reporting were identified in relation to Estrella’s lack of qualified full-time personnel with appropriate levels of accounting knowledge and experience to address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP. As of September 30, 2025, this material weakness had not been remediated. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our consolidated financial statements would not be prevented or detected on a timely basis.

The identified material weaknesses, if not corrected, could result in a material misstatement to Estrella’s consolidated financial statements that may not be prevented or detected.

A material weakness in our internal control over financial reporting was identified in connection with the audits of our financial statements for the fiscal year ended June 30, 2024, and the six-month transition period ended December 31, 2024. This material weakness relates to a lack of qualified full-time personnel with appropriate levels of accounting knowledge and experience to address U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures. As of September 30, 2025, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures were not effective, and this material weakness had not been remediated. If Estrella fails to establish and maintain proper internal financial reporting controls, its ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Estrella is a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we include a report from management on our internal control over financial reporting in our annual reports on Form 10-K. In addition, if Estrella ceases to be an “emerging growth company,” our independent registered public accounting firm may be required to attest to and report on the effectiveness of our internal control over financial reporting.

If Estrella fails to implement any required improvements to its disclosure controls and procedures to address any material weaknesses in its internal control over financial reporting, such material weaknesses could result in inaccuracies in Estrella’s financial statements and could also impair its ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.

In addition, Estrella’s reporting obligations may place a significant strain on its management, operational, and financial resources and systems for the foreseeable future. Estrella may be unable to timely complete its evaluation testing and any required remediation.

Reports published by analysts, including projections in those reports that differ from Estrella’s actual results, could adversely affect the price and trading volume of our Common Stock.

Estrella currently expects that securities research analysts will establish and publish their own periodic financial projections for the business of Estrella. These projections may vary widely and may not accurately predict the results that Estrella will actually achieve. Estrella’s stock price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Estrella downgrades its stock or publishes inaccurate or unfavorable research about its business, Estrella’s stock price could decline. If one or more of these analysts ceases coverage of Estrella or fails to publish reports on Estrella regularly, its stock price or trading volume could decline. If no analysts commence coverage of Estrella, the trading price and volume for our Common Stock could be adversely affected.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from Estrella’s business operations.

As a public company, Estrella is subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly, and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, Estrella will incur significant legal, accounting, and other expenses that Estrella did not previously incur as a private company prior to the Business Combination. Estrella’s entire management team and many of its other current or future employees will be required to devote substantial time to compliance, and Estrella may not effectively or efficiently manage its transition into a public company.

These rules and regulations have and will continue to result in Estrella incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for Estrella to obtain and maintain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain or maintain the same or similar coverage in the future. As a result, it may be difficult for Estrella to attract and retain qualified people to serve on its board of directors, its board committees, or as executive officers.

Provisions in Estrella’s Amended Charter Estrella’s amended and restated bylaws (the “Amended Bylaws”) and Delaware law may have anti-takeover effects that could discourage an acquisition of Estrella by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management, which could depress the trading price of our Common Stock.

Estrella’s Amended Charter, the Amended Bylaws, and Delaware law contain provisions that may have the effect of discouraging, delaying, or preventing a change in control of us or changes in our management that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. Estrella’s Amended Charter and the Amended Bylaws include provisions that:

•        permit the Estrella Board to issue up to 10,000,000 shares of preferred stock, with any rights, preferences, and privileges as they may designate, including the right to approve an acquisition or other change of control;

•        provide that the number of directors of Estrella may be changed only by resolution of Estrella Board;

•        provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only for cause by the holders of two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of Estrella entitled to vote generally at an election of directors;

•        provide that all vacancies, subject to the rights of any series of preferred stock, including newly created directorships, may, except as otherwise required by law, be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director;

•        provide that stockholders seeking to present proposals before a meeting of stockholders or seeking to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and specify requirements as to the form and content of such notice;

•        provide that special meetings of Estrella’s stockholders may be called by the Estrella Board; and

•        provide that the Estrella Board will be divided into three classes of directors, with only one class of directors being elected each year and each individual director serving a three-year term, therefore making it more difficult for stockholders to change the composition of the board of directors.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock, thereby depressing the market price of our Common Stock.

In addition, because we are incorporated in the State of Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Any provision of Estrella’s Amended Charter, Amended Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock, and could also affect the price that some investors are willing to pay for our Common Stock.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of our shares of common stock set forth under “Selling Stockholders” to resell such shares. We will not receive any proceeds from the sale of such shares by the Selling Stockholders.

With respect to the registration of the securities being offered by the Selling Stockholders, the Selling Stockholders will pay any underwriting discounts and commissions incurred by them in disposing of such shares, and fees and expenses of legal counsel representing the Selling Stockholders. We have borne all other costs, fees and expenses incurred in effecting the registration of the Common Stock covered by this prospectus, including all registration and filing fees, Nasdaq additional listing fees, and fees of our counsel and our independent registered public accountants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition (“MD&A”) should be read together with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in the “Risk Factors” section and elsewhere in this prospectus. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Overview

We are a clinical-stage biopharmaceutical company developing T-cell therapies with the capacity to address treatment challenges for patients with blood cancers and solid tumors. Our mission is to harness the evolutionary power of the human immune system to transform the lives of patients fighting cancer with safe, effective therapies. Our lead product candidate, EB103, is a T-cell therapy called “CD19-Redirected ARTEMIS® T-Cell Therapy,” which utilizes Eureka Therapeutics, Inc.’s (“Eureka”) ARTEMIS® technology to target CD19. On March 2, 2023, the FDA cleared the IND application for EB103, allowing us to proceed with the Phase I/II STARLIGHT-1 Clinical Trial.

We hold an exclusive license from Eureka to develop CD19 and CD22-targeted T-cell therapies using their ARTEMIS® platform. Under a Services Agreement and a related Statement of Work (“SOW”), Eureka performs clinical trial services for our STARLIGHT-1 trial. As of September 30, 2025, nine patients had been dosed in the trial, and we had accrued approximately $12.9 million in related-party liabilities for the corresponding milestones.

To date, we have funded our operations primarily through the issuance of preferred and common stock, including net proceeds from our business combination in September 2023 and a private placement during May through September 2025. We have a limited operating history and have not generated any revenue from product sales. As of September 30, 2025, we had an accumulated deficit of approximately $36.4 million. We expect our expenses and operating losses to increase significantly as we continue to advance our product candidates through clinical development.

Change in Fiscal Year

On November 25, 2024, our Board of Directors approved a change in our fiscal year end from June 30 to December 31, and, as a result, this MD&A discusses our results for the three and nine months ended September 30, 2025 and 2024, as well as the six-month transition period from July 1 to December 31, 2024 and the years ended June 30, 2024 and 2023.

Results of Operations for the Three Months Ended September 30, 2025 and 2024 (Unaudited)

There are two major expense categories in our operations: (i) research and development expenses and (ii) general and administrative expenses.

Research and Development Expenses

Research and development expenses consist primarily of costs related to conducting work related to the conduct of the STARLIGHT-1 clinical trial, which was mainly performed by Eureka. For the three months ended September 30, 2025 and 2024, we incurred approximately $4.2 million and $2.8 million of research and development expenses, respectively. All research and development expense incurred for the periods presented above were dedicated to the development of ARTEMIS® T-cell therapies targeting CD19 and CD22. The increase in research and development expenses was mainly due to Estrella incurring higher service fees during the clinical phase and the completion of three patient dosings, under the SOW for the three months ended September 30, 2025 compared to two patient dosed during the same period in 2024.

Our breakdown of research and development expenses by categories for the three months ended September 30, 2025 and 2024 are summarized below:

	For the three months Ended September 30, 2025	For the three months Ended September 30, 2024
	(Unaudited)	(Unaudited)
Consulting and laboratory related fee	$4,142,228	$2,826,000
Stock based compensation	10,414	—
Total research and development	$4,152,642	$2,826,000

General and Administrative Expenses

For the three months ended September 30, 2025 and 2024, we incurred approximately $649,000 and $551,000 in G&A expenses, respectively. The increase was primarily driven by higher professional fees and stock-based compensation expense related to stock options granted in October 2024 under our 2023 Omnibus Incentive Plan, partially offset by lower other corporate expenses.

Net Loss

We incurred a net loss of approximately $4.8 million and $3.4 million for the three months ended September 30, 2025 and 2024, respectively. We expect our research and development expenses to continue to increase as we continue to work with Eureka to advance the IND filings, preclinical and clinical development of our product candidates and preclinical programs, seek regulatory approval for any product candidates that successfully complete clinical trials, scale up our clinical and regulatory capabilities, adapt our regulatory compliance efforts to incorporate requirements applicable to marketed products, maintain, expand, and protect our intellectual property portfolio, add operational, financial, and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts, and incur additional legal, accounting, and other expenses in operating as a public company.

Results of Operations for the Nine Months Ended September 30, 2025 and 2024 (Unaudited)

There are two major expenses incurred for the operation:

Research and Development Expenses

Research and development expenses consist primarily of costs related to conducting work related to the conduct of the STARLIGHT-1 clinical trial, which was mainly performed by Eureka. For the nine months ended September 30, 2025 and 2024, we incurred approximately $10.2 million and $6.4 million of research and development expenses, respectively. All research and development expense incurred for the periods presented above were dedicated to the development of ARTEMIS® T-cell therapies targeting CD19 and CD22. The increase in research and development expenses was mainly due to Estrella incurring higher service fees during the clinical phase and the completion of seven patient dosings, and one site activation under the SOW for the nine months ended September 30, 2025 compared to two patients dosed during the same period in 2024. In addition, for the nine months ended September 30, 2024, we have incurred $3.5 million R&D expense from Eureka for achieving the milestones related to SOW.

Our breakdown of research and development expenses by categories for the nine months ended September 30, 2025 and 2024 are summarized below:

	For the nine months Ended September 30, 2025	For the nine months Ended September 30, 2024
	(Unaudited)	(Unaudited)
Consulting and laboratory related fee	$10,192,228	$6,376,000
Stock based compensation	30,903	—
Total research and development	$10,223,131	$6,376,000

General and Administrative Expenses

For the nine months ended September 30, 2025, and 2024, we incurred approximately $2.2 million and $1.4 million in general and administrative expenses, respectively. The increase was mainly due to professional fees and stock-based compensation expenses during the nine months ended September 30, 2025 for stock options granted in October 2024, under the 2023 Omnibus Incentive Plan (the “2023 Plan”).

Net Loss

We incurred a net loss of approximately $12.5 million and $7.8 million for the nine months ended September 30, 2025 and 2024, respectively. We expect our research and development expenses to continue to increase as we continue to work with Eureka to advance the IND filings, preclinical and clinical development of our product candidates and preclinical programs, seek regulatory approval for any product candidates that successfully complete clinical trials, scale up our clinical and regulatory capabilities, adapt our regulatory compliance efforts to incorporate requirements applicable to marketed products, maintain, expand, and protect our intellectual property portfolio, add operational, financial, and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts, and incur additional legal, accounting, and other expenses in operating as a public company.

Results of Operations for the Six-Month Transition Period Ended December 31, 2024 Compared With the Six Month Period Ended December 31, 2023 (unaudited)

Research and Development Expenses

Research and development expenses consist primarily of costs related to conducting work related to IND-enabling, IND-filing, the preparation and conduct of clinical trial, which were mainly performed by Eureka. For the six months ended December 31, 2024 and 2023, we incurred approximately $2.9 million and $0.6 million of research and development expenses, respectively. All research and development expense incurred for the periods presented above were dedicated to the development of ARTEMIS® T-cell therapies targeting CD19 and CD22. The increase in research and development expenses was mainly due to Estrella incurring higher service fees during the clinical phase and completion of two patients dosing under the SOW for the six months ended December 31, 2024 compared to the same period in 2023. The increase was offset by decrease of stock-based compensation of approximately $0.5 million.

Our breakdown of research and development expenses by categories for the six months ended December 31, 2024 and 2023 are summarized below:

	For the six months Ended December 31, 2024	For the six months Ended December 31, 2023
		(Unaudited)
Consulting and laboratory related fee	$2,851,435	$104,957
Stock based compensation	7,131	453,968
Total research and development	$2,858,566	$558,925

General and Administrative Expenses

For the six months ended December 31, 2024, and 2023, we incurred approximately $1.6 million and $2.3 million in general and administrative expenses, respectively. The decrease was mainly due to extensive professional fees and stock-based compensation incurred upon the consummation of the Business Combination during the six months ended December 31, 2023, which were not present during the same period in 2024.

Net Loss

We incurred a net loss of approximately $4.4 million and $2.9 million for the six months ended December 31, 2024 and 2023, respectively. We expect our research and development expenses to continue to increase as we continue to work with Eureka to advance the IND filings, preclinical and clinical development of our product candidates and preclinical programs, seek regulatory approval for any product candidates that successfully complete clinical trials, scale up our clinical and regulatory capabilities, adapt our regulatory compliance efforts to incorporate requirements applicable to marketed products, maintain, expand, and protect our intellectual property portfolio, add operational, financial, and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts, and incur additional legal, accounting, and other expenses in operating as a public company.

Results of Operations for the Year Ended June 30, 2024 Compared to the Year Ended June 30, 2023

Research and Development Expenses

Research and development expenses consist primarily of costs related to conducting work related to IND-enabling, IND-filing, preparation and conduct of the STARLIGHT-1 clinical trial, which were mainly performed by Eureka. For the years ended June 30, 2024 and 2023, we incurred approximately $4.1 million and $10.5 million of research and development expenses, respectively. All research and development expense incurred for the periods presented above were dedicated to the development of ARTEMIS® T-cell therapies targeting CD19 and CD22. The decrease in research and development expenses was mainly due to Estrella incurring lower service fees with Eureka due to a lower volume of service rendered under the Services Agreement for the year ended June 30, 2024 compared to the same period in 2023. In addition, for the year ended June 30, 2024, we have incurred $3.5 million R&D expense from Eureka for achieving the milestones related to SOW.

Our breakdown of research and development expenses by categories for the years ended June 30, 2024 and 2023 are summarized below:

	For year Ended June 30, 2024	For year Ended June 30, 2023
Consulting and laboratory related fee	$3,654,957	$10,295,566
Stock based compensation	453,968	155,646
Total research and development	$4,108,925	$10,451,212

General and Administrative Expenses

For the years ended June 30, 2024 and 2023, we incurred approximately $3.2 million and $0.7 million of general and administrative expenses, respectively. The increase in general and administrative expenses for the year ended June 30, 2024, was mainly due to an increase in professional fee, and recognition of the acceleration of the stock-based compensation upon consummation of the Business Combination. The increase was also attributable to approximately $0.5 million of bonus granted to our executive officers in recognition of their service.

Net Loss

We incurred a net loss of approximately $7.3 million and $11.1 million for the years ended June 30, 2024 and 2023, respectively. We expect our research and development expenses to continue to increase as we continue to work with Eureka to advance the IND filings, preclinical and clinical development of our product candidates and preclinical programs, seek regulatory approval for any product candidates that successfully complete clinical trials, scale up our clinical and regulatory capabilities, adapt our regulatory compliance efforts to incorporate requirements applicable to marketed products, maintain, expand, and protect our intellectual property portfolio, add operational, financial, and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts, and incur additional legal, accounting, and other expenses in operating as a public company.

Liquidity and Capital Resources

As of September 30, 2025, we had cash of approximately $1.6 million and working capital deficit of approximately $11.3 million. Our ability to fund our operations is dependent on the amount of cash on hand, our ability to raise debt or additional equity financing, and ultimately our ability to generate sufficient revenue. We have expended substantial funds on research and development, have experienced losses and negative cash flows from operations since our inception, and expect losses and negative cash flows from operations to continue until such time that our product candidates receive regulatory approval and we generate sufficient revenue and positive cash flow from operations, if ever.

To date, we have not generated any revenue from any source, and we do not expect to generate revenue for at least the next few years. If we fail to complete the development of our product candidates in a timely manner or fail to obtain their regulatory approval, our ability to generate future revenue will be adversely affected. We do not know when, or if, we will generate any revenue from our product candidates, and we do not expect to generate revenue unless and until we obtain regulatory approval of, and commercialize, our product candidates.

We expect our expenses to increase significantly in connection with our ongoing activities, particularly as we continue research and development, and seek marketing approval for our product candidates. In addition, if we obtain approval for any of our product candidates, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing, and distribution.

On March 4, 2024, the Company and Eureka entered into Statement of Work No. 001 (“Original SOW”) relating to the clinical trial services to be performed by Eureka in connection with STARLIGHT-1, the Phase I/II clinical trial of Estrella’s product candidate, EB103, a T-cell therapy targeting CD19 using ARTEMIS® T cell technology licensed by Estrella from Eureka. Pursuant to the SOW, Estrella agreed to pay Eureka non-refundable net fees in connection with the achievement of certain milestones set forth in the SOW, with total fees of $33.0 million for achievement of all milestones.

On May 13, 2024, the Company and Eureka entered into Amendment No. 1 to the SOW, effective as of March 4, 2024 (together with the Original SOW, the “SOW”) to clarify that in the event that Estrella exercises its right to terminate or suspend the engagement with Eureka by providing written notice to Eureka in accordance with the SOW, Estrella will only be obligated to compensate Eureka for (i) services provided by Eureka pursuant to the SOW (“Services”) in connection with milestones that were achieved prior to the date and time of such written notice, (ii) reasonable and documented pass-through costs incurred by Eureka on behalf of Estrella prior to the date and time of such written notice in connection with providing the Services and (iii) amounts payable to third parties pursuant to commitments reasonably entered into by Eureka on behalf of Estrella prior to the date and time of such written notice in connection with providing the Services, provided that Eureka shall make commercially reasonable efforts to cancel or reduce any such amounts.

As of September 30, 2025, the Company had expensed approximately $16.4 million to Eureka for covering the fees associated with the milestones achieved. In addition, we deposited $1.5 million with Eureka for patient treatment expenses, which will be applied to the final invoice, with any unused portion refunded once all fees are settled.

Our future operations are highly dependent on a combination of factors, including but not necessarily limited to (1) the success of our research and development programs; (2) the timely and successful completion of any additional financing; (3) the development of competitive therapies by other biotechnology and pharmaceutical companies; (4) our ability to manage growth of the organization; (5) our ability to protect our technology and products; and, ultimately (6) regulatory approval and successful commercialization and market acceptance of our product candidates.

In addition, even though we may obtain additional funds through the exercise of outstanding tradeable warrants, there is no assurance that any tradeable warrant holders will exercise their warrants, especially any warrants that are currently out of the money. As of January 9, 2026, the closing price of our common stock was $1.20 per share, which is significantly lower than the exercise price of the tradeable warrants of $11.50 per share. Therefore, it is unlikely that the tradeable warrant holders will exercise their warrants unless the market price of our Common Stock increases substantially above the exercise price. The cash proceeds associated with the exercise of the Warrants are dependent on the stock price and the number of Warrants being exercised. We cannot predict when or if any Warrants will be exercised, and it is possible that none or only a small number of Warrants will ever be exercised. Therefore, we may not be able to rely on the warrant exercise as a source of liquidity or capital resources.

Furthermore, although the Common Stock Purchase Agreement with White Lion (“Equity Line Agreement”) provides that the Company may, in its discretion, from time to time, direct White Lion to purchase shares of up to $50.0 million of Common Stock (“Equity Line Shares”) from the Company in one or more purchases in accordance with the Common Stock Purchase Agreement, the Company is not permitted to issue any Equity Line Shares under the Common Stock Purchase Agreement without obtaining majority stockholder approval if such issuance would equal 20% or more of the Company’s outstanding common stock, which had not been obtained as of the date hereof and may not be obtained in the future. On December 28, 2023, the Company’s registration statement on Form S-1 related to the Equity Line Shares was declared effective. As of September 30, 2025, 70,000 Equity Line Shares have been issued to White Lion under the Equity Line Agreement for an aggregate consideration of $79,491.

From May 2025 to September 2025, we entered into securities purchase agreements (the “Securities Purchase Agreement”) with certain investors (the “Purchasers”). As of September 30, 2025, we have received gross proceeds of approximately $2.4 million.

We plan to raise additional capital in the future in order to continue our research and development programs and fund operations. However, our ability to raise additional capital in the equity or debt markets is dependent on various factors, and there is no assurance that such financing will be available on acceptable terms, or at all. The market demand of our equity is subject to a number of risks and uncertainties, including but not limited to, negative economic conditions, adverse market conditions, and adverse financial results.

Cash Flows

Operating Activities

Net cash used in operating activities was approximately $1.6 million for the nine months ended September 30, 2025, and was primarily attributable to (a) a net loss of approximately $12.5 million, and (b) approximately $0.1 million decrease in other payables and accrued liabilities primarily due to the settlement of various previously accrued expenses, offset by (i) approximately $10.1 million increase in accrued liability — related party as additional service charges were incurred from Eureka following the completion of seven patients dosing and an additional site activation milestone, (ii) approximately $0.5 million increase in non-cash item of stock-based Compensation under the 2023 Plan, and approximately $67,000 loss from change in fair value of derivative liabilities and (iii) approximately $0.3 million decrease in prepaid expenses and other receivable primarily due to the utilization of previously recorded prepaid expenses during the nine months ended September 30, 2025.

Net cash used in operating activities was approximately $6.7 million for the nine months ended September 30, 2024, and was primarily attributable to (a) a net loss of approximately $7.8 million, (b) approximately $0.1 million decrease in other payables and accrued liabilities as we paid off accrued professional fee over the previous period, (c) approximately $1.5 million prepaid expense to Eureka for patient treatment expenses, which will be applied to the final invoice, with any unused portion refunded once all fees are settled, offset by approximately $2.7 million increase in accrued liability — related party as additional service charges were incurred from Eureka.

Net cash used in operating activities was approximately $3.1 million for the six-month transition period ended December 31, 2024, and was primarily attributable to (a) a net loss of approximately $4.4 million, (b) approximately $1.5 million prepaid expense to Eureka for patient treatment expenses, which will be applied to the final invoice, with any unused portion refunded once all fees are settled, and (c) approximately $0.4 million increase in prepaid expense as we prepaid various service providers which we expect to be amortized within the next 12 months, offset by (a) an approximately $0.1 million increase in other payables and accrued liabilities, due to additional professional fees accrued during the period, (b) approximately $2.8 million increase in accrued liability — related party as additional service charges were incurred from Eureka following the completion of two patients dosing milestone, and (c) approximately $0.4 million increase in non-cash item of stock-based Compensation related to the stock options granted our employees, board of directors, and other consultants under the Incentive Plan in October 2024.

Net cash used in operating activities was approximately $16.1 million for the year ended June 30, 2024, and was primarily attributable to (a) a net loss of approximately $7.3 million, approximately $9.3 million decrease in accounts payable, related party, as we remitted approximately $9.4 million payment to Eureka, consisting of the upfront payment incurred under the License Agreement and monthly service provided by Eureka under the Services Agreement on October 10, 2023, (b) approximately $0.1 million increase in prepaid expense as we prepaid various service providers and insurance which we expect to be amortized within the next 12 months, and (c) approximately $0.4 million decrease in other payables and accrued liabilities as we paid off accrued professional fee over the previous period, offset by approximately $1.2 million increase in non-cash items such as stock-based compensation as we incurred amortization for the year ended June 30, 2024 related to the stock options granted to our employees, board of directors, and other consultants under the Incentive Plan.

Net cash used in operating activities was approximately $1.3 million for the year ended June 30, 2023, and was primarily attributable to a net loss of approximately $11.1 million, offset by (a) approximately $8.4 million increase in account payable related party which related to service fee incurred from the Services Agreement, (b) approximately $0.4 million increase in non-cash item such as stock-based compensation as we incurred amortization for year ended June 30, 2023 related to the stock options granted to our employees, board of directors, and other consultants under the Incentive Plan, (c) approximately $0.8 million decrease in prepaid expenses — related party as we utilized prior prepaid service fees from the Services Agreement in the current period, and (d) an approximately $0.1 million increase in other payables and accrued liabilities as we accrued various legal, consulting, and research and development expenses related to the Business Combination.

Investing activities

Net cash provided by investing activities was approximately $5.0 million for the year ended June 30, 2024, and was primarily attributable to approximately $5.1 million cash released from trust account as a result of the consummation of the Business Combination, offset by approximately $0.1 million loan to UPTD as Monthly Extension Payment before merger.

Financing Activities

Net cash provided by financing activities was approximately $2.3 million for the nine months ended September 30, 2025, primarily from the proceeds of the private placement, partially offset by approximately $29,000 of cash used for stock repurchases under our stock repurchase program.

Net cash used in financing activities was approximately $0.5 million for the nine months ended September 30, 2024, primarily attributable to stock repurchases during that period.

Net cash used in financing activities was approximately $0.1 million for the six-month transition period ended December 31, 2024, and was primarily attributable to approximately $0.2 million payment in stock repurchase, offset by approximately $79,000 net proceeds received from issuance of common stock through stock purchase agreement.

Net cash provided by financing activities was approximately $12.8 million for the year ended June 30, 2024, and was primarily attributable to approximately $20.0 million net proceed received from the consummation of the Business Combination, which included approximately $9.0 million in gross proceeds raised through sales of Estrella Series A Preferred Stock immediately prior to the effective time of the Merger, approximately $0.3 million raised through issuance of an unsecured promissory note by Estrella to a third party investor, approximately $0.7 million proceeds raise from the reverse recapitalization, and $10.0 million net proceeds from the PIPE Investment that closed concurrently with the consummation of the Business Combination, offset by approximately $1.5 million payments of transaction cost related to the Merger, approximately $5.1 million payment to UPTD’s stockholder for stock redemption before the Business Combination, approximately $0.3 million repayment of promissory note, and approximately $0.3 million payment in stock repurchase.

Net cash provided by financing activities was approximately $12.8 million for the year ended June 30, 2024, and was primarily attributable to approximately $20.0 million net proceed received from the consummation of the Business Combination, which included approximately $9.0 million in gross proceeds raised through sales of Estrella Series A Preferred Stock immediately prior to the effective time of the Merger, approximately $0.3 million raised through issuance of an unsecured promissory note by Estrella to a third party investor, approximately

$0.7 million proceeds raise from the reverse recapitalization, and $10.0 million net proceeds from the PIPE Investment that closed concurrently with the consummation of the Business Combination, offset by approximately $1.5 million payments of transaction cost related to the Merger, approximately $5.1 million payment to UPTD’s stockholder for stock redemption before the Business Combination, approximately $0.3 million repayment of promissory note, and approximately $0.3 million payment in stock repurchase.

Commitments and Contractual Obligations

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

License Agreement

Pursuant to the License Agreement, we were obligated to make and may be required to make, as applicable, (i) a one-time, non-refundable, non-creditable payment of $1.0 million, payable in twelve equal monthly installments, (ii) certain one-time, non-refundable, non-creditable development “milestone” payments upon the occurrence of certain events related to development and sales, with potential aggregate multi-million dollar payments upon FDA approval, and (iii) royalty payments of a single digit percentage on net sales during any consecutive 12-month period.

As of September 30, 2025, we have fully paid the $1.0 million license fee to Eureka.

As of September 30, 2025, two development milestones related to the IND submission of EB103 to the FDA (“Milestone 1”) and first patient dosed in the first clinical trial of a licensed product (“Milestone 2”) have been earned by Eureka under the Agreement. The $50,000 milestone payment related to Milestone 1 was paid on October 10, 2023. The $50,000 milestone payment related to Milestone 2 was paid on September 3, 2024.

No other development milestones, except those mentioned above, sales milestone, or royalty payment has been earned as we do not have any product candidates approved for sale and have not generated any revenue from product sales.

Services Agreement

Pursuant to the Services Agreement, we agreed to (i) pay Eureka $10.0 million in connection with the services thereunder payable in 12 equal monthly installments and (ii) reimburse Eureka on a monthly basis for reasonable pass-through costs incurred or paid to providers by Eureka in providing the services. In addition, we will be charged for other services performed by Eureka outside the scope of the services set forth in the Services Agreement, at a flat rate, by time or materials or as mutually agreed upon the parties in writing. For the nine months ended September 30, 2025, there was $0 in pass-through cost for services provided pursuant to the Services Agreement.

Statement of Work

Pursuant to the SOW, Estrella agreed to pay Eureka total fees of $33.0 million in connection with the Phase I/II clinical trial of Estrella’s product candidate, EB103, a T-cell therapy targeting CD19 using ARTEMIS® T cell technology licensed by Estrella from Eureka. As of September 30, 2025, we had paid $3.5 million to Eureka for covering the fees associated with milestones achieved, and deposited $1.5 million for patient treatment expenses, which will be applied to the final invoice, with any unused portion refunded once all fees are settled.

Nine patients’ dosing and a second site activation milestones have been completed as of September 30, 2025, and the Company has accrued approximately $12.9 million in accrued liabilities — related party, for the corresponding milestones as of September 30, 2025.

Equity Financing Commitment

On April 20, 2023, UPTD entered into a Common Stock purchase agreement (as amended on April 26, 2023 and from time to time, the “Common Stock Purchase Agreement”) and a related registration rights agreement (the “White Lion RRA”) with White Lion. Pursuant to the Common Stock Purchase Agreement, following the Closing, the Company has the right, but not the obligation to require White Lion to purchase, from time to time up to $50.0 million in aggregate gross purchase price of newly issued shares of Common Stock of the Company, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement, including, among others, the initial and any subsequent registration statement for the Equity Line Shares being declared effective by the SEC and remaining effective during the term of the Common Stock Purchase Agreement. In addition, under Nasdaq listing rules, the Company is not permitted to issue any Equity Line Shares under the Common Stock Purchase Agreement if such issuance would equal 20% or more of the Company’s outstanding common stock without obtaining majority approval by our stockholders, which had not been obtained as of the date hereof. On December 28, 2023, the Company’s registration statement on Form S-1 related to the Equity Line Shares was declared effective by the SEC. As of September 30, 2025, 70,000 Equity Line Shares have been issued to White Lion pursuant to the Common Stock Purchase Agreement for an aggregate consideration of $79,491.

Off-Balance Sheet Arrangements

As of September 30, 2025, December 31, 2024, June 30, 2024 and June 30, 2023, we did not have any off-balance sheet arrangements (as defined in Item 303 of Regulation S-K) that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, cash requirements or capital resources.

Critical Accounting Policies and Estimates

Our financial statements accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We have identified certain accounting estimates that are significant to the preparation of our financial statements. These estimates are important for an understanding of our financial condition and results of operation. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe no critical accounting estimate was identified other than below listed significant estimate and accounting policies.

Derivative Liabilities

We evaluate all of its financial instruments, including the True Up Shares in connection with the Securities Purchase Agreement, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC 815, Derivatives and Hedging (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.

As of September 30, 2025, the fair value of the derivative liability related to the True-Up Shares was valued at $385,355 using a Monte Carlo Simulation model. Key inputs included volatility of 87% to 90%, a risk-free rate of 3.7% to 3.8%, and a spot price of $1.15 per share. The model captured the path-dependent payoff structure of the True-Up obligation and incorporated the terms of the contingent settlement feature, including the $0.99 to $1.08 True-Up Price and the Contractual Floor Price of $0.20 per share.

Stock-Based Compensation

We recognize compensation costs resulting from the issuance of stock-based awards to employees, non-employees, and directors as an expense in the consolidated statements of operations over the requisite service period based on a measurement of fair value for each stock-based award. The fair value of each option granted is estimated as of the date of grant using the Black-Scholes-Merton option-pricing model, net of actual forfeitures. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. The Black-Scholes-Merton option-pricing model includes various assumptions, including the fair market value of Estrella Common Stock, expected life of stock options, the expected volatility, and the expected risk-free interest rate, among others. These assumptions reflect our best estimates, but they involve inherent uncertainties based on market conditions generally outside of our control.

As a result, if other assumptions had been used, stock-based compensation expense, as determined in accordance with authoritative guidance, could have been materially impacted. Furthermore, if we use different assumptions on future grants, stock-based compensation expense could be materially affected in future periods.

We account for the fair value of equity instruments issued to non-employees using either the fair value of the services received or the fair value of the equity instrument, whichever is considered more reliable. We utilize the Black-Scholes-Merton option-pricing model to measure the fair value of options issued to non-employees.

We record compensation expense for the awards with graded vesting using the straight-line method. We recognize compensation expense over the requisite service period applicable to each individual award, which generally equals the vesting term. Forfeitures are recognized when realized.

Emerging Growth Company and Smaller Reporting Company Status

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We previously elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

INFORMATION ABOUT ESTRELLA IMMUNOPHARMA, INC.

The following description provides an update to the general development of our business, disclosing material developments that have occurred since our Transition Report on Form 10-KT for the six-month period ended December 31, 2024, filed with the SEC on March 25, 2025 (the “Form 10-KT”), which includes a full discussion of the general development of our business. The full discussion of the general development of our business contained in Part I, Item 1 of the Form 10-KT is incorporated by reference herein and may be accessed via the following link: www.sec.gov/ix?doc=/Archives/edgar/data/0001844417/000101376225002190/ea0229982-10kt_estrella.htm

Estrella Biopharma, Inc. (“Estrella Operating”), our accounting predecessor, was incorporated in Delaware on March 30, 2022. On June 28, 2022, Estrella Operating acquired certain assets related to T-cell therapies from Eureka Therapeutics, Inc. (“Eureka”) in exchange for preferred stock. Estrella Immunopharma, Inc. (the “Company”) was formerly known as TradeUP Acquisition Corp. Estrella Operating became a wholly owned subsidiary of the Company upon completion of their business combination on September 29, 2023. Effective at 11:59 p.m. Eastern Time on June 30, 2024, Estrella Operating merged with and into the Company, with the Company as the surviving corporation, and Estrella Operating ceased to exist as a separate legal entity. In November 2024, the Company established Estrella Immunopharma (Hong Kong) Co. Ltd (“Estrella HK”) as a wholly owned subsidiary in Hong Kong. As of September 30, 2025, Estrella HK had not commenced any operations.

Since December 31, 2024, the period covered by the Form 10-KT, the following material developments have occurred:2

•        Clinical Trial Progress (EB103 STARLIGHT-1):    We have continued enrollment and dosing in our Phase I/II STARLIGHT-1 clinical trial for EB103 in patients with relapsed/refractory B-cell Non-Hodgkin’s Lymphoma. As of September 30, 2025, nine patients had been dosed in the trial. A second clinical trial site was activated as of June 30, 2025. We have continued to incur expenses related to milestone achievements under our Statement of Work (SOW) with Eureka for this trial, accruing approximately $12.9 million in related party liabilities as of September 30, 2025, for dosing and site activation milestones achieved.

•        Financing Activities:    Between May and September 2025, we entered into Securities Purchase Agreements with certain investors for a private placement of up to 2,233,334 shares of our Common Stock at $1.50 per share. As of September 30, 2025, we had received gross proceeds of approximately $2.4 million under these agreements. These agreements include a contingent value protection feature potentially requiring the issuance of additional shares. We have also continued to have the ability to raise funds under our Common Stock Purchase Agreement with White Lion Capital LLC, although only limited funds ($79,491 for 70,000 shares) had been raised under this facility as of September 30, 2025. In addition, on January 5, 2026, we entered into a securities purchase agreement with a healthcare-focused institutional investor for a registered direct offering of 4,063,290 shares of our Common Stock and pre-funded warrants to purchase 1,000,000 shares of Common Stock, together with a private placement of warrants to purchase up to 7,594,935 shares of Common Stock. The transaction closed on January 6, 2026, generating gross proceeds of approximately $8.0 million, before deducting placement agent fees and other offering expenses. We intend to use the net proceeds for general corporate purposes and working capital.

•        Stock Repurchases:    We continued repurchasing shares under our previously announced stock repurchase program. For the nine months ended September 30, 2025, we repurchased 28,302 shares for $29,462. As of September 30, 2025, approximately $0.4 million remained available under the $1.0 million authorization.

Reports to security holders:

We are required to file annual reports on Form 10-K, which include audited financial statements, and provide them to our stockholders. We are a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file report and other information with the Securities and Exchange Commission (the “SEC”). These filings include annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

MANAGEMENT OF ESTRELLA

Information about Directors

The following persons are the executive officers and directors of Estrella:

Name	Age	Position(s) Held
Executive Officers
Dr. Cheng Liu	59	Chief Executive Officer, President and Director
Peter Xu	55	Chief Financial Officer
Non-Employee Directors
Hong Zhang	55	Director and Chairperson of the Board
Dr. Marsha Roberts	56	Director
Fan Wu	52	Director
Janelle Wu	52	Director
Pei Xu	43	Director
Dengyao Jia	56	Director

Executive Officers

Cheng Liu, PhD, Chief Executive Officer and President

Dr. Liu serves as Estrella’s CEO and President. He is the Founder, President, and CEO of Eureka. Prior to founding Eureka, Dr. Liu was a Principal Scientist in antibody drug discovery at Chiron (now Novartis).

With over 20 years of experience in the field, he holds more than 500 patents and published patent applications of which over 100 patents have issued worldwide and has authored numerous peer-reviewed papers on cancer immunotherapy. He is the inventor of multiple first-in-class, clinical-stage cancer drugs against various tumor targets, including drugs targeting CSF1 for the treatment of bone metastasis, BCMA for multiple myeloma, and AFP and GPC3 for liver cancer. In 2007, he was awarded Special U.S. Congressional Recognition for his contributions to improving human health.

He is the editor of the book “Biosimilars of Monoclonal Antibodies: A Practical Guide to Manufacturing, Preclinical, and Clinical Development.” Dr. Liu received his B.S. in Cell Biology and Genetics from Peking University and a Ph.D. in Molecular Cell Biology from the University of California, Berkeley.

Dr. Liu is qualified to serve on Estrella Board because of his experience in the biopharmaceutical industry and his scientific background.

Peter Xu, Chief Financial Officer

Mr. Xu serves as Estrella’s Chief Financial Officer of Estrella. Mr. Xu has 15 years of investment and management experience in capital markets, energy markets, and the food & beverage industry.

Mr. Xu is the founder and CEO of TLC Gourmet Food International LLC, a role he has held since 2021. He is also the co-founder and CEO of Lake Crystal Energy LLC, which was formed in 2020. In 2017, Mr. Xu founded LI North Shore Invest LLC, where he invests and manages a portfolio of small businesses. Prior to 2017, he held various investment and management positions at Millennium Partners, Barclays Capital, and Lehman Brothers. Mr. Xu earned a MS degree in Computer Science from Northeastern University in Boston.

Board of Directors

Together with Dr. Liu, the following individuals comprise Estrella’s board of directors:

Hong Zhang, Director and Chairperson of the Board

Ms. Zhang was appointed as a director and chairperson by the Board. She is a highly accomplished executive with over 25 years of experience in financial and corporate strategy. Most recently, she served as Vice President at Incinta Medical Group Ltd., where she played a key role in establishing the company’s strong financial position and growth. Before that, Ms. Zhang simultaneously served as the Chairperson at Beijing Ocean Co-stone Capital Investment Management Company, and as Managing Director at Shenzhen Co-stone Venture Investment Management Company and oversaw fund management, risk control and investment. Earlier in her career, she held the position of Vice President at UOB Investment (China) Ltd., a private equity company. Ms. Zhang began her career in the legal division of Shandong High-Tech Investment Corporation Co. Ltd., a venture capital firm, working as a management counsel.

Ms. Zhang is qualified to serve on Estrella Board because of her extensive leadership, management and investment experiences.

Dr. Marsha Roberts, Director

Dr. Marsha Roberts is Chief of Staff/Associate Physician-In-Chief of Hospital Operations at Kaiser Walnut Creek Medical Center. She also serves as Vice President of the Board of Directors for the CAL Alumni Association (CAA) at the University of California, Berkeley. Dr. Roberts previously served on the Board of Directors for The Permanente Medical Group (TPMG) from 2021 to 2024. She also served as Chief of Radiology for the Diablo Service Area at Kaiser Permanente for 9 years. Dr. Roberts has over 20 years’ experience practicing medicine as a Board-certified Radiologist. Prior to working at Kaiser Permanente, Dr. Roberts was a partner at Bay Imaging Consultants, where she practiced Interventional and Diagnostic Radiology primarily at John Muir Medical Centers. Dr. Roberts earned her B.A. in Molecular Biology from the University of California, Berkeley. She went on to earn her medical degree from Yale University School of Medicine. Dr. Roberts completed her residency training in Diagnostic Radiology at the University of California, San Diego, where she was Chief Resident. She also completed a Fellowship in Interventional Radiology at the University of California, San Diego.

Dr. Roberts is qualified to serve on Estrella Board because of her extensive board leadership, management and medical experience.

Fan Wu, Director

Mr. Wu became a member of Estrella Board upon the Closing. Since 2021, Mr. Wu has served as the Chief Technology Officer of Column6, an advertising technology platform with a comprehensive set of inventory and monetization tools for connected television advertising. Prior to joining Column6, Mr. Wu served as the director of engineering at Acxiom from 2015 to 2021, where he most recently oversaw Real Identity, Acxiom’s flagship first party identity solution and winner of the 2020 MarTech Breakthrough Award. Mr. Wu holds a BS in Biochemistry from Nankai University and an MS in Computer Science from Northeastern University.

Mr. Wu is qualified to serve on Estrella Board because of his experiences in executive management, and technology.

Janelle Wu, Director

Ms. Wu became a member of Estrella Board upon the Closing. Since July 2022, Ms. Wu has served as the Chief Metaverse Officer of MetaWorld Entertainment, a “web3” company that provides content and user experience solutions. From 2017 to 2018, Ms. Wu was an advisor for U Space, a computer vision and machine learning startup. Ms. Wu served as the CEO and Co-Founder of FeiQuanQiu.com, an online international air-ticketing provider from 2014 to 2017, as CEO and Founder of Xlands.com, a virtual life social gaming platform from 2007 to 2012, and as Senior Vice President and Technical Director of Netease (NASDAQ: NTES) from 2000 to 2007. Ms. Wu received her degree in Computer Science & Applied Mathematics from The State University of New York at Albany.

Ms. Wu is qualified to serve on Estrella Board because of her early-stage company experience and technological background.

Pei Xu, Director

Ms. Xu became a member of Estrella Board upon the Closing. Ms. Xu is the CFO of Zhongchao Inc. (Nasdaq: ZCMD), a provider of healthcare information, education, and training services to healthcare professionals and the public in China. Ms. Xu has also served as the CFO of Zhongchao Medical Technology (Shanghai) Co., Ltd. (“Zhongchao Shanghai”), Zhongchao Inc.’s Chinese affiliate, since January 2016. From September 2013 to January 2016, Ms. Xu

served as the financial director of Zhongchao Shanghai. From September 2008 to August 2013, Ms. Xu worked for Otsuka (China) Investment Co., Ltd. as a financial director. Ms. Xu holds a bachelor degree in finance from Jiangxi University of Finance and Economics.

Ms. Xu is qualified to serve on Estrella Board because of her experience in financial management.

Dengyao Jia, Director

Mr. Jia serves as a Director of Lianhe Sowell International Group Ltd. (Nasdaq: LHSW), a publicly traded company specializing in AI-powered machine vision technologies. He brings extensive leadership experience in corporate governance and strategic development in both public and private sectors. Mr. Jia is also the Founder and Chairman of Hainan Lianhe Enterprise Management Co., Ltd since March 2015. Mr. Jia currently also serves as chairman of the board of Hainan Dingshang Enterprise Management Co., Ltd, a PRC-based company focused on providing management and consulting services to early-stage enterprises, Shandong Guotou Entrepreneur Incubator Co., Ltd., a PRC-based company focused on business management and restructure consulting, Lianhe Digital Technology (Haikou) Co., Ltd., digital data service provider, and Hainan Lianhe Digital Technology Harbor Development Co., Ltd., a data service developer. Mr. Jia holds an EMBA degree from Cheung Kong Graduate School of Business, and an EMBA from Tianjin University.

Mr. Jia is qualified to serve on the Estrella Board because of his extensive board leadership and executive management experience.

Scientific Advisory Board

Our scientific advisory board is comprised of passionate individuals with experience as physicians, and backgrounds in deep research and development, and regulatory knowledge in the fields of oncology, pharmacology, molecular biology, and T-cell cancer immunotherapy.

Our scientific advisory board advises us with respect to our technology strategy and to advise us on the research, development, and analysis of our technology. Each member of the scientific advisory board is a party to a Scientific Advisory Board Agreement (the “SAB Agreement”). The SAB Agreement outlines the scientific advisory board members’ agreements to devote such member’s reasonable best efforts to provide services to us, including attending scientific advisory board meetings, performing customary duties as a member, like meeting with our employees and consultants, reviewing goals set by management, advising on achieving such goals, providing advice with respect to our research and product development activities, and providing consulting services to us upon our request. We compensate each member of the scientific advisory board $20,000 per year for his or her services under the SAB Agreement. The SAB Agreement contains, among other covenants, customary non-disclosure, non-solicitation, confidentiality, and intellectual property protections. The SAB Agreement’s term is three years and may be terminated at any time upon 30 days’ written notice.

Together with Dr. Liu, the following individuals comprise our scientific advisory board:

Stephan Grupp, MD, PhD

Dr. Grupp is the Director of Cancer Immunotherapy Program and Medical Director of the Cell and Gene Therapy Laboratory at Children’s Hospital of Philadelphia (CHOP), and the Yetta Dietch Novotny Endowed Chair of Pediatric Oncology at CHOP and the Novotny Professor of Pediatrics the University of Pennsylvania. He is also the Section Chief of the Cellular Therapy and Transplant Section at CHOP.

Dr. Grupp completed pediatric residency at the Boston Children’s Hospital, followed by a fellowship in Pediatric Hematology/Oncology at the Dana Farber Cancer Institute and postdoctoral work in immunology at Harvard University. Dr. Grubb then served on the faculty at Harvard University until 1996, when he left to work at CHOP. His primary area of clinical research is the use of engineered cell therapies in high risk pediatric cancers. His primary area of clinical research is the use of CAR T and other engineered cell therapies in pediatric cancers and other life-threatening disorders such as sickle cell disease.

Dr. Grupp is a reviewer for several journals and the author of over 200 peer-reviewed journal articles, as well as numerous abstracts and book chapters. Dr. Grupp received his M.D. and Ph.D. in Immunology from the University of Cincinnati College of Medicine. He was elected to the National Academy of Medicine in 2019.

David Scheinberg, MD, PhD

Dr. Scheinberg is currently Vincent Astor Chair and Chair of the Molecular Pharmacology and Chemistry Program at Sloan-Kettering Institute and Chair of the Experimental Therapeutics Center at Memorial Sloan Kettering Cancer Center.

He is also Professor of Medicine and Pharmacology and Co-chair of the Pharmacology graduate program at the Weill-Cornell University Medical College and Professor in the Gerstner-Sloan Kettering Graduate School. As a physician-scientist, Dr. Scheinberg specializes in the care of patients with leukemia. He investigates new therapeutic approaches to cancer, both in the hospital and in the laboratory.

The focus of his research is the discovery and development of novel, specific immunotherapeutic agents. Eight different therapeutic agents developed by Dr. Scheinberg’s laboratory have reached human clinical trials, which include the first humanized antibodies to treat acute leukemia, the first targeted alpha particle therapies and alpha generators, the first tumor specific fusion oncogene product vaccines, and antibodies to intracellular proteins.

Dr. Scheinberg has published more than 290 papers, chapters, or books in these fields. Dr. Scheinberg received his bachelor’s degree from Cornell University and his MD and PhD in pharmacology and experimental therapeutics from the Johns Hopkins University School of Medicine.

Randy Schekman, PhD

Dr. Schekman is a Professor of Cell Biology, Development and Physiology at the University of California, Berkeley, and an Investigator of the Howard Hughes Medical Institute. He was awarded the 2013 Nobel Prize for Physiology or Medicine for his work on cell membrane vesicle trafficking with James E. Rothman and Thomas C. Südhof.

The discoveries from the Schekman lab has enabled the production of one third of the world’s supply of recombinant human insulin and one hundred percent of the world’s supply of recombinant hepatitis B vaccines. Dr. Schekman studied the enzymology of DNA replication as a graduate student with Arthur Kornberg at Stanford University.

His current interest in cellular membranes developed during a postdoctoral period with S. J. Singer at the University of California, San Diego. At Berkeley, he developed a genetic and biochemical approach to the study of eukaryotic membrane traffic, and Schekman’s laboratory investigates the mechanism of membrane protein traffic in the secretory pathway in eukaryotic cells.

In addition to Nobel Prize, Dr. Schekman has received numerous honors and awards, including the Lewis S. Rosenstiel Award in basic biomedical science, the Gairdner International Award, the Amgen Award of the Protein Society, the Albert Lasker Award in Basic Medical Research and the Louisa Gross Horwitz Prize of Columbia University. He is a member of the National Academy of Sciences, the National Academy of Medicine, the American Academy of Arts and Sciences, the American Philosophical Society, a Foreign Associate of the Accademia Nazionale dei Lincei, a Foreign Associate of the Royal Society of London and an Honorary Academician of the Academia Sinica. Dr. Schekman received his PhD from Stanford University and his undergraduate degree from UCLA.

Family Relationships

There are no family relationships among any of Estrella’s executive officers or directors.

Other Roles Held by Management

Members of Estrella’s management team currently hold, and may hold in the future, positions with other companies while serving on Estrella’s management team. Dr. Liu currently serves as Estrella’s CEO and as the CEO of Eureka. As a result, Dr. Liu devotes less than full time to the operation of Estrella’s business. Dr. Liu is expected to fulfill his duties as Estrella’s CEO, but is not required to provide a specific number of hours for Estrella’s business per week or per month.

Composition of the Estrella Board of Directors

The Board manages the business and affairs of Estrella, as provided by Delaware law, and conducts its business through meetings of the Board and its standing committees. The Board consists of seven members, four of whom were designated by Estrella, one of whom was designated by UPTD, and two of whom was appointed by the Board. The primary responsibilities of the Estrella Board are to provide risk oversight and strategic guidance to Estrella and to counsel and direct Estrella’s management. The Board will meet on a regular basis and will convene additional meetings, as required.

Consideration of Director Nominees

General.    In evaluating nominees for membership on our Board, our Nominating and Corporate Governance Committee applies the Board membership criteria set forth in our Corporate Governance Guidelines. Under these criteria, the Nominating and Corporate Governance Committee takes into account many factors, including an individual’s business experience and skills (including skills in core areas such as operations, management, technology, relevant industry knowledge (e.g., research tools, contract research services, therapeutics, drug discovery, reimbursement, medical/surgical), accounting and finance, regulatory matters and clinical trials, leadership, strategic planning and international markets), independence, judgment, professional reputation, integrity and ability to represent the best interests of the Company and its stockholders. In addition, the Nominating and Corporate Governance Committee will consider the ability of the nominee to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board does not have a formal policy with respect to diversity of nominees. Rather, our Nominating and Corporate Governance Committee considers these Board membership criteria as a whole and seeks to achieve diversity of occupational and personal backgrounds on the Board. Our Board will be responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee regularly assesses the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or other reasons. In the event that vacancies are anticipated, or otherwise arise, the Committee will consider various potential nominees who may come to the attention of the Committee through current Board members, professional search firms, stockholders or other persons. Each potential nominee brought to the attention of the Committee, regardless of who recommended such potential nominee, is considered on the basis of the criteria set forth in our Corporate Governance Guidelines.

Stockholder Nominees.    The Nominating and Corporate Governance Committee will review candidates for director recommended by stockholders who satisfy the notice, information and consent provisions set forth in our Bylaws and Rule 14a-19 of the Exchange Act (“Rule 14a-19”). The Board will use the same evaluation criteria and process for director nominees recommended by stockholders as it uses for other director nominees. A stockholder wishing to formally nominate an individual for election to the Board must do so by following the procedures described in the Bylaws and Rule 14a-19.

Board of Directors Meetings

During the six-month transition period ended December 31, 2024, our board met twice, including videoconference meetings, the audit committee met once, the compensation committee did not meet. nor did the nominating and corporate governance committee. All directors attended 100% of the aggregate number of meetings of the board and all of the audit committee members attended 100% of the audit committee meetings.

Director Independence

As a result of its common stock continuing to be listed on Nasdaq following consummation of the Business Combination, Estrella adheres to the rules of Nasdaq in determining whether a director is independent. The Board has consulted with its counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person who is not an executive officer or employee, or who does not have a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The parties have determined that Dr. Marsha Roberts, Fan Wu, Janelle Wu, and Pei Xu are considered independent directors of Estrella. Estrella’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Estrella has an audit committee, a compensation committee, and a nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. Copies of each board committee’s charter are posted on Estrella’s website. Estrella’s website and the information contained on, or that can be accessed through, such website is not deemed to be incorporated by reference in, and are not considered part of, this Registration Statement. The composition and responsibilities of each of the committees of the Board are described below. Members serve on these committees until their resignation or until otherwise determined by the Estrella Board.

Audit Committee

Estrella’s audit committee consists of Pei Xu, Fan Wu and Dr. Marsha Roberts. The parties have determined that each member of the audit committee satisfies the independence requirements under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. The chair of the audit committee is Pei Xu. The parties have determined that Pei Xu is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable listing standards. In arriving at these determinations, the parties have examined each audit committee member’s scope of experience and the nature of his or her employment. The primary purpose of the audit committee is to discharge the responsibilities of the Board with respect to corporate accounting and financial reporting processes, systems of internal control, and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of the audit committee include:

•        helping the Board oversee the corporate accounting and financial reporting processes;

•        managing and/or assessing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit Estrella’s consolidated financial statements;

•        discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, Estrella’s interim and year-end operating results;

•        developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•        reviewing related party transactions;

•        reviewing Estrella’s policies on risk assessment and risk management;

•        reviewing, with the independent registered public accounting firm, Estrella’s internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues; and

•        pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Estrella’s audit committee operates under a written charter that satisfies the applicable Nasdaq Listing Rules.

Compensation Committee

Estrella’s compensation committee consists of Dr. Marsha Roberts, Fan Wu and Janelle Wu. The chair of the compensation committee is Janelle Wu. The parties have determined that each member of the compensation committee satisfies the independence requirements under the Nasdaq Listing Rules, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The primary purpose of Estrella’s compensation committee is to discharge the responsibilities of the Board in overseeing Estrella’s compensation policies, plans, and programs and to review and determine the compensation to be paid to Estrella’s executive officers, directors, and other senior management, as appropriate. Specific responsibilities of the compensation committee include:

•        reviewing and recommending to the Board the compensation of executive officers;

•        reviewing and recommending to the Board the compensation of directors;

•        administering Estrella’s equity incentive plans and other benefit programs;

•        reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for Estrella’s executive officers and other senior management; and

•        reviewing and establishing general policies relating to compensation and benefits of Estrella’s employees, including Estrella’s overall compensation philosophy.

Estrella’s compensation committee operates under a written charter that satisfies the applicable Nasdaq Listing Rules.

Nominating and Corporate Governance Committee

Estrella’s nominating and corporate governance committee consists of Dr. Marsha Roberts, Fan Wu and Janelle Wu. The chair of the nominating and corporate governance committee is Dr. Marsha Roberts. The parties have determined that each member of the nominating and corporate governance committee satisfies the independence requirements under the Nasdaq Listing Rules.

Specific responsibilities of Estrella’s nominating and corporate governance committee include:

•        identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Board;

•        considering and making recommendations to the Board regarding the composition and chairpersonship of the Estrella Board and committees of the Board;

•        reviewing developments in corporate governance practices;

•        developing and making recommendations to the Board regarding corporate governance guidelines and matters; and

•        overseeing periodic evaluations of the Board performance, including committees of the Estrella Board.

Estrella’s nominating and corporate governance committee operates under a written charter that satisfies the applicable Nasdaq Listing Rules.

Code of Business Conduct and Ethics

Estrella adopted a code of business conduct and ethics, or the Code of Conduct, that applies to all directors, officers, and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Conduct for Estrella applies to all directors, officers, and employees of Estrella and is available on Estrella’s website at www.estrellabio.com. In addition, Estrella intends to post on its website all disclosures that are required by law or the Nasdaq Listing Rules concerning any amendments to, or waivers from, any provision of the Code of Conduct. The reference to Estrella’s website address does not constitute incorporation by reference of the information contained at or available through the website, and you should not consider it to be a part of this Registration Statement.

Compensation Committee Interlocks and Insider Participation

None of the members or intended members of the compensation committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last calendar year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Corporate Governance Guidelines

Our board of directors adopted corporate governance guidelines in accordance with the corporate governance rules of Nasdaq that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chair of the board, principal executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is posted on our website.

Insider Trading Policy

The Company has adopted an insider trading policy that governs the purchase, sale, and/or other transactions of our securities by our directors, officers and employees and the Company itself.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our officers, directors, and beneficial owners of more than 10% of our equity securities to timely file certain reports regarding ownership of and transactions in our securities with the Securities and Exchange Commission. Copies of the required filings must also be furnished to us. Section 16(a) compliance was required during the six-month transition period ended December 31, 2024. To our knowledge, during the six-month transition period ended December 31, 2024, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except the Form 4s for Dr. Cheng Liu and Mr. Peter Xu’s October 2024 options grants, both of which were filed late.

Potential Payments Upon Termination

Dr. Liu and Mr. Xu are entitled to certain severance payments, as described under “Employment Agreements” above.

Officer and Director Compensation

Overview

The policies of Estrella with respect to the compensation of its executive officers are administered by Estrella’s board in consultation with its compensation committee. The compensation decisions regarding Estrella’s executives are based on Estrella’s need to retain those individuals who continue to perform at or above Estrella’s expectations and to attract individuals with the skills necessary for Estrella to achieve its business plan. Estrella intends to be competitive with other similarly situated companies in its industry.

Estrella believes that performance-based and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives.

Estrella’s executive officers receive a combination of cash and equity compensation. Estrella’s compensation committee is charged with performing an annual review of Estrella’s executive officers’ cash and equity compensation to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies. In addition to the guidance provided by its nomination and compensation committees, Estrella may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases or use of a third-party compensation consultant.

Estrella’s non-employee directors, Dr. Marsha Roberts, Ms. Janelle Wu, Ms. Pei Xu and Mr. Fan Wu are currently entitled to receive $20,000 in annual compensation for services rendered to Estrella. Ms. Hong Zhang is currently entitled to receive $30,000 in annual compensation for services rendered to Estrella.

Estrella Executive Compensation Program

The objective of Estrella’s compensation program is to provide a total compensation package to its executives, including its NEOs, that will enable Estrella to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our shareholders, encourage individual and collective contributions to the successful execution of our short-and long-term business strategies and reward our executives for performance. The board of directors of Estrella has historically determined the compensation for Mr. Liu and Mr. Xu.

The compensation program for Dr. Liu for the fiscal year ended December 31, 2025, consisted of base salary and stock-based compensation under the Company’s 2023 Omnibus Incentive Plan, as described below.

•        Base Salary.    Dr. Liu is paid a base salary commensurate with his skill set, experience, performance, role and responsibilities. For the fiscal year ended December 31, 2025, Dr. Liu’s annual salary was $250,962.

•        Short-Term Cash Incentives.    For the year ended December 31, 2025, Estrella did not pay Dr. Liu a discretionary cash bonus, nor any short-term cash bonuses to Dr. Liu pursuant to any non-equity incentive plan.

•        Short-Term Equity Incentives.    During the year ended December 31, 2025, Estrella did not grant any short-term equity incentive awards to Dr. Liu.

•        Long-Term Equity Incentives.    During year ended December 31, 2025, Estrella did not grant any long-term equity incentive awards to Dr. Liu.

The compensation program for Mr. Xu for the fiscal year ended December 31, 2025, consisted of base salary and stock-based compensation under the Company’s 2023 Omnibus Incentive Plan, as described below.

•        Base Salary.    Mr. Xu is paid a base salary commensurate with his skill set, experience, performance, role and responsibilities. For the fiscal year ended December 31, 2025, Mr. Xu’s annual salary was $250,962.

•        Short-Term Cash Incentives.    For the fiscal year ended December 31, 2025, Estrella did not pay Mr. Xu a discretionary cash bonus, nor any short-term cash bonuses to Mr. Xu pursuant to any non-equity incentive plan.

•        Short-Term Equity Incentives.    During the year ended December 31, 2025, Estrella did not grant any short-term equity incentive awards to Mr. Xu.

•        Long-Term Equity Incentives.    During the year ended December 31, 2025, Estrella did not grant any long-term equity incentive awards to Mr. Xu.

Summary Compensation Table

The following table presents all of the compensation awarded to, earned by or paid to the named executive officers for the six-month transition period ended December 31, 2024 and the fiscal years ended June 30, 2024 and December 31, 2025.

Name and Principal Position	Year		Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Cheng Liu, CEO	2025	(4)	250,962	—	—	—	—
	2024	(2)	125,000	—	—	645,425	—
	2024	(3)	250,007	—	—	—	—

Peter Xu, CFO	2025	(4)	250,962	—	—	—	—
	2024	(2)	125,000	—	—	645,425	—
	2024	(3)	250,000	—	—	—	—

____________

(1)      Represents the aggregate grant date fair value of option awards granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 11 to our consolidated financial statements included elsewhere in this prospectus.

(2)      Represents the six-month transition period ended December 31, 2024.

(3)      Represents the fiscal year ended June 30, 2024.

(4)      Represents the fiscal year ended December 31, 2025.

Narrative Disclosure to the Summary Compensation Table

Base Salaries

Base salaries established for our executive officers are intended to reflect each individual’s responsibilities, experience, historical performance and other discretionary factors deemed relevant by us and have generally been set at levels deemed necessary to attract and retain individuals with superior talent. Starting on September 29, 2023, Dr. Liu and Mr. Xu were entitled to base salaries equal to $250,000 per year.

Annual Cash Bonuses

As part of our pay-for-performance philosophy, Estrella believes annual cash incentive awards can be used to motivate and reward employees. We intend to adopt a formal bonus plan in which certain of our employees, including the named executive officers, will be eligible to participate going forward but have not done so as of the date of this Registration Statement. For the fiscal year ended December 31, 2025, no named executive officer received any form of cash bonus.

Equity Incentive Compensation

Equity incentive compensation is used to promote performance-based pay that aligns the interests of our executive officers with the long-term interests of Estrella’s equity-owners and to enhance executive retention.

At the special meeting of UPTD stockholders related to the Business Combination held on July 31, 2023, UPTD’s shareholders approved the adoption of the Company’s 2023 Omnibus Incentive Plan (the “2023 Plan”), which became effective on the Closing Date. Upon the closing of the Business Combination, 3,520,123 shares of Common Stock became authorized for issuance under the 2023 Plan. On October 30, 2024, the Company granted options under the 2023 Plan to its executive officers, employees, board of directors, and other consultants. Dr. Cheng Liu and Mr. Jiandong (Peter) Xu were each granted 509,204 shares of Nonstatutory Share Option at an exercise price of $0.815/share, and 490,796 shares of Incentive Share Option at an exercise price of $0.815/share. For the nine months ended September 30, 2025, no additional stock options were granted.

Employment Arrangements

Agreement with Dr. Cheng Liu and Estrella

On September 29, 2023, Estrella entered into a new employment agreement with Dr. Liu superseding his July 29, 2022 offer letter with Estrella and setting forth the terms of his employment as Estrella’s Chief Executive Officer and President (the “Liu Employment Agreement”). The Liu Employment Agreement provides for “at will” employment and an indefinite term, as well as a base salary of $250,000 per annum effective as of September 29, 2023, an annual cash bonus opportunity based on a percentage of base salary, an annual incentive equity award opportunity and the opportunity to participate in any future Estrella employee benefit plans.

In the event Dr. Liu’s employment is terminated by the Company without cause or by Dr. Liu for good reason (each as defined under the Liu Employment Agreement), in exchange for Dr. Liu’s execution and nonrevocation of a general release of claims in favor of Estrella, Dr. Liu will receive (A) six months’ base salary continuation and (B) any unpaid annual bonus relating to the fiscal year immediately preceding the year in which the separation occurs.

In the event that Dr. Liu’s employment is terminated by the Company without cause or by Dr. Liu for good reason in the 60 days prior to a change in control or the twelve months following a change in control, Dr. Liu will receive (A) twelve months’ base salary in a lump sum, (b) any unpaid annual bonus relating to the fiscal year immediately preceding the year in which the separation occurs, (C) a lump-sum payment equal to Dr. Liu’s target annual bonus opportunity or, if higher, Dr. Liu’s actual annual bonus for the fiscal year of Dr. Liu’s termination, and (D) acceleration of all outstanding unvested equity awards (with performance-based awards vesting at target) on the separation date, subject to the terms of the underlying award agreements. The Liu Employment Agreement also contains a during-employment non-solicitation covenant and during-employment and post-termination non-disclosure and non-disparagement covenants.

Agreement with Peter Xu and Estrella

On September 29, 2023, Estrella entered into a new employment agreement with Mr. Xu superseding his May 27, 2022 employment agreement with Estrella and setting forth the terms of his employment as Estrella’s Chief Financial Officer (the “Xu Employment Agreement”). The Xu Employment Agreement contains the same material compensation terms as the Liu Employment Agreement, summarized above under “Agreement with Dr. Cheng Liu and Estrella.”

Other Compensation Elements

All of Estrella’s current named executive officers will be eligible to participate in any employee benefit plans, including medical, dental, vision, disability, and life insurance plans, in each case on the same basis as all of Estrella’s other employees, if such plans are adopted. Estrella generally does not provide perquisites or personal benefits to its named executive officers. Estrella has not maintained, and does not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan.

Outstanding Equity Awards as of December 31, 2025

The following table shows information regarding outstanding equity awards held by the named executive officers as of December 31, 2025.

Name	Grant Date	Option Expiration Date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)
Dr. Cheng Liu	10/30/2024	10/30/2034	458,334	$715,001
Peter Xu	10/30/2024	10/30/2034	458,334	$715,001

____________

(1)      For both option awards, 25% of the award vested on the vesting commencement date of October 30, 2024, with the remaining 75% of the award vesting monthly in substantially equal installments over the subsequent 36 months.

(2)      The amount in this column reflects a closing price of $1.56 per share of Common Stock as of December 31, 2025 multiplied by the amount shown in the column for the number of shares of Common Stock that had not yet vested as of December 31, 2025.

Potential Payments Upon Termination or Change in Control

Dr. Liu and Mr. Xu are entitled to certain severance payments, as described under “Employment Arrangements” above.

Director Compensation

Estrella’s non-employee directors are entitled to receive $5,000 in compensation per quarter for services rendered to Estrella effective January 1, 2024. A one-time signing bonus of $5,000 was paid to the directors who were on the Board during the year ended June 30, 2024. In August 2024, a new director who also serves as the chairperson of the Board was appointed. The chairperson of the Board is entitled to receive an additional $2,500 compensation per quarter for services rendered to Estrella. The following table presents the directors’ compensation during the fiscal year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)		Total ($)
Hong Zhang(1)	$30,000	$—	$219,995	(2)	$249,995
Dr. Marsha Roberts	$20,000	$—	$—		$20,000
Fan Wu	$20,000	$—	$—		$20,000
Janelle Wu	$20,000	$—	$—		$20,000
Pei Xu	$20,000	$—	$—		$20,000
Dengyao Jia	—	—	—
	$110,000	$—	$219,995		$329,995

____________

(1)      Served as a director and chairperson of the Board.

(2)      Represents consulting fees paid to CoFame Inc., an entity wholly owned by Ms. Zhang.

Controlled Company

We are, and expect to continue to be, a controlled company within the meaning of the Nasdaq Stock Market Rules, and as a result, we qualify for exemptions from certain corporate governance requirements. We do not intend to rely on those exemptions. However, we cannot guarantee that this may not change going forward.

Public companies that qualify as a “controlled company” with securities listed on the Nasdaq, must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

•        the requirement that a majority of the Board of Directors consist of independent directors;

•        the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

As of September 30, 2025, Eureka Therapeutics, Inc. (“Eureka”), our controlling shareholder, beneficially owned roughly 66.9% of our total issued and outstanding Common Stock and roughly 66.9% of the total voting power. As a result, we expect to continue to be a “controlled company” as defined under Nasdaq Listing Rule 5615(c), because our Controlling Shareholder will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering.

Clawback Policy

We have adopted a compensation recovery policy (the Company’s Clawback Policy), which was effective October 2, 2023, that is compliant with the Nasdaq Listing Rules, as required by the Dodd-Frank Act.

Securities Authorized for Issuance Under Equity Compensation Plans

In connection with our Business Combination, the Estrella Board and shareholders adopted the 2023 Plan. Awards under the 2023 Plan are available for employees, directors and consultants. The general purpose of the 2023 Plan is to motivate the performance in the achievement of the Company’s business objectives and align the interests of recipients with the long-term interests of the Company’s shareholders. To accomplish such purposes, the 2023 Plan provides that the Company may grant (i) options, (ii) stock appreciation rights, (iii) restricted shares, (iv) restricted stock units, (v) performance-based awards (including performance-based restricted shares and restricted stock units), (vi) other share-based awards, (vii) other cash-based awards or (viii) any combination of the foregoing.

The following table summarizes the number of shares of Common Stock authorized for issuance under the 2023 Plan as of December 31, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted -average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	3,600,000	(3)	$0	1,861,416	(2)
Equity compensation plans not approved by security holders	—		$—	—
Total	3,600,000		$—	1,861,416

____________

(1)      The amounts shown in this row include the 2023 Plan.

(2)      Includes 3,520,123 shares of Common Stock authorized for issuance under the Incentive Plan plus 1,941,293 shares authorized on January 1, 2024 under the Plan’s evergreen provision.

(3)      Includes 583,332 fully vested stock options, at an average weighted exercise price of $0.815 and expire on October 29, 2034.

Equity Benefit Plans

Estrella 2022 Incentive Plan

Estrella’s board of directors adopted, and Estrella’s stockholders approved, the 2022 Equity Incentive Plan (the “2022 Plan”) on May 27, 2022 and will automatically terminate on the day before the 10th anniversary of the earlier of the board of directors’ or stockholders’ plan adoption date. As of December 31, 2024, under the 2022 Plan, there were no options to purchase Estrella common stock outstanding (as all options have been early exercised), and no shares of Estrella common stock remained available for future issuance.

Estrella 2023 Incentive Plan

At the special meeting of UPTD stockholders related to the Business Combination held on July 31, 2023, UPTD’s shareholders approved the adoption of the Company’s 2023 Omnibus Incentive Plan (the “2023 Plan”), which became effective on September 29, 2023. Upon the closing of the Business Combination, 3,520,123 shares of Common Stock became authorized for issuance under the 2023 Plan.

The stated purposes of the 2023 Plan are to: (i) encourage the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives: (ii) give participants in the 2023 Plan (“Participants’) an incentive for excellence in individual performance; (iii) promote teamwork among Participants; and (iv) give the Company a significant advantage in attracting and retaining key employees, directors and consultants.

Under the terms of the 2023 Plan, subject to certain adjustments made in accordance therewith, the Administrator (as defined in the 2023 Plan) of the 2023 Plan is authorized to deliver Awards (as defined in the 2023 Plan) granted under the 2023 Plan an aggregate of 3,520,123 shares of common stock. However, the 2023 Plan provides, that the total number of shares of common stock that will be reserved and that may be issued under the 2023 Plan will automatically increase on the first trading day of each calendar year, beginning with the calendar year 2024, by a number of shares of common stock equal to five percent (5%) of the total number of Outstanding Shares (as defined in the 2023 Plan) on the last day of the prior calendar year. Accordingly, as of January 2, 2025, there were 7,381,860 shares reserved for issuance under the 2023 Plan.

As of December 31, 2024, under the 2023 Plan, there were 3,600,000 Options (as defined below) to purchase Estrella’s common stock, issued and outstanding. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters. — Securities Authorized for Issuance Under Equity Compensation Plans” for a complete description and breakdown of our outstanding options.

Awards.    The 2023 Plan provides for the grant of stock options, share appreciation rights (“SARs”), restricted shares (“Restricted Shares”), restricted share units (“RSUs”), and other share awards to directors, employees, and consultants of Estrella.

Plan Administration.    Estrella’s board of directors administers and interprets the provisions of the 2023 Plan. Estrella’s board of directors may delegate any or all its powers under the 2023 Plan to a committee appointed by Estrella’s board of directors (to the extent permitted under applicable law and regulations), except that Estrella’s board of directors retains control to amend or terminate the plan and to determine share issuances pursuant to the terms of the 2023 Plan. Under the 2023 Plan, Estrella’s board of directors (or a committee delegated by Estrella’s board of directors) has the authority to construe terms of awards granted under the 2023 Plan and to, among other things, prescribe, amend, and rescind rules and regulations relating to the 2023 Plan, suspend or terminate the 2023 Plan, determine the terms and provisions of awards granted under the 2023 Plan, and to make all other determinations in the judgment of the Estrella board of directors necessary or desirable for the administration of the 2023 Plan.

Stock Options and Stock Appreciation Rights.    All stock options and SARs are granted with an exercise price per share that is no less than the fair market value (as defined under the 2023 Plan) of Common Stock on the date of grant of such award, unless granted pursuant to an assumption of or substitution for another stock option or SAR pursuant to a certain transactions and in a manner consistent with the provisions of Section 409A of the Code and other applicable law.

Restricted Shares and RSUs.    The terms and conditions of Restricted Share Award Agreements and RSU Award Agreements may change from time to time, and the terms and conditions of separate Restricted Share Award Agreements and RSU Award Agreements need not be identical. Each Restricted Share Award Agreement or RSU Award Agreement will conform to (through incorporation of the provisions of the 2023 Plan by reference in the agreement or otherwise) certain customary provisions, including that Restricted Shares and RSUs may be awarded for past services to Estrella, subject to forfeiture in certain circumstances, transferable only under certain conditions, and provisions relating to dividends.

Changes to Capital Structure.    If, through or as a result of Estrella’s merger, consolidation, sale of all or substantially all of Estrella’s assets, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar transaction, (i) the outstanding shares of Estrella common stock are increased, decreased, or exchanged for a different number or kind of shares or other securities of Estrella, or (ii) additional shares or new or different or other securities of Estrella or other noncash assets are distributed with respect to such shares of Estrella common stock or other securities, an appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of shares reserved for issuance under the 2023 Plan, (y) the number and kind of shares or other securities subject to any then outstanding stock options, and (z) the price for each share or other security subject to any then outstanding stock options, so that upon exercise of such stock options, in lieu of the share of Estrella common stock for which such options were then exercisable, the relevant optionee shall be entitled to receive, for the same aggregate consideration, the same total number and kind of shares or other securities, cash or property that the owner of an equal number of outstanding shares of Estrella common stock immediately prior to the event requiring adjustment would own as a result of the event.

Corporate Transactions.    If Estrella is merged with or into or consolidated with another entity under circumstances where Estrella stockholders immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent (50%) of the voting power of Estrella or the surviving or resulting company, as the case may be, or if shares representing fifty percent (50%) or more of the voting power of Estrella are transferred to an unrelated third party, as hereinafter defined, or if Estrella is liquidated, or sells or otherwise disposes of all or substantially all of its assets (each such transaction is referred to as a “change in control transaction”), Estrella’s board of directors, or the board of directors of any company assuming the obligations of Estrella, may, in its discretion, take any one or more of the following actions, as to some or all outstanding stock options or restricted stock awards (and need not take the same action as to each such option or restricted stock award): (i) provide that such stock options shall be assumed, or equivalent stock options will be substituted, by the acquiring or succeeding company (or an affiliate thereof), (ii) arrange for the assignment of any repurchase rights held by Estrella to the surviving company, (iii) accelerate the vesting, in whole or in part, of an Award to a date prior to the effective time of such change in control transaction, (iv) arrange for the lapse, in whole or in part, of any repurchase rights held by Estrella with respect to an Award, (v) cancel or arrange for the cancellation of Awards, to the extent not vested or not exercised prior to the effective time of the change in control transaction, in exchange for such cash consideration, if any, as the Estrella board of directors, in its sole discretion, may consider appropriate, or (vi) make a payment, in such form as determined by the Estrella board of directors, equal to the excess, if any, of (A) the value of the property the holder of the Award would have received upon the exercise of the Award immediately prior to the effective time of the change in control transaction, over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero ($0) if the value of the Award is equal to or less than the exercise price.

Controlled Company

We are, and expect to continue to be, a controlled company within the meaning of the Nasdaq Stock Market Rules, and as a result, we qualify for exemptions from certain corporate governance requirements. We do not intend to rely on those exemptions. However, we cannot guarantee that this may not change going forward.

Public Companies that qualify as a “controlled company” with securities listed on the Nasdaq, must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

•        the requirement that a majority of the Board of Directors consist of independent directors;

•        the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Currently, Eureka Therapeutics, Inc., our controlling shareholder, beneficially owns approximately 66.9% of our total issued and outstanding Common Stock representing approximately 66.9% of the total voting power. As a result, we are a “controlled company” as defined under Nasdaq Listing Rule 5615(c), because our Controlling Shareholder holds more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Common Stock by:

•        each person known by Estrella to be the beneficial owner of more than 5% of our Common Stock;

•        each of the named executive officers and directors of Estrella; and

•        all of the executive officers and directors of Estrella as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Commission. A person is a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days. Unless otherwise indicated, Estrella believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

The beneficial ownership of the Common Stock is based on 37,765,589 shares of Common Stock issued and outstanding as of December 1, 2025:

Name and Address of Beneficial Owner(1)	Number of Shares	%
Directors and Executive Officers(2)
Dr. Cheng Liu(3)	839,103	2.2%
Peter Xu(4)	807,152	2.1%
Dr. Marsha Roberts	—	—
Fan Wu	—	—
Janelle Wu	—	—
Pei Xu	—	—
Hong Zhang(5)	594,618	1.6%
Dengyao Jia	—	—
All Directors and Executive Officers as a Group (8 Individuals)(6)	2,239,775	5.9%

5% Stockholders
Eureka Therapeutics, Inc.(7)	25,277,831	66.9%

____________

*        Represents beneficial ownership of less than 1%.

(1)      Unless otherwise noted, the business address of each of the individuals and entities listed in the table above is c/o Estrella Immunopharma, Inc., 5858 Horton Street, Suite 370, Emeryville, CA 94608.

(2)      Dr. Cheng Liu is the chief executive officer and director of Estrella. Peter Xu is the chief financial officer of Estrella. Dr. Marsha Roberts, Fan Wu, Janelle Wu, Pei Xu, and Dengyao Jia are directors of Estrella. Hong Zhang is the chairperson of the Board.

(3)      Represents (i) 297,437 shares of Common Stock held directly and (ii) 541,666 shares of Common Stock issuable upon the exercise of stock options held by Dr. Liu that are exercisable within 60 days of December 1, 2025.

(4)      Represents (i) 265,486 shares of Common Stock held directly and (ii) 541,666 shares of Common Stock issuable upon the exercise of stock options held by Mr. Xu that are exercisable within 60 days of December 1, 2025.

(5)      Based on a Form 3 filed on August 23, 2024 by Hong Zhang. These securities include (i) 240,481 shares of Common Stock held by CoFame Investment Holding LLC, the manager of which is Ms. Zhang, and (ii) 354,137 shares of Common Stock issuable upon the exercise of stock options held by Ms. Zhang that are exercisable within 60 days of December 1, 2025. By virtue of these relationships, Ms. Zhang may be deemed to beneficially own all such shares.

(6)      Eureka Therapeutics, Inc. (“Eureka”) is governed by a board of directors consisting of seven members. Each member has one vote, and the approval of a majority of the board is required to approve an action of Eureka. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no director of Eureka exercises voting or dispositive control over any of the securities held by Eureka, even those in which he or she directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. The business address of Eureka is 5858 Horton Street, Suite 370, Emeryville, CA 94608.

(7)      Includes an aggregate of 1,437,469 shares of Common Stock issuable upon the exercise of stock options held by our current directors and executive officers that are exercisable within 60 days of December 1, 2025, consisting of the options described in footnotes (3), (4) and (5) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies for Approval of Related Party Transactions

Since its inception through the closing of the Business Combination on September 29, 2023, Estrella had not adopted a formal policy for the review, approval, or ratification of related party transactions. On September 29, 2023, in connection with the closing of the Business Combination, our board of directors adopted a Related Party Transactions Policy. The policy sets forth procedures for the review, approval, or ratification of transactions involving a “related person” as defined under Item 404 of Regulation S-K.

The policy applies to any transaction, arrangement, or relationship involving Estrella in which the amount exceeds the lesser of $120,000 or one percent of the average of Estrella’s total assets at year-end for the last two completed fiscal years and in which any related person has or will have a direct or indirect material interest. Exclusions from the Policy include standard compensation arrangements for directors and executive officers, transactions conducted in the ordinary course of business on standard terms, and transactions where the related person’s interest arises solely from ownership of Estrella’s equity securities on a pro rata basis with all other stockholders. The Audit Committee of the Board of Directors (the “Audit Committee”) is responsible for reviewing, approving, or ratifying related party transactions. In its review, the Audit Committee considers whether the transaction terms are fair and comparable to those available in similar arm’s-length transactions, the extent of the related person’s interest, potential impacts on the related person’s independence, consistency with Estrella’s Code of Business Ethics and Conduct, and the overall benefit to the Company and its stockholders. The Policy requires that related party transactions be reviewed by the Audit Committee prior to consummation whenever feasible, or ratified as promptly as possible if prior review is not practicable. The Policy is documented in writing and provides a clear framework for managing related party transactions.

Since the adoption of the Policy, the Audit Committee has reviewed and approved the SOW with Eureka for clinical trial services related to the STARLIGHT-1 trial. Prior to September 29, 2023, Estrella did not have any procedures for related party transactions, and such transactions were not subject to formal review, approval, or ratification. Other than the Statement of Work, none of the other related party transactions reported herein were subject to the policy or any similar procedures for related party transactions, since they were made pursuant to agreements entered into prior to September 29, 2023.

Transactions involving Eureka Therapeutics, Inc.

License Agreement

On June 28, 2022, Estrella entered into a License Agreement with Eureka and Eureka Cayman. Under the License Agreement, Eureka is responsible for manufacturing and supplying clinical quantities of licensed products. Estrella was required to make an upfront payment of $1.0 million, payable in 12 equal monthly installments, along with milestone payments tied to development and sales and royalty payments on net sales.

As of September 30, 2025, Estrella had paid all amounts related to the upfront payment. As of September 30, 2025, two development milestones had been earned by Eureka: one for the IND submission of EB103 to the FDA (“Milestone 1”) and another for the first patient dosed in the first clinical trial (“Milestone 2”). A milestone payment of $50,000 for Milestone 1 was paid on October 10, 2023, and a $50,000 payment for Milestone 2 was paid on September 3, 2024

Services Agreement

On June 28, 2022, Estrella entered into a Services Agreement with Eureka, covering the provision of certain technology transfer and technical assistance services. Estrella agreed to pay $10.0 million in 12 equal monthly installments and to reimburse pass-through costs related to clinical trials.

As of September 30, 2025, Estrella had settled all amounts owed under this agreement. On October 10, 2023, Estrella paid a total of $9,334,475 to Eureka, for outstanding service fees and pass-through costs.

Statement of Work (SOW)

On March 4, 2024, Estrella entered into a Statement of Work No. 001 (the “SOW”) with Eureka for clinical trial services related to the Phase I/II trial of EB103. Under the SOW, Estrella agreed to milestone-based payments, totaling $33.0 million, excluding pass-through costs.

On May 13, 2024, the Company and Eureka entered into Amendment No. 1 to the SOW, effective as of March 4, 2024. This amendment clarifies the Company’s payment obligations in the event of termination. Specifically, if Estrella terminates or suspends the engagement, it is only obligated to compensate Eureka for services provided, pass-through costs incurred, and non-cancellable third-party commitments made prior to the termination notice.

As of September 30, 2025, Estrella had paid $3.5 million in connection with the achievement of specific milestones and deposited $1.5 million for patient treatment expenses. This deposit will be applied to the final invoice, with any unused portion to be refunded after all fees are settled.

As of September 30, 2025, nine patients had been dosed, and a second clinical trial site was activated. The Company has accrued approximately $12.9 million in accrued liabilities to related parties for the corresponding dosing and site activation milestones.

Series AA Preferred Stock

On June 28, 2022, Eureka contributed assets to Estrella in exchange for 105,000,000 shares of Estrella’s Series AA Preferred Stock. As of September 30, 2025, Eureka owned approximately 66.93% of the Company on a fully diluted basis.

Lease Agreement

Estrella leases office space from Eureka. The original lease term ended on July 31, 2023, and a new lease commenced on October 1, 2023 for a period of 9 months with monthly lease payments of $2,000. Further, on July 1, 2024, the Company entered into an office sublease agreement with Eureka, which commenced on July 1, 2024 and expired on December 31, 2024 with $2,000 sublease fee per month. On January 1, 2025, the Company entered into an Office Sharing Agreement with Eureka, pursuant to which the Company shall lease the office space of approximately 180 square feet from Eureka from January 1, 2025 till June 30, 2025, for a monthly base rent of $2,000. Further, on July 1, 2025, the Company entered into an office sublease agreement with Eureka, which commenced on July 1, 2025 and expires on December 31, 2025 with $2,000 sublease fee per month.

For the nine months ended September 30, 2025, Estrella incurred $18,000 in rent expense. As of September 30, 2025, the outstanding balance of lease payments amounted to $4,000, which was recorded as an accounts payable to a related party.

DESCRIPTION OF CAPITAL STOCK

The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Amended Charter, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part, and Amended bylaws, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We urge you to read the Amended Charter and the Amended Bylaws in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Amended Charter authorizes the issuance of 260,000,000 shares, consisting of 250,000,000 shares of common stock, par value of $0.0001 per share, and 10,000,000 shares of preferred stock, par value of $0.0001 per share. No shares of preferred stock are currently outstanding.

Common Stock

The Amended Charter provides the following with respect to the rights, powers, preferences, and privileges of the Common Stock.

Voting Power

Except as otherwise provided herein or expressly required by law, each holder of the Common Stock is entitled to one vote per share on matters to be voted on by stockholders. The holders of the Common Stock possess all voting power for the election of Estrella’s directors and all other matters requiring stockholder action.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, holders of the Common Stock will be entitled to receive dividends when, as, and if declared by the Estrella Board in accordance with applicable law, in its discretion, out of funds legally available therefor. Estrella has not historically paid any cash dividends on its Common Stock to date and does not intend to pay cash dividends in the foreseeable future. Any payment of cash dividends in the future will be dependent upon Estrella’s revenues and earnings, if any, capital requirements, and general financial conditions. In no event will any stock dividends, stock splits, or combinations of shares be declared or made on the Common Stock unless the shares of the Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution, and Winding Up

Subject to the rights and preferences of the holders of the shares of any outstanding series of preferred stock, in the event of a voluntary or involuntary liquidation, dissolution, or winding up of Estrella, the funds and assets of Estrella that may be legally distributed to Estrella’s stockholders shall be distributed among the holders of then outstanding the Common Stock pro rata in accordance with the number of shares of the Common Stock held by each such holder.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the Common Stock.

Anti-Takeover Provisions

Amended Charter and Amended Bylaws

Among other things, the Amended Charter and the Amended Bylaws (as amended from time to time) will:

•        permit the Estrella Board to issue up to 10,000,000 shares of preferred stock, with any rights, preferences, and privileges as they may designate, including the right to approve an acquisition or other change of control;

•        provide that the number of directors of Estrella may be changed only by resolution of the Estrella Board;

•        provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only for cause by the holders of two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of Estrella entitled to vote generally at an election of directors;

•        provide that all vacancies, subject to the rights of any series of preferred stock, including newly created directorships, may, except as otherwise required by law, be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director;

•        provide that stockholders seeking to present proposals before a meeting of stockholders or seeking to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and specify requirements as to the form and content of such notice;

•        provide that special meetings of Estrella’s stockholders may be called by the Estrella Board; and

•        provide that the Estrella Board will be divided into three classes of directors, with only one class of directors being elected each year and each individual director serving a three-year term (see the section titled “Management of Estrella”), therefore making it more difficult for stockholders to change the composition of the board of directors.

The combination of these provisions will make it more difficult for the existing stockholders to replace the Estrella Board or for another party to obtain control of Estrella by replacing the Estrella Board. Because the Estrella Board will have the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock will make it possible for the Estrella Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of Estrella.

These provisions are intended to enhance the likelihood of continued stability in the composition of the Estrella Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce Estrella’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Estrella’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of Estrella’s securities.

Certain Anti-Takeover Provisions of Delaware Law

Estrella is currently subject to the provisions of Section 203 of the DGCL. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•        a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•        an affiliate of an interested stockholder; or

•        an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of a corporation’s assets. However, the above provisions of Section 203 would not apply if:

•        the relevant board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•        after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•        on or subsequent to the date of the transaction, the initial business combination is approved by the board of directors and authorized at a meeting of the corporation’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

These provisions may have the effect of delaying, deferring, or preventing changes in control of Estrella.

Our Transfer Agent

The transfer agent for our common stock is VStock Transfer, LLC 18 Lafayette Place Woodmere, NY 11598.

Listing of Securities

Our common stock is listed on Nasdaq under the symbol “ESLA”.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those issued or issuable to the Selling Stockholders pursuant to subscription agreements and securities purchase agreements that we entered into in connection with the Business Combination and subsequent financing transactions. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Common Stock, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of Common Stock as of January 15, 2026. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus and further assumes that any shares beneficially owned by the Selling Stockholders that are not being offered by the Selling Stockholders pursuant to this prospectus continue to be beneficially owned by the Selling Stockholders after the sale of all shares offered by the Selling Stockholders pursuant to this prospectus. Percentages in the table are calculated based on 42,034,228 shares outstanding as of January 11, 2026.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering			Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(1)	Number of Shares of Common Stock Owned After Offering(2)
	Shares		%		Shares	%
Joydaylight LLC	1,000,000		2.4%	777,272	222,728	*
Wang Shan Shan	1,021,725		2.4%	658,585	363,140	*
Plentiful Limited	114,605		*	114,605	0	*
Lianhe World Limited	1,064,955		2.5%	90,744	974,211	2.3%
Armistice Capital Master Fund Ltd.(3)	4,008,000	(4)	9.5%	7,594,935	4,008,000	9.5%

____________

*        Less than 1%

(1)      The shares of Common Stock being registered for resale consist of: (i) with respect to Joydaylight LLC, (a) 300,000 shares of Common Stock issued pursuant to the subscription agreement entered into in September 2025 and (b) up to 477,272 additional shares of Common Stock that may be issuable pursuant to contingent “true-up” provisions in the subscription agreements entered into in May 2025 and September 2025. The issuance of any True-Up Shares is contingent on the VWAP of our Common Stock on the applicable measurement date(s) and is subject to the terms and conditions of the applicable subscription agreements; (ii) with respect to Wang Shan Shan, (a) 400,000 shares of Common Stock issued pursuant to the subscription agreement entered into in September 2025 and (b) up to 258,585 additional shares of Common Stock that may be issuable pursuant to contingent “true-up” provisions in the subscription agreements entered into in June 2025 and September 2025. In addition, as of December 12, 2025, Wang Shan Shan beneficially owned 421,725 shares of Common Stock purchased in open-market transactions and held in street name, which shares are not being registered for resale under this prospectus; (iii) with respect to Plentiful Limited, 114,605 shares of Common Stock issued on December 10, 2025 pursuant to the “24-Month” contingent issuance provision in its September 2023 subscription agreement; (iv) with respect to Lianhe World Limited, 90,744 shares of Common Stock issued on December 10, 2025 pursuant to the “24-Month” contingent issuance provision in its September 2023 subscription agreement; and (v) with respect to Armistice Capital Master Fund Ltd., up to 7,594,935 shares of Common Stock issuable upon exercise of the PIPE Common Warrants issued pursuant to the SPA dated January 5, 2026.

(2)      Assumes the sale of all shares offered by the Selling Securityholders pursuant to this prospectus. For purposes of this calculation, shares subject to the contingent “true-up” provisions are assumed to be issued and sold. Shares of Common Stock beneficially owned by a Selling Stockholder that are not being offered hereby (including shares held in street name) are assumed to be retained.

(3)      The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4)      As of January 15, 2026, the Master Fund beneficially owns 4,008,000 shares of Common Stock outstanding. In addition, the Master Fund holds pre-funded warrants exercisable for up to 1,000,000 shares of Common Stock, which are subject to a beneficial ownership limitation of 9.99% of the Company’s outstanding shares of Common Stock, and common stock purchase warrants exercisable for up to 7,594,935 shares of Common Stock, which are subject to a beneficial ownership limitation of 4.99% of the Company’s outstanding shares of Common Stock, which limitation may be increased to 9.99% upon 61 days’ prior notice. The foregoing beneficial ownership limitations restrict the Master Fund from exercising the pre-funded warrants and common stock purchase warrants to the extent that such exercise would result in Master Fund and its affiliate in beneficially owning in excess of the applicable limitation. Accordingly, the shares issuable upon exercise of the pre-funded warrants and common stock purchase warrants are not included as beneficially owned in the table above.

SECURITIES ELIGIBLE FOR FUTURE SALE

We cannot predict what effect, if any, sales of shares of our Common Stock from time to time or the availability of shares of our Common Stock for future sale may have on the market price of our securities. Sales of substantial amounts of Common Stock, including pursuant to the offering covered by this prospectus, or the perception that such sales could occur, could adversely affect prevailing market prices for our securities and could impair our future ability to raise capital through an offering of equity securities or otherwise. See the section entitled “Risk Factors.”

Rule 144; Restrictions on Former Shell Companies

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. A non-affiliate can also include the holding period of any prior owner who was not an affiliate of ours.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of our Common Stock then outstanding; or

•        the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

plan of distribution

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits Subscribers;

•        block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        settlement of short sales;

•        in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        a combination of any such methods of sale; or

•        any other method permitted pursuant to applicable law.

•        The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Estrella is required to pay certain fees and expenses incurred incident to the registration of the securities. Estrella has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, or (ii) they may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, as determined by Estrella. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Winston & Strawn LLP. Certain legal matters in connection with the securities offered hereby may be passed upon for any underwriters, dealers or agents by counsel that will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Estrella Immunopharma, Inc. as of December 31, 2024, and June 30, 2024, and for the six-month transition period ended December 31, 2024, and the year ended June 30, 2024, have been included herein and elsewhere in the registration statement in reliance upon the report of Macias Gini & O’Connell LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. The report of Macias Gini & O’Connell LLP contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The financial statements of Estrella Biopharma, Inc. (now known as Estrella Immunopharma, Inc.) as of June 30, 2023 and for the year ended June 30, 2023, have been included herein and elsewhere in the registration statement in reliance upon the report of Marcum LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. The report of Marcum LLP contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

ESTRELLA IMMUNOPHARMA, INC.

ESTRELLA IMMUNOPHARMA, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of September 30, 2025	As of December 31, 2024
	(Unaudited)
Current Assets
Current assets:
Cash and cash equivalent	$1,626,610	$916,916
Prepaid expenses and other receivable	396,901	723,861
Total current assets	2,023,511	1,640,777

Other Assets
Prepaid expenses, related party, non-current	1,500,000	1,500,000
Total Assets	$3,523,511	$3,140,777

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable – related party	$5,631	$4,435
Other payables and accrued liabilities	75,615	201,760
Accrued liability – related party	12,893,333	2,786,667
Derivative liabilities	385,355	—
Franchise tax payable	—	4,134
Income tax payables	—	50
Total current liabilities	13,359,934	2,997,046
Total Liabilities	13,359,934	2,997,046

Commitments and Contingencies (Note 4)
Preferred Stock
Series A Preferred Stock, $0.0001 par value, 15,000,000 shares authorized; 0 shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	—
Series AA Preferred Stock, $0.0001 par value, 105,000,000 shares authorized; 0 shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	—

Stockholders’ (Deficit) Equity:
Common stock, $0.0001 par value; 250,000,000 shares authorized; 38,280,870 and 36,680,870 shares issued as of September 30, 2025 and December 31, 2024, respectively	3,828	3,668
Additional paid-in capital	27,135,769	24,636,283
Accumulated deficit	(36,377,641)	(23,927,303)
Treasury stock, at cost 515,281 and 486,979 shares as of September 30, 2025 and December 31, 2024, respectively	(598,379)	(568,917)
Total Stockholders’ (Deficit) Equity	(9,836,423)	143,731
Total Liabilities and Stockholders’ (Deficit) Equity	$3,523,511	$3,140,777

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ESTRELLA IMMUNOPHARMA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months ended		For the Nine Months ended
	September 30 2025	September 30 2024	September 30 2025	September 30 2024

Operating expenses
Research and development	$4,152,642	$2,826,000	$10,223,131	$6,376,000
General and administrative	648,507	550,737	2,226,344	1,419,714
Total operating expenses	4,801,149	3,376,737	12,449,475	7,795,714

Loss from Operations	(4,801,149)	(3,376,737)	(12,449,475)	(7,795,714)

Loss before income taxes	(4,801,149)	(3,376,737)	(12,449,475)	(7,795,714)

Income taxes provision	—	—	(863)	(1,625)

Net loss	$(4,801,149)	$(3,376,737)	$(12,450,338)	$(7,797,339)

Net loss applicable to common stock per share, basic and diluted	$(0.13)	$(0.09)	$(0.34)	$(0.22)
Weighted average common stock outstanding, basic and diluted	37,096,024	36,208,477	36,486,627	36,189,317

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ESTRELLA IMMUNOPHARMA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Stock		Treasury Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount
Balance, December 31, 2023	35,201,232	$3,520	$—	$24,124,684	$(15,079,674)	$9,048,530
Net loss	—	—	—	—	(469,530)	(469,530)
Issuance of common stock for PIPE investment	1,409,638	141	—	(141)	—	—
Purchase of treasury stock	—	—	(84,091)	—	—	(84,091)
Balance, March 31, 2024 (Unaudited)	36,610,870	3,661	(84,091)	24,124,543	(15,549,204)	8,494,909
Net loss	—	—	—	—	(3,951,072)	(3,951,072)
Purchase of treasury stock	—	—	(270,349)	—	—	(270,349)
Balance, June 30, 2024 (Unaudited)	36,610,870	$3,661	$(354,440)	$24,124,543	$(19,500,276)	$4,273,488
Net loss	—	—	—	—	(3,376,737)	(3,376,737)
Purchase of treasury stock	—	—	(150,465)	—	—	(150,465)
Balance, September 30, 2024 (Unaudited)	36,610,870	$3,661	$(504,905)	$24,124,543	$(22,877,013)	$746,286

Balance, December 31, 2024	36,680,870	$3,668	$(568,917)	$24,636,283	$(23,927,303)	$143,731
Stock-based compensation	—	—	—	159,095	—	159,095
Purchase of treasury stock	—	—	(29,462)	—	—	(29,462)
Net loss	—	—	—	—	(2,104,311)	(2,104,311)
Balance, March 31, 2025 (Unaudited)	36,680,870	3,668	(598,379)	24,795,378	(26,031,614)	(1,830,947)
Stock-based compensation	—	—	—	159,098	—	159,098
Issuance of common stock for PIPE investment	900,000	90	—	1,121,969	—	1,122,059
Net loss	—	—	—	—	(5,544,878)	(5,544,878)
Balance, June 30, 2025 (Unaudited)	37,580,870	$3,758	$(598,379)	$26,076,445	$(31,576,492)	$(6,094,668)
Stock-based compensation	—	—	—	152,421	—	152,421
Issuance of common stock for PIPE investment	700,000	70	—	906,903	—	906,973
Net loss	—	—	—	—	(4,801,149)	(4,801,149)
Balance, September 30, 2025 (Unaudited)	38,280,870	$3,828	$(598,379)	$27,135,769	$(36,377,641)	$(9,836,423)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ESTRELLA IMMUNOPHARMA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	September 30, 2025	September 30, 2024
Cash Flows from Operating Activities:
Net loss	$(12,450,338)	$(7,797,339)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	470,614	—
Change in fair value of derivative liabilities	67,039	—
Changes in operating assets and liabilities:
Prepaid expenses and other receivable	326,960	(36,394)
Prepaid expenses – related party	—	(1,500,000)
Accounts payable – related party	1,196	(72,076)
Other payables and accrued liabilities	(126,145)	(81,598)
Accrued liability – related party	10,106,666	2,744,000
Franchise tax payable	(4,134)	(200)
Income tax payables	(50)	—
Net cash used in operating activities	(1,608,192)	(6,743,607)

Cash Flows from Financing Activities:
Payments of transactions cost	(52,652)	—
Proceeds from issuance of common stock for PIPE investment	2,400,000	—
Purchase of treasury stock	(29,462)	(504,905)
Net cash provided by (used in) financing activities	2,317,886	(504,905)

Net Change in Cash	709,694	(7,248,512)

Cash at beginning of the period	916,916	9,046,015
Cash at end of the period	$1,626,610	$1,797,503

Supplemental Cash Flow Information
Cash paid for income tax	$913	$1,600
Cash paid for interest	$—	$—

Supplemental Disclosure of Non-cash Financing Activities
Recognition of derivative liabilities upon closing of the PIPE investment	$318,316	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 — Organization and Business Operation

Description of business

Estrella Immunopharma, Inc. (“Estrella”), a Delaware corporation, is a clinical-stage biopharmaceutical company developing T-cell therapies with the capacity to cure patients with blood cancers and solid tumors.

Estrella was incorporated in the State of Delaware on March 30, 2022 by Eureka Therapeutics, Inc. (“Eureka”), which was incorporated in California in February 2006 and reincorporated in Delaware in March 2018 and is the predecessor of Estrella.

On June 28, 2022, pursuant to a Contribution Agreement between Estrella and Eureka (the “Contribution Agreement”), Eureka contributed certain assets (the “Assets”) related to T-cell therapies targeting CD19 and CD22, proteins expressed on the surface of almost all B-cell leukemias and lymphomas, in exchange for 105,000,000 shares of Estrella’s Series AA Preferred Stock (the “Separation”).

As part of the Separation, Estrella entered into a License Agreement (the “License Agreement”) with Eureka and Eureka Therapeutics (Cayman) Ltd. (“Eureka Cayman”), an affiliate of Eureka, and a Services Agreement (the “Services Agreement”) with Eureka, and Eureka contributed and assigned the Collaboration Agreement between Eureka and Imugene Limited (“Imugene”) (the “Collaboration Agreement”) to Estrella. The License Agreement grants the Company an exclusive license to develop CD19 and CD22 targeted T-cell therapies using Eureka’s ARTEMIS® platform. Under the Services Agreement, Eureka has agreed to perform certain services for the Company in connection with the development of the Company’s product candidates, EB103 and EB104. EB103, which is a T-cell therapy also called “CD19-Redirected ARTEMIS® T-Cell Therapy,” utilizes Eureka’s ARTEMIS® technology to target CD19. The Company is also developing EB104, a T-cell therapy also called “CD19/22 Dual-Targeting ARTEMIS® T-Cell Therapy.” Like EB103, EB104 utilizes Eureka’s ARTEMIS® technology to target not only CD19, but also CD22. The Collaboration Agreement establishes the partnership between the Company and Imugene related to development of solid tumor treatments using Imugene’s product candidate (“CF33-CD19t”) in conjunction with EB103.

On March 2, 2023, the FDA cleared Estrella’s IND application for EB103, allowing Estrella to proceed with the Phase I/II STARLIGHT-1 Clinical Trial “STARLIGHT-1”. On March 4, 2024, the Company, Estrella and Eureka executed Statement of Work #001 relating to clinical trial services to be performed by Eureka in connection with the STARLIGHT-1 clinical trial (see Note 5). On May 13, 2024, the Company and Eureka entered into Amendment No. 1 to the Statement of Work, effective as of March 4, 2024 (see Note 5). As of September 30, 2025, the Company is continuing to enroll patients into the STARLIGHT-1 clinical trial in the U.S.

On September 29, 2023 (the “Closing Date”), Estrella and TradeUP Acquisition Corp. (“UPTD”) consummated the business combination (the “Business Combination”) pursuant to the terms of the Agreement and Plan of Merger, dated as of September 30, 2022 (the “Merger Agreement”), by and among UPTD, Tradeup Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of UPTD (“Merger Sub”), and the Company. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Estrella, with Estrella surviving as a wholly-owned subsidiary of UPTD. Upon closing of the Business Combination (the “Closing”), UPTD changed its corporate name to Estrella Immunopharma, Inc. (“New Estrella” or the “Company”). Estrella’s fiscal year end was June 30, and the Company’s fiscal year end changed from December 31 to June 30 effective as of the Closing Date.

On June 26, 2024, the Company filed a Certificate of Ownership and Merger with the Delaware Secretary of State to effect a merger (the “Merger 1”) with its wholly-owned subsidiary, Estrella BioPharma Inc, pursuant to Section 253 of the Delaware General Corporation Law. The Merger 1 was approved by resolutions duly adopted by the unanimous written consent of the Company’s board of directors. The Merger 1 became effective at 11:59 PM Eastern Time on June 30, 2024, at which time the separate existence of Estrella ceased, and the Company became the surviving corporation.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 — Organization and Business Operation (cont.)

In November 2024, the Company established Estrella Immunopharma (Hong Kong) Co. Ltd (“Estrella HK”) as a wholly-owned subsidiary in Hong Kong. This subsidiary was created to facilitate strategic collaborations and provide a local presence to support the Company’s operations and initiatives in Asia. As of September 30, 2025, Estrella HK had not commenced any operations.

On November 25, 2024, the Board of Directors of the Company (the “Board”) approved a change in the fiscal year end of the Company from June 30 to December 31.

Liquidity and Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of September 30, 2025, the Company had cash of approximately $1.6 million, and accumulated deficit of approximately $36.4 million. For the nine months ended September 30, 2025, loss from operations was approximately $12.4 million. The Company’s ability to fund its operations is dependent on the amount of cash on hand and its ability to raise debt or additional equity financing. The Company has expended substantial funds on its research and development business, has experienced losses and negative cash flows from operations since its inception and expects losses and negative cash flows from operations to continue until its technology receives regulatory approval and the Company generates sufficient revenue and positive cash flow from operations, if ever.

On April 20, 2023, UPTD entered into the Common Stock Purchase Agreement and the White Lion RRA with White Lion. Subsequently, on April 26, 2023, UPTD and White Lion entered into an amendment to the Common Stock Purchase Agreement. Pursuant to the Common Stock Purchase Agreement, following the Closing, New Estrella will have the right, but not the obligation, to require White Lion to purchase, from time to time up to $50,000,000 in aggregate gross purchase price of newly issued shares of Common Stock (the “Equity Line Shares”), subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement as further described in Note 4.

On March 4, 2024, Estrella and Eureka entered into Statement of Work No. 001 (“SOW”) relating to the clinical trial services to be performed by Eureka in connection with STARLIGHT-1, the Phase I/II clinical trial of Estrella’s product candidate, EB103, a T-cell therapy targeting CD19 using ARTEMIS® T cell technology licensed by Estrella from Eureka. Pursuant to the SOW, Estrella agrees to pay Eureka non-refundable net fees in connection with the achievement of certain milestones set forth in the SOW, with total fees of $33.0 million for achievement of all milestones. As of September 30, 2025, Estrella has paid approximately $3.5 million to Eureka for covering the fees associated with the milestones that have been achieved. In addition, the Company has made a deposit of $1.5 million towards patient treatment expenses, which will be applied to the final invoice, with the unused portion of this deposit to be refunded once all expenses are fully settled. The deposit was recorded as prepaid expenses, related party on the Company’s unaudited condensed consolidated balance sheets.

On May 13, 2024, the Company and Eureka entered into Amendment No. 1 to the Statement of Work, effective as of March 4, 2024, to clarify that in the event that Estrella exercises its right to terminate or suspend the engagement with Eureka by providing written notice to Eureka in accordance with the SOW, Estrella will only be obligated to compensate Eureka for (i) services provided by Eureka pursuant to the SOW (“Services”) in connection with milestones that were achieved prior to the date and time of such written notice, (ii) reasonable and documented pass-through costs incurred by Eureka on behalf of Estrella prior to the date and time of such written notice in connection with providing the Services and (iii) amounts payable to third parties pursuant to commitments reasonably entered into by Eureka on behalf of Estrella prior to the date and time of such written notice in connection with providing the Services, provided that Eureka shall make commercially reasonable efforts to cancel or reduce any such amounts.

From May 2025 to September 2025, the Company entered into securities purchase agreements (the “Securities Purchase Agreement”) with certain investors (the “Purchasers”). As of September 30, 2025, the Company had issued 1,600,000 shares of its common stock to the Purchasers upon received gross proceeds of approximately $2.4 million.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 — Organization and Business Operation (cont.)

The Company’s future operations are highly dependent on a combination of factors, including but not necessarily limited to (1) the success of our research and development programs; (2) the timely and successful completion of any additional financing; (3) the development of competitive therapies by other biotechnology and pharmaceutical companies; (4) our ability to manage growth of the organization; (5) our ability to protect our technology and products; and, ultimately (6) regulatory approval and successful commercialization and market acceptance of our product candidates.

However, management believes that the Company has sufficient funds on hand and ability to raise funds in the future through the issuance and sale of Equity Line Shares to White Lion in order to meet its working capital requirements and debt obligations, for at least the next 12 months from the filing date of these unaudited condensed consolidated financial statements.

Note 2 — Significant accounting policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X under the Securities Act. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and accompanying notes, included in the Company’s Transition Report Form 10-KT, filed with the SEC on March 25, 2025. The condensed consolidated Balance Sheet as of December 31, 2024 presented in this Form 10-Q has been derived from the audited Balance Sheet filed in the aforementioned Form 10-KT. The interim results for the three and nine months ended September 30, 2025 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2025 or for any future interim periods.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Any intercompany transactions and balances have been eliminated in consolidation.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart The Company’s Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company difficult because of the potential differences in accounting standards used.

The Company became an emerging growth company upon the consummation of its initial public offering on July 19, 2021. Accordingly, the Company will remain an emerging growth company until the last day of the fiscal year in which the fifth anniversary of its initial public offering occurs, December 31, 2026, unless other criteria are met sooner.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. Significant items subject to such estimates and assumptions include stock-based compensation, derivative liability, and deferred income tax asset valuation and allowances.

Cash and cash equivalent

The Company maintains its operating accounts in a single financial institution. The balance is insured by the United States Federal Deposit Insurance Corporation (“FDIC”) but only up to specified limits. The Company’s cash is maintained in a checking account. Cash equivalents consist of funds held at the third-party broker’s account for stock repurchase purpose, and the funds are unrestricted and immediately available for withdrawal and use. The balance held at the third-party broker’s account is insured by the United States Securities Investor Protection Corporation (“SIPC”) but only up to specified limits.

Prepaid expenses and other receivable

Prepaid expenses and other receivable primarily include prepayments for third party services, such as professional fees, insurance premium, and others.

Basic and Diluted Loss per Common Stock

Basic net loss per Common Stock is calculated by dividing the net loss by the weighted — average number of Common Stock outstanding for the period. Diluted net loss per share is computed by dividing the net loss by the weighted — average number of Common Stock and dilutive share equivalents outstanding for the period, determined using the treasury stock and if — converted methods. Since the Company has had net losses for all periods presented, all potentially dilutive securities are anti — dilutive.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

As of September 30, 2025 and December 31, 2024, the Company had the following potential Common Stock outstanding which were not included in the calculation of diluted net loss per Common Stock because inclusion thereof would be anti-dilutive:

	As of September 30, 2025	As of December 31, 2024
	(Unaudited)
Public warrant	2,214,993	2,214,993

Stock-Based Compensation

The Company recognizes compensation costs resulting from the issuance of stock-based awards to employees, non-employees and directors as an expense in the statements of operations over the requisite service period based on a measurement of fair value for each stock-based award. The fair value of each option granted is estimated as of the date of grant using the Black-Scholes-Merton option-pricing model, net of actual forfeitures. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. The Black-Scholes-Merton option-pricing model includes various assumptions, including the fair market value of the Common Stock of the Company, expected life of stock options, the expected volatility and the expected risk-free interest rate, among others. These assumptions reflect the Company’s best estimates, but they involve inherent uncertainties based on market conditions generally outside the control of the Company.

As a result, if other assumptions had been used, stock-based compensation expense, as determined in accordance with authoritative guidance, could have been materially impacted. Furthermore, if the Company uses different assumptions on future grants, stock-based compensation expense could be materially affected in future periods.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. The Company determined that upon further review of the warrant agreements, the Company concluded that its warrants qualify for equity accounting treatment.

Upon completion of the business combination, all of UPTD’s public warrants that remained outstanding were replaced by the Company’s public warrants. The Company treated such warrants replacement as a warrant modification and no incremental fair value was recognized.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of one cash account in a financial institution located in the United States. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risks. The Federal Deposit Insurance Corporation (FDIC) provides standard insurance coverage of $250,000 per insured bank for each account ownership category. As of September 30, 2025 the Company had not experienced losses on these accounts. As of September 30,

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

2025, and December 31, 2024, the Company had deposited approximately $1.6 million and $0.9 million, respectively, with a financial institution in the United States. Of these balances, approximately $1.4 million and $0.6 million, respectively, were not covered by deposit insurance. While management believes that the financial institution is of high credit quality, it also continually monitors their credit-worthiness.

The Securities Investor Protection Corporation (SIPC) provides standard insurance coverage of $500,000 per brokerage account, which includes $250,000 for cash balances. As of September 30, 2025 and December 31, 2024, the Company maintained approximately $500 and $30,000, respectively, in its brokerage account, with the entire balance covered by SIPC insurance.

Risks and Uncertainties

Management continues to evaluate the impact of inflation rates, the continuing military action in Ukraine, and Israel’s war against Hamas on the industry and has concluded that these factors could have a negative effect on the Company’s financial position and/or results of its operations. The specific impact of these factors is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The Company’s future success depends on the Company and Eureka’s ability to retain key employees, directors, and advisors and to attract, retain and motivate qualified personnel. The Company relies on Eureka to provide certain technical assistance to facilitate the Company’s exploitation of the intellectual property licensed by Eureka, and Eureka will be solely responsible for the manufacture and supply of clinical quantities of the licensed products and final filled and finished (including packaged) drug product form of the licensed products. Pursuant to the Services Agreement, Eureka currently performs or supports the Company’s important research and development activities. The Statement of Work (see Note 5) may be terminated by mutual agreement at any time. Following the termination of, or the expiration of the term of, the Statement of Work, the Company may not be able to replace the research and development-related services that Eureka provides or enter into appropriate third-party arrangements on terms and conditions, including cost, comparable to those that the Company will receive from Eureka. Additionally, after the Statement of Work terminates, the Company may be unable to sustain the research and development-related services at the same levels or obtain the same benefits as when the Company was receiving such services and benefits from Eureka. If the Company is required to operate these research and development functions separately in the future, or are unable to obtain them from other providers, the Company may not be able to operate the Company’s business effectively and could result in a material adverse effect.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying unaudited condensed consolidated balance sheet, primarily due to their short-term nature. The Company measures the fair value of certain of its financial assets and liabilities on a recurring basis. A fair value hierarchy is used to rank the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value which is not equivalent to cost will be classified and disclosed in one of the following three categories:

Level 1 —	Quoted prices (unadjusted) in active markets for identical assets and liabilities.
Level 2 —

Inputs other than Level 1 that are observable, either directly or indirectly, such as unadjusted quoted prices for similar assets and liabilities, unadjusted quoted prices in the markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

The following table sets forth by level within the fair value hierarchy our financial asset and liability that were accounted for at fair value on a recurring basis as of September 30, 2025:

	Carrying Value at September 30, 2025	Fair Value Measurement at September 30, 2025
		Level 1	Level 2	Level 3
Derivative liabilities (True-Up Shares)	$385,355	$—	$—	$385,355

The following is a reconciliation of the beginning and ending balance of the financial liability measured at fair value on a recurring basis for the nine months ended September 30, 2025:

Derivative Liabilities
Initial fair value of derivative liabilities attributable to True-Up shares feature embedded in the Private Placement	$318,316
Change in fair value of derivative liabilities	67,039
Ending balance as of September 30, 2025	$385,355

Derivative Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including the True Up Shares in connection with the Securities Purchase Agreements entered during May 2025 to September 2025 (refer to Note 7), to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC 815, Derivatives and Hedging (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.

The True Up Shares embedded within Securities Purchase Agreement do not qualify as equity under ASC 815; therefore, the True Up Shares are required to be bifurcated and classified as a liability and measured at fair value with subsequent changes in fair value recorded in the consolidated statements of operations.

Income Taxes

The Company recognizes deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards and establishes a valuation allowance when it is more likely than not that all or a portion of deferred tax assets will not be realized.

Accounting for uncertainty in income taxes is recognized based on a recognition threshold and measurement process for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2025 and December 31, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

On July 4, 2025, H.R.1, also referred to as the One Big Beautiful Bill Act (OBBBA), was signed into law in the U.S. The OBBBA includes changes to U.S. federal tax law, including extending and modifying certain key Tax Cuts and Jobs Act of 2017 provision, and provisions allowing accelerated tax deductions for qualified property and research expenditures. The Company is currently evaluating the impact on its consolidated financial statements.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Research and Development Expenses

The Company charges research and development costs to operations as incurred. The Company accrues costs incurred by external service providers, including contract research organizations and clinical investigators, based on its estimates of service performed and costs incurred. These estimates include the level of services performed by third parties, patient enrollment in clinical trials when applicable, administrative costs incurred by third parties, and other indicators of the services completed. Based on the timing of amounts invoiced by service providers, the Company may also record payments made to those providers as prepaid expenses that will be recognized as expense in future periods as the related services are rendered. Research and development expenses for the nine months ended September 30, 2025 and 2024 primarily consisted of personnel costs for the design and development of clinical trials, legal and professional fees, and facilities related fees. Refer to Note 5 for the terms of the License Agreement, the Service Agreement, and the Statement of Work.

Lease

Effective July 1, 2022, the Company adopted ASU 2016-02, “Leases” (Topic 842), and elected the practical expedients that does not require us to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities.

If any of the following criteria are met, the Company classifies the lease as a finance lease:

•        The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

•        The lease grants the lessee an option to purchase the underlying asset that the Company is reasonably certain to exercise;

•        The lease term is for a major part of the remaining economic life of the underlying asset;

•        The present value of the sum of the lease payments and any residual value guaranteed by the lessee, that is not otherwise included in the lease payments substantially exceeds all of the fair value of the underlying asset; or

•        The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Leases that do not meet any of the above criteria are accounted for as operating leases.

The Company combines lease and non-lease components in its contracts under Topic 842, when permissible.

Operating lease right-of-use (“ROU”) asset and lease liability were recognized based on the present value of lease payments over the lease term. Since the implicit rate for the Company’s leases is not readily determinable, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

In the event of lease modification, the Company followed ASC 842-10-25 through 25-12, “lessee accounting for a modification that is not accounted for as a separate contract,” to remeasure and reallocate the remaining consideration in the lease agreement and reassess the classification of the lease at the effective date of the modification.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

The Company reviews the impairment of its ROU asset consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of operating lease liability in any tested asset group and includes the associated operating lease payments in the undiscounted future pre-tax cash flows.

Segment reporting

The chief executive officer is identified as the Company’s chief operating decision-maker who reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by different revenues streams for purposes of allocating resources and evaluating financial performance. Based on qualitative and quantitative criteria established by Accounting Standards Codification (“ASC”) 280, “Segment Reporting”, the Company considers itself to be operating within one operating and reportable segment.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — codification amendments in response to SEC’s disclosure Update and Simplification initiative which amend the disclosure or presentation requirements of codification subtopic 230-10 Statement of Cash Flows — Overall, 250-10 Accounting Changes and Error Corrections — Overall, 260-10 Earnings Per Share — Overall, 270-10 Interim Reporting — Overall, 440-10 Commitments — Overall, 470-10 Debt — Overall, 505-10 Equity — Overall, 815-10 Derivatives and Hedging — Overall, 860-30 Transfers and Servicing — Secured Borrowing and Collateral, 932-235 Extractive Activities — Oil and Gas — Notes to Financial Statements, 946-20 Financial Services — Investment Companies — Investment Company Activities, and 974-10 Real Estate — Real Estate Investment Trusts — Overall. The amendments represent changes to clarify or improve disclosure and presentation requirements of above subtopics. Many of the amendments allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the SEC’s requirements. Also, the amendments align the requirements in the Codification with the SEC’s regulations. For entities subject to existing SEC disclosure requirements or those that must provide financial statements to the SEC for securities purposes without contractual transfer restrictions, the effective date aligns with the date when the SEC removes the related disclosure from Regulation S-X or Regulation S-K. Early adoption is not allowed. For all other entities, the amendments will be effective two years later from the date of the SEC’s removal. The Company is currently evaluating the impact of the update on the Company’s unaudited condensed consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, which is an update to Topic 740, Income Taxes. The amendment in this update enhances the transparency and decision usefulness of income tax disclosures. ASU 2023-09 will be effective for fiscal years beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this Update should be applied on a prospective basis. Retrospective application is permitted. The Company is currently evaluating the impact the adoption of ASU 2023-09 will have on its annual and interim disclosures.

On November 4, 2024, the FASB issued ASU No. 2024-03, Expense Disaggregation Disclosures (“ASU 2024-03”). ASU 2024-03 amends ASC 220, Comprehensive Income to expand income statement expense disclosures and require disclosure in the notes to the financial statements of specified information about certain costs and expenses. ASU 2024-03 is required to be adopted for fiscal years commencing after December 15, 2026, with early adoption permitted. The Company is currently evaluating the impact of adopting the standard on its financial position and results of operations.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

On July 5, 2025, the FASB issued ASU No. 2025-05, Financial Instruments — Credit Losses (“ASU 2025-05”). ASU 2025-05 amends ASC 326-20, the calculation of credit loss allowances estimates the uncollectible portion of short-term receivables and contract assets, using historical and current data without forecasting future conditions, and may include post-balance-sheet collections if eligible. The guidance will be effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted in both interim and annual reporting periods in which financial statements have not yet been issued or made available for issuance. The Company is currently evaluating the impact of adopting the standard on its financial position and results of operations.

The Company does not believe recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

Note 3 — Other payables and accrued liabilities

	As of September 30, 2025	As of December 31, 2024
	(Unaudited)
Accrued professional fees(i)	$71,699	$177,029
Salary and payroll taxes payable	3,916	14,100
Others	—	10,631
Total other payables and accrued liabilities	$75,615	$201,760

____________

(i)      The balance of accrued professional fees represented amount due to third party service providers which include, legal and consulting fee related to research and development, and others.

Note 4 — Commitments and contingencies

Manufacturing Commitment

On June 28, 2022, Eureka and the Company entered into the License Agreement under which Eureka granted to the Company a license under certain intellectual property controlled by Eureka for exploitation by the Company in the Company’s territory under the License Agreement (the “Licensed Territory”). Eureka will be solely responsible for the manufacture and supply of clinical quantities of the licensed products and final filled and finished (including packaged) drug product form of the licensed products for development and commercialization purposes in the field both in the Licensed Territory and elsewhere. Refer to Note 5.

Equity Financing Commitment

On April 20, 2023, UPTD entered into a Common Stock purchase agreement (as amended on April 26, 2023 and from time to time, the “Common Stock Purchase Agreement”) and a related registration rights agreement (the “White Lion RRA”) with White Lion. Pursuant to the Common Stock Purchase Agreement, following the Closing, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $50 million in aggregate gross purchase price of newly issued shares of Common Stock of the Company, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement, including, among others, the initial and any subsequent registration statement for the Equity Line Shares being declared effective by the SEC and remaining effective during the term of the Common Stock Purchase Agreement. In addition, under Nasdaq listing rules, the Company is not permitted to issue any Equity Line Shares under the Common Stock Purchase Agreement if such issuance would equal 20% or more of the Company’s outstanding common stock without obtaining majority approval by our stockholders, which had not been obtained as of the date hereof. On December 28, 2023, the Company’s registration statement on Form S-1 related to the Equity Line Shares was declared effective by the SEC. As of September 30, 2025, 70,000 Equity Line Shares have been issued to White Lion pursuant to the Common Stock Purchase Agreement for an aggregate consideration of $79,491.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 4 — Commitments and contingencies (cont.)

On December 5, 2024, the Company entered into Amendment No. 2 (the “Amendment”) to the Common Stock Purchase Agreement dated April 20, 2023, as previously amended on April 26, 2023 (the “Purchase Agreement”), with White Lion. pursuant to which the Company may sell and issue up to $50 million of its common stock to White Lion from time to time, subject to certain terms and conditions.

The Amendment extends the term of the Purchase Agreement from December 30, 2024 to December 30, 2025. Additionally, the Amendment adds a new “Rapid Purchase” mechanism allowing for expedited settlement of share purchases compared to the standard purchase process under the original agreement. Under this new mechanism, the Company may deliver Rapid Purchase Notices to White Lion by 11:00 a.m. New York time on any business day when the Company’s common stock is not trading on an over-the-counter market, with concurrent delivery of the subject shares via DWAC to White Lion’s brokerage account. The purchase price for Rapid Purchases will be the lowest traded price of the Company’s common stock on the Rapid Purchase Notice date, with White Lion required to wire payment by 5:00 p.m. New York time on the following business day.

For Rapid Purchases, the maximum number of shares the Company can require White Lion to purchase is limited to the lesser of (i) 20% of the average daily trading volume or (ii) the investment limit divided by the highest closing price over the previous five business days, though White Lion may waive these limitations. Each Rapid Purchase remains subject to the $1,000,000 maximum purchase amount applicable to regular purchases under the Purchase Agreement.

Registration Rights

In connection with the Securities Purchase Agreements entered into with the Selling Stockholders on or about May 30, 2025 and June 1, 2025, the Company agreed to file a registration statement (of which this prospectus is a part) to register the resale of the Shares of Common Stock purchased by the Selling Stockholders. The Company also agreed to register the resale of any additional shares of Common Stock, or “True-Up Securities,” that may be issuable pursuant to the true-up mechanism in such agreements. The Company agreed to cause such registration statement to be declared effective within a reasonable period of time after the filing thereof.

Contingencies

From time to time, the Company is or may be party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the Company’s unaudited condensed consolidated financial statements.

In some instances, the Company may be required to indemnify its licensors for the costs associated with any such adversarial proceedings or litigation. Third parties may assert infringement claims against the Company, its licensors or its strategic collaborators based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third parties may choose to engage in litigation or other adversarial proceedings with the Company, its licensors or its strategic collaborators to enforce or otherwise assert their patent rights.

Note 5 — Related Party Transactions

License Agreement

On June 28, 2022, in connection with the Contribution Agreement, Eureka, Eureka Cayman and Estrella entered a License Agreement under which Eureka and Eureka Cayman granted to Estrella a license under certain intellectual property controlled by Eureka for exploitation by Estrella in the Licensed Territory, which primarily includes the United States and the rest of the world, excluding China and the Association of Southeast Asian Nations.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 5 — Related Party Transactions (cont.)

Pursuant to the License Agreement, (1) Eureka will be solely responsible for the manufacture and supply of clinical quantities of the licensed products and final filled and finished (including packaged) drug product form of the licensed products (“Drug Product”) for development and commercialization purposes in the field both in the Licensed Territory and elsewhere, and (2) during the term of the License Agreement, Eureka will manufacture and supply, either itself or through an affiliate or a third party contract manufacturer, all of Estrella’s and its related parties’ clinical quantities requirements of Drug Product for Estrella’s and its related parties’ development activities with respect to the licensed products in the field in the Territory conducted in accordance with this agreement. Eureka and Estrella will use good faith efforts to negotiate and enter into a clinical supply agreement on reasonable and customary terms for the supply of Drug Product by Eureka to Estrella at a price equal to the fully burdened cost (the “Clinical Supply Agreement”), and a related quality agreement, which agreements will govern the terms and conditions of the manufacturing and clinical supply of Drug Product to Estrella. Furthermore, Eureka and Estrella’s collaboration will be overseen by a JSC. Eureka and Estrella will initially appoint one representative to the JSC, with each representative having knowledge and expertise in the development and commercialization of products similar to the licensed products and having sufficient seniority within the applicable party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibility.

The License Agreement requires Estrella to make certain payments, including (a) an “upfront” payment of $1.0 million, payable in 12 equal monthly installments, (b) “milestone” payments upon the occurrence of certain events related to development and sales, with potential aggregate multi-million dollar payments upon FDA approval, and (c) royalty payments of a single digit percentage on net sales.

As of September 30, 2025 and December 31, 2024, Estrella had no remaining balance of accounts payable — related party, related to the upfront payment under the License Agreement. As of September 30, 2025, two development milestones related to the IND submission of EB103 to the FDA (“Milestone 1”) and first patient dosed in the first clinical trial of a licensed product (“Milestone 2”) was earned by Eureka under the Agreement. Milestone payment related to Milestone 1 was paid on October 10, 2023. Milestone payment of $50,000 related to Milestone 2 was paid on September 3, 2024.

Services Agreement

On June 28, 2022, Estrella entered a Services Agreement with Eureka. Pursuant to the Services Agreement, Eureka will perform certain services for Estrella related the transfer of certain technology and the provision of certain technical assistance to facilitate Estrella’s exploitation of the intellectual property licensed by Eureka to Estrella under the License Agreement, and Eureka will perform such services for Estrella (the “Services”). Under the Services Agreement, Estrella shall pay Eureka (1) $10.0 million in connection with the Services payable in 12 equal monthly installments with the first payment to be made no later than five days after the Effective date and (2) reimburse Eureka on a monthly basis for reasonable pass-through costs incurred or paid to providers by Eureka in providing the Services. In addition, Estrella will be charged for other services performed by Eureka outside the scope of the Services per the Service Agreement, at a flat rate, by time or materials or as mutually agreed upon the parties in writing.

Eureka’s services commenced on June 28, 2022. As of both September 30, 2025 and December 31, 2024, Estrella had no accounts payable balance — related party related to the Service Agreement with Eureka.

For the three and nine months ended September 30, 2025 and 2024, Estrella did not incur any pass-through costs related to clinical trials under this Service Agreement.

After the closing of the business combination on September 29, 2023, on October 10, 2023 Estrella remitted approximately $9.3 million to Eureka.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 5 — Related Party Transactions (cont.)

Statement of Work

On March 4, 2024, the Company, Estrella and Eureka entered into Statement of Work No. 001 (“SOW”) relating to the clinical trial services to be performed by Eureka in connection with STARLIGHT-1, the Phase I/II clinical trial of Estrella’s product candidate, EB103, a T-cell therapy targeting CD19 using ARTEMIS® T cell technology licensed by Estrella from Eureka. The trial is designed to assess the safety, tolerability, recommended Phase II dose, and preliminary anti-cancer activity of EB103 for the treatment of relapsed or refractory (R/R) B-cell non-Hodgkin lymphoma (NHL) patients.

The SOW is governed by the terms of the Services Agreement, dated June 28, 2022, between Estrella and Eureka (as amended by Amendment No. 1, effective as of October 1, 2022, and Amendment No. 2, effective as of March 1, 2023), and incorporates all the terms of the Services Agreement by reference. Notwithstanding the foregoing, the terms and conditions of the SOW govern in the event of any conflict with the terms and conditions of the Services Agreement.

The scope of work set forth in the SOW includes study start-up, patient dosings and related activities, study close-out, and reporting. Additionally, the SOW sets forth the various services Eureka will provide in connection with the clinical trial, including regulatory document development, site activation, patient enrollment and consent management, data collection, and pharmacovigilance.

Pursuant to the SOW, Estrella agrees to pay Eureka non-refundable net fees in connection with the achievement of certain milestones set forth in the SOW, with total fees of $33.0 million for achievement of all milestones, excluding additional pass-through costs and expenses incurred by Eureka and payable by Estrella as further described below. Such amount assumes 20 patients to be dosed and one clinical site is activated. An additional $500,000 will become payable to Eureka if a second site is activated following mutual agreement of Estrella and Eureka. In addition to the milestone payments, Eureka will invoice Estrella quarterly for additional pass-through costs and expenses incurred in connection with its services under the SOW. Estrella is required to settle invoices within 30 days, with Eureka reserving the right to impose monthly interest charges of 1.5% for undisputed amounts unpaid after 30 days. Estrella will also be responsible for payment of any taxes, fees, duties or charges imposed by any governmental authority in connection with the services provided by Eureka under the SOW, other than any taxes on Eureka’s income.

The first invoice payable to Eureka issuable upon execution of the SOW is for $3.5 million, covering the fees associated with the initiation of the study, the preparation and activation of the first study site, and the First Patient First Visit (FPFV) milestones. Prior to the commencement of the patient dosing phase, a deposit of $1.5 million is required to be delivered to Eureka to ensure the readiness for patient treatment expenses and will be applied against the final invoice, and any unused portion will be returned to Estrella following collection of all outstanding fees and costs payable to Eureka under the SOW.

Additional invoices will be issued in connection with the patient dosing milestone, amounting to approximately $1.4 million per patient and a total cost of $27.5 million for 20 patients, excluding any pass-through costs and additional expenses. Lastly, a $2.0 million milestone fee will become due in connection with the study close-out phase, estimated to be completed by December 2026. Services provided in connection with this milestone include finalizing patient data, trial data cleaning, statistical analysis, and preparing and submitting the final study report.

As of September 30, 2025, the Company has paid $3.5 million to Eureka for covering the fees associated with milestones achieved, and deposited $1.5 million for patient treatment expenses, which will be applied to the final invoice, with any unused portion refunded once all fees are settled.

As of September 30, 2025 and December 31, 2024, nine and two patients had been dosed, respectively. The second clinical trial site was activated as of September 30, 2025. The Company accrued approximately $12.9 million and $2.8 million in accrued liabilities — related party for those periods, which included amounts related to dosing milestone payments and second site activation costs.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 5 — Related Party Transactions (cont.)

On May 13, 2024, the Company and Eureka entered into Amendment No. 1 to the SOW, effective as of March 4, 2024, to clarify that in the event that Estrella exercises its right to terminate or suspend the engagement with Eureka by providing written notice to Eureka in accordance with the SOW, Estrella will only be obligated to compensate Eureka for (i) services provided by Eureka pursuant to the SOW (“Services”) in connection with milestones that were achieved prior to the date and time of such written notice, (ii) reasonable and documented pass-through costs incurred by Eureka on behalf of Estrella prior to the date and time of such written notice in connection with providing the Services and (iii) amounts payable to third parties pursuant to commitments reasonably entered into by Eureka on behalf of Estrella prior to the date and time of such written notice in connection with providing the Services, provided that Eureka shall make commercially reasonable efforts to cancel or reduce any such amounts.

Consulting Agreement

On November 1, 2024, the Company entered into a consulting agreement (the “Consulting Agreement”) with CoFame Investment Holding LLC (“CoFame”), a related party, as CoFame’s manager, Hong Zhang, is a director of the Company. Pursuant to the Consulting Agreement, CoFame provides advisory and consulting services to the Company regarding activities in Asia, including investor relations and potential business collaborations, as mutually agreed upon from time to time.

As of September 30, 2025, and December 31, 2024, the Company has accrued $18,333 and $36,667 under accrued liabilities — related parties, respectively, representing unpaid consulting fees due to CoFame. For the three months ended September 30, 2025 and 2024, the Company recorded a consulting expense of $54,999 and $0 related to CoFame, respectively. For the nine months ended September 30, 2025 and 2024, the Company recorded a consulting expense of $164,996 and $0 related to CoFame, respectively.

Series AA Preferred Stock

On June 28, 2022, Estrella and Eureka entered into the Contribution Agreement pursuant to which Eureka agreed to contribute and assign to Estrella all rights, title and interest in and to the Assets in exchange for 105,000,000 shares of Estrella’s Series AA Preferred Stock (refer to Note 6). As of September 30, 2025 and December 31, 2024, Eureka collectively owned 66.9% and 69.8% of the Company on a fully diluted basis, respectively.

Lease

On October 1, 2023, Estrella entered into an office sublease agreement with Eureka, to lease 180 square feet of office space with $2,000 monthly lease payments for nine months until June 30, 2024, without any renewal option.

On July 1, 2024, the Company entered into a new office sublease agreement with Eureka. Pursuant to the Sublease Agreement, the sublease commenced on July 1, 2024 and expired on December 31, 2024 with $2,000 sublease fee per month.

On January 1, 2025, the Company entered into another sublease agreement with Eureka for the same location. Under the new sublease agreement, the sublease commenced on January 1, 2025, and expired on June 30, 2025, with a monthly sublease fee of $2,000, without any renewal option.

On July 1, 2025, the Company entered into a new office sublease agreement with Eureka. Pursuant to the Sublease Agreement, the sublease commenced on July 1, 2025 and expires on December 31, 2025 with $2,000 sublease fee per month.

Estrella elected not to apply the ROU and lease liability recognition requirements to above mentioned short-term lease as the modified lease term was less than twelve months. As a result of the lease amendment, Estrella then reduced the corresponding ROU and lease liability to $0 and continued to recognize the lease monthly payments in profit or loss on a straight-line basis over the remaining lease term period.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 5 — Related Party Transactions (cont.)

For the three months ended September 30, 2025 and 2024, the Company incurred $6,000 rent expense from Eureka. For the nine months ended September 30, 2025 and 2024, the Company incurred $18,000 rent expense from Eureka. Refer to Note 9.

As of September 30, 2025 and December 31, 2024, the outstanding balance of lease payments of $4,000 was recorded as accounts payable — related party on the Company’s consolidated balance sheets.

Note 6 — Preferred Stock

Series AA Preferred Stock

On June 28, 2022, Estrella and Eureka entered into the Contribution Agreement pursuant to which Eureka contributed and assigned to Estrella all right, title and interest in and to the Assets in exchange for 105,000,000 shares of Estrella’s Series AA Preferred Stock. In accordance with ASC 805 “Common control transactions.” The transfer of the Assets was accounted for by Estrella at historical carrying values.

Series A Preferred Stock

On June 28, 2022, Estrella entered into a Series A Preferred Stock Purchase Agreement with an accredited third-party investor to raise gross proceeds of $5,000,000 by issuing 5,000,000 shares of its Series A Preferred Stock. The shares of Series A Preferred Stock were sold for $1.00 per share.

On each of July 31, 2023 and September 18, 2023, an aggregate of six third party investors executed joinders to Estrella’s Series A Preferred Stock Purchase Agreement. Pursuant to the joinders, such investors agreed to purchase an aggregate of 9,250,000 shares of Estrella’s Series A Preferred Stock for $9,250,000 immediately prior to the effective time of Estrella’s merger with UPTD. Subsequently and immediately prior to the effective time of the merger with UPTD, such shares of Estrella’s Series A Preferred Stock converted into Estrella Common Stock and then into Merger Consideration Shares based on an exchange ratio of 0.2407 determined by the total number of shares of Estrella Common Stock outstanding immediately prior to the Effective Time in accordance with the Merger Agreement. In addition, immediately prior to the Effective Time, 500,000 shares of Estrella’s Series A Preferred Stock were issued to White Lion for $500,000 and 250,000 shares of Estrella’s Series A Preferred Stock were issued to White Lion in consideration for its commitments under the Common Stock Purchase Agreement pursuant to the Joinder to the Series A Preferred Stock Purchase Agreement between Estrella and White Lion, dated April 20, 2023, as further described in Note 4 above.

The significant terms of the Series A, Series AA Preferred Stocks issued by Estrella are as follows:

Dividend Rights

Each holder of Preferred Stock shall be entitled to receive only when, as and if declared by the board of directors, out of any funds and assets legally available therefor, dividends on a pari passu basis at the rate of 8% of the original issue price of $1.00 per share. The dividend shall be non-cumulative and non-compounding.

Liquidation Rights

Series A Preferred Stock — In the event of any voluntary or involuntary liquidation, dissolution or winding up of Estrella, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of Estrella available for distribution to its stockholders or, in the case of a Deemed Liquidation Event (as defined below), out of the consideration payable to stockholders in such Deemed Liquidation Event or the Available Proceeds, before any payment shall be made to the holders of Series AA Preferred Stock or Common Stock by reason of their ownership thereof, and amount per share equal to the applicable Original Issue Price, plus any dividends declared but unpaid thereon.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 6 — Preferred Stock (cont.)

Series AA Preferred Stock — After payment of the full liquidation preference of the Series A Preferred Stock, then in the event of any voluntary or involuntary liquidation, dissolution or winding up of Estrella, the holders of shares of Series AA Preferred Stock then outstanding shall be entitled to be paid out of the assets of Estrella available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, out of the consideration payable to stockholders in such Deemed Liquidation Event or the Available Proceeds. Before any payment shall be made to the holders of Common Stock by reason of their ownership, an amount per share equal to the applicable Original Issue Price, plus any dividends declared but unpaid thereon.

Distribution of Remaining Assets — If there are any remaining assets of Estrella, such assets shall be distributed among the holders of the shares of Series A Preferred Stock and Common Stock, prorated based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock.

Voting Rights

Each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast two (2) votes for each share of Series A Preferred Stock held by such holder and each holder of outstanding shares of Series AA Preferred Stock shall be entitled to cast one (1) vote for each share of Series AA Preferred Stock held by such holder. Except as provided by law or by the other provisions of the amended and restated certificate of incorporation, holders of Preferred Stock shall vote together with holders of Common Stock as a single class.

Conversion Rights

Each share of Preferred Stock shall be convertible, at the option of the holder at any time and from time to time, and without the payment of additional consideration by the holder into such number of fully paid and non — assessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price in effect at the time of conversion. The Series A Conversion Price applicable to the Series A Preferred Stock shall initially be equal to $1.00. The Series AA Conversion Price applicable to the Series AA Preferred Stock shall initially be equal to $1.00. The Series A Conversion Price and the Series AA Conversion Price are referred to as “Conversion Price.” The initial Conversion Prices and the rate at which shares of applicable Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment in connection with certain dilutive issuances, share split, combinations, dividends, distributions, recapitalizations, mergers, consolidations, reclassifications, exchanges, and substitutions.

Pursuant to the Estrella’s amended and restated certificate of incorporation, holders of the Estrella’s Preferred Stock have the following methods of conversion: Automatic conversion upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $1.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock splits, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds to Estrella and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved by the board of directors or (b) the date and time, or the occurrence of an event, specified by vote or written consent of (i) the holders of at least a majority of the outstanding shares of Series A Preferred Stock and (ii) the holders of at least a majority of the outstanding shares of Series AA Preferred Stock, voting separately, then (x) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate (y) such shares may not be reissued by Estrella.

Redemption Rights

Both Series A Preferred Stock and Series AA Preferred Stock were mandatorily redeemable upon the occurrence of a “Deemed Liquidation Event” which includes the following: (1) a merger or consolidation in which (a) Estrella is a constituent party or (b) a subsidiary of Estrella is a constituent party and Estrella issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of Estrella outstanding immediately prior to such merger or

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 6 — Preferred Stock (cont.)

consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (i) the surviving or resulting corporation; or (ii) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (2) (a) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Estrella or any subsidiary of Estrella of all or substantially all the assets of Estrella and its subsidiaries taken as a whole, or (b) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of Estrella if substantially all of the assets of Estrella and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Estrella.

Estrella shall use the consideration received by Estrella for such Deemed Liquidation Events mentioned above (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the board of directors of Estrella), together with any other assets of Estrella available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable liquidation amount, which is equal to the original issue price of the Preferred Stock plus any declared but unpaid dividends. The Series A Preferred Stock must receive its liquidation amount prior to the Series AA Preferred Stock receives any payment.

The Series A Preferred Stock and the Series AA Preferred Stock were accounted for under Section 480-10-S99 — Distinguishing Liabilities from Equity (FASB Accounting Standards Codification 480) as amended by ASU 2009-04 — for Redeemable Equity Instruments (“ASU 2009-04”). Under ASU 2009-04, a redeemable equity security is to be classified as temporary equity if it is conditionally redeemable upon the occurrence of an event that is not solely within the control of the issuer.

Immediately prior to the consummation of the business combination on September 29, 2023, all shares of Estrella Series A and Series AA Preferred Stock were converted into Estrella Common Stock and each share of Estrella Common Stock was exchanged for shares of Common Stock at an exchange ratio of 0.2407.

Note 7 — Stockholders’ Equity (Deficit)

The Company’s authorized shares of Common Stock is 250,000,000 with a par value of $0.0001 per share (the “Common Stock”). As of September 30, 2025 and December 31, 2024, there were 38,280,870 and 36,680,870 shares of Common Stock issued, respectively. As of September 30, 2025 and December 31, 2024, there were 37,765,589 and 36,193,891 shares of Common Stock outstanding, respectively.

PIPE investment shares

In connection with the Merger, on September 14, 2023, UPTD entered into subscription agreements (the “Subscription Agreements”) with each of Plentiful Limited, a Samoan limited company (“Plentiful Limited”) and Lianhe World Limited (“Lianhe World,” together with Plentiful Limited, collectively, the “PIPE Investors”). Concurrently with the closing of the Business Combination, the Company issued 500,000 shares of Common Stock to each of Plentiful Limited and Lianhe World, respectively, for aggregate proceeds of $10,000,000.

Within thirty days following the date of the Closing, each PIPE Investor will also be entitled to receive 704,819 shares of Common Stock. Within five days following the date that is 24 months following the Closing (the “24-Month Date”), if the VWAP of Common Stock for the fifteen trading days prior to the 24-Month Date (the “24-Month Date VWAP”) is less than $8.30, then each of them will be entitled to a number of shares of Common Stock equal to (i) (A) 8.30 minus (B) the 24-Month Date VWAP multiplied by (ii) (A) the number of Shares held by the Investor on the 24-Month Date minus (B) the number of Shares acquired by the Investor following the Closing divided by 10.00. In accordance with the terms of the Subscription Agreements, the maximum number of shares to be issued at the 24-Month Date totals to 709,770. (See Note 11.)

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 7 — Stockholders’ Equity (Deficit) (cont.)

On January 22, 2024, the Company completed the issuance of an additional 704,819 shares of Common Stock to each of the two PIPE Investors. The shares were issued as part of the consideration that each PIPE Investor was entitled to receive thirty days following the date of the closing of the Business Combination.

Stock purchase agreement shares

On April 20, 2023, UPTD entered into the Common Stock Purchase Agreement and the White Lion RRA with White Lion. Subsequently, on April 26, 2023, UPTD and White Lion entered into an amendment to the Common Stock Purchase Agreement. Pursuant to the Common Stock Purchase Agreement, following the Closing, the Company will have the right, but not the obligation, to require White Lion to purchase, from time to time up to $50,000,000 in aggregate gross purchase price of newly issued shares of Common Stock (the “Equity Line Shares”), subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement as further described in Note 4. As of September 30, 2025, White Lion has purchased 70,000 shares of the Company’s Common Stock for an aggregated consideration of $79,491.

From May 2025 to September 2025, the Company entered into Securities Purchase Agreements with three accredited investors. Each Securities Purchase Agreement includes a contingent value protection feature pursuant to which the Company may be required to issue additional shares of Common Stock (the “True-Up Shares”) if the market price of the Company’s stock on the 12-month anniversary of the agreement is below $1.50 per share. As of September 30, 2025, the Company had received gross proceeds of $2,400,000 in connection with the Securities Purchase Agreements and issued 1,600,000 shares of its Common Stock to the investors.

The True-Up feature was determined to require bifurcation from the host equity contract and is accounted for separately as a derivative liability under ASC 815. The derivative liability is initially measured at fair value on the issuance date and is remeasured at fair value at each subsequent reporting date, with changes in fair value recognized as General and administrative expense in the consolidated statements of operations. In accordance with the Securities Purchase Agreements executed between May 2025 to September 2025, the maximum number of True-Up Shares totals to 735,857.

Changes in fair value recognized for the three and nine months ended September 30, 2025, were $67,039. The Company did not recognize any changes in fair value during the same periods in 2024 as no derivative liabilities existed.

As of September 30, 2025, the fair values of the derivative liabilities related to the True-Up Shares were valued at $385,355 using a Monte Carlo Simulation model. Key inputs included a volatility of 87% to 90%, a risk-free rate of 3.7% to 3.8%, and a spot price of $1.15 per share. The model captured the path-dependent payoff structure of the True-Up obligation and incorporated the terms of the contingent settlement feature, including the $0.99 to $1.08 True-Up Price and the Contractual Floor Price of $0.20 per share.

Warrants

In connection with the reverse recapitalization, the Company has assumed 2,214,993 Public Warrants outstanding. Public Warrants met the criteria for equity classification.

Each whole Warrant entitles the registered holder to purchase one whole share of the Company’s Common Stock at a price of $11.50 per share. Pursuant to the warrant agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrant holder. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 30 business days, after the closing of the initial Business Combination, it will use its reasonable commercially reasonable efforts to file, and within 60 business days following its initial Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 7 — Stockholders’ Equity (Deficit) (cont.)

The Company will use its commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the above, if the Company’s Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elect, it will not be required to file or maintain in effect a registration statement, but it will be required to use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Warrants become exercisable, the Company may call the Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on third business day before the Company send the notice of redemption to the warrant holders.

The Company accounted for the 2,214,993 public Warrants assumed from the merger as equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging: Contracts in Entity’s Own Equity”.

Stock Repurchase Program

On January 30, 2024, the Company issued a press release announcing that its board of directors has authorized share repurchases of up to $1.0 million of its common stock. The authorization does not constitute a formal or binding commitment to make any share repurchases and the timing, amount and method of any share repurchases made pursuant to the authorization will be determined at a future date depending on market conditions and other factors. As of September 30, 2025 and December 31, 2024, approximately $0.4 million remained available for repurchases.

As of September 30, 2025 and December 31, 2024, the Company has repurchased 515,281 and 486,979 shares of its common stock. For the nine months ended September 30, 2025 and 2024, the Company repurchased 28,302 and 431,723 shares of its common stock in open market transactions for $29,462 and $504,905 at a weighted average price per share of $1.04, and $1.17, respectively.

Note 8 — Stock Based Compensation

At the special meeting of UPTD stockholders related to the Business Combination held on July 31, 2023, UPTD’s shareholders approved the adoption of the Company’s 2023 Omnibus Incentive Plan (the “2023 Plan”), which became effective on the Closing Date. Upon the closing of the Business Combination, 3,520,123 shares of Common Stock became authorized for issuance under the 2023 Plan. On October 30, 2024, the Company granted options under the 2023 Plan to purchase 3,600,000 shares of its Common Stock to its employees, board of directors, and other consultants. For the nine months ended September 30, 2025, no additional stock options were granted.

The stock-based compensation expense recorded in the Company’s results of operations. For the three months ended September 30, 2025 and 2024 were $152,421 and $0, respectively. For the nine months ended September 30, 2025 and 2024 were $470,614 and $0, respectively.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 8 — Stock Based Compensation (cont.)

The breakdown of stock-based compensation by categories for the three and nine months ended September 30, 2025 and 2024 are summarized below:

	For the Three months ended September 30, 2025	For the Three months ended September 30, 2024
	(Unaudited)	(Unaudited)
Research and development	$10,414	$—
General and administrative	142,007	—
Total stock-based compensation	$152,421	$—
	For the Nine months ended September 30, 2025	For the Nine months ended September 30, 2024
	(Unaudited)	(Unaudited)
Research and development	$30,903	$—
General and administrative	439,711	—
Total stock-based compensation	$470,614	$—

The fair value of the granted options under 2023 plan was $2,350,018. As of September 30, 2025 and December 31, 2024, there were $1,447,148 and $1,917,762 unvested compensation costs, which is expected to be recognized over the weighted average remaining 2.54 and 3.27 years of employment service period respectively.

A summary of information related to stock option activities during the six-month transition period ended December 31, 2024 and for the nine months ended September 30, 2025 is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value per share
Balance of unvested early-exercised stock options at June 30, 2024	—	$—
Granted – 2023 Plan stock option	3,600,000	$0.65
Vested 2023 Plan stock option	(583,332)	$0.65
Balance of unvested stock options at December 31, 2024	3,016,668	$—
Vested 2023 Plan stock option	(666,634)	$0.65
Balance of unvested stock options at September 30, 2025 (Unaudited)	2,350,034	$0.65

Note 9 — Leases

On October 1, 2023 Estrella entered into an office lease contract with Eureka, a related party (“Lease 1”) for nine months without any renewal option.

On July 1, 2024, the Company entered into an office sublease agreement with Eureka (“Lease 2”) for six months without any renewal option.

On January 1, 2025, the Company entered into an office sublease agreement with Eureka (“Lease 3”) for six months without any renewal option.

On July 1, 2025, the Company entered into an office sublease agreement with Eureka (“Lease 4”) for six months without any renewal option.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 9 — Leases (cont.)

The Company’s office lease was classified as an operating lease. The Company’s lease agreement does not contain any material residual value guarantees or material restrictive covenants.

The Company elected not to apply the ROU and lease liability recognition requirements to above mentioned short-term lease in accordance with ASC 842-20-25-2, and continued to recognize the lease monthly payments in profit or loss on a straight — line basis over the remaining lease term period.

Rent expense for the three months ended September 30, 2025 and 2024 was $6,000. Rent expense for the nine months ended September 30, 2025 and 2024 was $18,000.

Note 10 — Segment Information

The Company conducts business as a single operating segment which is based upon the Company’s organizational and management structure, as well as information used by the Chief Operating Decision Maker (“CODM”) to allocate resources and other factors. The accounting policies of the segment are the same as those described in Note 2. The key measure of segment profitability that the CODM uses to allocate resources and assess performance is consolidated net income (loss), as reported on the unaudited condensed consolidated statements of operations. The following table presents the significant revenue and expense categories of the Company’s single operating segment.

	For the three months ended September 30,
	2025	2024
	(Unaudited)	(Unaudited)
Operating expenses:
Clinical trial related service fee	$4,125,000	$2,801,000
Consulting fee	17,228	25,000
Stock-based compensation	152,421	—
Salary expense	132,054	133,811
Professional fee	184,791	293,934
Insurance expense	86,690	88,456
Other general and administrative fee	102,965	34,536
Loss before income tax	4,801,149	3,376,737

Income tax expense	—	—
Net loss	$4,801,149	$3,376,737
	For the nine months ended September 30,
	2025	2024
	(Unaudited)	(Unaudited)
Operating expenses:
Clinical trial related service fee	$10,125,000	$6,301,000
Consulting fee	67,228	75,000
Stock-based compensation	470,614	—
Salary expense	392,861	385,360
Professional fee	945,318	645,238
Insurance expense	251,383	263,443
Other general and administrative fee	197,071	125,673
Loss before income tax	12,449,475	7,795,714

Income tax expense	863	1,625
Net loss	$12,450,338	$7,797,339

ESTRELLA IMMUNOPHARMA, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

Note 11 — Subsequent Events

Advancement of Clinical Program

In November, 2025, the Company announced the completion of Phase I dosing for the STARLIGHT-1 clinical trial.

Issuance of Additional Shares

Pursuant to the Subscription Agreements dated September 14, 2023 with Plentiful Limited and Lianhe World Limited (collectively, the “PIPE Investors”), each PIPE Investor was entitled to receive additional shares of the Company’s common stock if the volume-weighted average price (“VWAP”) of the Company’s common stock for the fifteen (15) trading days prior to September 29, 2025 was less than $8.30. Based on the VWAP from September 8 to September 26, 2025, it was determined that this condition has been met. As of the date of the issuance of these unaudited condensed consolidated financial statements, the Company is in the process of obtaining share-holding information from the PIPE Investors to determine the exact number of additional shares to be issued in accordance with the terms of the Subscription Agreements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Estrella Immunopharma Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Estrella Immunopharma Inc. (the “Company”) as of December 31, 2024 and June 30, 2024, the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the six-month period July 1, 2024 to December 31, 2024, and year then ended June 30, 2024, and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and June 30, 2024, and the results of its operations and its cash flows for the six-month period July 1, 2024 to December 31, 2024 and for year then ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has negative cash flows from operating activities. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

/s/ Macias Gini & O’Connell LLP

Walnut Creek, CA

March 25, 2025

PCAOB ID No. 324

ESTRELLA IMMUNOPHARMA, INC.
CONSOLIDATED BALANCE SHEETS

	As of December 31, 2024	As of June 30, 2024
Current Assets
Current assets:
Cash and cash equivalent	$916,916	$4,165,428
Prepaid expenses and other receivable	723,861	288,761
Total current assets	1,640,777	4,454,189

Other Assets
Prepaid expenses, related party, non-current	1,500,000	—
Total Assets	$3,140,777	$4,454,189

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable – related party	$4,435	$—
Other payables and accrued liabilities	201,760	131,823
Accrued liability – related parties	2,786,667	4,000
Franchise tax payable	4,134	4,134
Income tax payables	50	40,744
Total current liabilities	2,997,046	180,701
Total Liabilities	2,997,046	180,701

Commitments and Contingencies (Note 8)
Preferred Stock
Series A Preferred Stock, $0.0001 par value, 15,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2024 and June 30, 2024, respectively;	—	—
Series AA Preferred Stock, $0.0001 par value, 105,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2024 and June 30, 2024, respectively;	—	—

Stockholders’ Deficit:
Common stock, $0.0001 par value; 250,000,000 shares authorized; 36,680,870 and 36,610,870 shares issued as of December 31, 2024 and June 30, 2024, respectively	3,668	3,661
Additional paid-in capital	24,636,283	24,124,543
Accumulated deficit	(23,927,303)	(19,500,276)
Treasury stock, at cost 486,979 and 321,794 shares as of December 31, 2024 and June 30, 2024, respectively	(568,917)	(354,440)
Total Stockholders’ Deficit	143,731	4,273,488
Total Liabilities and Stockholders’ Deficit	$3,140,777	$4,454,189

The accompanying notes are an integral part of these consolidated financial statements.

ESTRELLA IMMUNOPHARMA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Six Months Ended December 31, 2024	For the Year Ended June 30, 2024
	(Short Year)
Operating expenses
Research and development	$2,858,566	$4,108,925
General and administrative	1,568,398	3,201,173
Total operating expenses	4,426,964	7,310,098

Loss from Operations	(4,426,964)	(7,310,098)

Loss before income taxes	(4,426,964)	(7,310,098)
Income taxes provision	(63)	(1,625)

Net loss	$(4,427,027)	$(7,311,723)

Net loss applicable to common stock per share, basic and diluted	$(0.12)	$(0.27)
Weighted average common stock outstanding, basic and diluted	36,515,688	27,103,964

The accompanying notes are an integral part of these consolidated financial statements.

ESTRELLA IMMUNOPHARMA, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Series A Preferred Stock		Series AA Preferred Stock		Common Stock		Treasury Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, June 30, 2023	1,203,695	$5,000,000	25,277,591	$—	978,243	$98	$—	$445,905	$(12,188,553)	$(11,742,550)
Issuance of series A preferred stock	2,407,390	9,750,000	—	—	—	—	—	—	—	—
Conversion of series A and series AA preferred stock into common stock	(3,611,085)	(14,750,000)	(25,277,591)	—	28,888,675	2,889	—	14,747,111	—	14,750,000
Vesting of early exercised stock options	—	—	—	—	2,633,082	263	—	12,462	—	12,725
Stock-based compensation	—	—	—	—	—	—	—	1,194,653	—	1,194,653
Issuance of common stock for PIPE investment	—	—	—	—	2,409,638	241	—	9,999,759	—	10,000,000
Issuance of common stock upon completion of business combination	—	—	—	—	1,701,232	170	—	(474,147)	—	(473,977)
Transactions cost	—	—	—	—	—	—	—	(1,801,200)	—	(1,801,200)
Purchase of treasury stock	—	—	—	—	—	—	(354,440)			(354,440)
Net loss	—	—	—	—	—	—	—	—	(7,311,723)	(7,311,723)
Balance, June 30, 2024	—	—	—	—	36,610,870	3,661	(354,440)	24,124,543	(19,500,276)	4,273,488
Issuance of common stock through common stock purchase agreement	—	—	—	—	70,000	7	—	79,484	—	79,491
Stock-based compensation	—	—	—	—	—	—	—	432,256	—	432,256
Purchase of treasury stock	—	—	—	—	—	—	(214,477)	—	—	(214,477)
Net loss	—	—	—	—	—	—	—	—	(4,427,027)	(4,427,027)
Balance, December 31, 2024	—	$—	—	$—	36,680,870	$3,668	$(568,917)	$24,636,283	$(23,927,303)	$143,731

The accompanying notes are an integral part of these consolidated financial statements.

ESTRELLA IMMUNOPHARMA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended December 31, 2024	For the Year Ended June 30, 2024
	(Short Year)
Cash Flows from Operating Activities:
Net loss	$(4,427,027)	$(7,311,723)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	432,256	1,194,653
Changes in operating assets and liabilities:
Prepaid expenses and other receivable	(435,100)	(149,994)
Prepaid expenses – related party	(1,500,000)	—
Accounts payable – related party	4,435	(9,333,146)
Other payables and accrued liabilities	69,937	(449,958)
Accrued liability – related party	2,782,667	(18,000)
Franchise tax payable	—	(138)
Income tax payables	(40,694)	—
Net cash used in operating activities	(3,113,526)	(16,068,306)

Cash Flows from Investing Activities:
Loan to UPTD as extension note receivable prior to business combination	—	(112,298)
Cash released from trust account	—	5,072,945
Net cash used in investing activities	—	4,960,647

Cash Flows from Financing Activities:
Payments of transactions cost	—	(1,525,013)
Net proceeds from issuance of common stock through stock purchase agreement	79,491	—
Net proceeds from issuance of common stock for PIPE investment		10,000,000
Net proceeds from issuance of Series A Preferred Stock	—	9,020,000
Net proceeds from promissory note	—	300,000
Repayment of promissory note	—	(300,000)
Payment of redemption payable	—	(5,072,945)
Proceeds from business combination	—	726,339
Purchase of treasury stock	(214,477)	(354,440)
Net cash provided by financing activities	(134,986)	12,793,941

Net Change in Cash	(3,248,512)	1,686,282

Cash at beginning of the year	4,165,428	2,479,146
Cash at end of the year	$916,916	$4,165,428

Supplemental Cash Flow Information
Cash paid for income tax	$42,366	$1,600
Cash paid for interest	$—	$2,663

Supplemental Disclosure of Non-cash Financing Activities
Conversion of Series A prefer stock into common stock	$—	$5,000,000
Conversion of deferred underwriting commission payable into Series A preferred stock	$—	$730,000

The accompanying notes are an integral part of these consolidated financial statements.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 1 — Organization and Business Operation

Description of business

Estrella Immunopharma, Inc., a Delaware corporation, is a clinical-stage biopharmaceutical company developing T-cell therapies with the capacity to cure patients with blood cancers and solid tumors.

As further discussed below and in Note 3, on September 29, 2023 (the “Closing Date”), Estrella Biopharma, Inc. (“Estrella”) and TradeUP Acquisition Corp. (“UPTD”) consummated the business combination (the “Business Combination”) pursuant to the terms of the Agreement and Plan of Merger, dated as of September 30, 2022 (the “Merger Agreement”), by and among UPTD, Tradeup Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of UPTD (“Merger Sub”), and the Company. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Estrella, with Estrella surviving as a wholly-owned subsidiary of UPTD. Upon closing of the Business Combination (the “Closing”), UPTD changed its corporate name to Estrella Immunopharma, Inc. (“New Estrella” or the “Company”).

Estrella was incorporated in the State of Delaware on March 30, 2022 by Eureka Therapeutics, Inc. (“Eureka”), which was incorporated in California in February 2006 and reincorporated in Delaware in March 2018 and is the predecessor of Estrella. Estrella’s fiscal year end is June 30, and the Company’s fiscal year end changed from December 31 to June 30 effective as of the Closing Date.

On June 28, 2022, pursuant to a Contribution Agreement between Estrella and Eureka (the “Contribution Agreement”), Eureka contributed certain assets (the “Assets”) related to T-cell therapies targeting CD19 and CD22, proteins expressed on the surface of almost all B-cell leukemias and lymphomas, in exchange for 105,000,000 shares of Estrella’s Series AA Preferred Stock (the “Separation”).

As part of the Separation, Estrella entered into a License Agreement (the “License Agreement”) with Eureka and Eureka Therapeutics (Cayman) Ltd. (“Eureka Cayman”), an affiliate of Eureka, and a Services Agreement (the “Services Agreement”) with Eureka, and Eureka contributed and assigned the Collaboration Agreement between Eureka and Imugene Limited (“Imugene”) (the “Collaboration Agreement”) to Estrella. The License Agreement grants the Company an exclusive license to develop CD19 and CD22 targeted T-cell therapies using Eureka’s ARTEMIS® platform. Under the Services Agreement, Eureka has agreed to perform certain services for the Company in connection with the development of the Company’s product candidates, EB103 and EB104. EB103, which is a T-cell therapy also called “CD19-Redirected ARTEMIS® T-Cell Therapy,” utilizes Eureka’s ARTEMIS® technology to target CD19. The Company is also developing EB104, a T-cell therapy also called “CD19/22 Dual-Targeting ARTEMIS® T-Cell Therapy.” Like EB103, EB104 utilizes Eureka’s ARTEMIS® technology to target not only CD19, but also CD22. The Collaboration Agreement establishes the partnership between the Company and Imugene related to development of solid tumor treatments using Imugene’s product candidate (“CF33-CD19t”) in conjunction with EB103.

On March 2, 2023, the FDA cleared Estrella’s IND application for EB103, allowing Estrella to proceed with the Phase I/II STARLIGHT-1 Clinical Trial “STARLIGHT-1”. On March 4, 2024, the Company, Estrella and Eureka executed Statement of Work #001 relating to clinical trial services to be performed by Eureka in connection with the STARLIGHT-1 clinical trial (see Note 9). On May 13, 2024, the Company and Eureka entered into Amendment No. 1 to the Statement of Work, effective as of March 4, 2024 (see Note 9). As of December 31, 2024, the Company is continuing to enroll patients into the STARLIGHT-1 clinical trial in the U.S.

Merger and reverse recapitalization

As described above and further discussed in Note 3, the Business Combination was consummated on September 29, 2023.

The Business Combination was accounted for as a “reverse recapitalization.” Under this method of accounting, UPTD was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Estrella issuing shares for the net assets of UPTD, accompanied by a recapitalization. The net assets of UPTD are stated at historical costs. No goodwill or other intangible assets are recorded.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 1 — Organization and Business Operation (cont.)

On June 26, 2024, the Company filed a Certificate of Ownership and Merger with the Delaware Secretary of State to effect a merger (the “Merger 1”) with its wholly-owned subsidiary, Estrella BioPharma Inc, pursuant to Section 253 of the Delaware General Corporation Law. The Merger 1 was approved by resolutions duly adopted by the unanimous written consent of the Company’s board of directors. The Merger 1 became effective at 11:59 PM Eastern Time on June 30, 2024, at which time the separate existence of Estrella ceased, and the Company became the surviving corporation.

Incorporation of HK Entity

In November 2024, the Company established Estrella Immunopharma (Hong Kong) Co. Ltd (“Estrella HK”) as a wholly-owned subsidiary in Hong Kong. This subsidiary was created to facilitate strategic collaborations and provide a local presence to support the Company’s operations and initiatives in Asia. As of December 31, 2024, Estrella HK had not commenced any operations.

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2024, the Company had cash of approximately $0.9 million, and accumulated deficit of approximately $23.9 million. For the six-month transition period ended December 31, 2024, loss from operations was approximately $4.4 million. The Company’s ability to fund its operations is dependent on the amount of cash on hand and its ability to raise debt or additional equity financing. The Company has expended substantial funds on its research and development business, has experienced losses and negative cash flows from operations since its inception and expects losses and negative cash flows from operations to continue until its technology receives regulatory approval and the Company generates sufficient revenue and positive cash flow from operations, if ever.

On September 29, 2023, the Business Combination and several concurrent financing transactions were consummated, with the Company receiving net proceeds of approximately $20.1 million, after deducting $5.1 million payable to redeem 467,122 shares of UPTD Common Stock at $10.86 per share in connection with the special meeting of UPTD stockholders related to the Business Combination held on July 31, 2023, $1.6 million for UPTD’s transaction expenses and $0.7 million for repayment of working capital loans, consisting of: (i) $9.75 million from the issuance of shares of the Company’s Operating Series A Preferred Stock immediately prior to the closing of the Business Combination ($0.7 million of which was comprised of funds in the trust account delivered to the Company at the closing of the Business Combination that would have otherwise been paid to US Tiger Securities, Inc. as a deferred underwriting fee in connection with UPTD’s IPO); (ii) $0.3 million from the issuance of an unsecured promissory note by us to a third party investor; (iii) $0.7 million from the funds held in UPTD’s trust account; and (iv) $10 million from the PIPE investors pursuant to the Subscription Agreements.

On April 20, 2023, UPTD entered into the Common Stock Purchase Agreement and the White Lion RRA with White Lion. Subsequently, on April 26, 2023, UPTD and White Lion entered into an amendment to the Common Stock Purchase Agreement. Pursuant to the Common Stock Purchase Agreement, following the Closing, New Estrella will have the right, but not the obligation, to require White Lion to purchase, from time to time up to $50,000,000 in aggregate gross purchase price of newly issued shares of Common Stock (the “Equity Line Shares”), subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement as further described in Note 8.

On October 10, 2023, the Company used a portion of the net proceeds from the Business Combination to pay $8.3 million due to Eureka under the Services Agreement and approximately $0.9 million aggregate amount due to Eureka under the License Agreement, comprised of the outstanding portion of the upfront fee as well as a milestone payment in connection with the submission of the IND application for EB103. The Company intends to devote the remaining net proceeds from the Business Combination to the preclinical and clinical development of the Company’s product candidates and the public company compliance costs.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 1 — Organization and Business Operation (cont.)

On March 4, 2024, Estrella and Eureka entered into Statement of Work No. 001 (“SOW”) relating to the clinical trial services to be performed by Eureka in connection with STARLIGHT-1, the Phase I/II clinical trial of Estrella’s product candidate, EB103, a T-cell therapy targeting CD19 using ARTEMIS® T cell technology licensed by Estrella from Eureka. Pursuant to the SOW, Estrella agrees to pay Eureka non-refundable net fees in connection with the achievement of certain milestones set forth in the SOW, with total fees of $33.0 million for achievement of all milestones. As of December 31, 2024, Estrella has paid $3.5 million to Eureka for covering the fees associated with the milestones that have been achieved. In addition, the Company has made a deposit of $1.5 million towards patient treatment expenses, which will be applied to the final invoice, with unused portion of this deposit to be refunded once all expenses are fully settled.

On May 13, 2024, the Company and Eureka entered into Amendment No. 1 to the Statement of Work, effective as of March 4, 2024, to clarify that in the event that Estrella exercises its right to terminate or suspend the engagement with Eureka by providing written notice to Eureka in accordance with the SOW, Estrella will only be obligated to compensate Eureka for (i) services provided by Eureka pursuant to the SOW (“Services”) in connection with milestones that were achieved prior to the date and time of such written notice, (ii) reasonable and documented pass-through costs incurred by Eureka on behalf of Estrella prior to the date and time of such written notice in connection with providing the Services and (iii) amounts payable to third parties pursuant to commitments reasonably entered into by Eureka on behalf of Estrella prior to the date and time of such written notice in connection with providing the Services, provided that Eureka shall make commercially reasonable efforts to cancel or reduce any such amounts.

The Company’s future operations are highly dependent on a combination of factors, including but not necessarily limited to (1) the success of our research and development programs; (2) the timely and successful completion of any additional financing; (3) the development of competitive therapies by other biotechnology and pharmaceutical companies; (4) our ability to manage growth of the organization; (5) our ability to protect our technology and products; and, ultimately (6) regulatory approval and successful commercialization and market acceptance of our product candidates.

However, management believes that the Company has sufficient funds on hand and ability to raise funds in the future through the issuance and sale of Equity Line Shares to White Lion in order to meet its working capital requirements and debt obligations, for at least the next 12 months from the filing date of these consolidated financial statements.

Note 2 — Significant accounting policies

Change in Fiscal Year End

On November 25, 2024, the Board of Directors of the Company (the “Board”) approved a change in the fiscal year end of the Company from June 30th to December 31st. As a result of this change, the Company is filing this Transition Report on Form 10-KT for the six-month transition period ended December 31, 2024. The change in fiscal year end is applied on a prospective basis and does not adjust operating results for prior periods.

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart The Company’s Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company difficult because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. Significant items subject to such estimates and assumptions include stock-based compensation, and deferred income tax asset valuation and allowances.

Cash and cash equivalent

The Company maintains its operating accounts in a single financial institution. The balance is insured by the United States Federal Deposit Insurance Corporation (“FDIC”) but only up to specified limits. The Company’s cash is maintained in a checking and a saving account and Certificates of Deposits. Cash equivalents consist of funds held at the third-party broker’s account for stock repurchase purpose, and the funds are unrestricted and immediately available for withdrawal and use. The balance held at the third-party broker’s account is insured by the United States Securities Investor Protection Corporation (“SIPC”) but only up to specified limits.

Basic and Diluted Loss per Common Stock

Basic net loss per Common Stock is calculated by dividing the net loss by the weighted — average number of Common Stock outstanding for the period. Diluted net loss per share is computed by dividing the net loss by the weighted — average number of Common Stock and dilutive share equivalents outstanding for the period, determined using the treasury stock and if — converted methods. Since the Company has had net losses for all periods presented, all potentially dilutive securities are anti — dilutive.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

As of December 31, 2024 and June 30, 2024, the Company had the following potential Common Stock outstanding which were not included in the calculation of diluted net loss per Common Stock because inclusion thereof would be anti-dilutive:

	As of December 31, 2024	As of June 30, 2024
Public warrant	2,214,993	2,214,993

Stock-Based Compensation

The Company recognizes compensation costs resulting from the issuance of stock-based awards to employees, non-employees and directors as an expense in the statements of operations over the requisite service period based on a measurement of fair value for each stock-based award. The fair value of each option granted is estimated as of the date of grant using the Black-Scholes-Merton option-pricing model, net of actual forfeitures. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. The Black-Scholes-Merton option-pricing model includes various assumptions, including the fair market value of the Common Stock of the Company, expected life of stock options, the expected volatility and the expected risk-free interest rate, among others. These assumptions reflect the Company’s best estimates, but they involve inherent uncertainties based on market conditions generally outside the control of the Company.

As a result, if other assumptions had been used, stock-based compensation expense, as determined in accordance with authoritative guidance, could have been materially impacted. Furthermore, if the Company uses different assumptions on future grants, stock-based compensation expense could be materially affected in future periods.

Mezzanine Equity

Mezzanine equity represents the Series A Preferred Stock and Series AA Preferred Stock (collectively known as “Preferred Stock”) issued by the Company. The shares of Preferred Stock were mandatorily redeemable upon the occurrence of Deemed Liquidation Events outside of the Company’s control. Therefore, the Company classifies the Preferred Stock as mezzanine equity. Refer to Note 11.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. The Company determined that upon further review of the warrant agreements, the Company concluded that its warrants qualify for equity accounting treatment.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

Upon completion of the business combination, all of UPTD’s public warrants that remained outstanding were replaced by the Company’s public warrants. The Company treated such warrants replacement as a warrant modification and no incremental fair value was recognized.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of two cash accounts in a financial institution located in the United States. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risks. The Federal Deposit Insurance Corporation (FDIC) provides standard insurance coverage of $250,000 per insured bank for each account ownership category. As of December 31, 2024 the Company had not experienced losses on these accounts. As of December 31, 2024, and June 30, 2024, the Company had deposited approximately $0.9 million and $4.0 million, respectively, with financial institutions in the United States. Of these balances, approximately $0.6 million and $3.8 million, respectively, were not covered by deposit insurance. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit-worthiness.

The Securities Investor Protection Corporation (SIPC) provides standard insurance coverage of $500,000 per brokerage account, which includes $250,000 for cash balances. As of December 31, 2024, and June 30, 2024, the Company maintained approximately $30,000 and $146,000, respectively, in its brokerage account, with the entire balance covered by SIPC insurance.

Risks and Uncertainties

Management continues to evaluate the impact of inflation rates, the continuing military action in Ukraine, and Israel’s war against Hamas on the industry and has concluded that these factors could have a negative effect on the Company’s financial position and/or results of its operations. The specific impact of these factors is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The Company’s future success depends on the Company and Eureka’s ability to retain key employees, directors, and advisors and to attract, retain and motivate qualified personnel. The Company relies on Eureka to provide certain technical assistance to facilitate the Company’s exploitation of the intellectual property licensed by Eureka, and Eureka will be solely responsible for the manufacture and supply of clinical quantities of the licensed products and final filled and finished (including packaged) drug product form of the licensed products. Pursuant to the Services Agreement, Eureka currently performs or supports the Company’s important research and development activities. The Statement of Work (see Note 9) may be terminated by mutual agreement at any time. Following the termination of, or the expiration of the term of, the Statement of Work, the Company may not be able to replace the research and development-related services that Eureka provides or enter into appropriate third-party arrangements on terms and conditions, including cost, comparable to those that the Company will receive from Eureka. Additionally, after the Statement of Work terminates, the Company may be unable to sustain the research and development-related services at the same levels or obtain the same benefits as when the Company was receiving such services and benefits from Eureka. If the Company is required to operate these research and development functions separately in the future, or are unable to obtain them from other providers, the Company may not be able to operate the Company’s business effectively and could result in a material adverse effect.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheet, primarily due to their short-term nature. The Company measures the fair

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

value of certain of its financial assets and liabilities on a recurring basis. A fair value hierarchy is used to rank the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value which is not equivalent to cost will be classified and disclosed in one of the following three categories:

Level 1 —	Quoted prices (unadjusted) in active markets for identical assets and liabilities.
Level 2 —

Inputs other than Level 1 that are observable, either directly or indirectly, such as unadjusted quoted prices for similar assets and liabilities, unadjusted quoted prices in the markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Income Taxes

The Company recognizes deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards and establishes a valuation allowance when it is more likely than not that all or a portion of deferred tax assets will not be realized.

Accounting for uncertainty in income taxes is recognized based on a recognition threshold and measurement process for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024, and June 30, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Research and Development Expenses

The Company charges research and development costs to operations as incurred. The Company accrues costs incurred by external service providers, including contract research organizations and clinical investigators, based on its estimates of service performed and costs incurred. These estimates include the level of services performed by third parties, patient enrollment in clinical trials when applicable, administrative costs incurred by third parties, and other indicators of the services completed. Based on the timing of amounts invoiced by service providers, the Company may also record payments made to those providers as prepaid expenses that will be recognized as expense in future periods as the related services are rendered. Research and development expenses for six months ended December 31, 2024 and 2023 primarily consisted of personnel costs for the design and development of clinical trials, legal and professional fees and, facilities related fees. Refer to Note 9 for the terms of the License Agreement, the Service Agreement, and the Statement of Work.

Deferred transaction costs

Deferred transaction costs consist primarily of expenses paid to attorneys, consultants, underwriters, and others related to the Merger, which were charged to shareholders’ equity upon the completion of the Merger. The Company completed the Merger on September 29, 2023.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

Lease

Effective July 1, 2022, the Company adopted ASU 2016-02, “Leases” (Topic 842), and elected the practical expedients that does not require us to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities.

If any of the following criteria are met, the Company classifies the lease as a finance lease:

•        The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

•        The lease grants the lessee an option to purchase the underlying asset that the Company is reasonably certain to exercise;

•        The lease term is for a major part of the remaining economic life of the underlying asset;

•        The present value of the sum of the lease payments and any residual value guaranteed by the lessee, that is not otherwise included in the lease payments substantially exceeds all of the fair value of the underlying asset; or

•        The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Leases that do not meet any of the above criteria are accounted for as operating leases.

The Company combines lease and non-lease components in its contracts under Topic 842, when permissible.

Operating lease right-of-use (“ROU”) asset and lease liability were recognized at the adoption date of July 1, 2022, based on the present value of lease payments over the lease term. Since the implicit rate for the Company’s leases is not readily determinable, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

In the event of lease modification, the Company followed ASC 842-10-25 through 25-12, “lessee accounting for a modification that is not accounted for as a separate contract,” to remeasure and reallocate the remaining consideration in the lease agreement and reassess the classification of the lease at the effective date of the modification.

The Company reviews the impairment of its ROU asset consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of operating lease liability in any tested asset group and includes the associated operating lease payments in the undiscounted future pre-tax cash flows.

Segment reporting

The chief executive officer is identified as the Company’s chief operating decision-maker who reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by different revenues streams for purposes of allocating resources and evaluating financial performance. Based on qualitative and quantitative criteria established by Accounting Standards Codification (“ASC”) 280, “Segment Reporting”, the Company considers itself to be operating within one operating and reportable segment.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — codification amendments in response to SEC’s disclosure Update and Simplification initiative which amend the disclosure or presentation requirements of codification subtopic 230-10 Statement of Cash Flows — Overall, 250-10 Accounting Changes and Error Corrections — Overall, 260-10 Earnings Per Share — Overall, 270-10 Interim Reporting — Overall, 440-10 Commitments — Overall, 470-10 Debt — Overall, 505-10 Equity — Overall, 815-10 Derivatives and Hedging — Overall, 860-30 Transfers and Servicing — Secured Borrowing and Collateral, 932-235 Extractive Activities — Oil and Gas — Notes to Consolidated Financial Statements, 946-20 Financial Services — Investment Companies — Investment Company Activities, and 974-10 Real Estate — Real Estate Investment Trusts — Overall. The amendments represent changes to clarify or improve disclosure and presentation requirements of above subtopics. Many of the amendments allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the SEC’s requirements. Also, the amendments align the requirements in the Codification with the SEC’s regulations. For entities subject to existing SEC disclosure requirements or those that must provide financial statements to the SEC for securities purposes without contractual transfer restrictions, the effective date aligns with the date when the SEC removes the related disclosure from Regulation S-X or Regulation S-K. Early adoption is not allowed. For all other entities, the amendments will be effective two years later from the date of the SEC’s removal. The Company is currently evaluating the impact of the update on the Company’s consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, which is an update to Topic 740, Income Taxes. The amendment in this update enhances the transparency and decision usefulness of income tax disclosures. ASU 2023-09 will be effective for fiscal years beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this Update should be applied on a prospective basis. Retrospective application is permitted. The Company is currently evaluating the impact the adoption of ASU 2023-09 will have on its annual and interim disclosures.

The Company does not believe recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3 — Reverse recapitalization

Upon the consummation of the Business Combination, the following transactions (collectively, the “Transactions”) were completed, based on the Company’s capitalization as of September 29, 2023:

•        each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the effective time of the Business Combination (“Effective Time”) was no longer outstanding and thereupon were converted into and become one validly issued fully paid and non-assessable share of Common Stock, par value $0.001 per share, of the Company and all such shares constituted the only outstanding shares of capital stock of the Company as of immediately following the Effective Time;

•        The UPTD Units were automatically separated into underlying Common Stock and UPTD Warrants and are no longer traded on the open market following the Closing;

•        Estrella issued 500,000 shares of Series A Preferred Stock to White Lion for $500,000 and 250,000 shares of Series A Preferred Stock to White Lion as commitment fee pursuant to the Common Stock Purchase Agreement immediately prior to the Effective Time;

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 3 — Reverse recapitalization (cont.)

•        Estrella issued (i) 1,520,000 shares of Series A Preferred Stock were issued to Lianhe World for $1,520,000, (ii) 1,000,000 shares of Series A Preferred Stock were issued to CoFame for $1,000,000, (iii) 730,000 shares of Series A Preferred Stock were issued to Tiger for $730,000 for deferred commission, (iv) 2,000,000 shares of Series A Preferred Stock were issued to Smart Crest for $2,000,000; (v) 2,000,000 shares of Series A Preferred Stock were issued to Xiao for $2,000,000 and (vi) 2,000,000 shares of Series A Preferred Stock were issued to Wang for $2,000,000, immediately prior to the Effective Time;

•        Estrella issued an unsecured 30-day promissory note to Hongbing Zhang in the principal amount of $0.3 million with an interest rate of 12% per annum;

•        Each share of Series A Preferred Stock and Series AA Preferred Stock that was issued and outstanding immediately prior to the Effective Time was automatically converted into a number of shares of Estrella Common Stock (See Note 12);

•        Each share of Estrella Common Stock was converted into 0.2407 shares of Company Common Stock; and

•        The Company issued 500,000 shares of Common Stock to each of Plentiful Limited and Lianhe World, respectively.

The following table presents the number of the Company’s Common Stock issued and outstanding immediately following the Reverse Recapitalization:

Common Stock
UPTD’s Common Stock outstanding prior to Reverse Recapitalization	2,329,920
Less: redemption of UPTD’s Common Stock	(628,688)
Common Stock issued to PIPE investment	1,000,000
Conversion of Estrella’s Common Stock into UPTD’s Common Stock	32,500,000
Total Common Stock outstanding	35,201,232

Estrella was determined to be the accounting acquirer given that Estrella effectively controlled the Company upon consummation of the Business Combination. The transaction is accounted for as a reverse recapitalization, which is equivalent to the issuance of Common Stock by Estrella for the net monetary assets of UPTD, accompanied by a recapitalization. Estrella was determined as the accounting acquirer and the historical financial statements of Estrella became the Company’s historical financial statements, with retrospective adjustments to give effect of the reverse recapitalization. The net assets of UPTD were recognized as of the Closing Date at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Closing Date are those of Estrella and Estrella’s operations are the only ongoing operations of the Company.

In connection with the Reverse Recapitalization, the Company raised approximately $726,339 of proceeds, presented as cash flows from financing activities, which included the contribution of $8,138,230 of funds held in UPTD’s trust account, $9,782 of cash held in UPTD’s operating cash account, net of $5,072,945 payable to UPTD’s public stockholders to redeem 467,122 public shares of UPTD’s Common Stock, $1,640,128 in transaction costs incurred by UPTD, and $708,600 prepayment of working capital loans issued to UPTD’s related parties.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 3 — Reverse recapitalization (cont.)

The following table reconcile the elements of the Reverse Recapitalization to the statements of cash flows and the changes in shareholders’ equity (deficit):

September 29, 2023
Funds held in UPTD’s trust account	$8,138,230
Funds held in UPTD’s operating cash account	9,782
Less: amount payable to redeem public shares of UPTD’s Common Stock	(5,072,945)
Less: payments of transaction costs incurred by UPTD	(1,640,128)
Less: repayments of working capital loan – related parties of UPTD	(708,600)
Proceeds from the Reverse Recapitalization	726,339
Less: non-cash net deficit assumed from UPTD	(1,200,316)
Net distributions from issuance of Common Stock upon the Reverse Recapitalization	$(473,977)

The shares and corresponding capital amounts and all per share data related to the Company’s outstanding Common Stock prior to the Reverse Recapitalization have been retroactively adjusted using the Exchange Ratio of 0.2407.

Note 4 — Cash Held in Trust Account

The Company had cash held in a trust account, carried over from UPTD upon the consummation of the Business Combination. Such balance held in trust account was designated to pay UPTD’s shareholders who redeemed public shares of UPTD’s Common Stock before the consummation of the business combination. On October 3, 2023, the remaining balance of cash held in trust account was disbursed to the UPTD’s shareholder as mentioned above.

Note 5 — Extension Note Receivable

Pursuant to Merger Agreement, Estrella agreed to, upon request by UPTD, deposit the agreed reasonable amount to UPTD’s trust account in order to effectuate extension of UPTD’s deadline to consummate a business combination. Pursuant to the Merger Agreement, as of June 30, 2023, a total of $273,066 of six-monthly extension payments, each in the principal amount of $45,511, would be deposited into the Trust Account of UPTD, all of which were sourced by loans from Estrella (the “Extension Notes”). The Extension Notes bore no interest and were settled between Estrella and UPTD upon the consummation of the Business Combination on September 29, 2023.

Note 6 — Other payables and accrued liabilities

	As of December 31, 2024	As of June 30, 2024
Accrued professional fees(i)	$177,029	$121,235
Salary and payroll taxes payable	14,100	10,241
Others	10,631	347
Total other payables and accrued liabilities	$201,760	$131,823

____________

(i)      The balance of accrued professional fees represented amount due to third party service providers which include, legal and consulting fee related to research and development, and others.

Note 7 — Stock redemption payable

Stock redemption payable represents the balance payable to UPTD’s shareholders related to the redemption of public shares of UPTD’s Common Stock before the consummation of the business combination. On October 3, 2023, such balance was paid in full through the Company’s investment held in trust account. (see Note 4).

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 8 — Commitments and contingencies

Manufacturing Commitment

On June 28, 2022, Eureka and the Company entered into the License Agreement under which Eureka granted to the Company a license under certain intellectual property controlled by Eureka for exploitation by the Company in the Company’s territory under the License Agreement (the “Licensed Territory”). Eureka will be solely responsible for the manufacture and supply of clinical quantities of the licensed products and final filled and finished (including packaged) drug product form of the licensed products for development and commercialization purposes in the field both in the Licensed Territory and elsewhere. Refer to Note 9.

Equity Financing Commitment

On April 20, 2023, UPTD entered into a Common Stock purchase agreement (as amended on April 26, 2023 and from time to time, the “Common Stock Purchase Agreement”) and a related registration rights agreement (the “White Lion RRA”) with White Lion. Pursuant to the Common Stock Purchase Agreement, following the Closing, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $50 million in aggregate gross purchase price of newly issued shares of Common Stock of the Company, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement, including, among others, the initial and any subsequent registration statement for the Equity Line Shares being declared effective by the SEC and remaining effective during the term of the Common Stock Purchase Agreement. In addition, under Nasdaq listing rules, the Company is not permitted to issue any Equity Line Shares under the Common Stock Purchase Agreement if such issuance would equal 20% or more of the Company’s outstanding common stock without obtaining majority approval by our stockholders, which had not been obtained as of the date hereof. On December 28, 2023, the Company’s registration statement on Form S-1 related to the Equity Line Shares was declared effective by the SEC. As of December 31, 2024, 70,000 Equity Line Shares have been issued to White Lion pursuant to the Common Stock Purchase Agreement for an aggregate consideration of $79,491.

On December 5, 2024, the Company entered into Amendment No. 2 (the “Amendment”) to the Common Stock Purchase Agreement dated April 20, 2023, as previously amended on April 26, 2023 (the “Purchase Agreement”), with White Lion. pursuant to which the Company may sell and issue up to $50 million of its common stock to White Lion from time to time, subject to certain terms and conditions.

The Amendment extends the term of the Purchase Agreement from December 30, 2024 to December 30, 2025. Additionally, the Amendment adds a new “Rapid Purchase” mechanism allowing for expedited settlement of share purchases compared to the standard purchase process under the original agreement. Under this new mechanism, the Company may deliver Rapid Purchase Notices to White Lion by 11:00 a.m. New York time on any business day when the Company’s common stock is not trading on an over-the-counter market, with concurrent delivery of the subject shares via DWAC to White Lion’s brokerage account. The purchase price for Rapid Purchases will be the lowest traded price of the Company’s common stock on the Rapid Purchase Notice date, with White Lion required to wire payment by 5:00 p.m. New York time on the following business day.

For Rapid Purchases, the maximum number of shares the Company can require White Lion to purchase is limited to the lesser of (i) 20% of the average daily trading volume or (ii) the investment limit divided by the highest closing price over the previous five business days, though White Lion may waive these limitations. Each Rapid Purchase remains subject to the $1,000,000 maximum purchase amount applicable to regular purchases under the Purchase Agreement.

Registration Rights

The holders of 312,200 shares of Common Stock that were issued to the initial stockholders of UPTD (the “Founder Shares”) and of 1,107,500 shares of Common Stock issued to certain investors in a private placement in connection with UPTD’s initial public offering (the “Private Shares”) are entitled to registration rights pursuant to a Registration Rights Agreement, dated July 14, 2021, among UPTD, TradeUP Acquisition Sponsor LLC and

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 8 — Commitments and contingencies (cont.)

certain security holders named therein. The Company assumed the obligations of UPTD under such agreement upon consummation of the Business Combination. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company is also obligated to file a registration statement for the (i) Equity Line Shares that we may issue to White Lion pursuant to the Common Stock Purchase Agreement and White Lion RRA, (ii) up to 2,225,000 shares of Common Stock issuable upon exercise of the Warrants and (iii) the shares issued or that will be issued pursuant to the Subscription Agreements. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Contingencies

From time to time, the Company is or may be party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the Company’s consolidated financial statements.

In some instances, the Company may be required to indemnify its licensors for the costs associated with any such adversarial proceedings or litigation. Third parties may assert infringement claims against the Company, its licensors or its strategic collaborators based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third parties may choose to engage in litigation or other adversarial proceedings with the Company, its licensors or its strategic collaborators to enforce or otherwise assert their patent rights.

Collaboration Agreement

On October 29, 2021, Eureka, entered into a Collaboration Agreement with Imugene Ltd, a clinical stage immune-oncology company to evaluate Imugene’s CF33-CD19t, its oncolytic virus onCARlytics technology in combination with Eureka’s CD19 ARTEMIS® T-cell therapy for the treatment of solid tumors.

On June 28, 2022, as part of the Separation, Eureka contributed and assigned the Collaboration Agreement to Estrella. Pursuant to the Collaboration Agreement, Estrella and Imugene have each granted to the other a royalty free, non-exclusive, worldwide license, with the right to grant and authorize sublicenses, to their respective technologies to conduct the research activities each is responsible for performing under the research plan set forth in the Collaboration Agreement. The research plan is required to be reviewed no less frequently than every six to eight months by a joint steering committee comprised of participants from each of Estrella and Imugene.

Allocation of Costs, unless otherwise agreed by the Parties in connection with a given Research Plan and associated Research Budget:

(a)     Eureka Costs: Eureka will be responsible for all FTE and other internal costs incurred in the performance of all Eureka Research Activities, as defined in the Collaboration Agreement;

(b)    Imugene Costs: Imugene will be responsible for all FTE and other internal costs incurred in the performance of all Imugene Research Activities, as defined in the Collaboration Agreement; and

(c)     Joint Costs: Eureka and Imugene will share equally (50:50) the out-of-pocket costs set forth in the applicable Research Budget plus Allowable Overruns, as defined in the Collaboration Agreement. If either Party incurs out-of-pocket costs in excess of the amount budgeted therefor in the applicable Research Budget plus Allowable Overruns, then the other Party will not be responsible for its 50% share to the extent in excess of such budgeted amount plus Allowable Overruns, unless the joint steering committee (“JSC”) approves such excess costs (either before or after such costs have been incurred).

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 8 — Commitments and contingencies (cont.)

The research plan under the Collaboration Agreement was completed as of August 30, 2023. The Company and Eureka recorded the costs associated with the Collaboration Agreement as research and development expenses in the amount of $0, for the six-month transition period ended December 31, 2024 and for the year ended June 30, 2024.

On May 15, 2023, Estrella assigned a cost reimbursement receivable of $27,169 from Imugene under the Collaboration Agreement to Eureka. There was no impact on Estrella’s statements of operations.

Note 9 — Related Party Transactions

License Agreement

On June 28, 2022, in connection with the Contribution Agreement, Eureka, Eureka Cayman and Estrella entered a License Agreement under which Eureka and Eureka Cayman granted to Estrella a license under certain intellectual property controlled by Eureka for exploitation by Estrella in the Licensed Territory, which primarily includes the United States and the rest of the world, excluding China and the Association of Southeast Asian Nations.

Pursuant to the License Agreement, (1) Eureka will be solely responsible for the manufacture and supply of clinical quantities of the licensed products and final filled and finished (including packaged) drug product form of the licensed products (“Drug Product”) for development and commercialization purposes in the field both in the Licensed Territory and elsewhere, and (2) during the term of the License Agreement, Eureka will manufacture and supply, either itself or through an affiliate or a third party contract manufacturer, all of Estrella’s and its related parties’ clinical quantities requirements of Drug Product for Estrella’s and its related parties’ development activities with respect to the licensed products in the field in the Territory conducted in accordance with this agreement. Eureka and Estrella will use good faith efforts to negotiate and enter into a clinical supply agreement on reasonable and customary terms for the supply of Drug Product by Eureka to Estrella at a price equal to the fully burdened cost (the “Clinical Supply Agreement”), and a related quality agreement, which agreements will govern the terms and conditions of the manufacturing and clinical supply of Drug Product to Estrella. Furthermore, Eureka and Estrella’s collaboration will be overseen by a JSC. Eureka and Estrella will initially appoint one representative to the JSC, with each representative having knowledge and expertise in the development and commercialization of products similar to the licensed products and having sufficient seniority within the applicable party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibility.

The License Agreement requires Estrella to make certain payments, including (a) an “upfront” payment of $1.0 million, payable in 12 equal monthly installments, (b) “milestone” payments upon the occurrence of certain events related to development and sales, with potential aggregate multi-million dollar payments upon FDA approval, and (c) royalty payments of a single digit percentage on net sales.

As of December 31, 2024 and June 30, 2024, Estrella had no remaining balance of accounts payable — related party, related to the upfront payment under the License Agreement. As of December 31, 2024, two development milestones related to the IND submission of EB103 to the FDA (“Milestone 1”) and first patient dosed in the first clinical trial of a licensed product (“Milestone 2”) was earned by Eureka under the Agreement. Milestone payment related to Milestone 1 was accrued by Estrella and paid on October 10, 2023. Milestone payment of $50,000 related to Milestone 2 was accrued by Estrella in July 2024, and paid on September 3, 2024.

Services Agreement

On June 28, 2022, Estrella entered a Services Agreement with Eureka. Pursuant to the Services Agreement, Eureka will perform certain services for Estrella related the transfer of certain technology and the provision of certain technical assistance to facilitate Estrella’s exploitation of the intellectual property licensed by Eureka to Estrella under the License Agreement, and Eureka will perform such services for Estrella (the “Services”). Under the Services Agreement, Estrella shall pay Eureka (1) $10.0 million in connection with the Services payable in 12 equal monthly

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 9 — Related Party Transactions (cont.)

installments with the first payment to be made no later than five days after the Effective date and (2) reimburse Eureka on a monthly basis for reasonable pass-through costs incurred or paid to providers by Eureka in providing the Services. In addition, Estrella will be charged for other services performed by Eureka outside the scope of the Services per the Service Agreement, at a flat rate, by time or materials or as mutually agreed upon the parties in writing.

Eureka’s services commenced on June 28, 2022. As of both December 31, 2024, and June 30, 2024, Estrella had no accounts payable balance — related party related to the Service Agreement with Eureka.

For the six-month transition period ended December 31, 2024 and for the year ended June 30, 2024, Estrella incurred $0 and $54,957 pass-through costs related to clinical trials under this Service Agreement, respectively.

After the closing of the business combination on September 29, 2023, on October 10, 2023 Estrella remitted approximately $9.3 million to Eureka.

Statement of Work

On March 4, 2024, the Company, Estrella and Eureka entered into Statement of Work No. 001 (“SOW”) relating to the clinical trial services to be performed by Eureka in connection with STARLIGHT-1, the Phase I/II clinical trial of Estrella’s product candidate, EB103, a T-cell therapy targeting CD19 using ARTEMIS® T cell technology licensed by Estrella from Eureka. The trial is designed to assess the safety, tolerability, recommended Phase II dose, and preliminary anti-cancer activity of EB103 for the treatment of relapsed or refractory (R/R) B-cell non-Hodgkin lymphoma (NHL) patients.

The SOW is governed by the terms of the Services Agreement, dated June 28, 2022, between Estrella and Eureka (as amended by Amendment No. 1, effective as of October 1, 2022, and Amendment No. 2, effective as of March 1, 2023), and incorporates all the terms of the Services Agreement by reference. Notwithstanding the foregoing, the terms and conditions of the SOW govern in the event of any conflict with the terms and conditions of the Services Agreement.

The scope of work set forth in the SOW includes study start-up, patient dosing and related activities, study close-out, and reporting. Additionally, the SOW sets forth the various services Eureka will provide in connection with the clinical trial, including regulatory document development, site activation, patient enrollment and consent management, data collection, and pharmacovigilance.

Pursuant to the SOW, Estrella agrees to pay Eureka non-refundable net fees in connection with the achievement of certain milestones set forth in the SOW, with total fees of $33.0 million for achievement of all milestones, excluding additional pass-through costs and expenses incurred by Eureka and payable by Estrella as further described below. Such amount assumes 20 patients to be dosed and one clinical site is activated. An additional $500,000 will become payable to Eureka if a second site is activated following mutual agreement of Estrella and Eureka. In addition to the milestone payments, Eureka will invoice Estrella quarterly for additional pass-through costs and expenses incurred in connection with its services under the SOW. Estrella is required to settle invoices within 30 days, with Eureka reserving the right to impose monthly interest charges of 1.5% for undisputed amounts unpaid after 30 days. Estrella will also be responsible for payment of any taxes, fees, duties or charges imposed by any governmental authority in connection with the services provided by Eureka under the SOW, other than any taxes on Eureka’s income.

The first invoice payable to Eureka issuable upon execution of the SOW is for $3.5 million, covering the fees associated with the initiation of the study, the preparation and activation of the first study site, and the First Patient First Visit (FPFV) milestones. Prior to the commencement of the patient dosing phase, a deposit of $1.5 million is required to be delivered to Eureka to ensure the readiness for patient treatment expenses and will be applied against the final invoice, and any unused portion will be returned to Estrella following collection of all outstanding fees and costs payable to Eureka under the SOW. Additional invoices will be issued in connection with the patient dosing milestone, amounting to approximately $1.4 million per patient and a total cost $27.5 million for 20 patients, excluding any

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 9 — Related Party Transactions (cont.)

pass-through costs and additional expenses. Lastly, a $2.0 million milestone fee will become due in connection with the study close-out phase, estimated to be completed by the end of 2025. Services provided in connection with this milestone include finalizing patient data, trial data cleaning, statistical analysis, and preparing and submitting the final study report.

As of December 31, 2024, the Company has paid $3.5 million to Eureka for covering the fees associated with milestones achieved, and deposited $1.5 million for patient treatment expenses, which will be applied to the final invoice, with any unused portion refunded once all fees are settled.

As of December 31, 2024, two patients have been dosed, and the Company has accrued $2.75 million in accrued liabilities — related party, for the corresponding dosing milestones. A third patient was dosed in January 2025 (see Note 17).

On May 13, 2024, the Company and Eureka entered into Amendment No. 1 to the SOW, effective as of March 4, 2024, to clarify that in the event that Estrella exercises its right to terminate or suspend the engagement with Eureka by providing written notice to Eureka in accordance with the SOW, Estrella will only be obligated to compensate Eureka for (i) services provided by Eureka pursuant to the SOW (“Services”) in connection with milestones that were achieved prior to the date and time of such written notice, (ii) reasonable and documented pass-through costs incurred by Eureka on behalf of Estrella prior to the date and time of such written notice in connection with providing the Services and (iii) amounts payable to third parties pursuant to commitments reasonably entered into by Eureka on behalf of Estrella prior to the date and time of such written notice in connection with providing the Services, provided that Eureka shall make commercially reasonable efforts to cancel or reduce any such amounts.

Consulting Agreement

On November 1, 2024, the Company entered into a consulting agreement (the “Consulting Agreement”) with CoFame Investment Holding LLC (“CoFame”), a related party, as CoFame’s manager, Hong Zhang, is a director of the Company. Pursuant to the Consulting Agreement, CoFame provides advisory and consulting services to the Company regarding activities in Asia, including investor relations and potential business collaborations, as mutually agreed upon from time to time.

As of December 31, 2024, the Company has accrued $36,667 under accrued liabilities — related parties, representing unpaid consulting fees due to CoFame. For the six months ended December 31, 2024, the Company recorded a consulting expense of $91,667 related to CoFame.

Series AA Preferred Stock

On June 28, 2022, Estrella and Eureka entered into the Contribution Agreement pursuant to which Eureka agreed to contribute and assign to Estrella all rights, title and interest in and to the Assets in exchange for 105,000,000 shares of Estrella’s Series AA Preferred Stock (refer to Note 11). As of December 31, 2024 and June 30, 2024, Eureka collectively owned 69.8% and 69.7% of the Company on a fully diluted basis, respectively.

Lease

On July 6, 2022, Estrella entered into an office lease contract with Eureka, to lease a 428 square feet office with a $2,000 payment. Under the original lease contract, the sublease agreement commenced on August 1, 2022 and expired on December 31, 2023. In November 2022, the sublease’s expiration date was amended to July 31, 2023. Therefore, such lease contained a lease term for 12 months and less after amendment. Further, on July 1, 2024, the Company entered into an office sublease agreement with Eureka. Pursuant to the Sublease Agreement, the sublease commenced on July 1, 2024 and expires on December 31, 2024 with $2,000 sublease fee per month.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 9 — Related Party Transactions (cont.)

Estrella elected not to apply the ROU and lease liability recognition requirements to above mentioned short-term lease as the modified lease term was less than twelve months. As a result of the lease amendment, Estrella then reduced the corresponding ROU and lease liability to $0 and continued to recognize the lease monthly payments in profit or loss on a straight-line basis over the remaining lease term period.

On October 1, 2023 Estrella entered into an office lease contract with Eureka, to lease 180 square feet of office space with $2,000 monthly lease payments for nine months without any renewal option.

For the six-month transition period ended December 31, 2024 and for the year ended June 30, 2024, the Company incurred $12,000 and $20,000 rent expense from Eureka. Refer to Note 15.

As of December 31, 2024 and June 30, 2024, the outstanding balance of lease payments of $4,000 was recorded as accounts payable — related party and accrued liability — related party on the Company’s consolidated balance sheets, respectively.

Note 10 — Promissory note

On September 29, 2023, Estrella issued an unsecured promissory note to Hongbing Zhang, in the aggregate principal amount of $300,000 (the “Unsecured Note”). Interest began accruing on September 29, 2023 at a rate of 12% per annum until the outstanding amount has been paid in full. The Unsecured Note matures on October 30, 2023 and was paid in full on October 27, 2023.

Note 11 — Preferred Stock

Series AA Preferred Stock

On June 28, 2022, Estrella and Eureka entered into the Contribution Agreement pursuant to which Eureka contributed and assigned to Estrella all right, title and interest in and to the Assets in exchange for 105,000,000 shares of Estrella’s Series AA Preferred Stock. In accordance with ASC 805 “Common control transactions.” The transfer of the Assets was accounted for by Estrella at historical carrying values.

Series A Preferred Stock

On June 28, 2022, Estrella entered into a Series A Preferred Stock Purchase Agreement with an accredited third-party investor to raise gross proceeds of $5,000,000 by issuing 5,000,000 shares of its Series A Preferred Stock. The shares of Series A Preferred Stock were sold for $1.00 per share.

On each of July 31, 2023 and September 18, 2023, an aggregate of six third party investors executed joinders to Estrella’s Series A Preferred Stock Purchase Agreement. Pursuant to the joinders, such investors agreed to purchase an aggregate of 9,250,000 shares of Estrella’s Series A Preferred Stock for $9,250,000 immediately prior to the effective time of Estrella’s merger with UPTD. Subsequently and immediately prior to the effective time of the merger with UPTD, such shares of Estrella’s Series A Preferred Stock converted into Estrella Common Stock and then into Merger Consideration Shares based on an exchange ratio of 0.2407 determined by the total number of shares of Estrella Common Stock outstanding immediately prior to the Effective Time in accordance with the Merger Agreement. In addition, immediately prior to the Effective Time, 500,000 shares of Estrella’s Series A Preferred Stock were issued to White Lion for $500,000 and 250,000 shares of Estrella’s Series A Preferred Stock were issued to White Lion in consideration for its commitments under the Common Stock Purchase Agreement pursuant to the Joinder to the Series A Preferred Stock Purchase Agreement between Estrella and White Lion, dated April 20, 2023, as further described in Note 8 above.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 11 — Preferred Stock (cont.)

The significant terms of the Series A, Series AA Preferred Stocks issued by Estrella are as follows:

Dividend Rights

Each holder of Preferred Stock shall be entitled to receive only when, as and if declared by the board of directors, out of any funds and assets legally available therefor, dividends on a pari passu basis at the rate of 8% of the original issue price of $1.00 per share. The dividend shall be non-cumulative and non-compounding.

Liquidation Rights

Series A Preferred Stock — In the event of any voluntary or involuntary liquidation, dissolution or winding up of Estrella, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of Estrella available for distribution to its stockholders or, in the case of a Deemed Liquidation Event (as defined below), out of the consideration payable to stockholders in such Deemed Liquidation Event or the Available Proceeds, before any payment shall be made to the holders of Series AA Preferred Stock or Common Stock by reason of their ownership thereof, and amount per share equal to the applicable Original Issue Price, plus any dividends declared but unpaid thereon.

Series AA Preferred Stock — After payment of the full liquidation preference of the Series A Preferred Stock, then in the event of any voluntary or involuntary liquidation, dissolution or winding up of Estrella, the holders of shares of Series AA Preferred Stock then outstanding shall be entitled to be paid out of the assets of Estrella available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, out of the consideration payable to stockholders in such Deemed Liquidation Event or the Available Proceeds. Before any payment shall be made to the holders of Common Stock by reason of their ownership, an amount per share equal to the applicable Original Issue Price, plus any dividends declare but unpaid thereon.

Distribution of Remaining Assets — If there are any remaining assets of the Estrella, such assets shall be distributed among the holders of the shares of Series A Preferred Stock and Common Stock, prorated based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock.

Voting Rights

Each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast two (2) votes for each share of Series A Preferred Stock held by such holder and each holder of outstanding shares of Series AA Preferred Stock shall be entitled to cast one (1) vote for each share of Series AA Preferred Stock held by such holder. Except as provided by law or by the other provisions of the amended and restated certificate of incorporation, holders of Preferred Stock shall vote together with holders of Common Stock as a single class.

Conversion Rights

Each share of Preferred Stock shall be convertible, at the option of the holder at any time and from time to time, and without the payment of additional consideration by the holder into such number of fully paid and non — assessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price in effect at the time of conversion. The Series A Conversion Price applicable to the Series A Preferred Stock shall initially be equal to $1.00. The Series AA Conversion Price applicable to the Series AA Preferred Stock shall initially be equal to $1.00. The Series A Conversion Price and the Series AA Conversion Price are referred to as “Conversion Price.” The initial Conversion Prices and the rate at which shares of applicable Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment in connection with certain dilutive issuances, share split, combinations, dividends, distributions, recapitalizations, mergers, consolidations, reclassifications, exchanges, and substitutions.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 11 — Preferred Stock (cont.)

Pursuant to the Estrella’s amended and restated certificate of incorporation, holders of the Estrella’s Preferred Stock have the following methods of conversion: Automatic conversion upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $1.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock splits, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds to Estrella and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved by the board of directors or (b) the date and time, or the occurrence of an event, specified by vote or written consent of (i) the holders of at least a majority of the outstanding shares of Series A Preferred Stock and (ii) the holders of at least a majority of the outstanding shares of Series AA Preferred Stock, voting separately, then (x) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate (y) such shares may not be reissued by Estrella.

Redemption Rights

Both Series A Preferred Stock and Series AA Preferred Stock were mandatorily redeemable upon the occurrence of a “Deemed Liquidation Event” which includes the following: (1) a merger or consolidation in which (a) Estrella is a constituent party or (b) a subsidiary of Estrella is a constituent party and Estrella issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of Estrella outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (i) the surviving or resulting corporation; or (ii) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (2) (a) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Estrella or any subsidiary of Estrella of all or substantially all the assets of Estrella and its subsidiaries taken as a whole, or (b) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of Estrella if substantially all of the assets of Estrella and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Estrella.

Estrella shall use the consideration received by Estrella for such Deemed Liquidation Events mentioned above (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the board of directors of Estrella), together with any other assets of Estrella available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable liquidation amount, which is equal to the original issue price of the Preferred Stock plus any declared but unpaid dividends. The Series A Preferred Stock must receive its liquidation amount prior to the Series AA Preferred Stock receives any payment.

The Series A Preferred Stock and the Series AA Preferred Stock were accounted for under Section 480-10-S99 — Distinguishing Liabilities from Equity (FASB Accounting Standards Codification 480) as amended by ASU 2009-04 — for Redeemable Equity Instruments (“ASU 2009-04”). Under ASU 2009-04, a redeemable equity security is to be classified as temporary equity if it is conditionally redeemable upon the occurrence of an event that is not solely within the control of the issuer. Therefore, the Company classified the Series A Preferred Stock and Series AA Preferred Stock as temporary equity in the consolidated balance sheet as of June 30, 2023.

Immediately prior to the consummation of the business combination on September 29, 2023, all shares of Estrella Series A and Series AA Preferred Stock were converted into Estrella Common Stock and each share of Estrella Common Stock was exchanged for shares of Common Stock at an exchange ratio of 0.2407.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 12 — Stockholders’ Equity (Deficit)

Before reverse recapitalization

Given the consideration of retroactive adjustments, upon incorporation on March 20, 2022, the Company’s authorized shares were 145,000,000 shares of Common Stock with a par value of $0.0001 per share.

After reverse recapitalization

Upon consummation of the business combination on September 29, 2023, each share of Estrella’s Common Stock was converted into 0.2407 shares of the Company’s Common Stock.

The Company’s authorized shares of Common Stock is 250,000,000 with a par value of $0.0001 per share (the “Common Stock”). Given the retroactive effect of the reverse recapitalization, as of June 30, 2023, there were 978,243 shares of Common Stock issued and outstanding.

Issuance of Common Stock upon the reverse recapitalization (see Note 3)

On September 29, 2023, upon the consummation of the Business Combination, the Company issued an aggregate total of 1,701,232 Common Stock to UPTD’s shareholders.

The following table presents the number of the Company’s ordinary shares issued upon the Reverse Recapitalization:

Ordinary Shares
UPTD’s Common Stock outstanding prior to Reverse Recapitalization	2,329,920
Less: redemption of UPTD’s Common Stock	(628,688)
Total shares issued upon the Reverse Recapitalization	1,701,232

Conversion of Series A Preferred Stock and the Series AA Preferred Stock

Immediately prior to the consummation of the business combination on September 29, 2023, all shares of Estrella Series A and Series AA Preferred Stock were converted into Estrella Common Stock and then into Merger Consideration Shares which is amounted to 28,888,675 shares of Common Stock based on an exchange ratio of 0.2407 determined by the total number of shares of Estrella Common Stock outstanding at the Effective Time in accordance with the Merger Agreement.

PIPE investment shares

In connection with the Merger, on September 14, 2023, UPTD entered into subscription agreements (the “Subscription Agreements”) with each of Plentiful Limited, a Samoan limited company (“Plentiful Limited”) and Lianhe World Limited (“Lianhe World,” together with Plentiful Limited, collectively, the “PIPE Investors”). Concurrently with the closing of the Business Combination, the Company issued 500,000 shares of Common Stock to each of Plentiful Limited and Lianhe World, respectively, for aggregate proceeds of $10,000,000.

Within thirty days following the date of the Closing, each PIPE Investor will also be entitled to receive 704,819 shares of Common Stock. Within five days following the date that is 24 months following the Closing (the “24-Month Date”), if the VWAP of Common Stock for the fifteen trading days prior to the 24-Month Date (the “24-Month Date VWAP”) is less than $8.30, then each of them will be entitled to a number of shares of Common Stock equal to (i) (A) 8.30 minus (B) the 24-Month Date VWAP multiplied by (ii) (A) the number of Shares held by the Investor on the 24-Month Date minus (B) the number of Shares acquired by the Investor following the Closing divided by 10.00.

On January 22, 2024, the Company completed the issuance of an additional 704,819 shares of Common Stock to each of the two PIPE Investors. The shares were issued as part of the consideration that each PIPE Investor was entitled to receive thirty days following the date of the closing of the Business Combination.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 12 — Stockholders’ Equity (Deficit) (cont.)

Stock purchase agreement shares

On April 20, 2023, UPTD entered into the Common Stock Purchase Agreement and the White Lion RRA with White Lion. Subsequently, on April 26, 2023, UPTD and White Lion entered into an amendment to the Common Stock Purchase Agreement. Pursuant to the Common Stock Purchase Agreement, following the Closing, the Company will have the right, but not the obligation, to require White Lion to purchase, from time to time up to $50,000,000 in aggregate gross purchase price of newly issued shares of Common Stock (the “Equity Line Shares”), subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement as further described in Note 8. For the six-month transition period ended December 31, 2024, White Lion has purchased 70,000 shares of the Company’s Common Stock for an aggregated consideration of $79,491.

Warrants

In connection with the reverse recapitalization, the Company has assumed 2,214,993 Public Warrants outstanding. Public Warrants met the criteria for equity classification.

Each whole Warrant entitles the registered holder to purchase one whole share of the Company’s Common Stock at a price of $11.50 per share. Pursuant to the warrant agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrant holder. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 30 business days, after the closing of the initial Business Combination, it will use its reasonable commercially reasonable efforts to file, and within 60 business days following its initial Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. The Company will use its commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the above, if the Company’s Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elect, it will not be required to file or maintain in effect a registration statement, but it will be required to use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Warrants become exercisable, the Company may call the Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on third business day before the Company send the notice of redemption to the warrant holders.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 12 — Stockholders’ Equity (Deficit) (cont.)

The Company accounted for the 2,214,993 public Warrants assumed from the merger as equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging: Contracts in Entity’s Own Equity”.

Stock Repurchase Program

On January 30, 2024, the Company issued a press release announcing that its board of directors has authorized share repurchases of up to $1.0 million of its common stock. The authorization does not constitute a formal or binding commitment to make any share repurchases and the timing, amount and method of any share repurchases made pursuant to the authorization will be determined at a future date depending on market conditions and other factors. As of December 31, 2024, approximately $0.4 million remained available for repurchases.

As of December 31, 2024 and June 30, 2024, the Company has repurchased 486,979 and 321,794 shares of its common stock. For the six-month transition period ended December 31, 2024, the Company repurchased 165,185 shares of its common stock in open market transactions for $214,477 at a weighted average price per share of $1.30. For the year ended June 30, 2024, the Company repurchased 321,794 shares of its common stock in open market transactions for $354,440 at a weighted average price per share of $1.10.

Note 13 — Stock Based Compensation

On May 27, 2022, Estrella’s board of directors approved its 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan provides for the grant of (i) options, (ii) share appreciation rights, (iii) restricted share awards, (iv) restricted share unit awards, and (v) other share awards. The aggregate number of shares of Common Stock that may be issued pursuant to the 2022 Plan will not exceed 15,000,000 shares of Common Stock. On May 27, 2022, the Company granted options under the 2022 Plan to purchase 15,000,000 shares of its Common Stock to its employees, board of directors, and other consultants. The total fair value of these stock options was $1,638,381.

At the special meeting of UPTD stockholders related to the Business Combination held on July 31, 2023, UPTD’s shareholders approved the adoption of the Company’s 2023 Omnibus Incentive Plan (the “2023 Plan”), which became effective on the Closing Date. Upon the closing of the Business Combination, 3,520,123 shares of Common Stock became authorized for issuance under the 2023 Plan. On October 30, 2024, the Company granted options under the 2023 Plan to purchase 3,600,000 shares of its Common Stock to its employees, board of directors, and other consultants. The total fair value of these stock options was $2,350,018.

The stock-based compensation expense recorded in the Company’s results of operations. For the six-month transition period ended December 31, 2024 and for the year ended June 30, 2024 were $432,256 and $1,194,653, respectively.

The breakdown of stock-based compensation by categories for the six months ended December 31, 2024 and 2023 are summarized below:

	For the Six months ended December 31, 2024	For the Six months ended December 31, 2023
Research and development	$7,131	$453,968
General and administrative	425,125	740,685
Total stock-based compensation	$432,256	$1,194,653

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 13 — Stock Based Compensation (cont.)

2022 Plan

The intrinsic value of the granted options under 2022 plan was $1,638,381. Upon completion of the business combination on September 29, 2023, the unvested options were vested upon consummation of the merger, under which the Company recognized the remaining unrecognized fair value as expense.

The Company estimated the fair value of the stock options using the Black-Scholes option pricing model. The fair value of stock options issued was estimated using the following assumptions:

Grant date	May 27, 2022
Exercise price	$0.001
Estimated stock price	$0.11
Expected volatility	120.0%
Expected term (in years)	4.00
Risk-free interest rate	3.00%

The risk-free interest rate was obtained from U.S. Treasury rates for the applicable periods. The Company’s expected volatility was based upon the implied volatility of a portfolio of comparable companies. The expected life of the Company’s options was determined using the actual remaining life of the stock option. The fair value of the Common Stock input was determined by the board of directors based on a variety of factors, including valuation prepared by a third party, the Company’s financial position, the status of development efforts within the Company, the current climate in the marketplace and the prospects of a liquidity event, among others.

On May 27, 2022, under 2022 Plan, all employees, the board of directors, and other consultants elected to exercise the stock options granted by the Company early. The total proceeds received by the Company amounted to $15,000 and was recorded as other liability due to the terms of the early exercised shares, which are subject to repurchase until such shares are vested and are required to be returned to the Company if the vesting conditions are not satisfied. Such other liability account was cleared at the time the exercised shares were vested or repurchased. As of December 31, 2024 and June 30, 2024, the unamortized balance of the above mentioned other liability amounted to $0, based on the vesting period.

2023 Plan

The fair value of the granted options under 2023 plan was $2,350,018. As of December 31, 2024, there were $1,917,762 unvested compensation costs, which is expected to be recognized over the weighted average remaining 3.3 years of employment service period.

The Company estimated the fair value of the stock options using the Black-Scholes option pricing model. The fair value of stock options issued was estimated using the following assumptions:

Grant date	October 30, 2024
Exercise price	$0.815
Stock price	$0.815
Expected volatility	101.5 – 101.6%
Expected term (in years)	5.5 – 6.0
Risk-free interest rate	4.16 – 4.17%

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 13 — Stock Based Compensation (cont.)

The risk-free interest rate was obtained from U.S. Treasury rates for the applicable periods. The Company’s expected volatility was calculated from a blended volatility estimate from the implied volatility of a portfolio of comparable companies and the Company’s trading history since October 2, 2023. The expected life of the Company’s options was determined using the actual remaining life of the stock option.

A summary of information related to stock option activities during the year ended June 30, 2024 and for the six-month transition period ended December 31, 2024 is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value per share
Balance of unvested early-exercised stock option at June 30, 2023*	2,633,082	$0.46
Vested early-exercised stock option*	(2,633,082)	$0.46
Balance of unvested early-exercised stock option at June 30, 2024	—	$—
Granted-2023 Plan stock option	3,600,000	$0.65
Vested 2023 Plan stock option	(583,332)	$0.65
Balance of unvested early-exercised stock option at December 31, 2024	3,016,668	$0.65

____________

*        Giving retroactive effect to reverse recapitalization effected on September 29, 2023 to reflect exchange ratio of approximately 0.2407 as described in Note 3

Note 14 — Income Taxes

The Company has no income tax expense except state minimum taxes, due to operating losses incurred for the six-month transition period ended December 31, 2024 and for the year ended June 30, 2024. Loss before income taxes were $4,426,964, and $7,310,098, for the six-month transition period ended December 31, 2024 and for the year ended June 30, 2024, respectively.

The provision for income taxes for the six-month transition period ended December 31, 2024 and for the year ended June 30, 2024 consisted of the following:

	For the six months ended December 31, 2024	For the year ended June 30, 2024
Income tax expense
Current income tax expense
Federal	$—	$—
State	63	1,625
Total	$63	$1,625

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 14 — Income Taxes (cont.)

The effective tax rate of the Company’s provision for income taxes differs from the federal statutory rate as follows as of December 31, 2024 and June 30, 2024

	For the six months ended December 31, 2024	For the year ended June 30, 2024
Statutory rate	21.0%	21.0%
State income tax rate	—%	6.2%
Stock-based compensation	(0.9)%	(3.4)%
Acquired Intangible	—%	4.4%
Research and development tax credit rate difference	—%	—%
Prior year true-ups	0.8%	(1.9)%
Changes in valuation allowance	(20.9)%	(26.3)%
Total	—	—

The Company’s net deferred tax assets were as follows as of December 31, 2024 and June 30, 2024

	As of December 31, 2024	As of June 30, 2024
Deferred tax assets:
Net operating loss carryover	$2,425,707	$1,838,655
Accruals and reserves	168	336
Stock-based compensation	—	—
Capitalized Research and development and intangibles	2,928,142	2,640,159
Total deferred tax assets	5,403,415	4,479,150
Valuation allowance	(5,403,415)	(4,479,150)
Deferred tax asset, net of allowance	$—	$—

As of December 31, 2024 and June 30, 2024, the Company had gross federal income tax net operating loss (“NOL”) carry forwards of approximately $9.4 million and $6.6 million, respectively. As of December 31, 2024 and June 30, 2024, the Company had gross state income tax net operating loss (“NOL”) carry forwards of approximately $6.5 million and $6.5 million, respectively. The federal net operating losses are carried forward indefinitely. The state net operating losses will begin to expire in 2042.

Under the Code, the NOL can be carried forward indefinitely and can be used to offset up to 80% of taxable income for losses arising in tax years beginning after June 30, 2022. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during periods in which those temporary differences become deductible.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 14 — Income Taxes (cont.)

Due to the uncertainty surrounding the realization of the benefits of its deferred assets, including NOL carry forwards, stock-based compensation, research and development expense capitalization and federal research tax credit, the Company has provided a 100% valuation allowance on its deferred tax assets at December 31, 2024 and June 30, 2024. The valuation allowance increased from $4.5 million to $5.4 million in 2024. In terms of research and development expense capitalization attributed to deferred tax assets, the Company capitalized research and development expense of approximately $2.9 million and $3.7 million for the six-month transition period ended December 31, 2024 and for the year end June 30, 2024, respectively. The research and development expense capitalization were mainly derived from Eureka’s license, service agreement and SOW would be amortized over 5 years for income tax purposes.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740, Income Taxes. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of December 31, 2024 and June 30, 2024, the Company had no uncertain tax positions, and no interest or penalties have been charged to the Company. If incurred, the Company will classify any interest and penalties as a component of interest expense and operating expense, respectively

The Company’s ability to utilize the net operating loss and tax credit carryforwards in the future may be subject to substantial restrictions in the event of past or future ownership changes as defined in Section 382 of the Internal Revenue Code and similar state tax laws. In the event the Company should experience an ownership change, as defined under Section 382, utilization of the Company’s net operating loss carryforward and tax credit could be limited.

The Company files corporation tax returns in the United States, California and other States. The Company has been in an overall net operating loss position since inception. Due to the significant federal and state tax attribute carryovers, the Company is subject to examination by taxing authorities for all tax years since inception.

Note 15 — Leases

On July 6, 2022, the Company entered into an office lease contract with Eureka, a related party (“Lease 1”). Under the original lease contract, the sublease agreement commenced on August 1, 2022 and expires on December 31, 2023. In November 2022, the sublease’s expiration date was amended to July 31, 2023.

On October 1, 2023 Estrella entered into an office lease contract with Eureka, a related party (“Lease 2”) for nine months without any renewal option.

On July 1, 2024, the Company entered into an office sublease agreement with Eureka (“Lease 3”) for six months without any renewal option.

The Company’s office lease was classified as an operating lease. The Company’s lease agreement does not contain any material residual value guarantees or material restrictive covenants.

The Company elected not to apply the ROU and lease liability recognition requirements to above mentioned short-term lease in accordance with ASC 842-20-25-2. As a result of the lease amendment, the Company then reduced the corresponding ROU and lease liability to $0 from Lease 1 and continued to recognize the lease monthly payments in profit or loss on a straight — line basis over the remaining lease term period.

Rent expense for the six-month transition period ended December 31, 2024 and for the fiscal year ended 2024 was $12,000 and $20,000, respectively.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 16 — Transition Period Comparative Data

This Transition Report on Form 10-KT includes financial information for the six months ended December 31, 2024 and for year ended June 30, 2024. The Statements of Operations and Cash Flows for the six months transition period ended December 31, 2024 and the six months ended December 31, 2023, are summarized below. All data for the six months ended December 31, 2023, are derived from the Company’s unaudited condensed consolidated financial statements, as reported in Form 10-Q filed on February 14, 2024.

	For the Six Months Ended December 31, 2024	For the Six Months Ended December 31, 2023
	(Short Year)	(Unaudited)
Operating expenses
Research and development	$2,858,566	$558,925
General and administrative	1,568,398	2,332,196
Total operating expenses	4,426,964	2,891,121

Loss from Operations	(4,426,964)	(2,891,121)

Loss before income taxes	(4,426,964)	(2,891,121)

Income taxes provision	(63)	—

Net loss	$(4,427,027)	$(2,891,121)

Net loss applicable to common stock per share, basic and diluted	$(0.12)	$(0.16)
Weighted average common stock outstanding, basic and diluted	36,515,688	18,126,944
	For the Six Months Ended December 31, 2024	For the Six Months Ended December 31, 2023
	(Short Year)	(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(4,427,027)	$(2,891,121)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	432,256	1,194,653
Changes in operating assets and liabilities:
Prepaid expenses and other receivable	(435,100)	(262,481)
Prepaid expenses – related party	(1,500,000)	—
Accounts payable – related party	4,435	(9,256,070)
Other payables and accrued liabilities	69,937	(311,202)
Accrued liability – related party	2,782,667	(16,000)
Franchise tax payable	—	62
Income tax payables	(40,694)	—
Net cash used in operating activities	(3,113,526)	(11,542,159)

Cash Flows from Investing Activities:
Loan to UPTD as extension note receivable prior to business combination	—	(112,298)
Cash released from trust account	—	5,072,945
Net cash used in investing activities	—	4,960,647

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 16 — Transition Period Comparative Data (cont.)

	For the Six Months Ended December 31, 2024	For the Six Months Ended December 31, 2023
	(Short Year)	(Unaudited)
Cash Flows from Financing Activities:
Payments of transactions cost	—	(1,525,013)
Net proceeds from issuance of common stock through stock purchase agreement	79,491	—
Net proceeds from issuance of common stock for PIPE investment		10,000,000
Net proceeds from issuance of Series A Preferred Stock	—	9,020,000
Net proceeds from promissory note	—	300,000
Repayment of promissory note	—	(300,000)
Payment of redemption payable	—	(5,072,945)
Proceeds from business combination	—	726,339
Purchase of treasury stock	(214,477)	—
Net cash provided by financing activities	(134,986)	13,148,381

Net Change in Cash	(3,248,512)	6,566,869

Cash at beginning of the year	4,165,428	2,479,146
Cash at end of the year	$916,916	$9,046,015

Supplemental Cash Flow Information
Cash paid for income tax	$42,366	$—
Cash paid for interest	$—	$2,663

Supplemental Disclosure of Non-cash Financing Activities
Conversion of Series A prefer stock into common stock	$—	$5,000,000
Conversion of deferred underwriting commission payable into Series A preferred stock	$—	$730,000

Note 17 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the issuance date. Except as described below, there were no material subsequent events that required recognition or disclosure in the Company’s consolidated financial statements.

Stock Repurchase

From January 01, 2025 to March 17, 2025, the Company repurchased 28,302 shares of its Common Stock in open market transactions for $29,462 at a weighted average price per share of $1.04.

Office Sublease Agreement

On January 1, 2025, the Company entered into an office sublease agreement (“Lease 4”) with Eureka, a related party. Pursuant to this agreement, the sublease commenced on January 1, 2025 and expires on June 30, 2025 with $2,000 sublease fee per month.

ESTRELLA IMMUNOPHARMA, INC.
Notes to Consolidated Financial Statements

Note 17 — Subsequent Events (cont.)

CB Capital Partners Inc

Effective in January 2025, the Company entered into an agreement with CB Capital Partners, Inc. to serve as its financial advisor in connection with the preparation of a research report to support the Company’s Form S-3 Registration Statement.

Milestones under Statement of Work #001

In January 2025, one additional patient was dosed in the STARLIGHT-1 clinical trial. The Company accrued an additional $1.375 million for this milestone under SOW#001.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
Estrella Immunopharma Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Estrella Immunopharma Inc. (the “Company”) as of June 30, 2024, the related consolidated statement of operations, stockholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has negative cash flows from operating activities. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

/s/ Macias Gini & O’Connell LLP

Walnut Creek, CA
September 26, 2024
PCAOB ID No. 324

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Estrella Immunopharma, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Estrella Biopharma, Inc. (the “Company”, now known as Estrella Immunopharma, Inc.) as of June 30, 2023, the related statements of operations, stockholders’ deficit and cash flows for the year ended June 30, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023, and the results of its operations and its cash flows for the year ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We served as the Company’s auditor from 2022 through 2024.

Costa Mesa, CA

October 5, 2023, except for the sixth paragraph of Note 3, as to which the date is September 26, 2024

ESTRELLA IMMUNOPHARMA, INC
CONSOLIDATED BALANCE SHEETS

	As of June 30, 2024	As of June 30, 2023
Assets
Current assets:
Cash and cash equivalent	$4,165,428	$2,479,146
Prepaid expenses and other receivable	288,761	—
Extension note receivable	—	273,066
Total current assets	4,454,189	2,752,212

Other Assets
Deferred transaction costs	—	276,187
Total Assets	$4,454,189	$3,028,399

Liabilities, Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable – related party	$—	$9,333,146
Other payables and accrued liabilities	131,823	398,781
Accrued liability – related party	4,000	22,000
Franchise tax payables	4,134	4,297
Income tax payables	40,744	—
Total current liabilities	180,701	9,758,224

Non-current liabilities:
Other liability	—	12,725
Total non-current liabilities	—	12,725
Total Liabilities	180,701	9,770,949

Commitments and Contingencies (Note 7)

Preferred Stock*
Series A Preferred Stock, $0.0001 par value, 15,000,000 shares authorized; 0 and 1,203,695 shares issued and outstanding as of June 30, 2024 and 2023, respectively	—	5,000,000
Series AA Preferred Stock, $0.0001 par value, 105,000,000 shares authorized; 0 and 25,277,591 shares issued and outstanding as of June 30, 2024 and 2023, respectively	—	—

Stockholders’ Equity (Deficit):
Common stock, $0.0001 par value; 250,000,000 shares authorized; 36,610,870 and 978,243 shares issued as of June 30, 2024 and 2023, respectively*	3,661	98
Additional paid-in capital	24,124,543	445,905
Accumulated deficit	(19,500,276)	(12,188,553)
Treasury stock, at cost 321,794 and 0 shares as of June 30, 2024 and 2023, respectively	(354,440)	—
Total Stockholders’ Equity (Deficit)	4,273,488	(11,742,550)
Total Liabilities, Preferred Stock and Stockholders’ Equity (Deficit)	$4,454,189	$3,028,399

____________

*        Giving retroactive effect to reverse recapitalization effected on September 29, 2023 to reflect exchange ratio of approximately 0.2407 as described in Note 3

The accompanying notes are an integral part of these consolidated financial statements.

ESTRELLA IMMUNOPHARMA, INC
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended June 30, 2024	For the Year Ended June 30, 2023
Operating expenses
Research and development	$4,108,925	$10,451,212
General and administrative	3,201,173	663,190
Total operating expenses	7,310,098	11,114,402

Loss from Operations	(7,310,098)	(11,114,402)

Loss before income taxes	(7,310,098)	(11,114,402)
Income taxes provision	(1,625)	—
Net loss	$(7,311,723)	$(11,114,402)

Net loss applicable to common stock per share, basic and diluted	$(0.27)	$(36.35)
Weighted average common stock outstanding, basic and diluted*	27,103,964	305,748

____________

*        Giving retroactive effect to reverse recapitalization effected on September 29, 2023 to reflect exchange ratio of approximately 0.2407 as described in Note 3

The accompanying notes are an integral part of these consolidated financial statements.

ESTRELLA IMMUNOPHARMA, INC
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Series A Preferred Stock		Series AA Preferred Stock		Common Stock		Treasury Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares*	Amount	Shares*	Amount	Shares*	Amount
Balance, July 1, 2022	5,000,000	$5,000,000	105,000,000	$—	176,000	$18	$—	$34,290	$(1,074,151)	$(1,039,843)
Recapitalization	(3,796,305)	—	(79,722,409)	—	(133,630)	(14)	—	14	—	—
Balance, July 1, 2022	1,203,695	5,000,000	25,277,591	—	42,370	4	—	34,304	(1,074,151)	(1,039,843)
Vesting of early exercised stock options	—	—	—	—	935,873	94	—	2,006	—	2,100
Stock-based compensation	—	—	—	—	—	—	—	409,595	—	409,595
Net loss	—	—	—	—	—	—	—		(11,114,402)	(11,114,402)
Balance, June 30, 2023	1,203,695	5,000,000	25,277,591	—	978,243	98	$—	445,905	(12,188,553)	(11,742,550)
Issuance of series A preferred stock	2,407,390	9,750,000	—	—	—	—	—	—	—	—
Conversion of series A and series AA preferred stock into common stock	(3,611,085)	(14,750,000)	(25,277,591)	—	28,888,675	2,889	—	14,747,111	—	14,750,000
Vesting of early exercised stock options	—	—	—	—	2,633,082	263	—	12,462	—	12,725
Stock-based compensation	—	—	—	—	—	—	—	1,194,653	—	1,194,653
Issuance of common stock for PIPE investment	—	—	—	—	1,000,000	100	—	9,999,900	—	10,000,000
Issuance of common stock upon completion of business combination	—	—	—	—	1,701,232	170	—	(474,147)	—	(473,977)
Transactions cost	—	—	—	—	—	—	—	(1,801,200)	—	(1,801,200)
Issuance of common stock for PIPE investment	—	—	—	—	1,409,638	141	—	(141)	—	—
Purchase of treasury stock	—	—	—	—	—	—	(354,440)	—	—	(354,440)
Net loss	—	—	—	—	—	—	—	—	(7,311,723)	(7,311,723)
Balance, June 30, 2024	—	$—	—	$—	36,610,870	$3,661	$(354,440)	$24,124,543	$(19,500,276)	$4,273,488

____________

*        Giving retroactive effect to reverse recapitalization effected on September 29, 2023 to reflect exchange ratio of approximately 0.2407 as described in Note 3

The accompanying notes are an integral part of these consolidated financial statements.

ESTRELLA IMMUNOPHARMA, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended June 30, 2024	For the Year Ended June 30, 2023
Cash Flows from Operating Activities:
Net loss	$(7,311,723)	$(11,114,402)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,194,653	409,595
Changes in operating assets and liabilities:
Prepaid expenses and other receivable	(149,994)	—
Prepaid expenses – related party	—	833,333
Accounts payable – related party	(9,333,146)	8,387,559
Other payables and accrued liabilities	(449,958)	122,594
Accrued liability – related party	(18,000)	22,000
Franchise tax payable	(138)	3,200
Net cash used in operating activities	(16,068,306)	(1,336,121)

Cash Flows from Investing Activities:
Loan to UPTD as extension note receivable prior to business combination	(112,298)	(273,066)
Cash released from trust account	5,072,945	—
Net cash provided by investing activities	4,960,647	(273,066)

Cash Flows from Financing Activities:
Payments of transactions cost	(1,525,013)	—
Net proceeds from PIPE investment	10,000,000	—
Net proceeds from issuance of Series A Preferred Stock	9,020,000	—
Net proceeds from promissory note	300,000	—
Repayment of promissory note	(300,000)	—
Payment of redemption payable	(5,072,945)	—
Proceeds from business combination	726,339	—
Purchase of treasury stock	(354,440)	—
Net cash provided by financing activities	12,793,941	—

Net Change in Cash	1,686,282	(1,609,187)

Cash at beginning of the year	2,479,146	4,088,333
Cash at end of the year	$4,165,428	$2,479,146

Supplemental Cash Flow Information
Cash paid for income tax	$1,600	$—
Cash paid for interest	$2,663	$—

Supplemental Disclosure of Non-cash Financing Activities
Deferred transaction costs included in other payables and accrued liabilities	$—	$276,187
Recognition of related party operating right-of-use asset and lease liability	$—	$48,988
Conversion of Series A prefer stock into common stock	$5,000,000	$—
Conversion of deferred underwriting commission payable into Series A preferred stock	$730,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 1 — Organization and Business Operation

Description of business

Estrella Immunopharma, Inc., a Delaware corporation, is a clinical-stage biopharmaceutical company developing T-cell therapies with the capacity to cure patients with blood cancers and solid tumors.

As further discussed below and in Note 3, on September 29, 2023 (the “Closing Date”), Estrella Biopharma, Inc. (“Estrella”) and TradeUP Acquisition Corp. (“UPTD”) consummated the business combination (the “Business Combination”) pursuant to the terms of the Agreement and Plan of Merger, dated as of September 30, 2022 (the “Merger Agreement”), by and among UPTD, Tradeup Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of UPTD (“Merger Sub”), and the Company. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Estrella, with Estrella surviving as a wholly-owned subsidiary of UPTD. Upon closing of the Business Combination (the “Closing”), UPTD changed its corporate name to Estrella Immunopharma, Inc. (“New Estrella” or the “Company”).

Estrella was incorporated in the State of Delaware on March 30, 2022 by Eureka Therapeutics, Inc. (“Eureka”), which was incorporated in California in February 2006 and reincorporated in Delaware in March 2018 and is the predecessor of Estrella. Estrella’s fiscal year end is June 30, and the Company’s fiscal year end changed from December 31 to June 30 effective as of the Closing Date.

On June 28, 2022, pursuant to a Contribution Agreement between Estrella and Eureka (the “Contribution Agreement”), Eureka contributed certain assets (the “Assets”) related to T-cell therapies targeting CD19 and CD22, proteins expressed on the surface of almost all B-cell leukemias and lymphomas, in exchange for 105,000,000 shares of Estrella’s Series AA Preferred Stock (the “Separation”).

As part of the Separation, Estrella entered into a License Agreement (the “License Agreement”) with Eureka and Eureka Therapeutics (Cayman) Ltd. (“Eureka Cayman”), an affiliate of Eureka, and a Services Agreement (the “Services Agreement”) with Eureka, and Eureka contributed and assigned the Collaboration Agreement between Eureka and Imugene Limited (“Imugene”) (the “Collaboration Agreement”) to Estrella. The License Agreement grants the Company an exclusive license to develop CD19 and CD22 targeted T-cell therapies using Eureka’s ARTEMIS® platform. Under the Services Agreement, Eureka has agreed to perform certain services for the Company in connection with the development of the Company’s product candidates, EB103 and EB104. EB103, which is a T-cell therapy also called “CD19-Redirected ARTEMIS® T-Cell Therapy,” utilizes Eureka’s ARTEMIS® technology to target CD19. The Company is also developing EB104, a T-cell therapy also called “CD19/22 Dual-Targeting ARTEMIS® T-Cell Therapy.” Like EB103, EB104 utilizes Eureka’s ARTEMIS® technology to target not only CD19, but also CD22. The Collaboration Agreement establishes the partnership between the Company and Imugene related to development of solid tumor treatments using Imugene’s product candidate (“CF33-CD19t”) in conjunction with EB103.

On March 2, 2023, the FDA cleared Estrella’s IND application for EB103, allowing Estrella to proceed with the Phase I/II STARLIGHT-1 Clinical Trial “STARLIGHT-1”. On March 4, 2024, the Company, Estrella and Eureka executed Statement of Work #001 relating to clinical trial services to be performed by Eureka in connection with the STARLIGHT-1 clinical trial (see Note 9). On May 13, 2024, the Company and Eureka entered into Amendment No. 1 to the Statement of Work, effective as of March 4, 2024 (see Note 9). As of June 30, 2024, the Company has begun enrolling patients into the STARLIGHT-1 clinical trial in the U.S.

Merger and reverse recapitalization

As described above and further discussed in Note 3, the Business Combination was consummated on September 29, 2023.

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 1 — Organization and Business Operation (cont.)

The Business Combination was accounted for as a “reverse recapitalization.” Under this method of accounting, UPTD was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Estrella issuing shares for the net assets of UPTD, accompanied by a recapitalization. The net assets of UPTD are stated at historical costs. No goodwill or other intangible assets are recorded.

On June 26, 2024, the Company filed a Certificate of Ownership and Merger with the Delaware Secretary of State to effect a merger (the “Merger 1”) with its wholly-owned subsidiary, Estrella BioPharma Inc, pursuant to Section 253 of the Delaware General Corporation Law. The Merger 1 was approved by resolutions duly adopted by the unanimous written consent of the Company’s board of directors. The Merger 1 became effective at 11:59 PM Eastern Time on June 30, 2024, at which time the separate existence of Estrella ceased, and the Company became the surviving corporation.

Liquidity and Going Concern

The accompanying financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of June 30, 2024, the Company had cash of approximately $4.2 million, and accumulated deficit of approximately $19.5 million. For the year ended June 30, 2024, loss from operations was approximately $7.3 million. The Company’s ability to fund its operations is dependent on the amount of cash on hand and its ability to raise debt or additional equity financing. The Company has expended substantial funds on its research and development business, has experienced losses and negative cash flows from operations since its inception and expects losses and negative cash flows from operations to continue until its technology receives regulatory approval and the Company generates sufficient revenue and positive cash flow from operations, if ever.

On September 29, 2023, the Business Combination and several concurrent financing transactions were consummated, with the Company receiving net proceeds of approximately $20.1 million, after deducting $5.1 million payable to redeem 467,122 shares of UPTD Common Stock at $10.86 per share in connection with the special meeting of UPTD stockholders related to the Business Combination held on July 31, 2023, $1.6 million for UPTD’s transaction expenses and $0.7 million for repayment of working capital loans, consisting of: (i) $9.75 million from the issuance of shares of the Company’s Operating Series A Preferred Stock immediately prior to the closing of the Business Combination ($0.7 million of which was comprised of funds in the trust account delivered to the Company at the closing of the Business Combination that would have otherwise been paid to US Tiger Securities, Inc. as a deferred underwriting fee in connection with UPTD’s IPO); (ii) $0.3 million from the issuance of an unsecured promissory note by us to a third party investor; (iii) $0.7 million from the funds held in UPTD’s trust account; and (iv) $10 million from the PIPE investors pursuant to the Subscription Agreements.

On April 20, 2023, UPTD entered into the Common Stock Purchase Agreement and the White Lion RRA with White Lion. Subsequently, on April 26, 2023, UPTD and White Lion entered into an amendment to the Common Stock Purchase Agreement. Pursuant to the Common Stock Purchase Agreement, following the Closing, New Estrella will have the right, but not the obligation, to require White Lion to purchase, from time to time up to $50,000,000 in aggregate gross purchase price of newly issued shares of Common Stock (the “Equity Line Shares”), subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement as further described in Note 8.

On October 10, 2023, the Company used a portion of the net proceeds from the Business Combination to pay $8.3 million due to Eureka under the Services Agreement and approximately $0.9 million aggregate amount due to Eureka under the License Agreement, comprised of the outstanding portion of the upfront fee as well as a milestone payment in connection with the submission of the IND application for EB103. The Company intends to devote the remaining net proceeds from the Business Combination to the preclinical and clinical development of the Company’s product candidates and the public company compliance costs.

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 1 — Organization and Business Operation (cont.)

On March 4, 2024, Estrella and Eureka entered into Statement of Work No. 001 (“SOW”) relating to the clinical trial services to be performed by Eureka in connection with STARLIGHT-1, the Phase I/II clinical trial of Estrella’s product candidate, EB103, a T-cell therapy targeting CD19 using ARTEMIS® T cell technology licensed by Estrella from Eureka. Pursuant to the SOW, Estrella agrees to pay Eureka non-refundable net fees in connection with the achievement of certain milestones set forth in the SOW, with total fees of $33,000,000 for achievement of all milestones. As of June 30, 2024, Estrella has paid $3,500,000 to Eureka for covering the fees associated with the milestones that have been achieved.

On May 13, 2024, the Company and Eureka entered into Amendment No. 1 to the Statement of Work, effective as of March 4, 2024, to clarify that in the event that Estrella exercises its right to terminate or suspend the engagement with Eureka by providing written notice to Eureka in accordance with the SOW, Estrella will only be obligated to compensate Eureka for (i) services provided by Eureka pursuant to the SOW (“Services”) in connection with milestones that were achieved prior to the date and time of such written notice, (ii) reasonable and documented pass-through costs incurred by Eureka on behalf of Estrella prior to the date and time of such written notice in connection with providing the Services and (iii) amounts payable to third parties pursuant to commitments reasonably entered into by Eureka on behalf of Estrella prior to the date and time of such written notice in connection with providing the Services, provided that Eureka shall make commercially reasonable efforts to cancel or reduce any such amounts.

The Company’s future operations are highly dependent on a combination of factors, including but not necessarily limited to (1) the success of our research and development programs; (2) the timely and successful completion of any additional financing; (3) the development of competitive therapies by other biotechnology and pharmaceutical companies; (4) our ability to manage growth of the organization; (5) our ability to protect our technology and products; and, ultimately (6) regulatory approval and successful commercialization and market acceptance of our product candidates.

However, management believes that the Company has sufficient funds on hand and ability to raise funds in the future through the issuance and sale of Equity Line Shares to White Lion in order to meet its working capital requirements and debt obligations, for at least the next 12 months from the filing date of these financial statements.

Note 2 — Significant accounting policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart The Company’s Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company difficult because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. Significant items subject to such estimates and assumptions include stock-based compensation, and deferred income tax asset valuation and allowances.

Cash and cash equivalent

The Company maintains its operating accounts in a single financial institution. The balance is insured by the United States Federal Deposit Insurance Corporation (“FDIC”) but only up to specified limits. The Company’s cash is maintained in a checking and a saving account and Certificates of Deposits. Cash equivalents consist of funds held at the third-party broker’s account for stock repurchase purpose, and the fund are unrestricted and immediately available for withdrawal and use. The balance held at the third-party broker’s account is insured by the United States Securities Investor Protection Corporation (“SIPC”) but only up to specified limits.

Basic and Diluted Loss per Common Stock

Basic net loss per Common Stock is calculated by dividing the net loss by the weighted — average number of Common Stock outstanding for the period. Diluted net loss per share is computed by dividing the net loss by the weighted — average number of Common Stock and dilutive share equivalents outstanding for the period, determined using the treasury stock and if — converted methods. Since the Company has had net losses for all periods presented, all potentially dilutive securities are anti — dilutive.

As of June 30, 2024 and 2023, the Company had the following potential Common Stock outstanding which were not included in the calculation of diluted net loss per Common Stock because inclusion thereof would be anti-dilutive:

	As of June 30, 2024	As of June 30, 2023
Series A Preferred Stock*	—	1,203,695
Series AA Preferred Stock*	—	25,277,591
Unvested early-exercised stock option*	—	2,633,082
Public warrant	2,214,993	—
Total	2,214,993	29,114,368

____________

*        Giving retroactive effect to reverse recapitalization effected on September 29, 2023 to reflect exchange ratio of approximately 0.2407 as described in Note 3

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

Stock-Based Compensation

The Company recognizes compensation costs resulting from the issuance of stock-based awards to employees, non-employees and directors as an expense in the consolidated statements of operations over the requisite service period based on a measurement of fair value for each stock-based award. The fair value of each option granted is estimated as of the date of grant using the Black-Scholes-Merton option-pricing model, net of actual forfeitures. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. The Black-Scholes-Merton option-pricing model includes various assumptions, including the fair market value of the Common Stock of the Company, expected life of stock options, the expected volatility and the expected risk-free interest rate, among others. These assumptions reflect the Company’s best estimates, but they involve inherent uncertainties based on market conditions generally outside the control of the Company.

As a result, if other assumptions had been used, stock-based compensation expense, as determined in accordance with authoritative guidance, could have been materially impacted. Furthermore, if the Company uses different assumptions on future grants, stock-based compensation expense could be materially affected in future periods.

Mezzanine Equity

Mezzanine equity represents the Series A Preferred Stock and Series AA Preferred Stock (collectively known as “Preferred Stock”) issued by the Company. The shares of Preferred Stock were mandatorily redeemable upon the occurrence of Deemed Liquidation Events outside of the Company’s control. Therefore, the Company classifies the Preferred Stock as mezzanine equity. Refer to Note 11.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. The Company determined that upon further review of the warrant agreements, the Company concluded that its warrants qualify for equity accounting treatment.

Upon completion of the business combination, all of UPTD’s public warrants that remained outstanding were replaced by the Company’s public warrants. The Company treated such warrants replacement as a warrant modification and no incremental fair value was recognized.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of two cash accounts in a financial institution located in the United States. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risks. The Federal Deposit Insurance Corporation (FDIC) provides standard insurance coverage of $250,000 per insured bank for each account ownership category. As of June 30, 2024, and 2023, the Company had not experienced losses on these accounts. As of June 30,

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

2024, and 2023, the Company had deposited $4,019,813 and $2,479,146, respectively, with financial institutions in the United States. Of these balances, $3,758,670 and $2,229,146, respectively, were not covered by deposit insurance. While management believes that these financial institutions are of high credit quality, it also continually monitors their creditworthiness.

The Securities Investor Protection Corporation (SIPC) provides standard insurance coverage of $500,000 per brokerage account, which includes $250,000 for cash balances. As of June 30, 2024, and 2023, the Company maintained $145,615 and $0, respectively, in its brokerage account, with the entire balance covered by SIPC insurance.

Risks and Uncertainties

Management continues to evaluate the impact of inflation rates, the continuing military action in Ukraine, and Israel’s war against Hamas on the industry and has concluded that these factors could have a negative effect on the Company’s financial position and/or results of its operations. The specific impact of these factors is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The Company’s future success depends on the Company and Eureka’s ability to retain key employees, directors, and advisors and to attract, retain and motivate qualified personnel. The Company relies on Eureka to provide certain technical assistance to facilitate the Company’s exploitation of the intellectual property licensed by Eureka, and Eureka will be solely responsible for the manufacture and supply of clinical quantities of the licensed products and final filled and finished (including packaged) drug product form of the licensed products. Pursuant to the Services Agreement, Eureka currently performs or supports the Company’s important research and development activities. The Statement of Work (see Note 9) may be terminated by mutual agreement at any time. Following the termination of, or the expiration of the term of, the Statement of Work, the Company may not be able to replace the research and development-related services that Eureka provides or enter into appropriate third-party arrangements on terms and conditions, including cost, comparable to those that the Company will receive from Eureka. Additionally, after the Statement of Work terminates, the Company may be unable to sustain the research and development-related services at the same levels or obtain the same benefits as when the Company was receiving such services and benefits from Eureka. If the Company is required to operate these research and development functions separately in the future, or are unable to obtain them from other providers, the Company may not be able to operate the Company’s business effectively and could result in a material adverse effect.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature. The Company measures the fair value of certain of its financial assets and liabilities on a recurring basis. A fair value hierarchy is used to rank the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value which is not equivalent to cost will be classified and disclosed in one of the following three categories:

Level 1 —	Quoted prices (unadjusted) in active markets for identical assets and liabilities.
Level 2 —

Inputs other than Level 1 that are observable, either directly or indirectly, such as unadjusted quoted prices for similar assets and liabilities, unadjusted quoted prices in the markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

Income Taxes

The Company recognizes deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards and establishes a valuation allowance when it is more likely than not that all or a portion of deferred tax assets will not be realized.

Accounting for uncertainty in income taxes is recognized based on a recognition threshold and measurement process for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Research and Development Expenses

The Company charges research and development costs to operations as incurred. The Company accrues for costs incurred by external service providers, including contract research organizations and clinical investigators, based on its estimates of service performed and costs incurred. These estimates include the level of services performed by third parties, patient enrollment in clinical trials when applicable, administrative costs incurred by third parties, and other indicators of the services completed. Based on the timing of amounts invoiced by service providers, the Company may also record payments made to those providers as prepaid expenses that will be recognized as expense in future periods as the related services are rendered. Research and development expenses for the years ended June 30, 2024 and 2023 primarily consisted of personnel costs for the design and development of clinical trials, legal and professional fees and, facilities related fees. Refer to Note 9 for the terms of the License Agreement, the Service Agreement, and the Statement of Work.

Deferred transaction costs

Deferred transaction costs consist primarily of expenses paid to attorneys, consultants, underwriters, and others related to the Merger, which were charged to shareholders’ equity upon the completion of the Merger. The Company completed the Merger on September 29, 2023.

Lease

Effective July 1, 2022, the Company adopted ASU 2016-02, “Leases” (Topic 842), and elected the practical expedients that does not require us to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities.

If any of the following criteria are met, the Company classifies the lease as a finance lease:

•        The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

•        The lease grants the lessee an option to purchase the underlying asset that the Company is reasonably certain to exercise;

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

•        The lease term is for a major part of the remaining economic life of the underlying asset;

•        The present value of the sum of the lease payments and any residual value guaranteed by the lessee, that is not otherwise included in the lease payments substantially exceeds all of the fair value of the underlying asset; or

•        The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Leases that do not meet any of the above criteria are accounted for as operating leases.

The Company combines lease and non-lease components in its contracts under Topic 842, when permissible.

Operating lease right-of-use (“ROU”) asset and lease liability were recognized at the adoption date of July 1, 2022, based on the present value of lease payments over the lease term. Since the implicit rate for the Company’s leases is not readily determinable, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

In the event of lease modification, the Company followed ASC 842-10-25 through 25-12, “lessee accounting for a modification that is not accounted for as a separate contract,” to remeasure and reallocate the remaining consideration in the lease agreement and reassess the classification of the lease at the effective date of the modification.

The Company reviews the impairment of its ROU asset consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of operating lease liability in any tested asset group and includes the associated operating lease payments in the undiscounted future pre-tax cash flows.

Segment reporting

The Company accounted for segment reporting in accordance with ASC 280, “Segment Reporting”. Based on qualitative and quantitative criteria established by ASC 280, the Company considers itself to be operating within one reportable segment.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — codification amendments in response to SEC’s disclosure Update and Simplification initiative which amend the disclosure or presentation requirements of codification subtopic 230-10 Statement of Cash Flows — Overall, 250-10 Accounting Changes and Error Corrections — Overall, 260-10 Earnings Per Share — Overall, 270-10 Interim Reporting — Overall, 440-10 Commitments — Overall, 470-10 Debt — Overall, 505-10 Equity — Overall, 815-10 Derivatives and Hedging — Overall, 860-30 Transfers and Servicing — Secured Borrowing and Collateral, 932-235 Extractive Activities — Oil and Gas — Notes to Consolidated Financial Statements, 946-20 Financial Services — Investment Companies — Investment Company Activities, and 974-10 Real Estate — Real Estate Investment Trusts — Overall. The amendments represent changes to clarify or improve disclosure and presentation requirements of above subtopics.

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 2 — Significant accounting policies (cont.)

Many of the amendments allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the SEC’s requirements. Also, the amendments align the requirements in the Codification with the SEC’s regulations. For entities subject to existing SEC disclosure requirements or those that must provide financial statements to the SEC for securities purposes without contractual transfer restrictions, the effective date aligns with the date when the SEC removes the related disclosure from Regulation S-X or Regulation S-K. Early adoption is not allowed. For all other entities, the amendments will be effective two years later from the date of the SEC’s removal. The Company is currently evaluating the impact of the update on the Company’s consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, which is an update to Topic 740, Income Taxes. The amendment in this update enhances the transparency and decision usefulness of income tax disclosures. ASU 2023-09 will be effective for fiscal years beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this Update should be applied on a prospective basis. Retrospective application is permitted. The Company is currently evaluating the impact the adoption of ASU 2023-07 will have on its annual and interim disclosures.

The Company does not believe recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3 — Reverse recapitalization

Upon the consummation of the Business Combination, the following transactions (collectively, the “Transactions”) were completed, based on the Company’s capitalization as of September 29, 2023:

•        each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the effective time of the Business Combination (“Effective Time”) was no longer outstanding and thereupon were converted into and become one validly issued fully paid and non-assessable share of Common Stock, par value $0.001 per share, of the Company and all such shares constituted the only outstanding shares of capital stock of the Company as of immediately following the Effective Time;

•        The UPTD Units were automatically separated into underlying Common Stock and UPTD Warrants and are no longer be traded on the open market following the Closing;

•        Estrella issued 500,000 shares of Series A Preferred Stock to White Lion for $500,000 and 250,000 shares of Series A Preferred Stock to White Lion as commitment fee pursuant to the Common Stock Purchase Agreement immediately prior to the Effective Time;

•        Estrella issued (i) 1,520,000 shares of Series A Preferred Stock were issued to Lianhe World for $1,520,000, (ii) 1,000,000 shares of Series A Preferred Stock were issued to CoFame for $1,000,000, (iii) 730,000 shares of Series A Preferred Stock were issued to Tiger for $730,000 for deferred commission, (iv) 2,000,000 shares of Series A Preferred Stock were issued to Smart Crest for $2,000,000; (v) 2,000,000 shares of Series A Preferred Stock were issued to Xiao for $2,000,000 and (vi) 2,000,000 shares of Series A Preferred Stock were issued to Wang for $2,000,000, immediately prior to the Effective Time;

•        Estrella issued an unsecured 30-day promissory note to Hongbing Zhang in the principal amount of $0.3 million with an interest rate of 12% per annum;

•        Each share of Series A Preferred Stock and Series AA Preferred Stock that was issued and outstanding immediately prior to the Effective Time was automatically converted into a number of shares of Estrella Common Stock (See Note 12);

•        Each share of Estrella Common Stock was converted into 0.2407 shares of Company Common Stock; and

•        The Company issued 500,000 shares of Common Stock to each of Plentiful Limited and Lianhe World, respectively.

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 3 — Reverse recapitalization (cont.)

The following table presents the number of the Company’s Common Stock issued and outstanding immediately following the Reverse Recapitalization:

Common Stock
UPTD’s Common Stock outstanding prior to Reverse Recapitalization	2,329,920
Less: redemption of UPTD’s Common Stock	(628,688)
Common Stock issued to PIPE investment	1,000,000
Conversion of Estrella’s Common Stock into UPTD’s Common Stock	32,500,000
Total Common Stock outstanding	35,201,232

Estrella was determined to be the accounting acquirer given that Estrella effectively controlled the Company upon consummation of the Business Combination. The transaction is accounted for as a reverse recapitalization, which is equivalent to the issuance of Common Stock by Estrella for the net monetary assets of UPTD, accompanied by a recapitalization. Estrella was determined as the accounting acquirer and the historical financial statements of Estrella became the Company’s historical financial statements, with retrospective adjustments to give effect of the reverse recapitalization. The net assets of UPTD were recognized as of the Closing Date at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Closing Date are those of Estrella and Estrella’s operations are the only ongoing operations of the Company.

In connection with the Reverse Recapitalization, the Company raised approximately $726,339 of proceeds, presented as cash flows from financing activities, which included the contribution of $8,138,230 of funds held in UPTD’s trust account, $9,782 of cash held in UPTD’s operating cash account, net of $5,072,945 payable to UPTD’s public stockholders to redeem 467,122 public shares of UPTD’s Common Stock, $1,640,128 in transaction costs incurred by UPTD, and $708,600 prepayment of working capital loans issued to UPTD’s related parties.

The following table reconcile the elements of the Reverse Recapitalization to the statements of cash flows and the changes in shareholders’ equity (deficit):

September 29, 2023
Funds held in UPTD’s trust account	$8,138,230
Funds held in UPTD’s operating cash account	9,782
Less: amount payable to redeem public shares of UPTD’s Common Stock	(5,072,945)
Less: payments of transaction costs incurred by UPTD	(1,640,128)
Less: repayments of working capital loan – related parties of UPTD	(708,600)
Proceeds from the Reverse Recapitalization	726,339
Less: non-cash net deficit assumed from UPTD	(1,200,316)
Net distributions from issuance of Common Stock upon the Reverse Recapitalization	$(473,977)

The shares and corresponding capital amounts and all per share data related to the Company’s outstanding Common Stock prior to the Reverse Recapitalization have been retroactively adjusted using the Exchange Ratio of 0.2407.

Note 4 — Cash Held in Trust Account

The Company had cash held in a trust account, carried over from UPTD upon the consummation of the Business Combination. Such balance held in trust account was designated to pay UPTD’s shareholders who redeemed public shares of UPTD’s Common Stock before the consummation of the business combination. On October 3, 2023, the remaining balance of cash held in trust account was disbursed to the UPTD’s shareholder as mentioned above.

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 5 — Extension Note Receivable

Pursuant to Merger Agreement, Estrella agreed to, upon request by UPTD, deposit the agreed reasonable amount to UPTD’s trust account in order to effectuate extension of UPTD’s deadline to consummate a business combination. Pursuant to the Merger Agreement, as of June 30, 2023, a total of $273,066 of six-monthly extension payments, each in the principal amount of $45,511, would be deposited into the Trust Account of UPTD, all of which were sourced by loans from Estrella (the “Extension Notes”). The Extension Notes bore no interest and were settled between Estrella and UPTD upon the consummation of the Business Combination on September 29, 2023.

Note 6 — Other payables and accrued liabilities

	As of June 30, 2024	As of June 30, 2023
Accrued professional fees(i)	$121,235	$398,781
Salary and payroll taxes payable	10,241
Others	347	—
Total other payables and accrued liabilities	$131,823	$398,781

____________

(i)      The balance of accrued professional fees represented amount due to third party service providers which include, legal and consulting fee related to research and development, and others.

Note 7 — Stock redemption payable

Stock redemption payable represents the balance payable to UPTD’s shareholders related to the redemption of public shares of UPTD’s Common Stock before the consummation of the business combination. On October 3, 2023, such balance was paid in full through the Company’s investment held in trust account. (see Note 4).

Note 8 — Commitments and contingencies

Manufacturing Commitment

On June 28, 2022, Eureka and the Company entered into the License Agreement under which Eureka granted to the Company a license under certain intellectual property controlled by Eureka for exploitation by the Company in the Company’s territory under the License Agreement (the “Licensed Territory”). Eureka will be solely responsible for the manufacture and supply of clinical quantities of the licensed products and final filled and finished (including packaged) drug product form of the licensed products for development and commercialization purposes in the field both in the Licensed Territory and elsewhere. Refer to Note 9.

Equity Financing Commitment

On April 20, 2023, UPTD entered into a Common Stock purchase agreement (as amended on April 26, 2023 and from time to time, the “Common Stock Purchase Agreement”) and a related registration rights agreement (the “White Lion RRA”) with White Lion. Pursuant to the Common Stock Purchase Agreement, following the Closing, the Company has the right, but not the obligation to require White Lion to purchase, from time to time, up to $50,000,000 in aggregate gross purchase price of newly issued shares of Common Stock of the Company, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement, including, among others, the initial and any subsequent registration statement for the Equity Line Shares being declared effective by the SEC and remaining effective during the term of the Common Stock Purchase Agreement. In addition, under Nasdaq listing rules, the Company is not permitted to issue any Equity Line Shares under the Common Stock Purchase Agreement if such issuance would equal 20% or more of the Company’s outstanding common stock without obtaining majority approval by our stockholders, which had not been obtained as of the date hereof. On December 28, 2023, the Company’s registration statement on Form S-1 related to the Equity Line Shares was declared effective by the SEC. As of the date hereof, no Equity Line Shares have been issued to White Lion pursuant to the Common Stock Purchase Agreement.

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 8 — Commitments and contingencies (cont.)

Registration Rights

The holders of 312,200 shares of Common Stock that were issued to the initial stockholders of UPTD (the “Founder Shares”) and of 1,107,500 shares of Common Stock issued to certain investors in a private placement in connection with UPTD’s initial public offering (the “Private Shares”) are entitled to registration rights pursuant to a Registration Rights Agreement, dated July 14, 2021, among UPTD, TradeUP Acquisition Sponsor LLC and certain security holders named therein. The Company assumed the obligations of UPTD under such agreement upon consummation of the Business Combination. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company is also obligated to file a registration statement for the (i) Equity Line Shares that we may issue to White Lion pursuant to the Common Stock Purchase Agreement and White Lion RRA, (ii) up to 2,225,000 shares of Common Stock issuable upon exercise of the Warrants and (iii) the shares issued or that will be issued pursuant to the Subscription Agreements. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Contingencies

From time to time, the Company is or may be party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the financial statements.

In some instances, the Company may be required to indemnify its licensors for the costs associated with any such adversarial proceedings or litigation. Third parties may assert infringement claims against the Company, its licensors or its strategic collaborators based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third parties may choose to engage in litigation or other adversarial proceedings with the Company, its licensors or its strategic collaborators to enforce or otherwise assert their patent rights.

Collaboration Agreement

On October 29, 2021, Eureka, entered into a Collaboration Agreement with Imugene Ltd, a clinical stage immune-oncology company to evaluate Imugene’s CF33-CD19t, its oncolytic virus onCARlytics technology in combination with Eureka’s CD19 ARTEMIS® T-cell therapy for the treatment of solid tumors.

On June 28, 2022, as part of the Separation, Eureka contributed and assigned the Collaboration Agreement to Estrella. Pursuant to the Collaboration Agreement, Estrella and Imugene have each granted to the other a royalty free, non-exclusive, worldwide license, with the right to grant and authorize sublicenses, to their respective technologies to conduct the research activities each is responsible for performing under the research plan set forth in the Collaboration Agreement. The research plan is required to be reviewed no less frequently than every six to eight months by a joint steering committee comprised of participants from each of Estrella and Imugene.

Allocation of Costs, unless otherwise agreed by the Parties in connection with a given Research Plan and associated Research Budget:

(a)     Eureka Costs:    Eureka will be responsible for all FTE and other internal costs incurred in the performance of all Eureka Research Activities, as defined in the Collaboration Agreement;

(b)    Imugene Costs:    Imugene will be responsible for all FTE and other internal costs incurred in the performance of all Imugene Research Activities, as defined in the Collaboration Agreement; and

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 8 — Commitments and contingencies (cont.)

(c)     Joint Costs:    Eureka and Imugene will share equally (50:50) the out-of-pocket costs set forth in the applicable Research Budget plus Allowable Overruns, as defined in the Collaboration Agreement. If either Party incurs out-of-pocket costs in excess of the amount budgeted therefor in the applicable Research Budget plus Allowable Overruns, then the other Party will not be responsible for its 50% share to the extent in excess of such budgeted amount plus Allowable Overruns, unless the joint steering committee (“JSC”) approves such excess costs (either before or after such costs have been incurred).

The research plan under the Collaboration Agreement was completed as of August 30, 2023. The Company and Eureka recorded the costs associated with the Collaboration Agreement as research and development expenses in the amount of $0 and $24,186, For the years ended June 30, 2024 and 2023, respectively.

On May 15, 2023, Estrella assigned a cost reimbursement receivable of $27,169 from Imugene under the Collaboration Agreement to Eureka. There was no impact on Estrella’s statements of operations.

Note 9 — Related Party Transactions

License Agreement

On June 28, 2022, in connection with the Contribution Agreement, Eureka, Eureka Cayman and Estrella entered a License Agreement under which Eureka and Eureka Cayman granted to Estrella a license under certain intellectual property controlled by Eureka for exploitation by Estrella in the Licensed Territory, which primarily includes the United States and the rest of the world, excluding China and the Association of Southeast Asian Nations.

Pursuant to the License Agreement, (1) Eureka will be solely responsible for the manufacture and supply of clinical quantities of the licensed products and final filled and finished (including packaged) drug product form of the licensed products (“Drug Product”) for development and commercialization purposes in the field both in the Licensed Territory and elsewhere, and (2) during the term of the License Agreement, Eureka will manufacture and supply, either itself or through an affiliate or a third party contract manufacturer, all of Estrella’s and its related parties’ clinical quantities requirements of Drug Product for Estrella’s and its related parties’ development activities with respect to the licensed products in the field in the Territory conducted in accordance with this agreement. Eureka and Estrella will use good faith efforts to negotiate and enter into a clinical supply agreement on reasonable and customary terms for the supply of Drug Product by Eureka to Estrella at a price equal to the fully burdened cost (the “Clinical Supply Agreement”), and a related quality agreement, which agreements will govern the terms and conditions of the manufacturing and clinical supply of Drug Product to Estrella. Furthermore, Eureka and Estrella’s collaboration will be overseen by a JSC. Eureka and Estrella will initially appoint one representative to the JSC, with each representative having knowledge and expertise in the development and commercialization of products similar to the licensed products and having sufficient seniority within the applicable party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibility.

The License Agreement requires Estrella to make certain payments, including (a) an “upfront” payment of $1,000,000, payable in 12 equal monthly installments, (b) “milestone” payments upon the occurrence of certain events related to development and sales, with potential aggregate multi-million dollar payments upon FDA approval, and (c) royalty payments of a single digit percentage on net sales.

As of June 30, 2024 and 2023, Estrella had remaining balance of account payable — related party amounted to $0 and $833,333, respectively, related to License Agreement’s upfront payment. As of June 30, 2024, one development milestone payment in the amount of $50,000 related to the submission of EB103 to the FDA was earned by Eureka under the Agreement. Such amount was accrued by Estrella and outstanding as of June 30, 2023 and payment was made on October 10, 2023 with $0 outstanding as of June 30, 2024.

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 9 — Related Party Transactions (cont.)

Services Agreement

On June 28, 2022, Estrella entered a Services Agreement with Eureka. Pursuant to the Services Agreement, Eureka will perform certain services for Estrella related the transfer of certain technology and the provision of certain technical assistance to facilitate Estrella’s exploitation of the intellectual property licensed by Eureka to Estrella under the License Agreement, and Eureka will perform such services for Estrella (the “Services”). Under the Services Agreement, Estrella shall pay Eureka (1) $10,000,000 in connection with the Services payable in 12 equal monthly installments with the first payment to be made no later than five days after the Effective date and (2) reimburse Eureka on a monthly basis for reasonable pass-through costs incurred or paid to providers by Eureka in providing the Services. In addition, Estrella will be charged for other services performed by Eureka outside the scope of the Services per the Service Agreement, at a flat rate, by time or materials or as mutually agreed upon the parties in writing.

Eureka’s service covered a period of 12 months and the service commenced on June 28, 2022. As of June 30, 2024 and June 30, 2023, Estrella had account payable balance — related party of $0 and $8,333,331 related to Service Agreement with Eureka, respectively.

As of June 30, 2024 and 2023, Estrella accrued $0 and $116,482 for pass-through costs related to clinical trials incurred by Eureka in account payable-related party, respectively.

For the years ended June 30, 2024 and 2023, Estrella incurred $54,957 and $116,482 pass-through costs related to clinical trials, respectively.

After the closing of the business combination on September 29, 2023, on October 10, 2023 Estrella remitted $9,334,475 to Eureka.

Statement of Work

On March 4, 2024, the Company, Estrella and Eureka entered into Statement of Work No. 001 (“SOW”) relating to the clinical trial services to be performed by Eureka in connection with STARLIGHT-1, the Phase I/II clinical trial of Estrella’s product candidate, EB103, a T-cell therapy targeting CD19 using ARTEMIS® T cell technology licensed by Estrella from Eureka. The trial is designed to assess the safety, tolerability, recommended Phase II dose, and preliminary anti-cancer activity of EB103 for the treatment of relapsed or refractory (R/R) B-cell non-Hodgkin lymphoma (NHL) patients.

The SOW is governed by the terms of the Services Agreement, dated June 28, 2022, between Estrella and Eureka (as amended by Amendment No. 1, effective as of October 1, 2022, and Amendment No. 2, effective as of March 1, 2023), and incorporates all the terms of the Services Agreement by reference. Notwithstanding the foregoing, the terms and conditions of the SOW govern in the event of any conflict with the terms and conditions of the Services Agreement.

The scope of work set forth in the SOW includes study start-up, patient dosing and related activities, study close-out, and reporting. Additionally, the SOW sets forth the various services Eureka will provide in connection with the clinical trial, including regulatory document development, site activation, patient enrollment and consent management, data collection, and pharmacovigilance.

Pursuant to the SOW, Estrella agrees to pay Eureka non-refundable net fees in connection with the achievement of certain milestones set forth in the SOW, with total fees of $33,000,000 for achievement of all milestones, excluding additional pass-through costs and expenses incurred by Eureka and payable by Estrella as further described below. Such amount assumes 20 patients to be dosed and one clinical site is activated. An additional $500,000 will become payable to Eureka if a second site is activated following mutual agreement of Estrella and Eureka. In addition to the milestone payments, Eureka will invoice Estrella quarterly for additional pass-through costs and expenses incurred in connection with its services under the SOW. Estrella is required to settle invoices within 30 days, with Eureka reserving the right to impose monthly interest charges of 1.5% for undisputed amounts unpaid after 30 days. Estrella will also be responsible for payment of any taxes, fees, duties or charges imposed by any governmental authority in connection with the services provided by Eureka under the SOW, other than any taxes on Eureka’s income.

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 9 — Related Party Transactions (cont.)

The first invoice payable to Eureka issuable upon execution of the SOW is for $3.5 million, covering the fees associated with the initiation of the study, the preparation and activation of the first study site, and the First Patient First Visit (FPFV) milestones. Prior to the commencement of the patient dosing phase, a deposit of $1.5 million is required to be delivered to Eureka to ensure the readiness for patient treatment expenses and will be applied against the final invoice, and any unused portion will be returned to Estrella following collection of all outstanding fees and costs payable to Eureka under the SOW. Additional invoices will be issued in connection with the patient dosing milestone, amounting to $1,375,000 per patient and a total cost $27,500,000 for 20 patients, excluding any pass-through costs and additional expenses. The SOW provides an estimated dosing timeline of 6 patients by the end of 2024 and an additional 14 patients by the end of 2025. Lastly, a $2,000,000 milestone fee will become due in connection with the study close-out phase, estimated to be completed by the end of 2025. Services provided in connection with this milestone include finalizing patient data, trial data cleaning, statistical analysis, and preparing and submitting the final study report.

As of June 30, 2024, Estrella has paid $3,500,000 to Eureka for covering the fees associated with milestones achieved.

On May 13, 2024, the Company and Eureka entered into Amendment No. 1 to the SOW, effective as of March 4, 2024, to clarify that in the event that Estrella exercises its right to terminate or suspend the engagement with Eureka by providing written notice to Eureka in accordance with the SOW, Estrella will only be obligated to compensate Eureka for (i) services provided by Eureka pursuant to the SOW (“Services”) in connection with milestones that were achieved prior to the date and time of such written notice, (ii) reasonable and documented pass-through costs incurred by Eureka on behalf of Estrella prior to the date and time of such written notice in connection with providing the Services and (iii) amounts payable to third parties pursuant to commitments reasonably entered into by Eureka on behalf of Estrella prior to the date and time of such written notice in connection with providing the Services, provided that Eureka shall make commercially reasonable efforts to cancel or reduce any such amounts.

Series AA Preferred Stock

On June 28, 2022, Estrella and Eureka entered into the Contribution Agreement pursuant to which Eureka agreed to contribute and assign to Estrella all rights, title and interest in and to the Assets in exchange for 105,000,000 shares of Estrella’s Series AA Preferred Stock (refer to Note 11). As of June 30, 2024 and 2023, Eureka collectively owned 69.7% and 92.1% of Estrella on a fully diluted basis, respectively.

Lease

On July 6, 2022, Estrella entered into an office lease contract with Eureka, to lease a 428 square feet office with a $2,000 payment. Under the original lease contract, the sublease agreement commenced on August 1, 2022 and expired on September 30, 2023. In November 2022, the sublease’s expiration date was amended to July 31, 2023. Therefore, such lease contained a lease term for 12 months and less after amendment. Estrella elected not to apply the ROU and lease liability recognition requirements to above mentioned short-term lease as the modified lease term was less than twelve months. As a result of the lease amendment, Estrella then reduced the corresponding ROU and lease liability to $0 and continued to recognize the lease monthly payments in profit or loss on a straight-line basis over the remaining lease term period.

On October 1, 2023 Estrella entered into an office lease contract with Eureka, to lease 180 square feet of office space with $2,000 monthly lease payments for nine months without any renewal option.

For the years ended June 30, 2024 and 2023, the Company incurred $20,000 and $22,000 rent expense from Eureka. Refer to Note 14.

As of June 30, 2024 and 2023, the outstanding balance of lease payments of $4,000 and $22,000 was recorded as accrued liability — related party on the Company’s consolidated balance sheets, respectively.

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 10 — Promissory note

On September 29, 2023, Estrella issued an unsecured promissory note to Hongbing Zhang, in the aggregate principal amount of $300,000 (the “Unsecured Note”). Interest shall begin accruing on September 29, 2023 at a rate of 12% per annum until the outstanding amount has been paid in full. The Unsecured Note matures on October 30, 2023 and was paid in full on October 27, 2023.

Note 11 — Preferred Stock

Series AA Preferred Stock

On June 28, 2022, Estrella and Eureka entered into the Contribution Agreement pursuant to which Eureka contributed and assigned to Estrella all right, title and interest in and to the Assets in exchange for 105,000,000 shares of Estrella’s Series AA Preferred Stock. In accordance with ASC 805 “Common control transactions.” The transfer of the Assets was accounted for by Estrella at historical carrying values.

Series A Preferred Stock

On June 28, 2022, Estrella entered into a Series A Preferred Stock Purchase Agreement with an accredited third-party investor to raise gross proceeds of $5,000,000 by issuing 5,000,000 shares of its Series A Preferred Stock. The shares of Series A Preferred Stock were sold for $1.00 per share.

On each of July 31, 2023 and September 18, 2023, an aggregate of six third party investors executed joinders to Estrella’s Series A Preferred Stock Purchase Agreement. Pursuant to the joinders, such investors agreed to purchase an aggregate of 9,250,000 shares of Estrella’s Series A Preferred Stock for $9,250,000 immediately prior to the effective time of Estrella’s merger with UPTD. Subsequently and immediately prior to the effective time of the merger with UPTD, such shares of Estrella’s Series A Preferred Stock converted into Estrella Common Stock and then into Merger Consideration Shares based on an exchange ratio of 0.2407 determined by the total number of shares of Estrella Common Stock outstanding immediately prior to the Effective Time in accordance with the Merger Agreement. In addition, immediately prior to the Effective Time, 500,000 shares of Estrella’s Series A Preferred Stock were issued to White Lion for $500,000 and 250,000 shares of Estrella’s Series A Preferred Stock were issued to White Lion in consideration for its commitments under the Common Stock Purchase Agreement pursuant to the Joinder to the Series A Preferred Stock Purchase Agreement between Estrella and White Lion, dated April 20, 2023, as further described in Note 8 above.

The significant terms of the Series A, Series AA Preferred Stocks issued by Estrella are as follows:

Dividend Rights

Each holder of Preferred Stock shall be entitled to receive only when, as and if declared by the board of directors, out of any funds and assets legally available therefor, dividends on a pari passu basis at the rate of 8% of the original issue price of $1.00 per share. The dividend shall be non-cumulative and non-compounding.

Liquidation Rights

Series A Preferred Stock — In the event of any voluntary or involuntary liquidation, dissolution or winding up of Estrella, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of Estrella available for distribution to its stockholders or, in the case of a Deemed Liquidation Event (as defined below), out of the consideration payable to stockholders in such Deemed Liquidation Event or the Available Proceeds, before any payment shall be made to the holders of Series AA Preferred Stock or Common Stock by reason of their ownership thereof, and amount per share equal to the applicable Original Issue Price, plus any dividends declared but unpaid thereon.

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 11 — Preferred Stock (cont.)

Series AA Preferred Stock — After payment of the full liquidation preference of the Series A Preferred Stock, then in the event of any voluntary or involuntary liquidation, dissolution or winding up of Estrella, the holders of shares of Series AA Preferred Stock then outstanding shall be entitled to be paid out of the assets of Estrella available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, out of the consideration payable to stockholders in such Deemed Liquidation Event or the Available Proceeds. Before any payment shall be made to the holders of Common Stock by reason of their ownership, an amount per share equal to the applicable Original Issue Price, plus any dividends declare but unpaid thereon.

Distribution of Remaining Assets — If there are any remaining assets of the Estrella, such assets shall be distributed among the holders of the shares of Series A Preferred Stock and Common Stock, prorated based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock.

Voting Rights

Each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast two (2) votes for each share of Series A Preferred Stock held by such holder and each holder of outstanding shares of Series AA Preferred Stock shall be entitled to cast one (1) vote for each share of Series AA Preferred Stock held by such holder. Except as provided by law or by the other provisions of the amended and restated certificate of incorporation, holders of Preferred Stock shall vote together with holders of Common Stock as a single class.

Conversion Rights

Each share of Preferred Stock shall be convertible, at the option of the holder at any time and from time to time, and without the payment of additional consideration by the holder into such number of fully paid and non — assessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price in effect at the time of conversion. The Series A Conversion Price applicable to the Series A Preferred Stock shall initially be equal to $1.00. The Series AA Conversion Price applicable to the Series AA Preferred Stock shall initially be equal to $1.00. The Series A Conversion Price and the Series AA Conversion Price are referred to as “Conversion Price.” The initial Conversion Prices and the rate at which shares of applicable Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment in connection with certain dilutive issuances, share split, combinations, dividends, distributions, recapitalizations, mergers, consolidations, reclassifications, exchanges, and substitutions.

Pursuant to the Estrella’s amended and restated certificate of incorporation, holders of the Estrella’s Preferred Stock have the following methods of conversion: Automatic conversion upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $1.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock splits, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds to Estrella and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved by the board of directors or (b) the date and time, or the occurrence of an event, specified by vote or written consent of (i) the holders of at least a majority of the outstanding shares of Series A Preferred Stock and (ii) the holders of at least a majority of the outstanding shares of Series AA Preferred Stock, voting separately, then (x) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate (y) such shares may not be reissued by Estrella.

Redemption Rights

Both Series A Preferred Stock and Series AA Preferred Stock were mandatorily redeemable upon the occurrence of a “Deemed Liquidation Event” which includes the following: (1) a merger or consolidation in which (a) Estrella is a constituent party or (b) a subsidiary of Estrella is a constituent party and Estrella issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 11 — Preferred Stock (cont.)

or a subsidiary in which the shares of capital stock of Estrella outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (i) the surviving or resulting corporation; or (ii) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (2) (a) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Estrella or any subsidiary of Estrella of all or substantially all the assets of Estrella and its subsidiaries taken as a whole, or (b) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of Estrella if substantially all of the assets of Estrella and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Estrella.

Estrella shall use the consideration received by Estrella for such Deemed Liquidation Events mentioned above (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the board of directors of Estrella), together with any other assets of Estrella available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable liquidation amount, which is equal to the original issue price of the Preferred Stock plus any declared but unpaid dividends. The Series A Preferred Stock must receive its liquidation amount prior to the Series AA Preferred Stock receives any payment.

The Series A Preferred Stock and the Series AA Preferred Stock were accounted for under Section 480-10-S99 — Distinguishing Liabilities from Equity (FASB Accounting Standards Codification 480) as amended by ASU 2009-04 — for Redeemable Equity Instruments (“ASU 2009-04”). Under ASU 2009-04, a redeemable equity security is to be classified as temporary equity if it is conditionally redeemable upon the occurrence of an event that is not solely within the control of the issuer. Therefore, the Company classified the Series A Preferred Stock and Series AA Preferred Stock as temporary equity in the consolidated balance sheet as of June 30, 2023.

Immediately prior to the consummation of the business combination on September 29, 2023, all shares of Estrella Series A and Series AA Preferred Stock were converted into Estrella Common Stock and each share of Estrella Common Stock was exchanged for shares of Common Stock at an exchange ratio of 0.2407.

Note 12 — Stockholders’ Equity (Deficit)

Before reverse recapitalization

Given the consideration of retroactive adjustments, upon incorporation on March 20, 2022, the Company’s authorized shares were 145,000,000 shares of Common Stock with a par value of $0.0001 per share.

After reverse recapitalization

Upon consummation of the business combination on September 29, 2023, each share of Estrella’s Common Stock was converted into 0.2407 shares of the Company’s Common Stock.

The Company’s authorized shares of Common Stock is 250,000,000 with a par value of $0.0001 per share (the “Common Stock”). Given the retroactive effect of the reverse recapitalization, as of June 30, 2023, there were 978,243 shares of Common Stock issued and outstanding.

Issuance of Common Stock upon the reverse recapitalization (see Note 3)

On September 29, 2023, upon the consummation of the Business Combination, the Company issued an aggregate total of 1,701,232 Common Stock to UPTD’s shareholders.

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 12 — Stockholders’ Equity (Deficit) (cont.)

The following table presents the number of the Company’s ordinary shares issued upon the Reverse Recapitalization:

Ordinary Shares
UPTD’s Common Stock outstanding prior to Reverse Recapitalization	2,329,920
Less: redemption of UPTD’s Common Stock	(628,688)
Total shares issued upon the Reverse Recapitalization	1,701,232

Conversion of Series A Preferred Stock and the Series AA Preferred Stock

Immediately prior to the consummation of the business combination on September 29, 2023, all shares of Estrella Series A and Series AA Preferred Stock were converted into Estrella Common Stock and then into Merger Consideration Shares which is amounted to 28,888,675 shares of Common Stock based on an exchange ratio of 0.2407 determined by the total number of shares of Estrella Common Stock outstanding at the Effective Time in accordance with the Merger Agreement.

PIPE investment shares

In connection with the Merger, on September 14, 2023, UPTD entered into subscription agreements (the “Subscription Agreements”) with each of Plentiful Limited, a Samoan limited company (“Plentiful Limited”) and Lianhe World Limited (“Lianhe World,” together with Plentiful Limited, collectively, the “PIPE Investors”). Concurrently with the closing of the Business Combination, the Company issued 500,000 shares of Common Stock to each of Plentiful Limited and Lianhe World, respectively, for aggregate proceeds of $10,000,000.

Within thirty days following the date of the Closing, each PIPE Investor will also be entitled to receive 704,819 shares of Common Stock. Within five days following the date that is 24 months following the Closing (the “24-Month Date”), if the VWAP of Common Stock for the fifteen trading days prior to the 24-Month Date (the “24-Month Date VWAP”) is less than $8.30, then each of them will be entitled to a number of shares of Common Stock equal to (i) (A) 8.30 minus (B) the 24-Month Date VWAP multiplied by (ii) (A) the number of Shares held by the Investor on the 24-Month Date minus (B) the number of Shares acquired by the Investor following the Closing divided by 10.00.

On January 22, 2024, the Company completed the issuance of an additional 704,819 shares of Common Stock to each of the two PIPE Investors. The shares were issued as part of the consideration that each PIPE Investor was entitled to receive thirty days following the date of the closing of the Business Combination.

Warrants

In connection with the reverse recapitalization, the Company has assumed 2,214,993 Public Warrants outstanding. Public Warrants met the criteria for equity classification.

Each whole Warrant entitles the registered holder to purchase one whole share of the Company’s Common Stock at a price of $11.50 per share. Pursuant to the warrant agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrant holder. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 30 business days, after the closing of the initial Business Combination, it will use its reasonable commercially reasonable efforts to file, and within 60 business days following its initial Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants.

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 12 — Stockholders’ Equity (Deficit) (cont.)

The Company will use its commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the above, if the Company’s Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elect, it will not be required to file or maintain in effect a registration statement, but it will be required to use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Warrants become exercisable, the Company may call the Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on third business day before the Company send the notice of redemption to the warrant holders.

The Company accounted for the 2,214,993 public Warrants assumed from the merger as equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging: Contracts in Entity’s Own Equity”.

Stock Repurchase Program

On January 30, 2024, the Company issued a press release announcing that its board of directors has authorized share repurchases of up to $1 million of its common stock. The authorization does not constitute a formal or binding commitment to make any share repurchases and the timing, amount and method of any share repurchases made pursuant to the authorization will be determined at a future date depending on market conditions and other factors. As of June 30, 2024, $645,560 remained available for repurchases.

For the year ended June 30, 2024, the Company repurchased 321,794 shares of its Common stock in open market transactions for $354,440 at a weighted average price per share of $1.10. The Company did not repurchase any shares of its Common stock during the same period in 2023.

Note 13 — Stock Based Compensation

At the special meeting of UPTD stockholders related to the Business Combination held on July 31, 2023, UPTD’s shareholders approved the adoption of the Company’s 2023 Omnibus Incentive Plan (the “2023 Plan”), which became effective on the Closing Date. Upon the closing of the Business Combination, 3,520,123 shares of Common Stock became authorized for issuance under the 2023 Plan. As of the date hereof, no shares of Common Stock have been issued under the Incentive Plan.

On May 27, 2022, Estrella’s board of directors approved its 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan provides for the grant of (i) options, (ii) share appreciation rights, (iii) restricted share awards, (iv) restricted share unit awards, and (v) other share awards. The aggregate number of shares of Common Stock that may be issued

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 13 — Stock Based Compensation (cont.)

pursuant to the 2022 Plan will not exceed 15,000,000 shares of Common Stock. On May 27, 2022, the Company granted options under the 2022 Plan to purchase 15,000,000 shares of its Common Stock to its employees, board of directors, and other consultants. The total fair value of these stock options was approximately $1,638,381.

The stock-based compensation expense recorded in the Company’s results of operations. For the years ended June 30, 2024 and 2023 were $1,194,653 and $409,595, respectively.

The breakdown of stock-based compensation by categories for the years ended June 30, 2024 and 2023 are summarized below:

	For the Year Ended June 30, 2024	For the Year Ended June 30, 2023
Research and development	$453,968	$155,646
General and administrative	740,685	253,949
Total stock-based compensation	$1,194,653	$409,595

The intrinsic value of the granted options was approximately $1.6 million. Upon completion of the business combination on September 29, 2023, the unvested options were vested upon consummation of the merger, under which the Company recognized the remaining unrecognized fair value as expense.

The Company estimated the fair value of the stock options using the Black-Scholes option pricing model. The fair value of employee stock options issued was estimated using the following assumptions:

Grant date	May 27, 2022
Exercise price	$0.001
Estimated stock price	$0.11
Expected volatility	120.0%
Expected term (in years)	4.00
Risk-free interest rate	3.00%

The risk-free interest rate was obtained from U.S. Treasury rates for the applicable periods. The Company’s expected volatility was based upon the implied volatility of a portfolio of comparable companies. The expected life of the Company’s options was determined using the actual remaining life of the stock option. The fair value of the Common Stock input was determined by the board of directors based on a variety of factors, including valuation prepared by a third party, the Company’s financial position, the status of development efforts within the Company, the current climate in the marketplace and the prospects of a liquidity event, among others.

For the year ended June 30, 2024, no additional stock options were granted.

On May 27, 2022, all employees, the board of directors, and other consultants elected to exercise the stock options granted by the Company early. The total proceeds received by the Company amounted to $15,000 and was recorded as other liability due to the terms of the early exercised shares, which are subject to repurchase until such shares are vested and are required to be returned to the Company if the vesting conditions are not satisfied. Such other liability account should be cleared at the time the exercised shares are vested or repurchased. As of June 30, 2024 and June 30, 2023, the unamortized balance of the above mentioned other liability amounted to $0 and $12,725, respectively, based on the vesting period.

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 13 — Stock Based Compensation (cont.)

A summary of early-exercised stock option’s vesting activity for the years ended June 30, 2024 and 2023, are as follows:

	Number of Shares*	Weighted- Average Grant Date Fair Value per share
Balance of unvested early-exercised stock option at June 30, 2022	3,568,955	$0.46
Vested early-exercised stock option	(935,873)	$0.46
Balance of unvested early-exercised stock option at June 30, 2023	2,633,082	$0.46
Vested early-exercised stock option	(2,633,082)	$0.46
Balance of unvested early-exercised stock option at June 30, 2024	—	$—

____________

*        Giving retroactive effect to reverse recapitalization effected on September 29, 2023 to reflect exchange ratio of approximately 0.2407 as described in Note 3

Note 14 — Income Taxes

The Company has no income tax expense except state minimum taxes, due to operating losses incurred for the years ended June 30, 2024 and 2023. Loss before income taxes were $7,310,098, and $11,114,402 for the year ended June 30, 2024 and 2023, respectively.

The provision for income taxes for the years ended June 30, 2024 and 2023 consisted of the following:

	For the year ended June 30, 2024	For the year ended June 30, 2023
Income tax expense
Current income tax expense
Federal	$—	$—
State	1,625	—
Total	$1,625	$—

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows as of June 30, 2024 and 2023

	For the year ended June 30, 2024	For the year ended June 30, 2023
Statutory rate	21.0%	21.0%
State income tax rate	6.2%	—%
Stock-based compensation	(3.4)%	—%
Acquired Intangible	4.4%	—%
Research and development tax credit rate difference	—%	—%
Prior year true-ups	(1.9)%	0.6%
Changes in valuation allowance	(26.3)%	(21.6)%
Total	—	—

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 14 — Income Taxes (cont.)

The Company’s net deferred tax assets were as follows as of June 30, 2024 and 2023

	As of June 30, 2024	As of June 30, 2023
Deferred tax assets:
Net operating loss carryover	$1,838,655	$354,895
Accruals and reserves	336	—
Stock-based compensation	—	93,183
Capitalized Research and development and intangibles	2,640,159	2,111,518
Total deferred tax assets	4,479,150	2,559,596
Valuation allowance	(4,479,150)	(2,559,596)
Deferred tax asset, net of allowance	$—	$—

As of June 30, 2024 and 2023, the Company had gross federal income tax net operating loss (“NOL”) carry forwards of approximately $6.6 million and $1.7 million, respectively. As of June 30, 2024 and 2023, the Company had gross state income tax net operating loss (“NOL”) carry forwards of approximately $6.5 million and $6.5 million, respectively. The federal net operating losses are carried forward indefinitely. The state net operating losses will begin to expire in 2042.

Under the Code, the NOL can be carried forward indefinitely and can be used to offset up to 80% of taxable income for losses arising in tax years beginning after June 30, 2022. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during periods in which those temporary differences become deductible.

Due to the uncertainty surrounding the realization of the benefits of its deferred assets, including NOL carry forwards, stock-based compensation, research and development expense capitalization and federal research tax credit, the Company has provided a 100% valuation allowance on its deferred tax assets at June 30, 2024 and 2023. The valuation allowance increased from $2.6 million to $4.5 million in 2023. In terms of research and development expense capitalization attributed to deferred tax assets, the Company capitalized research and development expense of approximately $3.7 million and $10.3 million for the year end June 30, 2024 and 2023, respectively. The research and development expense capitalization were mainly derived from Eureka’s license, service agreement and SOW would be amortized over 5 years for income tax purposes.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740, Income Taxes. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of June 30, 2024 and 2023, the Company had no uncertain tax positions, and no interest or penalties have been charged to the Company. If incurred, the Company will classify any interest and penalties as a component of interest expense and operating expense, respectively

The Company’s ability to utilize the net operating loss and tax credit carryforwards in the future may be subject to substantial restrictions in the event of past or future ownership changes as defined in Section 382 of the Internal Revenue Code and similar state tax laws. In the event the Company should experience an ownership change, as defined under Section 382, utilization of the Company’s net operating loss carryforward and tax credit could be limited.

The Company files corporation tax returns in the United States, California and other States. The Company has been in an overall net operating loss position since inception. Due to the significant federal and state tax attribute carryovers, the Company is subject to examination by taxing authorities for all tax years since inception.

ESTRELLA IMMUNOPHARMA, INC

Notes to Consolidated Financial Statements

Note 15 — Leases

On July 6, 2022, the Company entered into an office lease contract with Eureka, a related party (“Lease 1”). Under the original lease contract, the sublease agreement commenced on August 1, 2022 and expires on September 30, 2023. In November 2022, the sublease’s expiration date was amended to July 31, 2023.

On October 1, 2023 Estrella entered into an office lease contract with Eureka, a related party (“Lease 2”) for nine months without any renewal option.

The Company’s office lease was classified as an operating lease. The Company’s lease agreement does not contain any material residual value guarantees or material restrictive covenants.

The Company elected not to apply the ROU and lease liability recognition requirements to above mentioned short-term lease in accordance with ASC 842-20-25-2. As a result of the lease amendment, the Company then reduced the corresponding ROU and lease liability to $0 from Lease 1 and continued to recognize the lease monthly payments in profit or loss on a straight — line basis over the remaining lease term period.

Rent expense for the years ended June 30, 2024 and 2023 was $20,000 and $22,000, respectively.

Note 16 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the issuance date. Except as described below, there were no material subsequent events that required recognition or disclosure in the financial statements.

Stock Repurchase

From July 01, 2024 to September 20, 2024, the Company repurchased 98,180 shares of its Common Stock in open market transactions for $137,078 at a weighted average price per share of $1.40.

Office Sublease Agreement

On July 1, 2024, the Company entered into an office sublease agreement (“Sublease Agreement”) with Eureka, a related party. Pursuant to the Sublease Agreement, the sublease commenced on July 1, 2024 and expires on December 31, 2024 with $2,000 sublease fee per month.

Consulting Agreement with One Nine

On July 3, 2024, the Company entered into a consulting agreement (“Consulting Agreement”) with One Nine Limited (the “Consultant”) with the Consultant to provide financing advice and service in connection with the sale of equity interests in the Company of no less than $30,000,000 on terms acceptable to the Company.

Development Milestones and Payments under the Licensing Agreement and Statement of Work #001

With the dosing of the first patient in July 2024 in the STARLIGHT-1 clinical trial, the development milestone pursuant to Section 8.2.1 (First Patient Dosed in the First Clinical Trial of a Licensed Product) in the Licensing Agreement with Eureka was met. As a result, Estrella made a payment of $50,000 to Eureka for this milestone. As of September 2024, two patients have been dosed in the STARLIGHT-1 clinical trial.

Appointment of Hong Zhang

In August 2024, Ms. Hong Zhang was appointed as a director and chairperson by the Board of Directors.

_________________________

PROSPECTUS

_________________________

ESTRELLA IMMUNOPHARMA, INC.

Up to 9,236,141 Shares of Common Stock

February 13, 2026